    As filed with the Securities and Exchange Commission on February 14, 2003
                                                     Registration No.: 333-_____

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                   INTERCHANGE FINANCIAL SERVICES CORPORATION

             (Exact name of registrant as specified in its charter)

          New Jersey                                 6021                                22-2553159
(State or other jurisdiction of          (Primary Standard Industrial          (I.R.S. Employer Identification
incorporation or organization)            Classification Code Number)                      Number)

                             Park 80 West/Plaza II
                         Saddle Brook, New Jersey 07663
                                 (201) 703-2265

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                Anthony S. Abbate
                      President and Chief Executive Officer
                   Interchange Financial Services Corporation
                             Park 80 West/Plaza II
                         Saddle Brook, New Jersey 07663
                                 (201) 703-2265

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

           Peter G. Weinstock, Esq.                                    Charles R. Berman, Esq.
             Scott J. Luedke, Esq.                                        Roger Mehner, Esq.
Jenkens & Gilchrist, a Professional Corporation           Bourne, Noll & Kenyon, a Professional Corporation
         1445 Ross Avenue, Suite 3200                                   382 Springfield Avenue
              Dallas, Texas 75202                                      Summit, New Jersey 07902
           Telephone: (214) 855-4500                                  Telephone: (908) 277-2200

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box:
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
                              --------------------
                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                           Proposed maximum     Proposed maximum
    Title of each class of           Amount to be           offering price          aggregate           Amount of
        securities to               registered (1)             per unit        offering price (2)    registration fee
        be registered

------------------------------------------------------------------------------------------------------------------------

Common stock, no par value         2,949,719 shares              N/A               $53,362,424           $4,910.00
========================================================================================================================

(1) Based on the maximum number of shares of Registrant's common stock issuable to holders of common stock of Bridge View Bancorp ("BVB") in the proposed merger of BVB with and into Registrant pursuant to the Agreement and Plan of Merger, dated November 18, 2002, by and between the Registrant and BVB. The Registrant also hereby registers such additional shares of its common stock as may be issuable in the merger pursuant to the anti-dilution provisions of the Agreement and Plan of Merger.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(f)(1) and (3) and 457(c) of the Securities Act of 1933, as amended, based on the aggregate market value at February 11, 2003 of the maximum number of shares of BVB common stock to be acquired by the Registrant in the merger (4,145,558) minus $33,528,472, the amount of cash expected to be paid by the Registrant in the merger.
                              --------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                              --------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. Interchange may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2003

             Interchange Logo                    Bridge View Logo
                       Joint Proxy Statement-Prospectus

                 Merger Proposed--Your Vote is Very Important

   The boards of directors of Interchange Financial Services Corporation, or Interchange, and Bridge View Bancorp, or Bridge View, have approved an agreement to merge Bridge View with and into Interchange. Following this proposed merger, Bridge View Bank, a wholly owned subsidiary of Bridge View, will merge with and into Interchange Bank, a wholly owned subsidiary of Interchange.

   If we complete the merger, Bridge View shareholders will have the right to elect to receive in exchange for each share of Bridge View common stock owned by each shareholder, subject to adjustment or proration under certain circumstances:

  .   approximately $21.97 in cash; or

  .   approximately 1.29 shares of Interchange common stock; or

  .   a combination of cash and shares of Interchange common stock.

   For purposes of illustrating what a Bridge View shareholder might receive in the merger, we have used an implied value of $17.00 per share of Interchange common stock and assumed that 3,808,443 shares of Bridge View common stock are issued and outstanding. The actual amount of cash and number of shares of Interchange common stock to be exchanged for each share of Bridge View common stock will not be known until the effective time of the merger and will be calculated based on a number of variables as described in this joint proxy statement-prospectus. The final exchange ratio and the per share value of a share of Bridge View common stock may be more than or less than the amounts used in this joint proxy statement-prospectus for purposes of illustration.

   Upon completion of the merger, current Bridge View shareholders will own 2,949,719 shares of Interchange common stock, or approximately 23% of the outstanding Interchange common stock. Interchange common stock is listed for quotation on the Nasdaq National Market under the symbol "IFCJ." On
March      , 2003, Interchange common stock closed at $      per share.

   This document gives you detailed information about the merger, the merger agreement, Interchange and Bridge View. You should read this document and all attachments carefully. Before you make a decision on how to vote, you should
consider the "Risk Factors" beginning on page     of this document.

   We are enthusiastic about the merger and the strength and capabilities we expect from the combined company. We join each other's board of directors in recommending that you vote in favor of the merger agreement and the related transactions.

             Anthony S. Abbate          Albert F. Buzzetti
             President and Chief        President and Chief
             Executive Officer          Executive Officer
             Interchange Financial      Bridge View Bancorp
             Services Corporation

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

   The date of this joint proxy statement-prospectus is March   , 2003, and it
is first being mailed to Interchange and Bridge View shareholders on or about
March   , 2003.

                  INTERCHANGE FINANCIAL SERVICES CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  To Be Held on April      , 2003 at     .m.
                             At the Marriott Hotel
                  Located at Garden State Parkway at Route 80
                        Saddle Brook, New Jersey 07663

To the Shareholders of Interchange Financial Services Corporation:

   NOTICE IS HEREBY GIVEN that the 2003 annual meeting of shareholders of Interchange Financial Services Corporation, a New Jersey corporation, will be
held at    .m., local time, on April      , 2003 at the Marriott Hotel, located
at the Garden State Parkway and Route 80, Saddle Brook, New Jersey for the following purposes:

  . to consider and vote upon the issuance of shares of Interchange common stock in connection with the merger of Bridge View with and into Interchange;

  . to consider and vote upon the election of four (4) directors: Donald L. Correll, James E. Healey, Jeremiah F. O'Connor and Robert P. Rittereiser, each to serve a term of three years and until their successors are elected and qualified;

  . to ratify the board's appointment of Deloitte & Touche LLP as independent public auditors for Interchange for the fiscal year ending on December 31, 2003; and

  . to transact such other business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting. Interchange management is not aware of any such other business.

   As more fully explained in the joint proxy statement-prospectus that accompanies this notice, only Interchange shareholders of record as of the
close of business on March      , 2003, are entitled to notice of and to vote
at the Interchange annual meeting or any adjournment or postponement of the annual meeting.

   You are cordially invited to attend the 2003 annual meeting of shareholders. Whether or not you plan to attend the Interchange annual meeting in person, we urge you to date, sign and return promptly the enclosed proxy in the accompanying [color] envelope. You may revoke your proxy prior to its exercise in the manner provided in the accompanying joint proxy statement-prospectus. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct them to vote your shares.

By Order of the Board of Directors

Benjamin Rosenzweig
Corporate Secretary

Saddle Brook, New Jersey
March      , 2003

                              BRIDGE VIEW BANCORP

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  To Be Held on April      , 2003 at     .m.
                             At the Radisson Hotel
                     Located at 401 South Van Brunt Street
                          Englewood, New Jersey 07631

To the Shareholders of Bridge View Bancorp:

   NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Bridge View
Bancorp will be held at    .m. on April      , 2003 at the Radisson Hotel
located at 401 South Van Brunt Street, Englewood, New Jersey for the following purposes:

  . to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated November 18, 2002, between Bridge View and Interchange, pursuant to which Bridge View will merge with and into Interchange, as more fully described in the attached joint proxy statement-prospectus; and

  . to transact such other business as may properly come before the special meeting or any postponement or adjournment of the annual meeting. Bridge View management is not aware of any such other business.

   As more fully explained in the joint proxy statement-prospectus that accompanies this notice, only holders of record of Bridge View common stock as
of the close of business on March      , 2003 are entitled to notice of and to
vote at the Bridge View special meeting or any adjournment or postponements thereof.

   You are cordially invited to attend the special meeting of shareholders. Whether or not you plan to attend the Bridge View special meeting in person, we urge you to date, sign and return promptly the enclosed proxy in the accompanying [color] envelope. You may revoke your proxy prior to its exercise in the manner provided in the accompanying joint proxy statement-prospectus. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct them to vote your shares.

By Order of the Board of Directors

Michele Albino
Corporate Secretary

Englewood Cliffs, New Jersey
March      , 2003

                            ADDITIONAL INFORMATION

   This joint proxy statement-prospectus incorporates important business and financial information about Interchange and Bridge View that is not included in or delivered with this document. See "Where You Can Find More Information" on
page   of this document for a list of the documents that are incorporated into this document. The documents are available to you without charge upon written or oral request made as follows:

Interchange Documents:

   Ms. Georgianna Hutter
   Interchange Financial Services Corporation
   Park 80 West/Plaza II
   Saddle Brook, New Jersey 07663
   Telephone: (201) 703-2265

Bridge View Documents:

   Ms. Michele Albino
   Bridge View Bancorp
   457 Sylvan Avenue
   Englewood Cliffs, New Jersey 07632
   Telephone: (201) 871-7800

   To obtain documents in time for your shareholders' meeting, your request
should be received by April      , 2003.

   Bridge View's Annual Report on Form 10-K for the year ended December 31, 2001, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, and its definitive Proxy Statement for its 2002 Annual Meeting of Shareholders, are included with this joint proxy statement-prospectus as Annexes E, F and G, respectively. Bridge View's definitive Proxy Statement is incorporated by reference into Part III of Bridge View's Annual Report on Form 10-K.

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
QUESTIONS AND ANSWERS ABOUT THE MERGER...............................................   1
WHO CAN HELP ANSWER YOUR QUESTIONS...................................................   4
SUMMARY..............................................................................   5
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA......................................  14
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.........................  19
   Unaudited Pro Forma Condensed Balance Sheet.......................................  20
   Unaudited Pro Forma Condensed Statements of Income................................  21
NOTES TO PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS.................  23
SELECTED UNAUDITED COMPARATIVE PER SHARE DATA........................................  26
MARKET PRICE AND DIVIDEND INFORMATION................................................  27
   Market Price Information..........................................................  27
   Dividend Information..............................................................  27
RISK FACTORS.........................................................................  28
A WARNING ABOUT FORWARD-LOOKING INFORMATION..........................................  29
THE BRIDGE VIEW SPECIAL MEETING......................................................  31
   General...........................................................................  31
   Date, Time and Place..............................................................  31
   Purpose of the Bridge View Special Meeting........................................  31
   Record Date; Voting Rights; Quorum; Required Vote.................................  31
   Share Ownership...................................................................  31
   Recommendations of the Bridge View Board of Directors.............................  31
   Voting and Revocation of Proxies; Shares Held in Street Name......................  32
   Solicitation of Proxies and Expenses..............................................  32
THE INTERCHANGE ANNUAL MEETING.......................................................  33
   General...........................................................................  33
   Date, Time and Place..............................................................  33
   Purpose of the Interchange Annual Meeting.........................................  33
   Record Date; Voting Rights; Quorum; Required Vote.................................  33
   Share Ownership...................................................................  33
   Recommendations of the Interchange Board of Directors.............................  34
   Voting and Revocation of Proxies; Shares Held in Street Name......................  34
   Solicitation of Proxies and Expenses..............................................  35
PROPOSAL NO. 1--THE MERGER...........................................................  35
   Background of the Merger..........................................................  35
   Reasons for the Merger............................................................  37
   Effects of the Merger.............................................................  39
   Opinion of Interchange's Independent Financial Advisor............................  40
   Opinion of Bridge View's Independent Financial Advisor............................  47
   Interests of Certain Directors, Executive Officers and Shareholders in the Merger.  52
   Agreements with the Directors of Bridge View......................................  54
   Management After the Merger.......................................................  54
   Nasdaq National Market Listing....................................................  55
   Material Federal Income Tax Consequences..........................................  55
   Accounting Treatment of the Merger................................................  59
   Requirement for Shareholder Approval..............................................  59
   Recommendations of the Boards of Directors........................................  60
   Appraisal Rights..................................................................  60
THE MERGER AGREEMENT.................................................................  60
   General...........................................................................  60
   The Merger........................................................................  60
   Effective Time....................................................................  60
   Merger Consideration..............................................................  61
   Conversion of Bridge View Stock...................................................  62

   Election and Proration Procedures................................................. 66
   Representations and Warranties.................................................... 69
   Covenants; Conduct of Business Prior to Completion of the Merger.................. 69
   Nonsolicitation................................................................... 71
   Conditions to the Merger.......................................................... 71
   Resales of Interchange Common Stock by Bridge View Shareholders................... 72
   Regulatory Approval for the Merger................................................ 73
   Termination....................................................................... 74
   Termination Fees.................................................................. 75
   Expenses.......................................................................... 75
   Amendment and Waiver of the Merger Agreement...................................... 75
INFORMATION ABOUT INTERCHANGE........................................................ 76
   General........................................................................... 76
   Products and Services............................................................. 76
   Market Areas...................................................................... 77
   Competition....................................................................... 77
   Personnel......................................................................... 78
   Properties........................................................................ 78
   Legal Proceedings................................................................. 78
   Regulation and Supervision........................................................ 78
   Management and Additional Information............................................. 81
   Unaudited Fourth Quarter and Full Year 2002 Results............................... 81
   Information on Interchange's Web Site............................................. 82
INFORMATION ABOUT BRIDGE VIEW........................................................ 83
   General........................................................................... 83
   Bridge View Bank Activities....................................................... 83
   Market Areas...................................................................... 84
   Competition....................................................................... 84
   Personnel......................................................................... 84
   Legal Proceedings................................................................. 84
   Ownership of Bridge View Common Stock by Management and Certain Beneficial Owners. 85
   Unaudited Fourth Quarter and Full Year 2002 Results............................... 86
DESCRIPTION OF INTERCHANGE COMMON STOCK.............................................. 87
   General........................................................................... 87
   Dividend Rights................................................................... 87
   Voting Rights..................................................................... 88
   Liquidation Rights................................................................ 88
   Preemptive Rights................................................................. 88
   Issuance of Stock................................................................. 88
   Transfer Agent.................................................................... 88
   Preferred Stock................................................................... 88
MATERIAL DIFFERENCES BETWEEN HOLDERS OF INTERCHANGE COMMON STOCK AND
  BRIDGE VIEW COMMON STOCK........................................................... 88
   General........................................................................... 88
   Authorized Capital Stock.......................................................... 89
   Issuance of Capital Stock......................................................... 89
   Dividends......................................................................... 89
   Voting Rights..................................................................... 90
   Cumulative Voting................................................................. 90
   Classified Board of Directors..................................................... 90
   Number of Directors............................................................... 90
   Removal of Directors.............................................................. 90
   Filling Vacancies on the Boards of Directors...................................... 91
   Special Meeting of the Shareholders............................................... 91
   Amendment of Bylaws............................................................... 91
   Shareholder Nominations and Proposals at Shareholder Meetings..................... 92

   Anti-Takeover Provisions...................................................  92
   Preemptive Rights..........................................................  92
   Limitation on Director Liability...........................................  92
INTERCHANGE PROPOSAL NO. 2--ELECTION OF DIRECTORS.............................  93
   General....................................................................  93
   Recommendation of the Interchange Board of Directors.......................  93
   Nominees and Directors.....................................................  94
   Committees and Meetings of the Board of Directors..........................  95
   Compensation/Stock Option Committee Interlocks and Insider Participation...  96
   Director Compensation......................................................  96
INTERCHANGE PROPOSAL NO. 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT
  PUBLIC AUDITORS.............................................................  97
   General....................................................................  97
   Recommendation of the Interchange Board of Directors.......................  98
INTERCHANGE EXECUTIVE COMPENSATION AND OTHER INTERCHANGE INFORMATION..........  98
   Executive Compensation.....................................................  98
   Stock Option Grants in Last Fiscal Year....................................  99
   Aggregated Option Exercises in Last Fiscal Year and Year End Option Values.  99
   Pension Plan and Supplemental Executives' Retirement Plan..................  99
   Capital Investment Plan and Supplemental Executive Retirement Plan......... 101
   Change-in-Control Arrangements............................................. 101
   Compensation/Stock Option Committee Report on Executive Compensation....... 101
   Audit Committee Report..................................................... 103
   Fees Paid to Our Independent Auditors...................................... 104
INTERCHANGE STOCK PRICE PERFORMANCE........................................... 105
PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT OF INTERCHANGE.............. 106
   Section 16(a) Beneficial Ownership Reporting Compliance.................... 106
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF INTERCHANGE........... 107
EXPERTS....................................................................... 107
LEGAL MATTERS................................................................. 107
SUBMISSION OF SHAREHOLDER PROPOSALS........................................... 107
WHERE YOU CAN FIND MORE INFORMATION........................................... 107
   Interchange and Bridge View SEC Filings.................................... 107
   Registration Statement..................................................... 108
   Documents Incorporated by Reference........................................ 108
   Documents Available Without Charge......................................... 109

                                    ANNEXES

ANNEX A Agreement and Plan of Merger

ANNEX B Fairness Opinion of McConnell, Budd & Romano, Inc.

ANNEX C Fairness Opinion of Keefe, Bruyette & Woods, Inc.

ANNEX D Amended and Restated Audit Committee Charter of Interchange Financial Services Corporation

ANNEX E Bridge View Bancorp Annual Report on Form 10-K for the Year Ended December 31, 2001

ANNEX F Bridge View Bancorp Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2002

ANNEX G Bridge View Bancorp Proxy Statement for 2002 Annual Meeting of Shareholders

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What will I receive in the merger?

A: If you are a Bridge View shareholder, then you will have the right to elect to receive:

  . shares of Interchange common stock in exchange for your shares of Bridge View common stock;

  .   cash in exchange for your shares of Bridge View common stock; or

  . a combination of Interchange common stock and cash in exchange for your shares of Bridge View common stock.

    The total amount of consideration that Bridge View shareholders will receive is fixed at 2,949,719 shares of Interchange common stock and $33,528,472 in cash. If Bridge View shareholders, in the aggregate, initially elect to receive more or less than 2,949,719 shares of Interchange common stock or more or less than $33,528,472 in cash, then their election will be subject to the proration procedures described on
    pages     through     of this document. If proration becomes necessary,
    Bridge View shareholders may not receive the exact form of merger consideration that they elect.

    Interchange will not issue fractional shares in the merger. Instead, Bridge View shareholders who would otherwise be entitled to a fractional share interest (after taking into account all shares of Bridge View stock held by such shareholder) will receive an amount in cash (without interest) equal to the fractional interest multiplied by the average of the closing bid and asked price of a share of Interchange common stock as reported on the Nasdaq National Market on the business day immediately preceding the effective date of the merger.

    If you are an Interchange shareholder, for each outstanding share of Interchange common stock that you own before the merger, you will continue to own one share of Interchange common stock following the merger.

    After the merger, Bridge View's former shareholders will own approximately 23% of Interchange's outstanding shares of common stock and current Interchange shareholders will retain ownership of approximately 77% of Interchange's outstanding shares of common stock.

Q:  What risks should I consider before I vote on the merger agreement?

A:  You should review "Risk Factors" on pages     through     of this document.

Q:  I am a Bridge View shareholder. How do I elect the form of payment I prefer?

A: At least thirty days prior to closing the merger, Interchange's exchange agent, Continental Stock Transfer & Trust Company, will mail election forms to Bridge View shareholders. If you are a Bridge View shareholder and you wish to make an election, you should complete the appropriate form and send it in the envelope provided with the election form to Interchange's exchange agent. For you to make an effective election, your properly executed election form must be received by Interchange's exchange agent before the time set forth in the election form. If you are a Bridge View shareholder, you must include your Bridge View stock certificates or an appropriate guarantee of delivery of such certificates with your election form. Do not forward your Bridge View stock certificates with the proxy card included with this joint proxy statement-prospectus.

    For information on how to make a valid election and how to complete the election form, please read the instructions that accompany the election form that you will receive from Interchange's exchange agent. These instructions also will explain what to do if your Bridge View stock certificates have been lost, stolen or destroyed.

Q:  Can I change my election?

A: Yes, you may change your election by submitting to Interchange's exchange agent a properly completed and signed revised election form and all required additional documentation. To be effective, however, Interchange's exchange agent must receive the revised election form and all of the necessary documents prior to the election deadline.

Q: What will I receive if I elect to receive a combination of Interchange common stock and cash?

A: If you elect to receive a combination of Interchange common stock and cash for your shares of Bridge View common stock, Interchange will exchange shares of Interchange common stock and cash for your shares of Bridge View common stock. The amount of Interchange common stock that you receive will be approximately 60% of the aggregate consideration to be paid to you and the amount of cash that you receive will be approximately 40% of the aggregate consideration to be paid to you, subject to proration described in this document. See "The Merger Agreement--Conversion of Bridge View
    Stock" and "--Election and Proration Procedures" on pages     through     .

Q: What happens if I don't make an election for cash, shares or a combination of both?

A: If you fail to make a proper election prior to the election deadline, Interchange will deem you to have made no election and you will receive the undersubscribed form of consideration as determined by Interchange's exchange agent. See "The Merger Agreement--Election and Proration
    Procedures" on pages     through     . If you do not submit an election
    form, you will receive instructions from the exchange agent after the merger is completed on where to surrender your Bridge View stock certificates.

Q:  When is the merger expected to be completed?

A: We are working to complete the merger during the second quarter of 2003. We must first obtain the necessary regulatory approvals and the approvals of our respective shareholders at our shareholders' meetings. We cannot assure you when or if all the conditions to the merger will be met, and it is possible that we may not complete the merger.

Q:  What are the material tax consequences of the merger?

A: If you are a Bridge View shareholder, the tax consequences of the merger to you will depend upon the form of consideration you receive in the merger.

    If you receive solely shares of Interchange common stock and cash in lieu of a fractional share in exchange for your Bridge View common stock, then you generally will not recognize any gain or loss, except with respect to the fractional share.

    If you receive solely cash, then you generally will recognize gain and likely will be permitted to recognize loss equal to the difference between the amount of cash you receive and your cost basis in your Bridge View common stock. The tax treatment of any gain will depend upon your individual circumstances. Bridge View shareholders should consult their tax advisors regarding the tax consequences of the merger on them personally.

    If you receive a combination of Interchange common stock and cash, other than cash in lieu of a fractional share, in exchange for your Bridge View common stock, then you generally will recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on your particular circumstances.

    If you are an Interchange shareholder, there will be no tax consequences to you.

Q:  How do the directors plan to vote?

A: All of the Bridge View directors who beneficially own shares of Bridge View common stock have signed an agreement with Interchange committing that they will vote all of the shares of Bridge View common stock that they beneficially own in favor of the merger agreement. Currently, the Bridge
    View directors collectively beneficially own       shares of Bridge View
    common stock, or approximately    % of the outstanding Bridge View common
    stock. In addition, two directors of Interchange own, in the aggregate, 1,931 shares of Bridge View common stock. Management of Bridge View is not aware of how the Interchange directors intend to vote their shares of Bridge View common stock in the merger.

    To approve the merger agreement, a majority of the outstanding shares of Bridge View common stock must vote "FOR" the merger agreement. After taking into consideration the shares held by the directors of Bridge View, an
    additional       shares of Bridge View common stock voting "FOR" the
    proposal is required to approve the merger agreement.

    We expect that all of the Interchange directors who beneficially own shares of Interchange common stock will vote the shares of Interchange common stock that they beneficially own in favor of all of the items presented at the Interchange annual meeting. The Interchange directors currently
    collectively beneficially own       shares of Interchange common stock, or
    approximately    % of the outstanding Interchange common stock. In
    addition, three directors of Bridge View own, in the aggregate 97,628 shares of Interchange common stock. Management of Interchange is not aware of how these Bridge View directors intend to vote their shares of Interchange common stock.

    To approve the issuance of shares of Interchange common stock in connection with the merger, a majority of the shares of Interchange common stock present at the Interchange annual meeting, either in person or by proxy, and voting on the proposal must vote "FOR" the issuance of such additional shares.

Q:  Do I have appraisal rights?

A: No. Neither Interchange's nor Bridge View's shareholders have any appraisal rights in connection with the transactions described in this joint proxy statement-prospectus.

Q:  What should I do now?

A: If you are an Interchange shareholder or a Bridge View shareholder, just indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at your meeting. If your shares are held in street name, your brokerage firm may either vote your shares on "routine matters" (such as the election of director) or leave your shares unvoted. Your brokerage firm may not vote on "non-routine matters" such as the merger proposal or the issuance of additional shares. Please follow the directions provided by your brokerage firm regarding how to instruct them to vote your shares. This ensures that your shares will be voted at your meeting.

    If you are a record shareholder of Interchange and you sign and send in your proxy card, but do not indicate how you want to vote, your proxy will be voted "FOR" approval of the proposal to issue shares of Interchange common stock in connection with the merger as well as in favor of the other matters scheduled to be considered at the annual meting. If you do not sign or send in your proxy, or you abstain from voting, your abstention will be counted for the purpose of determining both (1) the presence or absence of a quorum and (2) the total number of votes cast with respect to a proposal. Abstentions thus have the same effect as a vote "Against." The annual
    meeting for Interchange shareholders will take place at     .m. on
    April      , 2003.

    If you are a Bridge View shareholder and you sign and send in your proxy, but do not indicate how you want to vote, your proxy will be voted "FOR" the proposal to approve and adopt the merger agreement. Do not forward your Bridge View stock certificates with your proxy card. If you do not sign and send in your proxy, or you abstain from voting, it will have the effect of a vote against the merger agreement.

    The special meeting for Bridge View shareholders will take place at    .m.
    on April      , 2003.

    You may attend your shareholders' meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the meeting and either change your vote or attend the meeting and vote in person by following the directions beginning on
    page     if you are an Interchange shareholder or on page     if you are a
    Bridge View shareholder.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your broker will not be able to vote your shares.

                      WHO CAN HELP ANSWER YOUR QUESTIONS

   If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

For Bridge View shareholders:

   Ms. Michele Albino
   Bridge View Bancorp
   457 Sylvan Avenue
   Englewood Cliffs, New Jersey 07632
   Telephone: (201) 871-7800

For Interchange shareholders:

   Ms. Georgianna Hutter
   Interchange Financial Services Corporation
   Park 80 West/Plaza II
   Saddle Brook, New Jersey 07663
   Telephone: (201) 703-2265

   Please also see "Where You Can Find More Information" on page     to find
out where you can find additional important information about Interchange and Bridge View.

                                    SUMMARY

   This summary highlights selected information included or incorporated by reference in this joint proxy statement-prospectus and may not contain all of the information that is important to you. Various items in this summary include a page reference to a more complete description of that item. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire joint proxy statement-prospectus carefully, as well as the additional documents we refer you to, including the merger agreement, which we have attached as Annex A. See
"Where You Can Find More Information" on page     .

General

   This joint proxy statement-prospectus relates to the proposed acquisition of Bridge View by Interchange through the merger of Bridge View with and into Interchange. Following Bridge View's merger with Interchange, Bridge View Bank will merge with and into Interchange Bank. We expect to complete the mergers during the second quarter of 2003.

The Companies (pages     through     and     through     )

  Interchange Financial Services Corporation

  Park 80 West/Plaza II
  Saddle Brook, New Jersey 07663
  Telephone: (201) 703-2265

   Interchange Financial Services Corporation is a New Jersey business corporation and registered bank holding company under the Bank Holding Company Act of 1956. Interchange operates Interchange Bank, a New Jersey state chartered bank and member of the Federal Reserve System. Interchange Bank is Interchange's principal operating subsidiary. Interchange's principal executive office is located at Park 80 West/Plaza II, Saddle Brook, New Jersey 07663, and the telephone number is (201) 703-2265. At September 30, 2002, Interchange had, on a consolidated basis, approximately $920.9 million in total assets, $790.3 million in total deposits, $617.9 million in net loans receivable and shareholders' equity of $79.0 million.

   Through Interchange Bank, Interchange serves clients predominantly in Bergen County, New Jersey. Interchange provides a full array of deposit products and real estate, commercial and personal loans.

  Bridge View Bancorp

  457 Sylvan Avenue
  Englewood Cliffs, New Jersey 07632
  Telephone: (201) 871-7800

   Bridge View Bancorp is a New Jersey corporation and registered bank holding company under the Bank Holding Company Act of 1956. Bridge View operates Bridge View Bank, a New Jersey state chartered bank. At September 30, 2002, Bridge View had, on a consolidated basis, approximately $272.5 million in total assets, $243.0 million in total deposits, $175.3 million in net loans receivable and shareholders' equity of $28.7 million.

   Through Bridge View Bank, Bridge View serves clients primarily in Bergen County, New Jersey. Bridge View provides a full array of real estate, commercial and personal loans and deposit products.

The Meetings (pages     and     )

  Interchange

   Interchange will hold its annual meeting of shareholders at the Marriott
Hotel, Garden State Parkway at Route 80 in Saddle Brook, New Jersey, at     .m.
on April     , 2003. At the annual meeting, Interchange shareholders will vote upon the following proposals:

  . to approve the issuance of shares of Interchange common stock in connection with the merger;

  . to elect four (4) directors to serve until the annual meeting in 2006 and until their successors are elected and qualified; and

  . to ratify the board's appointment of Deloitte & Touche LLP as Interchange's independent auditors for 2003.

  Bridge View

   Bridge View will hold its special meeting of shareholders at the Radisson
Hotel, 401 South Van Brunt Street, Englewood, New Jersey 07631, at     .m. on
April      , 2003. At the special meeting, holders of Bridge View common stock will vote upon a proposal to approve and adopt the merger agreement.

Record Dates; Voting Power (pages     and     )

  Interchange

   You are entitled to notice of and to vote at the Interchange annual meeting if you were the record owner of shares of Interchange common stock on
March      , 2003, the Interchange record date. As of that date, there were shares of Interchange common stock issued and outstanding held by
approximately       holders of record. Each holder of Interchange common stock is entitled to one vote per share on any matter that may properly come before the annual meeting.

  Bridge View

   You are entitled to notice of and to vote at the Bridge View special meeting if you were the record owner of shares of Bridge View common stock on
March      , 2003, the Bridge View record date. As of the Bridge View record
date, there were       shares of Bridge View common stock issued and
outstanding held by approximately     holders of record. Each holder of Bridge
View common stock is entitled to one vote per share on any matter that may properly come before the special meeting.

Votes Required (pages     and     )

  Interchange

  . The proposal to approve the issuance of shares of Interchange common stock in connection with the merger requires the affirmative vote of a majority of the votes cast at the Interchange annual meeting. See "The
      Merger--Requirement for Interchange Shareholder Approval" on page     .

  . The four nominees receiving the highest number of votes "FOR" their election to serve as director will be elected as directors. This number is called a plurality.

  . Ratification of Deloitte & Touche LLP as Interchange's independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy.

  Bridge View

  . Approval by the Bridge View shareholders of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Bridge View common stock.

Share Ownership by Directors (pages     and     )

  Interchange

   On the Interchange record date, the directors of Interchange beneficially
owned an aggregate of     shares of Interchange common stock, or
approximately     % of the shares of the Interchange common stock then
outstanding. We expect that the Interchange directors will vote all of such shares of Interchange common stock beneficially owned by them "FOR" the proposal to approve the issuance of shares of Interchange common stock in connection with the merger, "FOR" the election of the four nominees for director and "FOR" ratification of Deloitte & Touche LLP as Interchange's independent auditors.

   In addition, three directors of Bridge View own, in the aggregate, 97,628 shares of Interchange common stock. Management of Interchange is not aware of how these Bridge View directors intend to vote their shares of Interchange common stock.

  Bridge View

   On the Bridge View record date, the directors of Bridge View beneficially
owned an aggregate of       shares of Bridge View common stock, or
approximately    % of the shares of the Bridge View common stock then
outstanding. Each director of Bridge View who beneficially owns shares of Bridge View common stock executed a voting agreement with Interchange that commits each such director to vote the shares of Bridge View common stock over which he has voting control in favor of the proposal to approve and adopt the merger agreement.

   In addition, two directors of Interchange own, in the aggregate, 1,931 shares of Bridge View common stock. Management of Bridge View is not aware of how these Interchange directors intend to vote their shares of Bridge View common stock.

Recommendations of the Boards of Directors (pages     through     )

  To Interchange Shareholders:

   The Interchange board of directors has approved and adopted the merger agreement, and recommends a vote "FOR" approval of the issuance of shares of Interchange common stock in connection with the merger. The Interchange board of directors also recommends a vote "FOR" the election of the four nominees for director and "FOR" the ratification of Deloitte & Touche LLP as our independent auditors. You should refer to the reasons that the Interchange board of directors considered in determining whether to approve and adopt the merger agreement and authorize the issuance of Interchange common stock in connection
with the merger, which are discussed on pages     through     .

  To Bridge View Shareholders:

   The Bridge View board of directors has approved and adopted the merger agreement, and recommends a vote "FOR" approval and adoption of the merger agreement. You should refer to the reasons that the Bridge View board of directors considered in determining whether to approve and adopt the merger
agreement, which are discussed on pages     through     .

Opinion of McConnell, Budd & Romano, Inc., Financial Advisor to Interchange
(pages     through     )

   McConnell, Budd & Romano, Inc., independent financial advisor to Interchange, rendered a written fairness opinion to the Interchange board of
directors, dated as of      , 2003, stating that as of such date, the proposed
merger consideration to be paid to the shareholders of Bridge View is fair to the shareholders of Interchange from a financial point of view. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by McConnell, Budd & Romano is attached to this document as Annex B. Interchange shareholders are encouraged to read the fairness opinion in its entirety.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Bridge View
(pages     through     )

   Keefe, Bruyette & Woods, Inc., independent financial advisor to Bridge View, rendered a written fairness opinion to the Bridge View board of directors,
dated as of      , 2003, stating that as of such date the merger consideration to be paid was fair to the Bridge View shareholders from a financial point of view. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Keefe, Bruyette & Woods is attached to this document as Annex C. Bridge View shareholders are encouraged to read the fairness opinion in its entirety.

Terms of the Merger Agreement (page     )

   The merger agreement is attached to this joint proxy statement-prospectus as Annex A. We encourage you to read the merger agreement in its entirety. It is the legal document that governs the merger. We also encourage you to read the
information under the caption "Risk Factors" beginning on page     .

Merger Consideration and Conversion of Bridge View Stock (pages     through
)

   Bridge View shareholders will have the right to elect to receive:

  . approximately $21.97 in cash for each share of Bridge View common stock owned at the completion of the merger; or

  . approximately 1.29 shares of Interchange common stock for each share of Bridge View common stock owned at the completion of the merger; or

  . a combination of shares of Interchange common stock and cash in exchange for your shares of Bridge View common stock, rounded to the nearest whole share. The relative value that a Bridge View shareholder will receive upon electing to receive a combination of Interchange common stock and cash will be approximately 60% Interchange common stock and approximately 40% cash.

   For purposes of illustration in this joint proxy statement-prospectus, we have calculated an implied per share value of $21.97 and an implied exchange ratio of 1.29 that are based, in part, on an implied value of Interchange common stock of $17.00 per share.

   The final exchange ratio will be calculated by taking the average closing bid and asked price for a share of Interchange common stock as reported by the Nasdaq National Market for the valuation period of 20 consecutive trading days ending on the date the election forms are due divided by the per share value of a share of Bridge View common stock as calculated in accordance with the merger agreement. The per share value of a share of Bridge View common stock will be determined by calculating the aggregate value of the merger consideration to be received by Bridge View shareholders and dividing that number by the number of shares of Bridge View common stock outstanding as of the effective date of the merger. The final exchange ratio and the per share value of a share of Bridge View common stock will not be known until the effective time of the merger and may be more than or less than the amounts used in this document for purposes of illustration.

   In addition, the exchange ratio is subject to possible adjustment if the average price of a share of Interchange common stock falls below $13.64 during the valuation period and such decline is greater by a factor of 20% than any decline in the weighted average stock price of the 20 financial institutions identified as the "index group" in the merger agreement. Also, if the average price of Interchange common stock falls to below $11.94 during the valuation period, then the exchange ratio is subject to additional adjustments.

   If the election forms completed by the Bridge View shareholders, in the aggregate, result in Interchange being required to issue more or less than 2,949,719 shares of Interchange common stock or more or less than $33,528,472 in cash, net of any cash payments to Bridge View option holders, then the consideration elections by the Bridge View shareholders will be subject to the
allocation and proration procedures described on pages     to     of this
document. If proration becomes necessary, Bridge View shareholders may not receive the exact form of merger consideration that they elect.

   Interchange will not issue fractional shares in the merger. Instead, Bridge View shareholders who would otherwise be entitled to a fractional share interest (after taking into account all shares of Bridge View stock held by such shareholder) will receive an amount in cash (without interest) equal to the fractional interest multiplied by the average of the closing bid and asked price of a share of Interchange common stock as reported on the Nasdaq National Market on the business day immediately preceding the effective date of the merger.

Election Procedure; Exchange of Certificates (page     )

   Interchange's exchange agent will mail election forms to Bridge View shareholders at least 30 days prior to the anticipated effective date of the merger. Except as described below, the elections forms will permit Bridge View shareholders to elect the type of consideration that they want to receive (i.e., all cash, all Interchange common stock or a combination of cash and Interchange common stock) by delivering a properly completed election form to Interchange's exchange agent. For an election by a Bridge View shareholder to be effective, the shareholder must properly complete and return an election form to Interchange's exchange agent, in the envelope provided by the exchange agent, prior to 5:00 p.m. on the 25/th /day following the mailing date of the election forms to Bridge View shareholders accompanied by the Bridge View stock certificates as to which the election is being made or an appropriate guarantee of delivery of such certificates. The election form will set forth the deadline by which it must be returned.

   Bridge View shareholders will be deemed to have made no election if they:

  . do not submit an election form to Interchange's exchange agent prior to the election deadline;

  . submit and then revoke their election form and do not re-submit an election form and other required documents to Interchange's exchange agent prior to the election deadline; or

  . fail to submit their Bridge View common stock certificates (or guarantee of delivery) together with an election form.

   If a Bridge View shareholder is deemed to have made no election with respect to his or her ownership of Bridge View common stock, then he or she may receive cash and/or shares of Interchange common stock, depending on the elections received by other Bridge View shareholders. Elections by Bridge View shareholders will be subject to allocation and proration as described on pages through . As a result of the allocation, Bridge View shareholders may not receive the exact form of merger consideration that they elect.

   If you do not submit an election form, you will receive instructions on where to surrender your Bridge View stock certificates from the exchange agent after the merger is completed. Do not forward your Bridge View stock certificates with your proxy card.

Completion of the Merger (page     )

   The merger will become effective when we file a certificate of merger with the New Jersey Secretary of State. The bank merger will become effective at the time and date specified in the certificate of merger issued by the New Jersey Department of Banking and Insurance.

Conditions to the Merger (page     )

   Before we can complete the merger, each of the following conditions, among others, must either be met or, unless prohibited by law, waived by the party who was not obligated to meet such condition:

  .   Bridge View shareholders must approve and adopt the merger agreement;

  . Interchange shareholders must approve the issuance of shares of Interchange common stock in connection with the merger;

  . all representations and warranties made by both Interchange and Bridge View in the merger agreement must remain true and correct, unless any deviation would not have, or would not reasonably be expected to have, a material adverse effect;

  . Interchange and Bridge View must have performed their respective obligations under the merger agreement in all material respects;

  . there must not be any outstanding or threatened judgments, decrees, injunctions, orders or other proceedings by a governmental authority that would prohibit the merger;

  . Interchange and Bridge View must have received all necessary authorizations, orders and consents of governmental authorities for the merger, without the imposition of any condition that Interchange reasonably believes would have an adverse effect on it and any required waiting periods must have expired;

  . there will not have occurred, between September 30, 2002 and the completion of the merger, any material adverse change, on a consolidated basis, in the business, financial condition, results of operations or prospects of Interchange or of Bridge View; and

  . all accounting and tax treatment entries and adjustments shall be reasonably satisfactory to Interchange and Interchange shall not have received any notice from any proper regulatory authority that any of Interchange's accounting or tax treatments or entries and adjustments are improper.

Termination (page     )

   Either Bridge View or Interchange may call off the merger under certain circumstances, including if:

  .   they both consent in writing;

  . a party cannot obtain the requisite shareholder approval, unless the failure to obtain such approval results from the terminating party's action or failure to act;

  . either of them materially breaches, and does not cure within 30 days, any covenant or agreement made by it under the merger agreement;

  . any governmental authority or court issues a final, non-appealable order enjoining the merger, unless the order was issued because the party seeking to terminate the merger failed to make a necessary application or filing; or

  . the merger is not completed by June 30, 2003, unless the merger was not completed because the party seeking to terminate the merger breached a covenant or obligation contained the merger agreement.

   Bridge View, additionally, may call off the merger if:

  . the average closing price of a share of Interchange common stock as reported on the Nasdaq National Market during the valuation period is below $13.64; the decline in the average closing price is greater by a factor of 20% than any decline in the weighted average stock price of the index group of 20 financial institutions identified in the merger agreement; and Interchange does not elect to increase the aggregate merger consideration in the manner provided in the merger agreement;

  . the average closing price of a share of Interchange common stock as reported on the Nasdaq National Market during the valuation period is below $11.94 and Interchange does not elect to increase the aggregate merger consideration in the manner provided in the merger agreement; or

  . Bridge View receives a proposal for a merger, consolidation, reorganization, tender offer or similar transaction with a third party, and termination of the acquisition is required in order for the board of directors of Bridge View to comply with its fiduciary duties.


   Interchange, additionally, may call off the merger if Interchange is not able to obtain required governmental approvals.

Termination Fees (page     )

   The merger agreement requires Bridge View to pay Interchange a $2.7 million termination fee if the merger agreement is terminated by Interchange because the Bridge View shareholders failed to approve and adopt the merger agreement and either the board of directors of Bridge View failed to use its best efforts to obtain shareholder approval or Bridge View shall have entered into an merger or similar agreement with a third party by November 18, 2003. In addition, the merger agreement requires Bridge View to pay Interchange a $2.7 million termination fee if the merger agreement is terminated by Bridge View because Bridge View shall have entered into a merger or similar agreement with a third party.

   The merger agreement requires Interchange to pay Bridge View a $1.0 million termination fee if the merger agreement is terminated by Bridge View because the Interchange shareholders failed to approve the issuance of shares of Interchange common stock required by the merger agreement and either the board of directors of Interchange failed to use its best efforts to obtain shareholder approval or Interchange shall have entered into a merger or similar agreement with a third party by November 18, 2003.

Payment of Expenses (page     )

   Interchange and Bridge View will pay their own fees, costs and expenses incurred in connection with the merger. In addition, Bridge View and Interchange have agreed that if the merger agreement is terminated under certain circumstances, then, depending upon the reason for termination, either Bridge View or Interchange, as applicable, will reimburse all out-of-pocket expenses and fees of the other party relating to the transactions contemplated by the merger agreement. Reimbursement under these circumstances, however, will be limited to $250,000.

Amendment (page     )

   Interchange and Bridge View may jointly amend the terms of the merger agreement, and each may waive its right to require the other party to adhere to those terms, to the extent legally permissible. Except as otherwise required by law, the parties may amend the merger agreement or waive any of its terms without the approval of their respective shareholders. However, an amendment to the merger agreement that reduces the merger consideration payable to Bridge View shareholders and certain other types of amendments cannot be made following the approval and adoption of the merger agreement by the Bridge View shareholders without their approval.

Interests of Certain Persons in the Merger (pages     through     )

   If you are an Interchange or a Bridge View shareholder, you should be aware that certain directors and executive officers of Interchange and Bridge View have interests in the merger as directors and/or employees that are different from, and may conflict with, the interests of Interchange or Bridge View shareholders. The Interchange and Bridge View boards recognized these interests and determined that they did not affect the benefits of the merger to their respective shareholders.

Directors and Officers of Interchange and Interchange Bank Following the Merger
(page     )

   The directors and officers of Interchange serving in those capacities immediately prior to the merger will remain directors and officers of Interchange upon completion of the merger. Upon completion of the bank merger, the current directors and officers of Interchange Bank will remain directors and officers of Interchange Bank. In addition, it is anticipated that certain officers of Bridge View and Bridge View Bank will continue to serve as officers of Interchange or one of its subsidiaries after completion of the merger. The parties have agreed that at the first meeting of Interchange's board of directors following the completion of the merger, Gerald A. Calabrese, Jr., Joseph C. Parisi and John A. Schepisi, each of whom is a current member of the board of directors of Bridge View, will be appointed to the board of directors of Interchange. In addition, at the first meeting of the Interchange Bank board of directors following the completion of the bank merger, Gerald A. Calabrese, Jr., Glenn L. Creamer, Mark Metzger, Jeremiah F. O'Connor, Jr., Joseph C. Parisi and John A. Schepisi, each of whom is a current member of the board of directors of Bridge View Bank, will be appointed to the board of directors of Interchange Bank.

Material Federal Income Tax Consequences (pages     through     )

   If you are a Bridge View shareholder, the tax consequences of the merger to you will depend upon the form of consideration you receive in the merger.

   If you receive solely shares of Interchange common stock and cash in lieu of a fractional share in exchange for your Bridge View common stock, then you generally will not recognize any gain or loss, except with respect to the fractional share. If you receive solely cash, then you generally will recognize gain and likely will be permitted to recognize loss equal to the difference between the amount of cash you receive and your cost basis in your Bridge View common stock. The tax treatment of any gain will depend upon your individual circumstances. You should consult with your tax advisor regarding the income tax consequences of the merger to you.

   If you receive a combination of Interchange common stock and cash other than cash in lieu of a fractional share in exchange for your Bridge View common stock, then you will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on your particular circumstances.

   The merger will not be taxable at the corporate level and there will be no tax consequences to Interchange shareholders.

Market Price Information (page     )

   Interchange common stock is listed for quotation on the Nasdaq National Market under the symbol "IFCJ." The closing price for Interchange's common stock on November 18, 2002, the last trading day before public announcement of the merger, was $18.00 per share. The closing price for Interchange's common
stock on      , 2003, the last practicable trading date before the date of this
document, was $      per share.

   Bridge View common stock trades on the American Stock Exchange under the symbol "BVB." The closing price for Bridge View's common stock on November 18, 2002, the last day before public announcement of the merger on which shares of BVB common stock traded, was $19.99 per share. The closing price for Bridge
View's common stock on      , 2003, the last practicable trading date before
the date of this document, was $      per share.

Accounting Treatment (page     )

   The merger will be accounted for under the purchase method of accounting.

Resales of Interchange Common Stock (page     )

   Shares of Interchange common stock that Bridge View shareholders receive in the merger will be freely transferable by the holders except for certain persons or entities who may be deemed to be "affiliates" of Bridge View or Interchange under federal securities laws. Bridge View has agreed to deliver to Interchange a written agreement from each person that Bridge View identifies as an "affiliate" that such person will not dispose of any shares of Interchange common stock that they receive in the merger, except in compliance with applicable federal securities laws.

Regulatory Approvals (page     )

   Interchange and Interchange Bank must make certain filings with or obtain approvals from the Federal Reserve Bank of New York and the New Jersey Department of Banking and Insurance in connection with the transactions contemplated by the merger agreement. The parties have filed all necessary applications and notices with the applicable regulatory authorities. We cannot predict however, whether or when we will obtain the required regulatory approvals or whether any such approvals would have adverse conditions that would permit Interchange to terminate the merger agreement.

Appraisal Rights (page     )

   Neither the shareholders of Interchange nor the shareholders of Bridge View have appraisal rights under New Jersey law in connection with the merger.

Differences in the Rights of Shareholders (page     )

   There will be few significant differences in the rights of shareholders of Bridge View once they become Interchange shareholders. Both Interchange and Bridge View are New Jersey corporations. Bridge View shareholders who receive Interchange common stock in the merger will become Interchange shareholders, and their rights will continue to be governed by New Jersey law, as well as Interchange's restated certificate of incorporation and bylaws.

Recent Developments of Interchange (page     )

   On January 22, 2003, Interchange announced its earnings and certain other financial data as of and for the quarter and year ended December 31, 2002. Interchange had net income of approximately $12.8 million, or $1.30 per share, for the year ended December 31, 2002, compared to approximately $10.5 million, or $1.07 per share, for the year ended December 31, 2001. As of December 31, 2002, Interchange reported total assets of approximately $936.3 million, an increase of 12.7% over the $830.9 million in total assets reported at December 31, 2001.

Recent Developments of Bridge View (page     )

   On January 24, 2003, Bridge View announced its earnings and certain other financial data as of and for the quarter and year ended December 31, 2002. Bridge View had net income of approximately $3.4 million, or $0.91 per share, for the year ended December 31, 2002, compared to approximately $4.6 million, or $1.25 per share, for the year ended December 31, 2001. As of December 31, 2002, Bridge View reported total assets of approximately $281.6 million, an increase of 18.4% over the $237.8 million in total assets reported at December 31, 2001.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   Selected historical consolidated financial information for Interchange and Bridge View is set forth below. We are providing this information to aid you in your analysis of the financial aspects of the merger.

   Interchange. Interchange derived the information in the following table from its historical consolidated financial information that has been included in its prior filings with the Securities and Exchange Commission. This information is only a summary, and you should read it in conjunction with Interchange's consolidated financial statements and notes thereto contained in Interchange's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and Annual Report on Form 10-K for the year ended December 31, 2001, which have been incorporated by reference into this document. Interchange derived the information for the years ended, and as of December 31, 1997 through December 31, 2001 from its historical audited financial statements for these fiscal years. Interchange derived the financial information for the nine months ended, and as of, September 30, 2002 and September 30, 2001 from its unaudited
financial statements. See "Where You Can Find More Information" on page   . You
should not rely on the information for the nine months ended September 30, 2002 as indicating the results expected for the entire year. Management believes that all necessary adjustments have been made to present fairly the unaudited financial information shown. Management is not aware of any factors that materially affect the comparability of the following financial data among the periods shown. Amounts are in U.S. dollars.

                  Interchange Financial Services Corporation
                  Selected Consolidated Financial Information
                      (thousands, except per share data)

                                                                   For the nine months
                            For the year ended December 31,        ended September 30,
                      -------------------------------------------- -------------------
                        2001     2000     1999   1998(1)  1997(1)    2002      2001
                      -------- -------- -------- -------- -------- --------  --------
Income Statement
 Data:
 Interest income..... $ 57,402 $ 55,621 $ 49,054 $ 48,766 $ 45,265 $ 42,315  $ 43,396
 Interest expense....   23,444   24,227   18,783   19,864   18,566   13,560    18,294
                      -------- -------- -------- -------- -------- --------  --------
   Net interest
    income...........   33,958   31,394   30,271   28,902   26,699   28,755    25,102
 Provision for loan
   losses............    1,075      750    1,200      951    1,653      885       590
                      -------- -------- -------- -------- -------- --------  --------
   Net interest
    income after
    provision for
    loan losses......   32,883   30,644   29,071   27,951   25,046   27,870    24,512
 Non-interest income.    5,578    4,381    5,586    4,982    4,820    4,813     3,843
 Non-interest
   expenses..........   22,873   21,177   20,063   19,416   17,655   18,750    17,115
                      -------- -------- -------- -------- -------- --------  --------
   Income before
    income taxes.....   15,588   13,848   14,594   13,517   12,211   13,933    11,240
 Income tax expense..    5,048    4,592    4,959    4,908    4,286    4,471     3,642
                      -------- -------- -------- -------- -------- --------  --------
 Net income.......... $ 10,540 $  9,256 $  9,635 $  8,609 $  7,925 $  9,462  $  7,598
                      ======== ======== ======== ======== ======== ========  ========
Per Share Data:(2)
 Basic earnings per
   common share...... $   1.08 $   0.95 $   0.91 $   0.80 $   0.74 $   0.96  $   0.78
 Diluted earnings
   per common share..     1.07     0.94     0.91     0.79     0.73     0.95      0.77
 Cash dividends
   declared..........     0.36     0.33     0.32     0.27     0.24     0.30      0.27
 Book value per
   share.............     7.04     6.33     5.77     5.77     5.24     8.04      6.97
 Tangible book
   value(3)..........     7.04     6.32     5.73     5.71     5.14     7.86      6.97
 Weighted average
   shares
   outstanding.......
   Basic.............    9,799    9,801   10,547   10,784   10,698    9,806     9,803
   Diluted...........    9,822    9,837   10,593   10,856   10,833    9,928     9,845
Balance Sheet Data:
 Total assets........ $830,949 $770,244 $706,125 $685,364 $625,050 $920,912  $811,613
 Securities
   Held-to-Maturity
   and
   Available-for-Sale  193,902  161,354  161,889  149,930  135,997  229,900   170,470
 Loans...............  581,323  560,879  511,976  478,717  438,273  624,571   591,849
 Allowance for loan
   losses............    6,569    6,154    5,476    5,645    5,231    6,707     6,339
 Total deposits......  726,483  668,860  598,992  598,732  540,765  790,282   705,771
 Securities sold
   under agreements
   to repurchase.....    6,700   18,500   16,431    8,780   13,028   22,049    10,500
 Short-term
   borrowings........   18,100   13,000   13,975    9,768       --    7,000    18,547
 Long-term
   borrowings........       --       --   13,000       --    9,876   10,000        --
 Total
   shareholders'
   equity............   68,233   61,984   58,276   62,372   56,130   79,033    67,999

                                                                                                       For the nine
                                                                                                       months ended
                                                                  For the year ended December 31,      September 30,
                                                              --------------------------------------  --------------
                                                               2001    2000    1999   1998(1) 1997(1)  2002    2001
                                                              ------  ------  ------  ------- ------- ------  ------
Selected Performance Ratios:
  Return on average total assets(4)..........................   1.31%   1.24%   1.39%   1.31%   1.33%   1.43%   1.27%
  Return on average total shareholders' equity(4)............  16.06%  16.18%  15.52%  14.53%  14.95%  17.49%  15.69%
  Dividend payout............................................  33.37%  35.24%  35.04%  32.81%  30.08%  31.15%  34.82%
  Average total shareholders' equity to average total assets.   8.13%   7.64%   8.99%   9.00%   8.89%   8.15%   8.08%
  Net yield on interest earning assets (taxable
   equivalent)(5)(4).........................................   4.49%   4.41%   4.61%   4.61%   4.77%   4.65%   4.44%
  Efficiency ratio(6)........................................  57.46%  58.52%  56.81%  53.59%  56.47%  56.00%  58.77%
  Non-interest income to average total assets(4).............   0.69%   0.59%   0.81%   0.76%   0.81%   0.73%   0.64%
  Non-interest expenses to average total assets(4)...........   2.83%   2.83%   2.90%   2.95%   2.96%   2.83%   2.86%
Asset Quality Data:
  Nonaccrual loans to total loans............................   0.37%   0.25%   0.22%   0.25%   0.35%   0.59%   0.66%
  Nonperforming assets to total assets.......................   0.34%   0.21%   0.22%   0.26%   0.33%   0.44%   0.51%
  Allowance for loan losses to nonaccrual loans.............. 304.12% 441.15% 491.12% 471.20% 345.51% 182.50% 161.71%
  Allowance for loan losses to total loans...................   1.13%   1.10%   1.07%   1.18%   1.19%   1.07%   1.07%
  Net charge-offs to average loans(4)........................   0.11%   0.01%   0.28%   0.12%   0.10%   0.16%   0.09%
Liquidity and Capital Ratios:
  Average loans to average deposits..........................  81.77%  82.81%  81.79%  81.06%  78.09%  78.88%  82.23%
  Total shareholders' equity to total assets.................   8.21%   8.05%   8.25%   9.10%   8.98%   8.58%   8.38%
  Tier 1 capital to risk weighted assets.....................  11.74%  11.75%  12.72%  13.80%  13.19%  11.85%  11.62%
  Total capital to risk weighted assets......................  12.89%  12.92%  13.91%  15.12%  14.44%  12.93%  12.73%
  Tier 1 capital to average assets...........................   8.09%   8.02%   8.32%   9.08%   8.79%   8.10%   8.18%

--------
(1) Information for this period has been restated to reflect Interchange's acquisition of The Jersey Bank for Savings, which was completed on May 31, 1998 and was accounted for as a pooling of interest.
(2) All per-share data has been restated, as applicable, to reflect all stock splits and stock dividends during the periods presented.
(3) Tangible book value is calculated by dividing tangible capital (total shareholders' equity less: goodwill and other intangible assets) by total shares issued and outstanding restated for all stock splits and dividends.

                                                                                    For the nine
                                                                                    months ended
                                               For the year ended December 31,      September 30,
                                           --------------------------------------- ---------------
                                            2001    2000    1999    1998    1997    2002    2001
                                           ------- ------- ------- ------- ------- ------- -------
Total shareholders equity................. $68,233 $61,984 $58,276 $62,372 $56,130 $79,033 $67,999
Less: goodwill and other intangible assets      --      81     394     707   1,090   1,810      --
                                           ------- ------- ------- ------- ------- ------- -------
  Total tangible capital.................. $68,233 $61,903 $57,882 $61,665 $55,040 $77,223 $67,999
                                           ======= ======= ======= ======= ======= ======= =======
Total shares issued and outstanding.......   9,691   9,796  10,092  10,800  10,710   9,825   9,755
  Total book value per share.............. $  7.04 $  6.32 $  5.73 $  5.71 $  5.14 $  7.86 $  6.97

(4) Percentages for the nine months ended September 30, 2002 and 2001 are annualized.
(5) Net yield on interest earning assets (taxable equivalent) is calculated by dividing net interest income (on a fully taxable equivalent basis) by average interest earning assets.

                                                                                                   For the
                                                                                              nine months ended
                                                    For the year ended December 31,             September 30,
                                           ------------------------------------------------  ------------------
                                             2001      2000      1999      1998      1997      2002      2001
                                           --------  --------  --------  --------  --------  --------  --------
Net interest income....................... $ 33,958  $ 31,394  $ 30,271  $ 28,902  $ 26,699  $ 28,755  $ 25,102
Tax-equivalent basis adjustment...........      324       158       158        53        29       276       242
                                           --------  --------  --------  --------  --------  --------  --------
  Net interest income (on a fully taxable
   equivalent basis)...................... $ 34,282  $ 31,552  $ 30,429  $ 28,955  $ 26,728  $ 29,031  $ 25,344
                                           ========  ========  ========  ========  ========  ========  ========
Average interest earning assets........... $764,218  $715,113  $660,528  $627,499  $560,297  $833,180  $761,274
  Net yield on interest earning assets
   (taxable equivalent)...................     4.49%     4.41%     4.61%     4.61%     4.77%     4.65%     4.44%

(6) The efficiency ratio is calculated by dividing non-interest expenses, excluding merger-related charges, amortization of intangibles and net expense of foreclosed real estate by net interest income.

                                                                                              For the
                                                                                         nine months ended
                                                  For the year ended December 31,          September 30,
                                            -------------------------------------------  ----------------
                                              2001     2000     1999     1998     1997     2002     2001
                                            -------  -------  -------  -------  -------  -------  -------
Non-interest expenses...................... $22,873  $21,177  $20,063  $19,416  $17,655  $18,750  $17,115
Less:
  Merger related charges...................      --       --       --    1,392       --       --       --
  Amortization of intangibles..............      81      313      313      383      444       50       81
  Net expense of foreclosed real estate....      37       17       13        1       --       24       27
                                            -------  -------  -------  -------  -------  -------  -------
   Non-interest expenses adjusted.......... $22,755  $20,847  $19,737  $17,640  $17,211  $18,676  $17,007
                                            =======  =======  =======  =======  =======  =======  =======
Net interest income (on a fully taxable
 equivalent basis)......................... $34,282  $31,552  $30,429  $28,955  $26,728  $29,031  $25,344
Non-interest income........................   5,578    4,381    5,586    4,982    4,820    4,813    3,843
Less:
  Security gains...........................     252      312      859    1,021       --      495      247
  Sale of loans*...........................       8       --       86       --    1,067       --       --
  Net gain on sale of merchant credit card
   Portfolio...............................      --       --      329       --       --       --       --
                                            -------  -------  -------  -------  -------  -------  -------
   Net interest income and non-interest
    income adjusted........................ $39,600  $35,621  $34,741  $32,916  $30,481  $33,349  $28,940
                                            =======  =======  =======  =======  =======  =======  =======
  Efficiency ratio.........................   57.46%   58.52%   56.81%   53.59%   56.47%   56.00%   58.77%

 * Does not include leases which were syndicated.

   Bridge View. Bridge View derived the information in the following table from its historical consolidated financial information that has been included in its prior filings with the Securities and Exchange Commission. This information is only a summary, and you should read it in conjunction with Bridge View's consolidated financial statement and notes thereto contained in Bridge View's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and Annual Report on Form 10-K for the year ended December 31, 2001, copies of which are included with this document. Bridge View derived the information for the years ended, and as of, December 31, 1997 through December 31, 2001 from its historical audited financial statements for these fiscal years. Bridge View derived the financial information for the nine months ended, and as of, September 30, 2002 and September 30, 2001 from its unaudited financial statements. You should not rely on the information for the nine months ended September 30, 2002 as indicating the results expected for the entire year. Management believes that all necessary adjustments have been made to present fairly the unaudited financial information shown. Management is not aware of any factors that materially affect the comparability of the following financial data among the periods shown. Amounts are in U.S. dollars.

                              Bridge View Bancorp
                  Selected Consolidated Financial Information
                     (in thousands, except per share data)

                                                                                                                 For the
                                                                                                            nine months ended
                                                                  For the year ended December 31,             September 30,
                                                         ------------------------------------------------  ------------------
                                                           2001      2000      1999      1998      1997      2002      2001
                                                         --------  --------  --------  --------  --------  --------  --------
Income Statement Data:
  Interest income....................................... $ 14,829  $ 15,232  $ 12,558  $ 10,883  $  9,942  $ 10,317  $ 11,314
  Interest expense......................................    3,191     4,290     3,182     3,006     3,123     1,212     2,696
                                                         --------  --------  --------  --------  --------  --------  --------
   Net interest income..................................   11,638    10,942     9,376     7,877     6,819     9,105     8,618
  Provision for loan losses.............................      165       190       195       140       160       330       100
                                                         --------  --------  --------  --------  --------  --------  --------
   Net interest income after provision for loan losses..   11,473    10,752     9,181     7,737     6,659     8,775     8,518
  Non-interest income...................................    1,907     1,501     1,409     1,301     1,102     1,768     1,410
  Non-interest expenses.................................    6,299     5,950     5,662     4,848     4,361     5,949     4,836
                                                         --------  --------  --------  --------  --------  --------  --------
   Income before income taxes...........................    7,081     6,303     4,928     4,190     3,400     4,594     5,092
  Income tax expense....................................    2,512     2,201     1,792     1,587     1,337     1,736     1,782
                                                         --------  --------  --------  --------  --------  --------  --------
  Net income............................................ $  4,569  $  4,102  $  3,136  $  2,603  $  2,063  $  2,858  $  3,310
                                                         ========  ========  ========  ========  ========  ========  ========
Per Share Data:(1)
  Basic earnings per common share....................... $   1.29  $   1.16  $   0.89  $   0.74  $   0.63  $   0.81  $   0.93
  Diluted earnings per common share.....................     1.25      1.13      0.86      0.72      0.59      0.78      0.91
  Cash dividends declared...............................     0.35      0.16      0.15      0.14      0.13      0.29      0.26
  Book value per share..................................     7.57      6.58      5.47      5.12      4.51      8.09      7.33
  Tangible book value(2)................................     7.57      6.58      5.47      5.12      4.51      8.09      7.33
  Weighted average shares outstanding
   Basic................................................    3,549     3,534     3,534     3,532     3,292     3,551     3,548
   Diluted..............................................    3,649     3,630     3,636     3,639     3,493     3,664     3,651
Balance Sheet Data:
  Total assets.......................................... $237,820  $234,927  $203,272  $170,768  $144,620  $272,506  $228,383
  Securities Held-to-Maturity and Available-for-Sale....   51,973    55,669    69,053    35,453    37,324    39,781    60,074
  Loans.................................................  150,913   132,858   118,271    98,082    83,195   176,439   137,230
  Allowance for loan losses.............................    1,605     1,473     1,310     1,127     1,009     1,676     1,529
  Total deposits........................................  209,624   208,365   183,205   152,700   128,745   243,034   199,384
  Securities sold under agreement to repurchase.........       --        --        --        --        --        --        --
  Short-term borrowings.................................       --     2,000        --        --        --        --        --
  Long-term borrowings..................................       --        --        --        --        --        --        --
  Total shareholders' equity............................   26,866  $ 23,263    19,329    17,237    15,157    28,743    26,020
Selected Performance Ratios:
  Return on average total assets(3).....................     1.98%     1.92%     1.66%     1.67%     1.47%     1.51%     1.92%
  Return on average equity(3)...........................    18.32%    19.47%    17.07%    16.05%    15.25%    13.68%    18.07%
  Dividend payout.......................................    27.60%    14.84%    17.53%    20.13%    22.69%    35.80%    30.10%
  Average shareholders' equity to average assets........    10.81%     9.44%     8.73%     9.93%     9.65%    11.06%    10.65%
  Net margin on interest earning assets (taxable
   equivalent)(4).......................................     5.61%     5.68%     5.56%     5.61%     5.40%     5.36%     5.49%
  Efficiency ratio(5)...................................    46.38%    47.11%    51.44%    52.02%    54.08%    54.79%    47.74%
  Non-interest income to average total assets...........     0.82%     0.67%     0.67%     0.80%     0.78%     0.68%     0.61%
  Non-interest expense to average total assets..........     2.71%     2.64%     2.70%     2.97%     3.07%     2.28%     2.10%

                                                                                       For the
                                                                                    nine months ended
                                                  For the year ended December 31,   September 30,
                                                 ---------------------------------  ----------------
                                                  2001   2000   1999   1998   1997   2002     2001
                                                 -----  -----  -----  -----  -----   -----    -----
Asset Quality Data:
  Nonaccrual loans to total loans...............    --   0.02%  0.02%    --   0.53%    --       --
  Nonperforming assets to total assets..........    --   0.01%  0.01%  0.10%  0.30%    --       --
  Allowance for loan losses to nonaccrual loans.    --  5,892% 5,240%    --    230%    --       --
  Allowance for loan losses to total loans......  1.06%  1.11%  1.11%  1.15%  1.21%  0.95%    1.11%
  Net charge-offs to average loans..............  0.02%  0.02%  0.01%  0.03%  0.02%  0.16%    0.03%
Liquidity and Capital Ratios:
  Average loans to average deposits............. 67.60% 64.31% 64.54% 64.51% 62.74% 73.78%   66.80%
  Total shareholders' equity to total assets.... 11.30%  9.90%  9.51% 10.09% 10.48% 10.55%   11.39%
  Tier 1 leverage capital ratio................. 11.40% 10.91% 10.22% 11.11% 10.82% 10.91%   11.15%
  Tier 1 risk-based capital ratio............... 16.25% 16.28% 16.01% 15.68% 16.18% 15.25%   17.29%
  Total risk-based capital ratio................ 17.23% 17.31% 16.71% 16.71% 17.26% 16.15%   18.32%

--------
(1) All share data has been restated, as applicable, to reflect all stock splits and stock dividends during the periods presented.
(2) Tangible book value is calculated by dividing tangible capital (total shareholders' equity less: goodwill and other intangible assets) by total shares issued and outstanding restated for all stock splits and stock dividends. Bridge View did not have any goodwill or intangible assets during the reported periods.
(3) Percentages for the nine months ended September 30, 2002 and 2001 are annualized.
(4) Net margin on interest earning assets (taxable equivalent) is calculated by dividing net interest income (on a fully taxable equivalent basis) by average interest earnings assets.

                                                                                                   For the
                                                                                              nine months ended
                                                    For the year ended December 31,             September 30,
                                           ------------------------------------------------  ------------------
                                             2001      2000      1999      1998      1997      2002      2001
                                           --------  --------  --------  --------  --------  --------  --------
Net interest income....................... $ 11,638  $ 10,942  $  9,376  $  7,877  $  6,819  $  9,105  $  8,618
Tax-equivalent basis adjustment...........      180       211       265       190       160        88       141
                                           --------  --------  --------  --------  --------  --------  --------
  Net interest income (on a fully taxable
   equivalent basis)......................   11,818    11,153     9,641     8,067     6,979     9,193     8,759
                                           ========  ========  ========  ========  ========  ========  ========
Average interest earning assets........... $210,907  $196,233  $173,464  $143,745  $129,309  $228,655  $212,713
  Net margin on interest assets (taxable
   equivalent)............................     5.61%     5.68%     5.56%     5.61%     5.40%     5.36%     5.49%

(5) The efficiency ratio is calculated by dividing non-interest expenses, excluding merger-related charges, amortization of intangibles and net expense of foreclosed real estate by net interest income.

                                                                                                   For the
                                                                                              nine months ended
                                                        For the year ended December 31,         September 30,
                                                   -----------------------------------------  ----------------
                                                     2001     2000     1999    1998    1997     2002     2001
                                                   -------  -------  -------  ------  ------  -------  -------
Non-interest expenses............................. $ 6,299  $ 5,950  $ 5,662  $4,848  $4,361  $ 5,949  $ 4,836
Net interest income (on a fully taxable equivalent
 basis)...........................................  11,818   11,153    9,641   8,067   6,979    9,193    8,759
Non-interest income...............................   1,907    1,501    1,409   1,301   1,102    1,768    1,410
Less:
  Security gains..................................     103       --       --      --      --      103       --
  Sale of loans...................................      40       23       44      49      17       --       40
                                                   -------  -------  -------  ------  ------  -------  -------
   Net interest income and non-interest income
    adjusted...................................... $13,582  $12,631  $11,006  $9,319  $8,064  $10,858  $10,129
                                                   =======  =======  =======  ======  ======  =======  =======
  Efficiency ratio................................   46.38%   47.11%   51.44%  52.02%  54.08%   54.79%   47.74%

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following tables sets forth unaudited pro forma condensed combined financial information for Interchange after giving effect to the merger. These statements were prepared giving effect to the purchase accounting adjustments and other assumptions described in the accompanying notes.

   The unaudited pro forma condensed consolidated balance sheet as of September 30, 2002, and the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2001 and for the nine months ended September 30, 2002 combine the historical financial statements of Interchange with Bridge View after giving effect to the merger using the purchase method of accounting. Pro forma adjustments to the balance sheet are computed as if the transaction occurred at September 30, 2002, while the pro forma adjustments to the statements of income are computed as if the transaction occurred on January 1, 2001, the earliest period presented.

   The pro forma condensed combined financial statements contain adjustments relating to estimated fair values of assets and liabilities acquired and estimated fair values of assets and liabilities acquired and estimated transaction and integration costs.

   The combined company expects to achieve certain merger benefits in the form of operating expense reductions and revenue enhancements. The selected unaudited pro forma combined statement of income does not reflect potential operating expense reductions or revenue enhancements that are expected to result from the merger and, therefore, may not be indicative of the results of future operations. No assurance can be given with respect to the ultimate level of operating expense reductions or revenue enhancements.

   In connection with the merger, Interchange and Bridge View expect to incur combined pre-tax merger related charges of approximately $2.8 million, which includes costs for severance, legal, printing and investment banking fees.

   The unaudited pro forma information is presented for informational purposes only. This information should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements and accompanying notes of Interchange and Bridge View, incorporated by reference or included with this joint proxy statement-prospectus. The unaudited pro forma financial information should not be construed as indicative of the actual operations that would have occurred had the merger occurred at the date or at the beginning of the periods indicated or that may be obtained in the future.

Unaudited Pro Forma Condensed Balance Sheet

   The following unaudited pro forma condensed balance sheet as of September 30, 2002 has been prepared to reflect the acquisition by Interchange of 100% of Bridge View after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this joint proxy statement-prospectus.

                  Unaudited Pro Forma Condensed Balance Sheet
                              September 30, 2002
                                (in thousands)

                                             Bridge View Interchange Proforma Adjustments  Combined
                                             ----------- ----------- -------------------  ----------
Cash and cash equivalents...................  $ 45,527    $ 36,998   $(33,528)     (I)    $   48,997
Securities..................................    39,781     229,900         37      (J)       269,718
Loans.......................................   176,439     624,571      1,764      (H)       802,774
Allowance for loan and lease losses.........    (1,676)     (6,707)                           (8,383)
Foreclosed real estate and other Repossessed
  assets....................................        --         358                               358
Goodwill....................................        --       1,560     52,446      (E)        54,006
Other intangible assets.....................        --         250     10,937      (H)        11,187
Other assets................................    12,435      33,982     (4,458)     (F)        41,959
                                              --------    --------       --------         ----------
   Total assets.............................  $272,506    $920,912   $ 27,198             $1,220,616
                                              ========    ========       ========         ==========
Non-interest bearing deposits...............  $ 91,942    $116,857   $     --             $  208,799
Interest bearing deposits...................   151,092     673,425         --                824,517
                                              --------    --------       --------         ----------
   Total deposits...........................   243,034     790,282         --              1,033,316
Securities sold under repurchase agreements.        --      22,049         --                 22,049
Short term borrowings.......................        --       7,000         --                  7,000
Long term borrowings........................        --      10,000         --                 10,000
Other liabilities...........................       729      12,548      2,846      (C)        16,123
                                              --------    --------       --------         ----------
   Total liabilities........................   243,763     841,879      2,846              1,088,488
                                              --------    --------       --------         ----------
Common stock................................    30,872       5,397    (30,872)                 5,397
Capital surplus.............................        --      21,098     53,095                 74,193
Retained earnings...........................    (2,310)     61,273      2,310                 61,273
Accumulated other comprehensive income......       181       3,809       (181)                 3,809
Less: treasury stock........................        --     (12,544)        --                (12,544)
                                              --------    --------       --------         ----------
   Total shareholders' equity...............    28,743      79,033     24,352      (G)       132,128
                                              --------    --------       --------         ----------
Total liabilities and shareholders' equity..  $272,506    $920,912   $ 27,198             $1,220,616
                                              ========    ========       ========         ==========

--------
See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Statements of Income

   The following unaudited pro forma condensed statements of income have been prepared to reflect the acquisition by Interchange of 100% of Bridge View after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this joint proxy statement-prospectus.

              Unaudited Pro Forma Condensed Statements of Income
                 For the nine months ended September 30, 2002
                     (in thousands, except per share data)

                                                 Bridge View(1) Interchange(2) Proforma Adjustments Combined
                                                 -------------- -------------- -------------------  --------
Interest........................................    $10,317        $42,315     $  (421)     (H)     $52,211
Interest expense................................      1,212         13,560          --               14,772
                                                    -------        -------         -------          -------
   Net interest income..........................      9,105         28,755        (421)              37,439
                                                    -------        -------         -------          -------
Provision for loan and lease losses.............        330            885          --                1,215
                                                    -------        -------         -------          -------
Net interest income after provision for loan and
  lease losses..................................      8,775         27,870        (421)              36,224
Non-interest income.............................      1,768          4,813          --                6,581
Non-interest expenses
   Salaries and benefits........................      2,994         10,067          --               13,061
   Occupancy and FF&E...........................      1,274          3,433          --                4,707
   Other expenses...............................      1,681          5,250       1,172      (H)       8,103
                                                    -------        -------         -------          -------
   Total non-interest expenses..................      5,949         18,750       1,172               25,871
   Net income before taxes......................      4,594         13,933      (1,593)              16,934
Income taxes....................................      1,736          4,471        (558)     (H)       5,649
                                                    -------        -------         -------          -------
   Net income...................................    $ 2,858        $ 9,462     $(1,035)             $11,285
                                                    =======        =======         =======          =======
Earnings per common share:
   Basic........................................       0.81           0.96          --                 0.88
   Diluted......................................       0.78           0.95          --                 0.88
Average shares:
   Basic........................................      3,551          9,806        (601)              12,756
   Diluted......................................      3,664          9,928        (714)              12,878

--------
See Accompanying Notes to the Unaudited Proforma Condensed Combined Financial
    Statements.
(1) Bridge View per share data and average shares have been restated, as applicable, to reflect a 10% stock dividend declared on March 5, 2002 and paid on April 2, 2002.
(2) Interchange per share data and average shares have been restated, as applicable, to reflect a 3-for-2 stock split declared on May 23, 2002 and paid on July 12, 2002.

              Unaudited Pro Forma Condensed Statements of Income
                     For the year ended December 31, 2001
                     (in thousands, except per share data)

                                                 Bridge View(1) Interchange(2) Proforma Adjustments Combined
                                                 -------------- -------------- -------------------  --------
Interest........................................    $14,829        $57,402     $  (561)     (H)     $71,670
Interest expense................................      3,191         23,444          --               26,635
                                                    -------        -------         -------          -------
   Net interest income..........................     11,638         33,958        (561)              45,035
                                                    -------        -------         -------          -------
Provision for loan and lease losses.............        165          1,075          --                1,240
                                                    -------        -------         -------          -------
Net interest income after provision for Loan and
  lease losses..................................     11,473         32,883        (561)              43,795
Non-interest income.............................      1,907          5,578          --                7,485
Non-interest expenses
   Salaries and benefits........................      3,255         12,353          --               15,608
   Occupancy and FF&E...........................      1,284          4,432          --                5,716
   Other expenses...............................      1,760          6,088       1,562      (H)       9,410
                                                    -------        -------         -------          -------
   Total non-interest expenses..................      6,299         22,873       1,562               30,734
   Net income before taxes......................      7,081         15,588      (2,123)              20,546
Income taxes....................................      2,512          5,048        (743)     (H)       6,817
                                                    -------        -------         -------          -------
   Net income...................................    $ 4,569        $10,540     $(1,380)             $13,729
                                                    =======        =======         =======          =======
Earnings per common share:
   Basic........................................       1.29           1.08          --                 1.08
   Diluted......................................       1.25           1.07          --                 1.07
Average shares:
   Basic........................................      3,549          9,779        (599)              12,729
   Diluted......................................      3,649          9,822        (699)              12,772

--------
See Accompanying Notes to the Unaudited Proforma Condensed Combined Financial
    Statements.
(1) Bridge View per share data and average shares have been restated, as applicable, to reflect a 10% stock dividend declared on March 5, 2002 and paid on April 2, 2002.
(2) Interchange per share data and average shares have been restated, as applicable, to reflect a 3-for-2 stock split declared on May 23, 2002 and paid on July 12, 2002.

                    NOTES TO PRO FORMA UNAUDITED CONDENSED
                         COMBINED FINANCIAL STATEMENTS

NOTE A.  BASIS OF PRESENTATION

   The unaudited pro forma condensed consolidated balance sheet as of September 30, 2002, and the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2001 and for the nine months ended September 30, 2002 combine the historical financial statements of Interchange Financial Services Corporation with Bridge View Bancorp after giving effect to the merger using the purchase method of accounting. Pro forma adjustments to the balance sheet are computed as if the transaction occurred at September 30, 2002, while the pro forma adjustments to the statements of income are computed as if the transaction occurred on January 1, 2001, the earliest period presented.

   The merger is accounted for as a purchase. Under this method of accounting, assets and liabilities of Bridge View are adjusted to their estimated fair value and combined with the recorded book values of the assets and liabilities of Interchange. Applicable income tax effects of such adjustments are included as a component of Interchange's net deferred tax asset with a corresponding offset to goodwill.

   For purposes of the pro forma condensed financial statements, estimates of the fair value of Bridge View's assets and liabilities as of September 30, 2002 have been combined with the recorded values of the assets and liabilities of Interchange. Fair value adjustments are subject to update as Interchange is currently in the process of obtaining appraisals and fair value evaluations, including a deposit evaluation, for Bridge View's assets and liabilities.

NOTE B.  PURCHASE PRICE

   The aggregate purchase price is based upon holders of Bridge View common stock receiving 2,949,719 shares of Interchange common stock plus $33,528,472 in cash, less any amounts paid for unexercised stock options.

   The total consideration to Bridge View shareholders in connection with the merger is calculated as follows (in thousands, except share data):

Interchange Common Stock to be issued...............................  2,949,719
Market price per share of Interchange common stock (closing price on
  November 18, 2002)................................................ $    18.00
                                                                     ----------
   Total market value of Interchange common stock to be issued......     53,095
   Total cash to be distributed to Bridge View shareholders.........     33,528
                                                                     ----------
Total Purchase Price of Bridge View................................. $   86,623
                                                                     ==========

NOTE C.  TRANSACTION COSTS AND INTEGRATION EXPENSES

   Interchange's management anticipates, based upon preliminary plans and estimates, that approximately $2.8 million of costs related to severance, professional fees, printing and other restructuring charges will be incurred in connection with the merger and will be included as part of the allocation of the purchase price of Bridge View.

   The estimated transaction costs expected to be incurred are as follows (in thousands):

                           Directors Expenses $  221
                           Consulting Fees...  1,200
                           Legal Fees........    225
                           Severance.........    700
                           Printing Fees.....    100
                           Other.............    400
                                              ------
                                              $2,846
                                              ======

NOTE D.  ALLOCATION OF PURCHASE PRICE

   The purchase price of Bridge View has been allocated as described in the table below (in thousands):

Net assets applicable to Bridge View's common stock.................................. $28,743
Total transaction costs incurred in connection with the merger.......................  (2,846)
Increases to Bridge View's net asset value to record:
   Core deposit intangible, net of taxes of $3,828...................................   7,109
   Loan premium, net of taxes of $617................................................   1,147
   Fair market value adjustment for securities Held-to-Maturity, net of taxes of $13.      24
                                                                                      -------
       Total preliminary allocation of purchase......................................  34,177
                                                                                      -------
Goodwill due to the merger...........................................................  52,446
                                                                                      -------
   Total purchase price.............................................................. $86,623
                                                                                      =======

NOTE E.  TOTAL GOODWILL DUE TO MERGER

           Total purchase price............................ $ 86,623
           Total estimated transaction costs to be incurred    2,846
           Total common stockholders' equity of Bridge View  (28,743)
           Core deposit intangible, net of taxes of $3,828.   (7,109)
           Loan premium, net of taxes of $617..............   (1,147)
           Securities Held-to-Maturity, net of taxes of $13      (24)
                                                            --------
              Total goodwill due to merger................. $ 52,446
                                                            ========

   The loan premium and securities Held-to-Maturity adjustment will be amortized over the average lives of the corresponding assets as a yield adjustment. The core deposit intangible of $7.1 million (net of applicable income tax effects) will be amortized over the estimated period of benefit on a straight-line basis.

NOTE F.  OTHER ASSETS

   Adjustments to other assets are as follows (in thousands):

      Deferred Tax Asset
         Deferred tax liability from core deposit intangible..... $(3,828)
         Deferred tax liability from loan premium................    (617)
         Deferred tax liability from securities Held-to-Maturity.     (13)
                                                                  -------
         Total reduction in net deferred tax asset............... $(4,458)
                                                                  =======

NOTE G.  SHAREHOLDERS' EQUITY

   The purchase price of approximately $86.6 million is reduced by Bridge View's total shareholders' equity of approximately $28.7 million. The price of Interchange's common stock on November 18, 2002 was $18.00, and the total value of the newly based shares of Interchange common stock will be approximately $53.1 million and represents additional paid-in capital.

NOTE H.  PURCHASE ACCOUNTING ADJUSTMENTS

   Adjustments are made to reflect the recording of intangibles, as well as to eliminate any intangible balances previously recorded by Bridge View in accordance with the purchase method of accounting. Purchase accounting adjustments will be recorded on a gross basis with related adjustments to Interchange's net deferred tax asset as follows (in thousands):

                                                                              (Income) Expense Effect
                                                                              ----------------------
                                                                Net of Income 9 months   Fiscal year
                                                        Gross    Tax Effect   9/30/2002  12/31/2001
                                                       -------  ------------- ---------  -----------
Interest Income
Estimated fair value adjustment to investments
  Available-for-Sale*................................. $   441     $  291      $  221      $  294
Estimated fair value adjustment to securities Held-to-
  Maturity*...........................................      37         24          11          15
Loan premium..........................................   1,764      1,147         189         252
                                                       -------     ------      ------      ------
                                                         2,242      1,462         421         561
                                                       -------     ------      ------      ------
Non-Interest Expenses
Core deposit intangible due to the merger**...........  10,937      7,109       1,172       1,562
                                                       -------     ------      ------      ------
                                                        10,937      7,109       1,172       1,562
                                                       -------     ------      ------      ------
Tax effect............................................  (4,458)                  (558)       (743)
                                                       -------     ------      ------      ------
   Totals............................................. $ 8,721     $8,571      $1,035      $1,380
                                                       =======     ======      ======      ======

--------
* Net unrealized pretax gains of $441 thousand and $37 thousand on Bridge View's securities Available-for-Sale and Held-to-Maturity, respectively, are amortized over the estimated remaining life of the securities.
** The core deposit intangible due to the Merger is amortized over the estimated period of benefit on a straight line basis.

   The incremental effect on net income of the purchase accounting adjustments is estimated to be a net after-tax expense of approximately $1.4 million for the first 12-month period subsequent to the merger.

NOTE I.  CASH PAYMENT

   It is anticipated that the cash payment of $33,528,472 to Bridge View stockholders will be funded by Interchange from either cash on hand or sale of certain securities.

NOTE J.  SECURITIES

   The estimated fair value adjustment for securities Held-to-Maturity amounted to $37 thousand as of September 30, 2002 and will be amortized over the remaining life of the securities as a yield adjustment.

                 SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

   The following table shows certain comparative per share data for Interchange common stock on a historical and pro forma combined basis and for Bridge View common stock on a historical and pro forma equivalent basis reflecting the merger of Bridge View and Interchange. The information in the table assumes that Interchange will exchange 1.29 shares of its common stock for each share of Bridge View common stock. Refer to "The Merger Agreement--Conversion of Bridge View Stock" for a more detailed description of how this exchange ratio was calculated and the assumptions underlying the calculation. The actual exchange ratio will not be known until the time of the merger. The pro forma equivalent information for Bridge View is calculated by multiplying the data in the pro forma combined column by the implied exchange ratio of 1.29. The pro forma share data in the following table is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed during the period or as the date for which this pro forma data is presented.

   You should read the comparative per share data with the historical financial statements and related notes of Interchange and Bridge View. Interchange's and Bridge View's historical financial statements and related notes are incorporated by reference into this joint proxy statement-prospectus from documents filed with the SEC. See "Where You Can Find More Information" on page .

                                            Interchange(1)       Bridge View(2)
                                         -------------------- ---------------------
                                                    Pro Forma            Pro Forma
                                         Historical Combined  Historical Equivalent
                                         ---------- --------- ---------- ----------
Earnings Per Share:
 Basic
   Nine Months Ended September 30, 2002.   $0.96     $ 0.88     $0.81      $ 1.14
   Year Ended December 31, 2001.........   $1.08     $ 1.08     $1.29      $ 1.39

 Diluted
   Nine Months Ended September 30, 2002.   $0.95     $ 0.88     $0.78      $ 1.14
   Year Ended December 31, 2001.........   $1.07     $ 1.07     $1.25      $ 1.38

Cash Dividends Per Share:
   Nine Months Ended September 30, 2002.   $0.30     $ 0.30     $0.29      $ 0.39
   Year Ended December 31, 2001.........   $0.36     $ 0.36     $0.35      $ 0.46

Book Value Per Share:
   September 30, 2002...................   $8.04     $10.34     $8.10      $13.34
   December 31, 2001....................   $7.04     $ 9.45     $7.57      $12.19

--------
(1) Interchange per share data and average shares have been restated, as applicable, to reflect a 3-for-2 stock split declared on May 23, 2002 and paid on July 12, 2002.
(2) Bridge View per share data and average shares have been restated, as applicable, to reflect a 10% stock dividend declared on March 5, 2002 and paid on April 2, 2002.

                     MARKET PRICE AND DIVIDEND INFORMATION

Market Price Information

   The following table presents, for the periods indicated, historical high and low closing price information for Interchange common stock as reported on the Nasdaq National Market and for Bridge View common stock as reported on the American Stock Exchange. Interchange common stock is listed for quotation on the Nasdaq National Market under the symbol "IFCJ" and Bridge View trades on the American Stock Exchange under the symbol "BVB."

                                              Interchange     Bridge View
                                             Common Stock(1) Common Stock(2)
                                             --------------- ---------------
                                              High    Low     High    Low
                                             ------  ------  ------  ------
       First Quarter 2001................... $12.59  $ 9.17  $13.97  $12.72
       Second Quarter 2001.................. $12.23  $ 9.96  $15.00  $12.95
       Third Quarter 2001................... $12.41  $11.57  $14.55  $12.91
       Fourth Quarter 2001.................. $13.15  $11.70  $15.14  $12.00
       First Quarter 2002................... $16.23  $12.47  $19.32  $14.75
       Second Quarter 2002.................. $19.27  $16.23  $19.45  $18.00
       Third Quarter 2002................... $18.67  $15.70  $18.90  $16.10
       Fourth Quarter 2002.................. $19.10  $15.95  $21.20  $15.25
       First Quarter 2003 (through March   ) $       $       $       $

--------
(1) Interchange common stock prices have been restated, as applicable, to reflect all stock splits and stock dividends during the periods presented.
(2) Bridge View common stock prices have been restated, as applicable, to reflect all stock splits and stock dividends during the periods presented.

   The following table sets forth the closing sale price for a share of Interchange common stock and Bridge View common stock, and the equivalent per share price of Bridge View common stock (which is the closing price of Interchange common stock) as of November 18, 2002, the last full trading day before the public announcement of the merger. See the section "The Merger Agreement--Conversion of Bridge View Stock" beginning on page .

                            Interchange  Bridge View  Equivalent Share
                            Common Stock Common Stock      Price
                            ------------ ------------ ----------------
          November 18, 2002    $18.00       $19.99         $23.22

   Shareholders are urged to obtain current market quotations for Interchange common stock and Bridge View common stock.

Dividend Information

  Interchange

   The following table presents cash dividends declared and paid by Interchange per share of common stock for the periods indicated. Dividend amounts have been restated, as applicable, to reflect all stock splits and stock dividends during the periods presented.

                                   2003 2002  2001   2000
                                   ---- ----- ----- -------
                    First Quarter. $    $0.10 $0.09 $0.0833
                    Second Quarter  --   0.10  0.09  0.0833
                    Third Quarter.  --   0.10  0.09  0.0833
                    Fourth Quarter  --   0.14  0.09  0.0833

  Bridge View

   The following table presents the cash dividends declared and paid by Bridge View per share of common stock for the periods indicated. Dividend amounts have been restated, as applicable, to reflect all stock splits and stock dividends during the periods presented.

                                    2003 2002  2001   2000
                                    ---- ----- ----- ------
                     First Quarter. $    $0.09 $0.08 $0.033
                     Second Quarter  --   0.10  0.09  0.041
                     Third Quarter.  --   0.10  0.09  0.041
                     Fourth Quarter  --   0.10  0.09  0.041

                                 RISK FACTORS

   In addition to the other information included in or incorporated by reference into this document, including the matters addressed in "A Warning
About Forward-Looking Information" beginning on page      , you should
carefully consider the matters described below in determining how to vote on the merger.

If you are a Bridge View shareholder, you may not receive the form of merger consideration that you initially elect.

   The merger agreement contains provisions that are designed to ensure that exactly 2,949,719 shares of Interchange common stock will be issued and exactly $33,528,472 in cash will be paid to Bridge View shareholders in the merger. If elections are made by Bridge View shareholders that would result in them receiving either more cash or more shares of Interchange common stock than described above, then either those electing to receive cash or those electing to receive Interchange common stock, as the case may be, may have the consideration of the type they selected reduced by a pro rata amount so that the total merger consideration paid to Bridge View shareholders remains 2,949,719 shares of Interchange common stock and $33,528,472 in cash. As a result, they may receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that Bridge View shareholders will not receive a portion of the merger consideration in the form that they initially elect, which could result in, among other things, tax consequences that differ from those that would have resulted had they received the form of consideration they initially elected (including with respect to the recognition of taxable gain to the extent cash is received). See "Proposal No. 1--The Merger--Material Federal Income Tax Consequences" beginning on page and "The Merger Agreement--Election and Proration Procedures" beginning on page .

The value of the merger consideration to be received by Bridge View shareholders will fluctuate during the pendency of the merger to the extent that the market value of Interchange common stock fluctuates, which means that Bridge View shareholders will not know the value of the Interchange common stock and/or cash they are receiving until the date the merger is completed.

   The merger agreement provides for a fixed number of shares of Interchange common stock to be issued and a fixed amount of cash to be paid to Bridge View shareholders in exchange for their shares of Bridge View common stock. In other words, the merger agreement does not provide for any automatic adjustment to the number of shares of Interchange common stock or the amount of cash to be paid based on fluctuations in the value of a share of Bridge View common stock or Interchange common stock. For each outstanding share of Bridge View common stock, Bridge View shareholders who elect to receive shares of Interchange common stock as consideration in the merger will receive a number of shares of Interchange common stock based on an exchange ratio to be established at the effective time of the merger.

   The exchange ratio will be established based upon, among other things, a measurement price of Interchange common stock based on the average bid and ask price for a share of Interchange common stock as reported by the Nasdaq National Market for a 20 day valuation period ending on the date that election forms are due to Interchange's exchange agent. See "The Merger Agreement--Conversion of Bridge View Common Stock." Because of market fluctuations, the value of any shares of Interchange common stock that Bridge View shareholders receive upon completion of the merger could be higher or lower than the value of those shares based on the Interchange measurement price, the date of this document or the day of the Bridge View special meeting. Variations in the market price of Interchange common stock may result from changes in the business, operations or prospects of Interchange or the combined company, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Accordingly, we cannot assure that shareholders who elect different forms of merger consideration will receive the same value for their shares of Bridge View common stock upon completion of the merger.

   We urge you to obtain current market quotations for Interchange common stock. Interchange is quoted on the Nasdaq National Market under the symbol "IFCJ."

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

There are uncertainties in integrating the business operations of Bridge View with Interchange and in realizing enhanced earnings for the combined company.

   The merger and the bank merger involve the integration of companies that have previously operated independently. Successful integration of Bridge View's consolidated operations will depend primarily on Interchange's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that Interchange and Bridge View will be able to integrate their operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

   The combined company's results may be affected if:

  . the combination of the businesses of Interchange and Bridge View takes longer, or is more difficult, time-consuming or costly to accomplish than expected;

  . the expected growth opportunities and cost savings from the merger are not fully realized or take longer to realize than expected;

  . economic conditions in Bergen County, New Jersey, the primary market area of both Interchange and Bridge View, deteriorate or have an economic downturn; or

  . operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, are greater than expected.

   If any of these risks were to occur, the business, operations and/or earnings of the combined company could be negatively affected.

Upon completion of the merger, the current shareholders of Interchange will have their ownership diluted.

   The issuance of the shares of Interchange common stock in the merger will dilute the ownership of Interchange by its current shareholders. In the merger, Interchange proposes to issue 2,949,719 shares of Interchange common stock, which after its issuance will represent approximately 23% of the issued and outstanding shares of Interchange common stock.

   From time to time, Interchange details other risks with respect to its business and/or financial results in press releases and filings with the Securities and Exchange Commission. We urge you to review the risks described in such releases and filings before voting at your shareholders' meeting.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

   Interchange and Bridge View each have made forward-looking statements in this document, and in certain documents that we refer to in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company's management, and on information currently available to them. Forward-looking statements include the information concerning possible or assumed future results of operations of Interchange and/or Bridge View set forth under "Questions and Answers About the Merger," "Summary," "Proposal No. 1--The Merger--Background of the Merger," "--Reasons for the Merger," "--Effects of the Merger," and "Unaudited Pro Forma Condensed Combined Financial Information," and statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   In particular, Interchange and Bridge View each have made statements in this document regarding statements of the benefit of the merger, including future financial and operating results, cost savings, enhancements, revenues, accretions and reported earnings that may be realized from the merger, statements about Interchange's and Bridge View's plans, expectations, and intentions and other statements that are not historical facts. With respect to estimated cost savings, Interchange has made certain assumptions regarding, among other things, the extent of operational overlap between Interchange and Bridge View, the amount of general and administrative expense consolidation, costs relating to converting Bridge View's bank operations and data processing to Interchange's systems and the costs related to the merger. The realization of cost savings are subject to the risk that the foregoing assumptions are not accurate.

   Moreover, any statements in this document regarding the anticipated effect of the merger and anticipated performance in future periods are subject to risks relating to, among other things, the following:

  . the business of Interchange and Bridge View may not be combined successfully, or the combination may take longer or be more difficult, time consuming or costly to accomplish than expected;

  . the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

  . operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

  . the merger may not be consummated because of, among other things, the failure to obtain required shareholder or governmental approvals, or the imposition of adverse regulatory conditions in connection with governmental approvals of the merger;

  .   adverse governmental or regulatory policies may be enacted;

  . the interest rate environment may change, so as to further compress margins and adversely affect net interest income;

  . Interchange or Bridge View may experience adverse changes to credit quality;

  . Interchange or Bridge View may experience increased competition from other financial services companies in their market; and

  . the concentration of Interchange's and Bridge View's operations in Bergen County, New Jersey may adversely affect results if the Bergen County, New Jersey economy or real estate markets decline.

   Management of Interchange and Bridge View believe these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Interchange following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Interchange's and Bridge View's ability to control or predict. For those statements, Interchange and Bridge View claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   From time to time, Interchange and Bridge View detail other risks with respect to its respective business and/or financial results in press releases and filings with the Securities and Exchange Commission. We urge you to review the risks described in such releases and filings before voting on the merger agreement, if you are a Bridge View shareholder, or the issuance of additional shares of Interchange common stock, if you are an Interchange shareholder.

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

                        THE BRIDGE VIEW SPECIAL MEETING

General

   This joint proxy statement-prospectus is being furnished to Bridge View shareholders in connection with the solicitation of proxies by the Bridge View board of directors to approve and adopt the merger agreement and the merger.

Date, Time and Place

   The Bridge View special meeting is scheduled to be held on       , April   ,
2003 at        .m. at the Radisson Hotel, 401 South Van Brunt Street,
Englewood, New Jersey 07631.

Purpose of the Bridge View Special Meeting

   At the Bridge View special meeting, shareholders of Bridge View will be asked to consider and vote on:

  . the approval and adoption of the Agreement and Plan of Merger, dated as of November 18, 2002, by and between Interchange and Bridge View, pursuant to which Bridge View will be merged with and into Interchange; and

  .   any other matters that may properly be brought before the meeting.

Record Date; Voting Rights; Quorum; Required Vote

   Only holders of record of Bridge View common stock at the close of business
on March    , 2003, the record date for the Bridge View special meeting, are entitled to receive notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. On the record date, shares of Bridge View common stock were outstanding, excluding shares held
in treasury, and were held by approximately     holders of record.

   Each share of Bridge View common stock is entitled to one vote per share on any matter that properly comes before the special meeting. Holders of a majority of the issued and outstanding shares of Bridge View common stock entitled to vote must be present at the special meeting, in person or by proxy, to constitute a quorum to transact business at the special meeting.

   Approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Bridge View common stock.

Share Ownership

   On the Bridge View record date, the Bridge View directors beneficially owned
an aggregate of     shares of Bridge View common stock, or approximately    %
of the shares of such stock then outstanding. These directors have entered into agreement with Interchange whereby they agreed to vote all of the shares of Bridge View common stock beneficially owned by them in favor of the approval and adoption of the merger agreement. See "Proposal No. 1--The Merger--Agreements with Directors of Bridge View."

   With the exception of two Interchange directors who beneficially own a combined 1,931 shares of Bridge View common stock, on the Bridge View record date, none of the directors of Interchange, or their affiliates, owned any shares of Bridge View common stock.

Recommendations of the Bridge View Board of Directors

   The Bridge View board of directors unanimously approved and adopted the merger agreement.

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

   The Bridge View board of directors believes that the merger agreement and the merger is fair to and in the best interests of Bridge View and its shareholders. Accordingly, the Bridge View board of directors unanimously recommends that Bridge View shareholders vote "FOR" approval and adoption of the merger agreement.

Voting and Revocation of Proxies; Shares Held in Street Name

   Bridge View shareholders may vote their Bridge View shares by attending the Bridge View special meeting and voting their shares in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope to Bridge View in a timely manner. If you vote by proxy, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. If a written proxy card is signed by a Bridge View shareholder and returned without instructions, the shares represented by the proxy will be voted "FOR" the approval and adoption of the merger agreement.

   Do not forward your Bridge View stock certificates with your proxy card.

   Bridge View shareholders may revoke any proxy that they give at any time before it is used to cast their vote. To revoke a proxy, a Bridge View shareholder must either file a written notice of revocation with Bridge View or deliver a properly executed proxy with a later date to the Bridge View Corporate Secretary. Simply showing up at the Bridge View special meeting will not automatically revoke your proxy. The Bridge View Corporate Secretary will be in attendance at the Bridge View meeting and, prior thereto, can be reached at the following address:

             Bridge View Bancorp
             457 Sylvan Avenue
             Englewood Cliffs, New Jersey 07632
             Attention: Ms. Michele Albino, Corporate Secretary
             Phone No.: (201) 871-7800

   Election inspectors appointed for the special meeting will tabulate the votes cast by proxy or in person at the Bridge View meeting. The election inspectors will determine whether a quorum is present. The election inspectors will treat abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining a quorum where (1) proxies are marked as abstentions, (2) Bridge View shareholders appear in person but abstain from voting, or (3) a broker indicates on proxy that it does not have discretionary authority regarding certain shares.

   Bridge View shareholders who hold their Bridge View shares in "street name," meaning in the name of a bank, broker or other record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote at the Bridge View special meeting. Under applicable rule of the American Stock Exchange, brokers who hold shares in street names for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote those customers' shares with respect to the matters to be voted on at the Bridge View special meeting in the absence of specific instructions from the customer. Brokers are also required to request these instructions from beneficial owners of Bridge View shares.

   Bridge View is not aware of any matters that will come before the special meeting other than the vote on the merger agreement. If any other matters properly come before the Bridge View meeting, the person named on the enclosed proxy card will have the discretion to vote on those matters using his best judgment, unless you specifically withhold that authorization when you complete your proxy card.

Solicitation of Proxies and Expenses

   Bridge View may use its directors, officers and employees to solicit proxies. These people will not receive any additional compensation for their services, but will be reimbursed for their out-of-pocket expenses. Bridge View will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of the proxy soliciting material to the beneficial owners of Bridge View common stock and in obtaining voting instructions from those owners. Bridge View and Interchange will share equally in the expenses of printing this joint proxy statement-prospectus, but Bridge View will pay the expenses of mailing this joint proxy statement-prospectus to Bridge View shareholders.

                        THE INTERCHANGE ANNUAL MEETING

General

   This joint proxy statement-prospectus is being furnished to Interchange shareholders in connection with the solicitation of proxies by the Interchange board of directors to approve the issuance of shares of Interchange common stock in the proposed merger and to vote on the other matters listed below.

Date, Time and Place

   The Interchange annual meeting is scheduled to be held on      , April    ,
2003 at     .m. at the Marriott Hotel, Garden State Parkway at Route 80 in
Saddle Brook, New Jersey.

Purpose of the Interchange Annual Meeting

   At the Interchange annual meeting, Interchange shareholders will consider and vote upon the following proposals:

  . to approve the issuance of Interchange common stock pursuant to the terms of the merger agreement;

  . to elect four directors of Interchange to serve until the 2006 annual meeting of shareholders;

  . to ratify the appointment of Deloitte & Touche LLP as Interchange's independent auditors for the fiscal year ending December 31, 2003; and

  .   such other business as may properly come before the annual meeting.

Record Date; Voting Rights; Quorum; Required Vote

   Only holders of record of Interchange common stock at the close of business
on March    , 2003, the record date for the Interchange annual meeting, are entitled to receive notice of and to vote at the annual meeting or at any adjournment or postponement of the annual meeting. On the record date, shares of Interchange common stock were outstanding, excluding shares held
in treasury, and were held by approximately     holders of record.

   Each share of Interchange common stock is entitled to one vote per share on any matter that properly comes before the annual meeting. Holders of a majority of the issued and outstanding shares of Interchange common stock entitled to vote must be present at the annual meeting, in person or by proxy, to constitute a quorum to transact business at the annual meeting.

   Approval of the issuance of shares of Interchange common stock in the merger requires the affirmative vote of a majority of the votes cast at the meeting. The election of directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. Interchange common stock has no cumulative voting rights. The ratification of Deloitte & Touche LLP as Interchange's independent public auditors requires the affirmative vote of a majority of the votes cast at the annual meeting.

Share Ownership

   On the Interchange record date, the Interchange directors beneficially owned
an aggregate of     shares of Interchange common stock or approximately    % of
the shares of such stock then outstanding. We currently expect that these directors will vote all of the shares of Interchange common stock beneficially owned by them in favor of the proposal to approve the issuance of shares of Interchange common stock in connection with the merger. We also currently expect that the Interchange directors will vote all such shares in favor of election of the four (4) nominees for director and the ratification of Deloitte & Touche LLP as our independent auditors for 2003.

   Certain directors of Bridge View, or their affiliates, owned 97,628 shares of Interchange common stock in the aggregate on the Interchange record date.

Recommendations of the Interchange Board of Directors

   All of the Interchange directors who voted on the merger agreement approved and adopted the merger agreement. The Interchange board of directors believes that the merger is fair to and in the best interests of Interchange and the Interchange shareholders. Accordingly, the Interchange board of directors unanimously recommends that Interchange shareholders vote "FOR" approval of the proposal to issue shares of Interchange common stock in connection with the merger.

   In addition, the Interchange board of directors unanimously recommends a vote "FOR" the election of the four (4) nominees for director.

   Finally, the Interchange board of directors unanimously recommends a vote "FOR" ratification of Deloitte & Touche LLP as Interchange's independent public auditors for the year ending December 31, 2003.

Voting and Revocation of Proxies; Shares Held in Street Name

   Interchange shareholders may vote their Interchange shares by attending the Interchange annual meeting and voting their shares in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All properly delivered proxies that are not revoked will be voted at the annual meeting as instructed on those proxies. If a written proxy card is signed by an Interchange shareholder and returned without instructions, the shares represented by the proxy will be voted "FOR" the proposals presented at the Interchange annual meeting.

   A shareholder who delivers a proxy may revoke it at any time before it is voted, by:

  .   delivering a proxy bearing a later date;

  . giving written notice of revocation to any of the persons named as proxies or to Interchange addressed to the Secretary; or

  .   attending the special meeting and voting in person.

   Interchange shareholders that have questions or requests for assistance in completing and submitting proxy cards should contact Interchange at the following address and telephone number:

             Interchange Financial Services Corporation
             Park 80 West/Plaza II
             Saddle Brook, New Jersey 07663
             Attention: Georgianna Hutter
             Phone No.: (201) 703-2265

   Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, who are the beneficial owners of those shares, brokers have discretion to vote such shares on routine matters, but not on non-routine matters. Thus if the proposals to be acted upon at the meeting include both routine and non-routine matters, the broker may turn in a proxy card for instructed shares that votes "FOR" the election of directors and the ratification of auditors, but expressly states that the broker is NOT voting on the proposal to issue additional shares of Interchange common stock. The vote with respect to the proposal to issue additional shares of Interchange common stock is referred to as a "broker non-vote."

   Votes cast by proxy or in person at the Interchange annual meeting, will be tabulated and will determine whether or not a quorum is present. Abstentions are counted for the purposes of determining both (1) the presence or absence of a quorum and (2) the total number of votes cast with respect to a proposal. Abstentions thus have the same effect as a vote "Against." Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted for determining the number of votes cast. A broker non-vote will not affect the outcome of any proposal presented at the annual meeting.

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

   The Interchange board of directors is unaware of any other matters that properly may be presented for action at the Interchange annual meeting. However, if other matters do come before the annual meeting or any adjournment or postponement of the annual meeting, proxies will be voted on those matters in accordance with the discretion of the proxies.

Solicitation of Proxies and Expenses

   Interchange may use its directors, officers and employees to solicit proxies. These people will not receive any additional compensation for their services, but will be reimbursed for their out-of-pocket expenses. Interchange will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of the proxy soliciting material to the beneficial owners of Interchange common stock and in obtaining voting instructions from those owners. Interchange and Bridge View will share equally in the expenses of printing this joint proxy statement-prospectus, but Interchange will pay the expenses of mailing this joint proxy statement-prospectus to Interchange shareholders.

                          PROPOSAL NO. 1--THE MERGER

   The detailed terms of the merger are contained in the merger agreement attached as Annex A to this joint proxy statement-prospectus. The following discussion and the discussion under "The Merger Agreement" describe the more important aspects of the merger and all of the material terms of the merger agreement. These descriptions are qualified by reference to such merger agreement. We encourage you to read the merger agreement carefully.

Background of the Merger

   As part of its ongoing effort to improve Bridge View's community banking franchise and enhance shareholder value, Bridge View's board of directors and management have periodically reviewed various strategic options available to Bridge View including, among other things, continued independence, the acquisition of other institutions and a strategic merger with or acquisition by another financial institution. In the course of these periodic reviews, the board of directors and management have considered the pro forma effect of various future strategies on earnings per share, book value per share, return on equity and other pertinent financial ratios, compared quantitative measures of Bridge View's performance with those of other financial institutions, and monitored trends in the local, regional and national financial institutions merger and acquisition environment. The board of directors periodically received information about companies that were possible merger targets for Bridge View and companies that were considered to be possible acquirers of Bridge View.

   During the spring of 2000, Albert F. Buzzetti, Chief Executive Officer of Bridge View, met with representatives of Keefe, Bruyette & Woods, Inc., or KBW, to discuss the possibility of contacting institutions that may have an interest in acquiring Bridge View. Following that initial discussion, Bridge View retained KBW to act as the company's financial advisor in connection with a potential sale of the company. Following that engagement, representatives from KBW gave a presentation to the board of directors of Bridge View on May 15, 2000. At that board meeting, KBW representatives discussed, among other things, the potential value Bridge View might expect to receive in an acquisition offer, which parties may be interested in acquiring Bridge View, what Bridge View could be worth as a stand-alone institution, performance ratio comparisons of Bridge View and a group of banking companies considered to be its peers, trading multiples of Bridge View and companies considered to be its peers, as well as premiums received by other similar institutions in comparable change of control transactions.

   Following that meeting, the Bridge View board instructed KBW to contact 12 specific institutions to ascertain their level of interest in acquiring Bridge View.

   KBW received preliminary indications of interest from six financial institutions that KBW contacted. KBW reviewed the responses from these financial institutions, calculated the acquirers' ability to pay based on both earnings accretion and internal rate of return measurements, reviewed comparable transactions and discounted cash flow analysis. KBW also reviewed and compared stock price performance and liquidity measures, analyst recommendations and the ownership profiles of these potential acquirers. After its review and analysis of the responses, KBW presented its findings and the preliminary non-binding proposals to the Bridge View board at a meeting held on August 29, 2000. After KBW's presentation and the board's discussion of the responses, the Bridge View board of directors decided the preliminary offers were not acceptable and made the determination to discontinue further discussions with the contacted parties.

   Following the decision at the August 29, 2000 board meeting to discontinue further discussion with the institutions contacted by KBW during that summer, representatives from KBW had conversations with Bridge View management from time to time to keep Bridge View updated with regard to developments in the industry, trends in the merger and acquisition environment, as well as other matters as requested by Bridge View. In addition, on occasion representatives from KBW received inquiries from potential acquirers with regard to their continued interest in acquiring Bridge View. Representatives from KBW also kept senior management informed of these inquiries. From time to time, senior management and certain members of the board of Bridge View also participated in informal conversations with potential acquirers.

   During December of 2001, one of the original potential acquirers from the summer of 2000 contacted KBW with a strong desire to restart potential merger discussions. During these preliminary talks, the potential acquirer stated that it would now have the ability to pay more for Bridge View than it had indicated in its bid during the summer of 2000. Based on these initial discussions, Bridge View and this potential acquirer executed a confidentiality agreement and shared with each other certain materials to be used in order to determine if a business combination transaction would be possible at that time.

   At the February 12, 2002 meeting of the board, KBW presented a revised proposal from the potential acquirer to the Bridge View board. KBW reviewed the performance of the potential acquirer and compared the potential acquirer's performance to its peers both on a financial and market basis. KBW also reviewed independent discounted cash flows analysis regarding Bridge View, recent comparable merger transactions and recent comparable merger transactions adjusted for the potential acquirer's stock price movements. After discussion, the board of directors decided the merger consideration was not acceptable given Bridge View's future prospects. As a result, further discussions regarding a potential business combination were terminated.

   In March 2002, representatives from Bridge View and Interchange met to discuss the possibility of a business combination.

   Subsequent to this initial meeting, representatives from Interchange met with KBW regarding the possibility of acquiring Bridge View. On behalf of Bridge View, KBW worked with Interchange in an effort to determine, on a preliminary basis, what Interchange might be willing to offer to acquire Bridge View and how, conceptually, the pro forma institution would be organized and function.

   In May 2002, representatives from Bridge View and Interchange again met to discuss how, conceptually, a business combination might occur and how the pro forma institution would be organized and function. A consensus was not reached at this meeting and the parties agreed to discontinue the discussion.

   During late September 2002, representatives from Interchange again contacted KBW to restart discussions with regard to a potential acquisition of Bridge View. Discussions resumed and continued through mid-October 2002.

   At an October 24, 2002 meeting of the Bridge View board, KBW presented a proposal made by Interchange. KBW reviewed, among other things, an overview of the non-binding proposal, the performance of Interchange, pro forma impact analysis, comparable transactions analysis, Bridge View's and Interchange's discounted cash flow analyses and the other party's previous non-binding offer submitted in February 2002. Based on KBW's presentation and the board's discussions, the board of directors of Bridge View determined that it would be in the best interests of Bridge View and its shareholders to pursue negotiations with Interchange regarding a potential business combination. Accordingly, the board authorized management to negotiate a definitive merger agreement for presentation to, and consideration by, the board of directors of Bridge View.

   On October 28, 2002, representatives from KBW, Interchange's senior management and Interchange's financial advisor, McConnell, Budd & Romano, or MB&R, held additional discussions regarding the financial projections for Bridge View, structure considerations, cost savings assumptions, and merger impact analysis.

   On November 6 and 7, 2002, representatives of Interchange and MB&R conducted a due diligence examination of Bridge View at Bridge View's headquarters in Englewood Cliffs, New Jersey. At that time, representatives of MB&R and Interchange reviewed the due diligence materials provided by Bridge View and had an opportunity to interview senior management of Bridge View.

   On November 8, 2002, representatives of Bridge View and KBW conducted a due diligence examination of Interchange at Interchange's headquarters in Saddle Brook, New Jersey.

   At a meeting of the executive committee of the board of directors of Interchange on November 12, 2002, representatives of MB&R and members of management reported the results of their due diligence investigation of Bridge View.

   At the November 15, 2002 meeting of the board of Bridge View, representatives of KBW presented a list of comparable transactions that reviewed transaction multiples, financial data and walk-away structures. KBW also reviewed the effect of price movements of Interchange's stock on the merger consideration, the proposed walk away-index list, and break-up fee comparables.

   At a special meeting of Bridge View's board of directors on November 18, 2002, KBW reviewed with the board the financial aspects of the proposed transaction and delivered its oral opinion that the merger consideration to be received from Interchange was fair to Bridge View's shareholders from a financial point of view. The board of directors considered this opinion carefully as well as KBW's experience, qualifications and interests in the transaction. Bridge View's board of directors then unanimously approved the transaction and instructed management to execute and deliver the merger agreement.

Reasons for the Merger

  Interchange

   The Interchange board of directors believes that the merger agreement and the merger are in the best interest of Interchange and the Interchange shareholders. Accordingly, the disinterested members of the Interchange board of directors unanimously approved and adopted the merger agreement and recommends that the shareholders of Interchange approve the issuance of shares of Interchange common stock in connection with the merger. In reaching its decision, the board of directors consulted with Interchange's management, legal counsel and financial advisor. The Interchange board of directors considered a number of factors, to which relative weights were not assigned, including the following:

  . the opinion of McConnell, Budd & Romano that the merger consideration to be paid to the Bridge View shareholders is fair, from a financial point of view, to the holders of Interchange common stock;

  . the best interests of Interchange, its subsidiaries, its shareholders and its banking customers;

  . the business, operations, financial condition and earnings of Interchange on a historical and a prospective basis and of the combined company on a pro forma basis;

  .   the financial condition and prospects of Interchange and Bridge View;

  . the familiarity of the Interchange board with and review of Bridge View's business, operations, financial condition and earnings on a historical and a prospective basis;

  . the Bergen County, New Jersey market, in which each of Interchange and Bridge View primarily operate, and the ability of Interchange to gain additional market share following the merger;

  . the results of the due diligence investigations of Bridge View conducted by Interchange and its financial and legal advisors;

  . the then-current and prospective economic and regulatory environment, burdens and constraints affecting banking organizations and commercial banks such as Interchange and Bridge View and the changing competitive environment for banking services;

  . the consolidation and increasing competition in the banking and related industries, and the expectation that the combined company will have over $1.2 billion in assets, potentially giving it greater access to financial, managerial and technological resources and making the combined company a more effective competitor in the banking and related industries;

  . the complementary nature of the businesses of Interchange and Bridge View, which could enhance revenue opportunities for the combined entity, based on such things as:

     . the ability to expand Interchange's small and middle market business operations;

     . the ability to enhance Interchange's generation of low-cost core deposits;

     . an increased ability to cross-sell a wider variety of banking products and services;

     . the ability to generate increased loan and fee income from Bridge View as a result of the higher lending limits available to the combined entity;

     . the potential to increase overall market share in Bergen County, New Jersey; and

     . the ability to achieve cost savings, operating efficiencies and other opportunities for revenue enhancement;

  . the nature of a common vision between Interchange and Bridge View about the importance of delivering financial performance and enhancing shareholder value;

  . the likelihood that the merger will be approved by the appropriate regulatory authorities;

  . the probable impact of the merger on customers and employees and the communities and businesses served by Interchange and Bridge View; and

  .   the effect of the proposed merger on each of the foregoing factors.

   There are numerous factors other than the merger that could cause Interchange's results of operations, including, among other things, earnings per share, to increase or decrease after the merger. Therefore, we cannot assure you that the anticipated benefits of the merger discussed in the previous paragraphs will happen. You should read "Risk Factors" on pages
  through   and "Warning About Forward-Looking Statements" on pages   through
for a discussion of the factors that could affect Interchange's future operations and financial condition.

   The foregoing discussion of the information and factors considered by the Interchange board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Interchange board of directors.

  Bridge View

   The Bridge View board of directors believes that the terms of the merger agreement are fair and in the best interests of Bridge View's shareholders. In the course of reaching its determination, the Bridge View board consulted with legal counsel with respect to its legal duties and the terms of the merger agreement. The board also consulted with its financial advisors with respect to the financial aspects of the transaction and fairness of the merger consideration from a financial point of view, and with senior management regarding, among other things, operational matters.

   In reaching its decision to approve and adopt the merger agreement, the board considered the following:

  . Interchange serves the same market as Bridge View and the pro forma company would be ranked 9th in deposit market share in Bergen County, New Jersey;

  . Interchange offers a broader range of products and services, and the merger would provide Bridge View's customers with access to these products and services without Bridge View having to undergo the expense of introducing them on its own;

  . the estimated value of the merger consideration to be received by the holders of Bridge View common stock of approximately $87.3 million, based on the last trade of Interchange common stock on November 15, 2002, the last day prior to the date the Bridge View board approved and adopted the merger agreement;

  . the relative attractiveness of Interchange's historic trading multiples which may offer price appreciation to Bridge View shareholders;

  . Bridge View shareholders' significant ownership percentage in Interchange after the completion of the merger would be approximately 23%;

  . the oral opinion of Keefe, Bruyette & Woods, Inc. that, as of November 18, 2002, the merger consideration was fair to Bridge View shareholders from a financial point of view;

  . current operating environment, including the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in these industries;

  . results of the due diligence investigations of Interchange, including assessments of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves;

  . other terms of the merger agreement and exhibits, including the opportunity for Bridge View's shareholders to receive shares of Interchange in a tax-free exchange;

  . anticipated cost savings and efficiencies available to the combined company as a result of the merger. These anticipated cost savings were based on the assumption that employee related cost savings would be achieved;

  . the detailed financial analyses, pro forma and other information, with respect to Bridge View and Interchange discussed by the financial advisors, as well as the board's knowledge of Bridge View, Interchange and their respective businesses; and

  . the likelihood of the merger and related transactions being approved by the appropriate regulatory authorities.

   In making its determination, the Bridge View board of directors did not ascribe any relative or specific weights to the factors that it considered. The foregoing discussion of the factors considered by the Bridge View board of directors is not intended to be exhaustive, but it does include the material factors considered by the board.

Effects of the Merger

   Among the reasons for the Interchange and Bridge View boards recommending approval and adoption of the merger agreement and the merger is their belief that, over the long-term, the merger will be beneficial to Interchange shareholders, including Bridge View shareholders who may become Interchange shareholders following completion of the merger. Interchange believes that one of the potential benefits of the merger is that the cost savings that may be realized by combining the two companies will enhance Interchange's earnings.

   Interchange currently expects to reduce expenses by eliminating areas where there are redundancies, such as insurance, data-processing systems, audits, and by combining certain support and other functions after the merger. Interchange believes that it will achieve cost savings based on the assumption that it will be able to:

  .   reduce external data processing costs;

  .   reduce audit costs;

  .   achieve economies of scale in advertising and marketing budgets;

  . achieve savings through reduction or elimination of items such as insurance premiums, travel and automobile expenses, and investor relations expenses; and

  . reduce compensation and benefits costs due to the elimination of certain duplicative employee functions.

   These estimates are based on Interchange's present assessment of where savings could be realized based upon the present independent operations of the two companies. The actual savings in some or all of these areas could be higher or lower than currently expected.

   Interchange currently estimates that the potential annual cost savings might be approximately $1.8 million, or about 20% of Bridge View's 2003 projected non-interest expense. The actual amount of any cost savings Interchange may realize in 2003 will depend upon the closing date of the merger and how quickly and efficiently Interchange is able to implement the processes outlined above during the remainder of the year.

   Interchange also anticipates that the merger will present significant revenue enhancement opportunities for the combined entity. These opportunities result from, among other factors:

  . an increased ability to offer a wider variety of banking products and services;

  . the ability to generate increased loan and fee income from Interchange Bank and Bridge View Bank customers as a result of the higher lending limits available to the combined entity; and

  . the potential to increase overall market share in the communities presently served by Interchange Bank and Bridge View Bank as a result of the wider range of products and services to be offered through the combined entity.

   The companies have prepared financial statements that show the combined operations and financial condition of the two companies as if the merger had occurred on the date and at the beginning of the periods indicated. These are known as "pro forma" financial statements. The full pro forma financial
statements are set forth beginning on page   . The pro forma financial
statements do not reflect the following anticipated effects of the merger:

  . Anticipated cost savings: Under Securities and Exchange Commission rules, Interchange is not permitted to show the effect of any anticipated cost savings because those potential savings are based on management's estimates and we cannot assure you that we will achieve them.

  . Anticipated integration costs: Under Securities and Exchange Commission rules, Interchange is not permitted to show the effect of any anticipated integration costs that will benefit continued activities because those potential benefits are based on management's estimates and we cannot assure you that we will achieve them.

   Interchange has agreed to appoint three of the current Bridge View directors to the Interchange board of directors. For more information about the individuals to be appointed to the Interchange board of directors following the completion of the merger, see "--Interests of Certain Directors, Executive Officers and Shareholders in the Merger."

Opinion of Interchange's Independent Financial Advisor

   On November 14, 2002, MB&R, Interchange's independent financial advisor, delivered its oral opinion to the executive committee of the board of directors of Interchange that, as of that date, the aggregate amount of consideration in which shares of Interchange common stock and cash will be exchanged for shares of Bridge View common stock was fair, from a financial point of view, to Interchange shareholders. The oral opinion has been updated and reconfirmed as of a date proximate to the mailing of this document and has been rendered in written form as attached to this document as Annex B.

   The aggregate consideration to be paid to Bridge View shareholders is 2,949,719 shares of Interchange common stock and $33,528,472 in cash. Bridge View shareholders may elect to receive all stock, all cash or a combination of stock and cash. The merger agreement sets forth an allocation and proration procedure in the event that the holders of more or less than 60% of the Bridge View common stock elect to receive solely stock or the holders of more or less than 40% of the Bridge View common stock elect to receive solely cash. MB&R evaluated the economic impact on Interchange with respect to the number of shares of Interchange common stock that would be issued to Bridge View shareholders in the aggregate and in combination with varying amounts of cash that would be paid to Bridge View shareholders in the aggregate. MB&R assisted Interchange in the negotiations leading to an agreement on the principal structural terms of the merger and provided guidance as to the price and related derived exchange ratio that, in conjunction with specific and reasonable cost savings estimates, would result in zero earnings per share dilution to Interchange shareholders. The final merger consideration, however, was not determined by MB&R but was the result of negotiations between Interchange and Bridge View.

   According to the terms of the merger agreement, an exchange ratio will be established at the effective time of the merger based on the value of the merger consideration relative to each outstanding share of Bridge View common stock and the average closing bid and asked price for a share of Interchange common stock as reported by the Nasdaq National Market for the valuation period of 20 consecutive trading days ending on the date the election forms are due. Interchange shareholders are rendered indifferent in this process (see "Accretion/Dilution Analysis" section for more detail). The exchange ratio is subject to possible adjustment if the average price of a share of Interchange common stock falls below $13.64 during the valuation period and such decline is greater by a factor of 20% than any decline in the weighted average stock price of a defined index group of 20 financial institutions. Also, if the average price of Interchange common stock falls to below $11.94 during the valuation period, then the exchange ratio is subject to additional adjustments.

   The opinion of MB&R as to the fairness of the merger consideration was based on consideration of numerous factors, including the following:

  . an analysis of the historical and projected future contributions to taxable recurring earnings by the parties;

  . an analysis of the possible future earnings per share results for the parties on both a combined and a stand-alone basis using the purchase method of accounting;

  . consideration of the anticipated dilutive or accretive effects of the prospective transaction on future earnings per share equivalent of Interchange;

  . consideration of the prospects for the parties to achieve certain operational cost savings as a result of the transaction;

  . consideration of the total equity capitalization, the tangible equity capitalization, the current risk based capital adequacy and the projected adequacy thereof for each of the parties and the combined company;

  . the composition of loan portfolios and the methodology of creating reserves for loan and lease losses used by the parties;

  . respective management opinions of the apparent adequacy of the reserves for loan and lease losses, as of a point in time for each of the parties;

  . the apparent relative asset quality of the respective loan portfolios as disclosed by the parties;

  . a review of the composition and maturity structure of the deposit bases of each of the parties;

  . consideration of the liquidity position and liquidity strategy being pursued by each of the parties;

  . consideration of the maturity structure of the securities portfolio of Bridge View and the embedded interest rate risk therein;

  . consideration of the market value and liquidity of the securities portfolio of Bridge View;

  . analysis of the historical trading range, trading patterns, institutional ownership, and apparent relative liquidity of the common shares of each of the parties;

  . consideration of the pro forma market capitalization of the anticipated combination; and

  .   contemplation of other factors, including certain intangible factors.

   MB&R has acted as financial advisor to Interchange since 1996. MB&R assisted Interchange with the sale of one of its branches in 1996 and acted as financial advisor to Interchange in 1998 related to the acquisition of The Jersey Bank for Savings. MB&R received fees for financial advisory services in both cases. No formal selection process was used in making the determination to use MB&R as financial advisor for this transaction. A description of MB&R's role in connection with the merger is contained in the section of this document entitled "--Background of the Merger."

   MB&R was retained based on its qualifications and experience in the financial analysis of financial services holding companies, banking and thrift institutions generally, its knowledge of the New Jersey banking market in particular and of the Eastern United States banking markets in general, as well as its experience with merger and acquisition transactions involving financial institutions. As a part of its investment banking business, MB&R is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and in connection with its equity brokerage business, which specializes in the securities of financial institutions. MB&R publishes proprietary earnings estimates and equity research reports on numerous financial institutions. In the ordinary course of its business as a broker-dealer, MB&R may, from time to time, purchase securities from and sell securities to Interchange or Bridge View and as a market maker in securities, MB&R and/or certain of its employees may, from time to time, have a long or short position in, and buy or sell debt or equity securities of Interchange or Bridge View for their own accounts or for the accounts of customers of MB&R.

   The full text of MB&R's opinion, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&R is attached to this document as Annex B. Interchange shareholders are urged to read both the opinion in its entirety and this document in its entirety. The opinion of MB&R is directed to the fixed aggregate number of shares of Interchange common stock that will be exchanged for shares of Bridge View common stock and the fixed aggregate amount of cash that will be exchanged for shares of Bridge View common stock. The opinion of MB&R does not constitute a recommendation to any holder of Interchange common stock as to how such holder should vote at the Interchange annual meeting. The summary of the opinion and the matters considered in MB&R's analysis set forth in this document are qualified in their entirety by reference to the text of the opinion itself. The opinion is necessarily based upon conditions as of the date of the opinion and upon information made available to MB&R through the date of the opinion. In terms of the analytical process followed, no limitations were imposed by the Interchange board upon MB&R with respect to the investigations made, matters considered or procedures followed in the course of rendering the opinion.

   In arriving at its oral opinion and updating the opinion for inclusion in written form in this document, MB&R considered the following:

  . the merger agreement by and between Interchange and Bridge View, dated November 18, 2002;

  . this document in substantially the form to be sent to Interchange shareholders;

  .   Bridge View's annual reports to shareholders for 1999, 2000 and 2001;

  .   Bridge View's annual reports on Form 10-K for 1999, 2000 and 2001;

  . Bridge View's quarterly reports on Form 10-Q for the first, second and third calendar quarters of 2002;

  .   Interchange's annual reports to shareholders for 1999, 2000 and 2001;

  .   Interchange's annual reports on Form 10-K for 1999, 2000 and 2001;

  . Interchange's quarterly reports on Form 10-Q for the first, second and third calendar quarters of 2002;

  . discussions relating to the business, earnings expectations, assets, liabilities, reserves for loan and lease losses and general prospects of the respective companies;

  . the recent historical record of reported prices, trading volume and trading patterns for both Interchange and Bridge View;

  . the recent historical record of cash and stock dividend payments for both Interchange and Bridge View;

  . holding company board minutes for Bridge View for the years 2000, 2001 and year-to-date September 30, 2002;

  . discussions with certain members of the senior management of Bridge View concerning the past and current results of operations of Bridge View, its current financial condition and management's opinion of its future prospects;

  . discussions with certain members of the senior management of Interchange concerning the past and current results of operations of Interchange, its current financial condition and management' opinion of its future prospects;

  . anecdotal information, supplemented by the analysis of certain available demographic data, the current state of and future prospects for the economy of New Jersey generally and the relevant market areas for Interchange and Bridge View in particular;

  . specific merger analysis models developed by MB&R to evaluate potential business combinations of financial institutions using both historical reported information and projected future results, including the achievement of specific amounts of cost savings as a result of the proposed transaction, and

  . such other studies and analyses as MB&R considered appropriate under the circumstances associated with this particular transaction.

   MB&R's opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the financial services industry generally. For purposes of rendering its opinion, MB&R has assumed and relied upon the accuracy and completeness of the information provided to it by Interchange and Bridge View and does not assume any responsibility for the independent verification of such information. In the course of rendering its opinion, MB&R has not completed any independent valuation or appraisal of any of the assets or liabilities of either Interchange or Bridge View and has not been provided with such valuations or appraisals from any other source. With respect to any forecasts considered by MB&R in the course of rendering its opinion, MB&R has assumed without independent verification that such forecasts have been reasonably prepared to reflect the best currently available estimates and judgment of the parties making such forecasts.

   The following is a summary of the material analyses employed by MB&R in connection with rendering its opinion. Given that it is a summary, it is not a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by MB&R in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the circumstances associated with a specific transaction. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, MB&R did not attribute any particular weight to any one specific analysis or factor considered by it and made a number of qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&R recommends that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&R has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of Interchange, Bridge View and MB&R. Any estimates, which are referred to in MB&R's analyses, are not necessarily indicative of actual values or predictive of future results or values. Future results and values may vary significantly from any estimates set forth in this document or utilized in the preparation of the fairness opinion.

  Accretion/Dilution Analysis

   MB&R employed a proprietary analytical model to examine the combination of Interchange and Bridge View. The model uses forecast earnings data, selected period-end balance sheet and income statement data, current market and trading information and a variety of assumptions as to interest rates for borrowed funds, the opportunity cost of funds, effective tax rates and transaction structures. The model evaluates the likely economic feasibility of a given transaction at a given price level or a specified exchange ratio while employing a specified transaction structure. The model also permits evaluation of various levels of potential non-interest expense savings that might be achieved along with various potential implementation time-tables for such savings, as well as the possibility of revenue enhancement opportunities which may arise in a given transaction.

   Utilizing its model, MB&R prepared pro forma analyses of the financial impact of the merger on Interchange shareholders utilizing a range of potential transaction structures (i.e., 50% stock, 50% cash; 60% stock, 40% cash; and 70% stock, 30% cash) and of possible derived exchange ratios based on a range of purchase prices and Interchange's market price. Using internal earnings estimates and other assumptions provided to MB&R by both Interchange and Bridge View, MB&R compared the estimated earnings per share of Interchange on a stand-alone basis for calendar year 2003 to the estimated earnings per share of the common stock of the combined company on a pro forma basis for calendar year 2003 under the various scenarios. MB&R's earnings analysis factored in a 20% annualized cost savings assumption from Bridge View's non-interest expense base, which MB&R and Interchange believe to be an achievable level for this transaction. Specific cost savings areas, such as duplicative operational functions, were identified by both Interchange and Bridge View for purposes of this analysis. Potential revenue enhancements as a result of the transaction were not accounted for in its analysis. MB&R also evaluated the pro forma capital position of the combined company for regulatory purposes.

   The aggregate consideration to be paid to Bridge View shareholders is 2,949,719 shares of Interchange common stock and $33,528,472 in cash. An exchange ratio will be established based upon, among other things, the Interchange measurement price, which equals the average closing bid and asked price for a share of Interchange common stock as reported by the Nasdaq National Market for a 20 day valuation period ending on the date the election forms are due and the per share value of a share of Bridge View common stock as of the closing date of the Merger. The purpose of deriving this exchange ratio is to equate the per share stock and cash merger consideration that is to be allocated to Bridge View shareholders in preparation for closing. After the establishment of the Interchange measurement price, but prior to the completion of the merger, the price per share of Interchange stock may fluctuate and the relative values between the stock consideration and cash consideration may no longer be equal at the completion of the merger. Interchange shareholders are rendered indifferent in this process because the number of shares that Interchange will issue in the transaction and the amount of cash that Interchange will pay to Bridge View shareholders in the transaction is fixed. Bearing this in mind, MB&R concluded that the 60% stock, 40% cash structure was the recommended structure for this transaction from an earnings and capital standpoint, and that the effect of the merger would be basically earnings neutral to estimated earnings per share for Interchange in 2003. Achievement of the level of cost savings previously identified on an annual basis will be essential in reaching accretive results in subsequent years. The non-dilutive nature to earnings per share of the fixed total amount of Interchange shares that may be issued, along with the fixed total amount of cash to be paid to Bridge View shareholders, forms the basis for MB&R's opinion that the aggregate consideration to be paid to Bridge View shareholders is fair to Interchange shareholders from a financial point of view. The merger is expected to be accretive to book value per share, but dilutive to tangible book value per share. However, on a pro forma basis, Interchange will have a Tier 1 leverage ratio that exceeds 5.00%. The pro forma company will meet all current regulatory requirements for capital at the time the transaction is closed.

  Contribution Analysis

   Based on financial data for Interchange and Bridge View as of September 30, 2002, the estimated relative contributions of the parties to the pro forma Interchange on a purchase basis would have been approximately as follows had the proposed transaction been consummated as of that date:

                         Pro Forma Contribution Table
                           As of September 30, 2002

                         Item            Interchange Bridge View
                         ----            ----------- -----------
               Assets...................     77%         23%
               Intangible Assets (1)....      3%         97%
               Gross Loans..............     78%         22%
               Deposits.................     76%         24%
               Common Equity (2)........     60%         40%
               2003 Estimated Net Income     73%         27%
               Ownership................     77%         23%

--------
(1) Bridge View's contribution percentage represents approximately $54 million in goodwill and intangibles that will be created as a result of the merger transaction.
(2) Bridge View's contribution percentage represents new equity booked as a result of the merger transaction. Bridge View's reported equity of $28.7 million as of September 30, 2002 will be extinguished according to the rules of purchase accounting at the time the transaction closes.

  Analysis of Comparable Transactions

   MB&R is reluctant to place much emphasis on the analysis of comparable transactions as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. MB&R believes that this analysis frequently fails to adequately take into consideration such factors as:

  . differences in the underlying capitalization of the comparable institutions which are being acquired;

  . differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results;

  . failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples;

  . differences in the form or forms of consideration used to complete the transaction;

  . such less accessible factors as the relative population, business and economic demographics of the acquired entities' markets as compared or contrasted to such factors for the markets in which comparable companies are doing business.

   With these reservations in mind, MB&R nonetheless examined statistics associated with other merger and acquisition transactions. The following criteria was utilized to create the sample:

  .   the acquired institutions were all commercial banks;

  . transactions with announcement dates later than July 1, 2001, the beginning of the time period of the elimination of pooling accounting and the application of purchase accounting for all business combinations;

  .   total transaction values ranged from $50 million to $200 million in size;
      and

  . the geographic area represents the Mid-Atlantic and New England regions of the United States.

   The above criteria generated the following list of transactions:

                      Merger and Acquisition Transactions
               Announced July 1, 2001 through November 18, 2002

Acquirer                   Acquired Entity            Acquired Entity Region
--------                   ---------------            ----------------------
National Penn Bancshares   FirstService Bank          Mid-Atlantic
Partners Trust Financial
  Group                    Herkimer Trust Corporation Mid-Atlantic
Sky Financial Group        Three Rivers Bancorp       Mid-Atlantic
Banknorth Group            Bancorp Connecticut        New England
S&T Bancorp                Peoples Financial
                           Corporation                Mid-Atlantic
United National Bancorp    Vista Bancorp              Mid-Atlantic
Chittenden Corp.           Ocean National Corporation New England
Sovereign Bancorp          Main Street Bancorp        Mid-Atlantic

   Using the closing market price of $18.00 for Interchange common stock on November 18, 2002, the most recent trading date prior to public announcement of the transaction, the per share value of the total consideration to be paid to Bridge View shareholders was approximately $22.73. The following table presents a comparison of the average and median values for multiples of the acquired entities' trailing 12 months earnings and most recently reported book value and tangible book value at the time of announcement with the transaction multiples for Bridge View:

                             Transaction Multiples
               Announced July 1, 2001 through November 18, 2002

                                       Price/
                                  Trailing 12 Mos.     Price/          Price/
                                      Earnings       Book Value   Tang. Book Value
                                   ($22.73/$1.12)  ($22.73/$8.09)  ($22.73/$8.09)
                                  ---------------- -------------- ----------------
Interchange/Bridge View..........     20.29 x          2.81 x          2.81 x
Reported as of September 30, 2002
Sample (8 Transactions)
   Median........................     18.98 x          2.42 x          2.44 x
   Average.......................     20.47 x          2.40 x          2.53 x

   In terms of price to trailing 12 months earnings, the proposed merger multiple falls between the average and median multiples for the sample. In terms of price to book value and price to tangible book value, the proposed merger multiple falls above the average and median multiples for the sample.

   To gain some additional perspective, MB&R compared some of the financial characteristics of the acquired banks in these transactions to Bridge View:

                 Selected Financial Data for Acquired Entities
               Announced July 1, 2001 through November 18, 2002

                                                               Acquired Acquired
                                                      Acquired  Entity   Entity     Acquired
                                                       Entity   Return   Return      Entity
                                Aggregate   Acquired   Tang.      on       on    Non-Performing
                              Deal Value at  Entity   Equity/    Avg.     Avg.      Assets/
                              Announcement   Assets    Assets   Assets   Equity   Total Assets
       Acquired Entity            ($M)       ($000)     (%)      (%)      (%)         (%)
       ---------------        ------------- --------- -------- -------- -------- --------------
FirstService Bank............      94.5       399,605   6.12     0.92    12.26        0.02
Herkimer Trust Corporation...      64.0       325,126   8.40     0.94    10.74        0.64
Three Rivers Bancorp.........     154.7     1,010,450   7.04     0.93    10.73        0.32
Bancorp Connecticut..........     158.5       662,804   8.49     1.47    16.08        0.13
Peoples Financial Corporation      87.4       321,699  12.51     1.69    13.24        0.02
Vista Bancorp................     151.3       698,772   8.49     1.14    14.47        0.58
Ocean National Corporation...      53.3       238,525   8.65     1.15    13.19        0.29
Main Street Bancorp..........     171.0     1,522,684   5.89     0.88    14.91        0.74
Median.......................     122.9       531,205   8.45     1.04    13.22        0.31
Average......................     116.8       647,458   8.20     1.14    13.20        0.34
Bridge View (YTD 9/30/02)....      86.6       272,506  10.55     1.52    13.74        0.00

   Bridge View's financial performance on both a return on average assets and return on average equity basis compares favorably to the averages for the acquired entities for these measures. Bridge View reported zero non-performing assets as of September 30, 2002 along with a healthy tangible equity to assets ratio of 10.55%, compared to the group median of 8.45% and group average of 8.20%. Culling the list further and focusing on the smaller acquired entities closer in asset size to Bridge View (i.e., FirstService Bank, Herkimer Trust Corporation, Peoples Financial Corporation and Ocean National Corporation), Bridge View compares favorably on average in terms of financial performance to this smaller group as well. The median and average price to trailing 12 months earnings multiples for this smaller group are 19.26 and 22.02, respectively. Bridge View's multiple on trailing 12 months earnings of 20.29 falls below the midpoint of this range.

  Conclusion

   Based on the whole of MB&R's various analyses and taking into consideration the various factors which MB&R believes are relevant to the circumstances surrounding the proposed transaction and subject to the limitations and qualifications enumerated above, MB&R delivered its written opinion to the Board of Directors of Interchange that the consideration to be paid to Bridge View shareholders is fair, from a financial point of view, to the shareholders of Interchange as of the date of the opinion letter. MB&R's signed and dated written opinion appears in Annex B.

  Compensation of MB&R

   Pursuant to a letter agreement with Interchange dated November 12, 2002, MB&R will receive a cash fee contingent upon the following events: 1) $25,000 upon the execution and public announcement of the merger agreement with respect to the transaction; 2) $50,000 upon mailing of this document containing MB&R's written opinion; and 3) a final fee of $275,000 upon the closing of the transaction.

   The fee payable to MB&R represents compensation for services rendered in connection with the analysis of the transaction, support of the negotiations, and participation in the drafting of documentation, and for the rendering of MB&R's opinion. Interchange has also agreed to reimburse MB&R for its reasonable out-of-pocket expenses incurred in connection with the merger. Interchange has also agreed to indemnify MB&R and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

   MB&R has filed a written consent with the Securities and Exchange Commission relating to the inclusion of its fairness opinion and the reference to such opinion and to MB&R in the registration statement in which this document is included. In giving such consent, MB&R did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor did MB&R thereby admit that it is an expert with respect to any part of such registration statement within the meaning of the term "expert" as used in the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Opinion of Bridge View's Independent Financial Advisor

   Bridge View engaged Keefe, Bruyette & Woods, Inc. to render financial advisory and investment banking services to and at the request of Bridge View. KBW agreed to assist Bridge View in analyzing, structuring, negotiating and effecting a transaction. Bridge View selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Bridge View and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

   The full text of KBW's updated written opinion is attached as Annex C to this document and is incorporated herein by reference. Bridge View's shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

   KBW's opinion is directed to the Bridge View board and addresses only the fairness, from a financial point of view, of the merger consideration to the Bridge View shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Bridge View shareholder as to how the shareholder should vote at the Bridge View special meeting on the merger or any related matter.

   In rendering its opinion, KBW:

  .   reviewed, among other things,

     .   Quarterly Reports on Form 10-Q of Bridge View,

     .   the merger agreement,

     . Annual Reports to shareholders and Annual Reports on Form 10-K of Interchange,

     .   Quarterly Reports on Form 10-Q of Interchange, and

     . Annual Reports to shareholders and Annual Reports on Form 10-K of Bridge View,

  . held discussions with members of senior management of Bridge View and Interchange regarding,

     .   future prospects of the respective companies,

     .   past and current business operations,

     .   regulatory relationships, and

     .   financial condition;

  . reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Bridge View and Interchange and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

  . compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

  .   performed other studies and analyses that it considered appropriate.

   In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any reasonability to verify such information independently. KBW relied upon the management of Bridge View as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Interchange and Bridge View are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Interchange or Bridge View.

   The projections furnished to KBW and used by it in certain of its analyses were prepared by Bridge View's and Interchange's senior management teams. Bridge View and Interchange do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

   For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

  . the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  . the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  . each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  . all conditions to the completion of the merger will be satisfied without any waivers; and

  . in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

   KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the conversion of Bridge View's common stock into Interchange common stock will be tax-free for Interchange and Bridge View. KBW's opinion is not an expression of an opinion as to the prices at which shares of Bridge View common stock or shares of Interchange common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

   The KBW opinion was among several factors taken into consideration by the Bridge View board in making its determination to approve and adopt the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Bridge View board or management of Bridge View with respect to the fairness of the exchange ratio.

   The following is a summary of the material analyses presented by KBW to the Bridge View Board on October 24, 2002. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Bridge View board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

   Financial Impact Analysis. KBW performed pro forma merger analysis that combined projected income statement and balance sheet information of Interchange and Bridge View. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Interchange. This analysis indicated that the merger is expected to be accretive to estimated earnings per share in 2003, and accretive to cash earnings per share in 2003. The analysis also indicated that the merger is expected to be dilutive to Interchange's tangible book value per share, but that Interchange would maintain a healthy tier 1 capital ratio and thus had the financial ability to execute the merger. This analysis was based on internal projections provided by Bridge View and Interchange's senior management teams. For all of the above analysis, the actual results achieved by Interchange following the merger will vary from the projected results, and the variations may be material.

   Contribution Analysis. KBW analyzed the relative contribution of each of Bridge View and Interchange to the pro forma balance sheet and income statement items of the combined entity, including assets, common equity, tangible equity, deposits, loans, market capitalization, estimated 2002 and 2003 net income. KBW compared the relative contribution of balance sheet and income statement items. The results of KBW's analysis are set forth in the following table.

               Category                  Interchange Bridge View
               --------                  ----------- -----------
               2001 Net Income..........     70%         30%
               2002 Estimated Net Income     77%         23%
               2003 Estimated Net Income     74%         26%
               Total Assets.............     77%         23%
               Gross Loans..............     78%         22%
               Total Deposits...........     76%         24%
               Common Equity............     73%         27%
               Tangible Common Equity...     73%         27%
               Market Capitalization....     74%         26%

   Selected Transaction Analysis. KBW reviewed certain financial data related to comparably sized acquisitions of mid-Atlantic bank holding companies announced after January 1, 2000, with aggregate transaction values between $50 million and $250 million. The transactions included in the group were:

   BB&T Corporation / FCNB Corp.
   North Fork Bancorp, Inc. / Commercial Bank of New York
   Sovereign Bancorp, Inc. / Main Street Bancorp, Inc.
   Banknorth Group, Inc. / Bancorp Connecticut, Inc.
   Sky Financial Group Inc. / Three Rivers Bancorp, Inc.
   United National Bancorp / Vista Bancorp, Inc.
   Fulton Financial Corporation / Drovers Bancshares Corporation
   NBT Bancorp Inc. / CNB Financial Corp.
   Sterling Financial Corporation / Hanover Bancorp, Inc.

   National Penn Bancshares, Inc. / FirstService Bank
   S&T Bancorp, Inc. / Peoples Financial Corporation, Inc.
   Community Bank System, Inc. / First Liberty Bank Corp.
   Niagara Bancorp Inc. (MHC) / Iroquois Bancorp, Inc.
   United Parcel Service Incorporated / First International Bancorp, Inc.
   United Bankshares, Inc. / Century Bancshares Incorporated
   Mercantile Bankshares Corporation / Union National Bancorp, Inc.
   Partners Trust Financial Group, Inc. (MHC) / Herkimer Trust Corporation, Inc. Financial Institutions, Inc. / Bath National Corporation

   Transaction multiples from the merger were derived from an implied $22.00 price per share of Bridge View common stock and financial data as of September 30, 2002, for Bridge View. KBW also relied upon 2002 Bridge View earnings per share estimates provided by management. KBW compared these results with announced multiples. The results of the analysis are set forth in the following table.

                                    Interchange / Announced  Announced
                                     Bridge View  Comparable Comparable
                                     Transaction   Average     Median
                                    ------------- ---------- ----------
        Deal Price / Book Value....      272%         225%       228%
        Deal Price / Tangible......      272%         245%       244%
        Book Value.................
        Deal Price / Trailing 12...     19.6x        19.6x      19.5x
        Months Earnings per Share..
        Deal Price / Forward.......     14.2x        15.9x     16.l x
        Earnings per Share.........
        Market Premium vs. 1.......     31.7%        38.1%      31.9%
        Day Prior to Announcement..
        Market Premium vs. 1.......     33.3%        65.5%      44.6%
        Month Prior to Announcement
        Core Deposit Premium.......     24.7%        16.0%      16.7%

   No company or transaction used as a comparison in the above analysis is identical to Bridge View, Interchange or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

   Discounted Cash Flow Analysis. KBW estimated the present value of Bridge View's common stock based on a continued independence scenario by adding (i) the present value of the estimated future dividend stream that Bridge View could generate over the period beginning January 2003 and ending in December 2006, and (ii) the present value of the "terminal value" of the Bridge View common stock. For purposes of this analysis, a discount rate was calculated based on the Capital Asset Pricing Model. A sensitivity table was presented with a range of earnings per share growth rates from 10.0% to 20.0% and a range of terminal multiples from 11.0 to 16.0 times applied to the 2006 earnings per share estimate. This resulted in a range of values from $16.13 to $24.80 per share.

   KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Bridge View Common Stock.

   Selected Peer Group Analysis. KBW compared the financial performance and market performance of Interchange and Bridge View to those of a group of comparable commercial banks over $2 billion in assets and those with assets between $700 million and $2 billion. Companies included were:

   Assets greater than $2 billion
   Commerce Bancorp, Inc.
   Valley National Bancorp
   Hudson United Bancorp
   Trust Company of New Jersey (The)*
   United National Bancorp
   Yardville National Bancorp
   Sun Bancorp, Inc. (SNBC)*

   Assets between $700 million and $2 billion
   Community Banks, Inc.
   Sterling Bancorp
   Hudson Valley Holding Corp.*
   Univest Corporation of Pennsylvania*
   Lakeland Bancorp, Inc.
   Omega Financial Corporation
   Royal Bancshares of Pennsylvania, Inc.*
   Patriot Bank Corp.
   Sun Bancorp, Inc. (SUBI)
   Citizens & Northern Corporation*
   Peapack-Gladstone Financial Corp.*
   Center Bancorp, Inc.*
   Greater Community Bancorp

   To perform this analysis, KBW used the financial information as of and for the quarter ended September 30, 2002 unless marked with an "*", which implies that the financial information was as of and for the quarter ended June 30, 2002. Market price information was as of October 22, 2002, and earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies. Core return on assets and core return on equity excludes extraordinary items, non-recurring items and gains or losses on the sale of securities.

   KBW's analysis showed the following concerning Interchange's and Bridge View's financial performance:

                                                      Over $2     Between $700
                                                    Billion Peer Million and $2
                                             Bridge    Group      Billion Peer
      Performance Measure:       Interchange  View     Median     Group Median
      --------------------       ----------- ------ ------------ --------------
 Core Return on Equity..........    17.49%   11.06%    17.95%        14.33%
 Core Return on Assets..........     1.45%    1.19%     1.08%         1.42%
 Net Interest Margin............     4.71%    5.03%     3.97%         4.23%
 Efficiency Ratio...............     54.0%    56.6%     57.2%         56.5%
 Equity / Assets................     8.58%   10.55%     5.87%         8.58%
 Tangible Equity / Assets.......     8.43%   10.55%     5.65%         7.77%
 Loan Loss Reserves / Loans.....     1.07%    0.95%     1.26%         1.41%
 Net Charge Offs / Average Loans     0.08%    0.00%     0.10%         0.07%
 Non Performing Assets / Assets.     0.44%    0.00%     0.44%         0.27%
 Loans / Deposits...............     79.0%    72.8%     74.6%         80.1%
 Securities / Tangible Assets...     25.0%    14.6%     33.5%         31.9%

   KBW's analysis showed the following concerning Interchange's and Bridge View's market performance:

                                                                                   Between $700
                                                                  Over $2 Billion Million and $2
                                                                    Peer Group     Billion Peer
          Performance Measure:            Interchange Bridge View     Median       Group Median
          --------------------            ----------- ----------- --------------- --------------
Price to Earnings Multiple, based on 2002    13.4x       16.2x         16.6x           13.5x
  GAAP estimated earnings................
Price to Earnings Multiple, based on 2003    12.0x       10.8x         13.2x           12.lx
  GAAP estimated earnings................
Price to Book Multiple Value per share...    2.1lx       2.06x         1.82x           1.91x
Price to Tangible Book Multiple Value per    2.15x       2.06x         2.14x           2.12x
  Share..................................
Dividend Yield...........................     2.4%        2.4%          2.5%            2.8%

   Other Analyses. KBW reviewed the relative financial and market performance of Bridge View and Interchange to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Interchange.

   In connection with its opinion dated as of the date of this document, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its November 18, 2002 opinion.

   The Bridge View board retained KBW as an independent contractor to act as financial adviser to Bridge View regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Bridge View and Interchange. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Bridge View and Interchange for KBW's own account and for the accounts of its customers.

   Bridge View and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Bridge View agreed to pay KBW a cash fee of equal to $830,000 in connection with the merger. Payment of the Contingent Fee would be distributed in three parts as follows: 1) $100,000 at the signing of a definitive merger or sale agreement, 2) $100,000 at the mailing of a merger related proxy statement and, 3) the remaining balance at closing. Pursuant to the KBW engagement agreement, Bridge View also agreed to indemnify against certain liabilities, including liabilities under the federal securities laws.

Interests of Certain Directors, Executive Officers and Shareholders in the
Merger

  Interests of Certain Directors

   Interchange. When considering the recommendation of the Interchange board of directors, you should be aware that two directors of Interchange, Jeremiah
F. O'Connor and James E. Healey, owned a combined 1,931 shares of Bridge View common stock. These directors participated in discussions about the merger but abstained from voting to approve the merger agreement and the merger. Management of Interchange is unaware of how they intend to vote their shares of Bridge View common stock or, if the merger is completed, what type of consideration they would elect to receive.

   In addition, Jeremiah F. O'Connor, Interchange's Vice Chairman of the Board, is the father of Jeremiah F. O'Connor, Jr., a Bridge View director. As described below, following the completion of the merger, Interchange anticipates that Jeremiah F. O'Connor, Jr. will join the board of directors of Interchange Bank.

   Bridge View. When considering the recommendations of the Bridge View board of directors regarding the merger, you should be aware that some of the employees of Bridge View and Bridge View Bank and members of the Bridge View board of directors and management may have interests that differ from, and may conflict with, your interests as a shareholder of Bridge View. The Bridge View board of directors was aware of these interests when it approved adopted the merger and the merger agreement and determined that these interests did not affect the benefits of the merger to the Bridge View shareholders. Except as described below, to the knowledge of Bridge View, the executive officers and directors of Bridge View do not have any material interest in the merger apart from their interests as shareholders.

   The merger agreement provides that Interchange will appoint current Bridge View directors Gerald A. Calabrese, Jr., Joseph C. Parisi and John A. Schepisi to the Interchange board of directors at the first Interchange board meeting following the completion of the merger. The merger agreement also provides that Messrs. Calabrese, Parisi and Schepisi, along with current Bridge View directors Glenn L. Creamer, Mark Metzger and Jeremiah F. O'Connor, Jr., will be appointed to the board of directors of Interchange Bank at the first Interchange Bank board meeting following completion of the merger.

   In addition, three directors of Bridge View own a combined 97,628 shares of Interchange common stock. These directors participated in discussions about the merger and voted to approve and adopt the merger agreement. Management of Bridge View is unaware of how they intend to vote their shares of Interchange common stock at the Interchange annual meeting.

   As described above, Jeremiah F. O'Connor, Jr., a Bridge View director, is the son of Jeremiah F. O'Connor, Interchange's Vice Chairman of the Board.

  Cash-Out of Unexercised Stock Options

   Each outstanding Bridge View stock option, which has not become fully vested and exercisable, shall become fully vested and exercisable immediately prior to the completion of the merger. Each Bridge View stock option that remains unexercised upon completion of the merger will be terminated at such time. Each holder of Bridge View stock options that are terminated shall be entitled to receive, in lieu of each share of Bridge View common stock that they would have otherwise received if they had exercised such options, an amount in cash equal to the excess, if any, between:

  . the value of the consideration that a holder of such Bridge View stock option would have received upon exercise of the Bridge View stock option (as determined by Interchange in consultation with Bridge View, which determination, absent manifest error, shall be binding); and

  .   the exercise price of such Bridge View stock option.

   Such cash-out payments will be made only after the satisfaction or fulfillment or waiver of each of the conditions to closing the merger and will reduce the aggregate cash consideration to be received by Bridge View shareholders in the merger.

   As of      , 2003, there were unexercised options to acquire        shares
of Bridge View common stock held by       persons. Management of Bridge View
anticipates that substantially all of such options will be exercised prior to the effective date of the merger and, therefore, will not be cashed out.

  Non-Compete Agreements

   Prior to the completion of the merger, Bridge View has agreed to use its best efforts to cause certain directors of Bridge View, identified in the merger agreement, to enter into an agreement not to compete with Interchange upon the terms and conditions set forth in the Non-Compete Agreement, the form of which is attached as Exhibit D to the merger agreement.

  Severance and Employment Arrangements

   Albert F. Buzzetti. Bridge View and Bridge View Bank entered into a Change in Control Severance Agreement with Mr. Buzzetti, its President and Chief Executive Officer, on March 18, 1999. The change in control agreement provides for certain benefits if Mr. Buzzetti's employment is terminated within three years after a "change in control" of Bridge View occurs. Completion of the merger will constitute a "change in control" with respect to Bridge View under the terms of Mr. Buzzetti's change in control agreement. Under the agreement, a termination occurs if there is a material change in Mr. Buzzetti's function, duties, title, responsibilities or scope or any reduction in his base salary to which Mr. Buzzetti has not agreed to in writing. While it is anticipated that Mr. Buzzetti will continue as an employee of Interchange Bank following the merger, the function, duties, title, responsibility and scope of employment will likely be materially different than his current role as President and Chief Executive Officer of Bridge View and Bridge View Bank. Accordingly, the parties have agreed that the merger coupled with the change in Mr. Buzzetti's role with the resulting organization will entitle Mr. Buzzetti to certain benefits set forth in his change in control agreement.

   The agreement provides for a payment to Mr. Buzzetti in an amount equal to
2.9 times his average annual compensation includible in gross income for the past five taxable years immediately prior to the change in control. This payment, which is estimated to be approximately $663,873, will be made in a lump sum, in three annual installments, or in 36 monthly installments at Mr. Buzzetti's option. Mr. Buzzetti is also entitled, under the agreement, to receive continued life, health and disability coverage for a period of 35 months from the date of the event giving rise to the change in control payment or until his earlier employment with another employer offering similar substitute benefits. Under the terms of the merger agreement, Bridge View has agreed that it will amend any agreement or understanding providing for the payment to an employee of Bridge View in connection with the merger, including any payment under the terms of Mr. Buzzetti's change in control agreement, so as not to exceed the limitations under Section 280G of the Internal Revenue Code with respect to the tax deductibility of any such payments. See "The Merger Agreement--Covenants; Conduct of Business Prior to Completion of the Merger." It is not anticipated that any payment to be received by Mr. Buzzetti in connection with the merger will exceed the limitations of Section 280G of the Internal Revenue Code.

   Employees. Interchange has agreed to provide employees of Bridge View and Bridge View Bank who continue as employees of Interchange or Interchange Bank after the merger with certain benefits, including participation, if eligible, in various employee benefit plans maintained by Interchange. Participation in these plans is subject to the terms of the plans as in effect from time to time and is not intended to give any employee any rights or privileges superior to those of other similarly situated employees of Interchange or Interchange Bank. For purposes of vesting and any age or period of service requirements for commencement of participation under any employee benefit plan (other than the Interchange Bank non-contributory defined benefit pension plan), Interchange has agreed to credit each continuing employee with his or her term of service with Bridge View or Bridge View Bank.

Agreements with the Directors of Bridge View

   Interchange has entered into a voting agreement and irrevocable proxy with each Bridge View director who beneficially owns shares of Bridge View common stock. These directors have agreed to vote all shares of Bridge View common stock that they beneficially own in favor of approval and adoption of the merger agreement, thereby increasing the likelihood that the Bridge View common shareholders will approve and adopt the merger agreement. As of the Bridge View
record date, the Bridge View directors beneficially owned        shares of
Bridge View common stock, or approximately    % of the outstanding Bridge View
common stock.

Management After the Merger

   The directors and officers of Interchange immediately prior to the merger will remain the directors and officers of Interchange after the merger until they resign or until their respective successors are duly elected and qualified, and the directors and officers of Interchange Bank immediately prior to the merger will remain the directors and officers of Interchange Bank after the merger until they resign or until their respective successors are duly elected and qualified. The parties have agreed that at the first meeting of Interchange's board of directors following the completion of the merger Gerald A. Calabrese, Jr., Joseph C. Parisi and John A. Schepisi, each of whom is a current member of the board of directors of Bridge View, will be appointed to the board of directors of Interchange. In addition, at the first meeting of the Interchange Bank board of directors following the completion of the bank merger Gerald A. Calabrese, Jr., Glenn L. Creamer, Mark Metzger, Jeremiah F. O'Connor, Jr., Joseph C. Parisi and John A. Schepisi, each of whom is a current member of the board of directors of Bridge View Bank, will be appointed to the board of directors of Interchange Bank.

Nasdaq National Market Listing

   Interchange will apply to list the shares of Interchange common stock to be issued in the merger on the Nasdaq National Market. The shares must be authorized for listing on the Nasdaq National Market in order for the parties to complete the merger.

Material Federal Income Tax Consequences

  General

   The following discussion describes the material U.S. federal income tax considerations of the merger that are generally applicable to Interchange, Bridge View and their respective shareholders. The following discussion is based on the current provisions of the Internal Revenue Code, referred to as the Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this joint proxy statement-prospectus with respect to the transactions entered into or contemplated prior to the effective date of those changes. No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to U.S. shareholders of Bridge View. Shareholders of Bridge View may be not all be affected in the same manner by the tax considerations discussed below because of their different tax situations. Jenkens & Gilchrist, a Professional Corporation, counsel for Interchange has reviewed the following discussion and is of the opinion that the discussion fairly describes the U.S. federal income tax consequences that are likely to be material to U.S. shareholders of Bridge View. The tax opinion of Jenkens & Gilchrist discussed in this paragraph has been filed as an exhibit to the registration statement of which this joint proxy statement-prospectus forms a part. The tax opinion is based on various assumptions, including assumptions regarding the accuracy of factual representations made by Interchange and Bridge View and the parties to the merger agreement taking actions contemplated by, and otherwise satisfying their obligations under, the merger agreement, is subject to limitations and is not binding on the Internal Revenue Service or any court. If any of the factual assumptions or representations relied upon in the tax opinion is inaccurate, the opinion may not accurately describe the tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger. The Internal Revenue Service may challenge part or all of this tax opinion, and such a challenge could be successful.

   The following discussion does not apply to particular categories of Bridge View shareholders subject to special treatment under the U.S. federal income tax laws, such as insurance companies, broker-dealers, estates, trusts, tax-exempt organizations, shareholders who are subject to alternative minimum tax; shareholders who hold their shares as part of a hedge, straddle, or other risk reduction transaction; foreign persons; shareholders who acquired their Bridge View common stock through stock options or otherwise as compensation; and other persons subject to special tax treatment under U.S. federal income tax laws. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase Bridge View common stock in anticipation of the merger. The following discussion assumes that Bridge View shareholders hold their shares of Bridge View common stock as capital assets within the meaning of Section 1221 of the Code. Common stock is generally a capital asset within the meaning of Section 1221 of the Code if the shareholder holds the common stock for investment purposes.

   You are urged to consult your own tax advisors regarding the tax consequences to you of the merger based on your own circumstances, including the applicable federal, state, local, and foreign tax consequences to you of the merger and of potential changes in applicable tax laws.

  Reorganization

   The merger is intended to qualify as a reorganization under Section 368 of the Code. The tax consequences summarized below are based on the assumption that the merger will qualify as a reorganization. Neither Interchange nor Bridge View has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. It is a condition to Interchange's obligation to close the merger that Interchange receive an opinion from Jenkens & Gilchrist that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368 of the Code. The foregoing tax opinion is based on various assumptions, including assumptions regarding the accuracy of factual representations made by Interchange and Bridge View, and the parties to the merger agreement taking actions contemplated by, and otherwise satisfying their obligations under, the merger agreement, is subject to limitations and is not binding on the Internal Revenue Service or any court. If any of the factual assumptions or representations relied upon in the tax opinion is inaccurate, the opinion may not accurately describe the tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger. The Internal Revenue Service may challenge part or all of this tax opinion, and such a challenge could be successful.

   If the merger qualifies as a "reorganization" for federal income tax purposes, then the merger will have the following tax consequences:

  Tax Consequences to Bridge View Shareholders

   The tax consequences of the merger to Bridge View shareholders will depend upon the form of consideration that they receive. Based on the assumption that the merger will constitute a reorganization, and subject to the limitations and qualifications referred to in this discussion, the following U.S. federal income tax consequences will result from the merger:

  . If you are a Bridge View shareholder and you exchange your shares of Bridge View common stock solely for Interchange common stock (and cash in lieu of a fractional share), you will not recognize any gain or loss, except with respect to the fractional share.

  . If you are a Bridge View shareholder and you exchange your shares of Bridge View common stock solely for cash, you generally will recognize gain (and, as is more fully described below, likely will be permitted to recognize loss) equal to the difference between the amount of cash received and your basis in your Bridge View common stock.

  . If you are a Bridge View shareholder and you exchange your shares of Bridge View common stock for Interchange common stock and cash (other than cash received in lieu of a fractional share), you will generally recognize gain in an amount equal to the lesser of:

     . the cash consideration received in the exchange, excluding cash received instead of a fractional share of Interchange common stock; or

     . the sum of the cash consideration, excluding cash received instead of a fractional share of Interchange common stock, plus the fair market value of the Interchange common stock received in the merger less your adjusted tax basis in your Bridge View common stock being exchanged.

   If you are a Bridge View shareholder and you exchange your shares of Bridge View common stock for a combination of Interchange common stock and cash, you will not be permitted to recognize a loss in the exchange.

   The aggregate tax basis of the Interchange common stock received by a Bridge View shareholder in the merger, if any, including a fractional share of Interchange common stock for which cash is received, will be the same as the aggregate tax basis of the shareholder's Bridge View common stock exchanged therefor, decreased by the amount of cash, other than cash received instead of a fractional share of Interchange common stock, received in the merger, and increased by the amount of gain recognized by the shareholder in the exchange, other than gain recognized in connection with cash received for a fractional share, but including the amount of gain that is treated as a dividend.

   If you are a Bridge View shareholder and you receive cash in lieu of a fractional share of Interchange common stock, you will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash received in lieu of a fractional share and (2) your basis allocated to the fractional share.

   The holding period of the Interchange common stock that Bridge View shareholders receive in the merger, if any, will include the period for which such individuals held their Bridge View common stock, provided that they held their Bridge View common stock as a capital asset within the meaning of Section 1221 of the Code at the time of the merger.

  Shareholder Receiving Interchange Common Stock and Cash--Character of Gain

   The gain recognized by you if you receive a combination of Interchange common stock and cash in the merger may be characterized as either capital gain or ordinary income, depending upon your particular situation. In determining the character of the gain recognized by you if you receive both Interchange common stock and cash, the Internal Revenue Service will (1) treat you as having exchanged your Bridge View common stock solely for Interchange common stock and then (2) treat you as having sold back a portion of that stock to Interchange in exchange for cash. The deemed exchange of stock for cash is treated as a "hypothetical redemption" in determining the character of your gain for U.S. federal income tax purposes. Under the redemption rules of
Section 302 of the Code, gain recognized by you in the hypothetical redemption will be treated as a capital gain if, after giving effect to the constructive ownership rules of the Internal Revenue Code, either:

  . your receipt of cash is "substantially disproportionate" to your equity interest; or

  .   the redemption is "not essentially equivalent to a dividend."

   In addition, to receive capital gain treatment, you must have held your Bridge View common stock as a capital asset immediately before the merger. This capital gain would be treated as long-term capital gain if your holding period for the Bridge View common stock was more than one year at the effective time of the merger.

   In applying the foregoing tests, a former Bridge View shareholder is treated as owning, in addition to the Interchange common stock that he or she receives, or is treated as having received, in the merger, those shares of Interchange common stock that are owned, and in some cases constructively owned, by certain related individuals or entities, including certain family members, certain estates and trusts of which the holder is a beneficiary, certain affiliated entities, and stock subject to an option actually or constructively owned by the holder or such other persons.

   A redemption will generally qualify as "substantially disproportionate" with respect to a particular shareholder if, immediately after the redemption, taking into account the constructive ownership rules described above, the shareholder owns less than 80% of the percentage of common stock he or she owned or was treated as owning before the redemption.

   If a shareholder fails any part of this test, the redemption may still qualify as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of the shareholder's proportionate equity interest. This is a highly subjective standard. Accordingly, neither Interchange nor Bridge View can provide any substantial assurance that a particular redemption will qualify as a meaningful reduction. However, based on a published ruling of the Internal Revenue Service, a shareholder with a relatively minimal interest in a publicly held corporation and no ability to exercise any substantial measure of control over corporate affairs may be treated as having experienced a meaningful reduction of his proportionate interest, if such shareholder's proportionate interest is reduced to any extent.

   If the deemed redemption of Interchange common stock in exchange for cash fails to satisfy either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test with respect to a particular Bridge View shareholder, then the gain recognized by that shareholder will be characterized as a distribution with respect to the stock. Such a distribution will be treated as a dividend to the extent of the shareholder's allocable share of current or accumulated earnings and profits. A dividend payment received by a shareholder is generally treated as ordinary income for federal income tax purposes. If the amount of the distribution exceeds the shareholder's allocable share of current or accumulated earnings and profits, then the excess will be treated first as a reduction in the adjusted basis of stock to the extent thereof and thereafter as gain from the sale or exchange of stock.

  Shareholder Receiving Solely Cash--Character of Gain and Recognition of Loss

   If you receive solely cash in exchange for your Bridge View common stock, and that results in a "complete termination" of your interest in all Interchange or Bridge View stock actually or constructively owned by you, then any gain or loss recognized by you will be treated as a capital gain or loss. In making this determination, the family member constructive ownership rules referred to above will not apply if certain conditions are met.

   If your receipt of solely cash does not result in a "complete termination" of your interest, then the character of any income, gain or loss recognized by you will be determined under the "substantially disproportionate" and "not essentially equivalent to a dividend" tests described above, except that the Internal Revenue Service may treat your common stock as having been redeemed by Bridge View immediately before the merger, rather than as having been exchanged for Interchange common stock and then redeemed by Interchange immediately after the merger.

   If the deemed redemption fails all three of the tests mentioned above (i.e., the complete termination test, the substantially disproportionate test and the not essentially equivalent to a dividend test) with respect to you, then you would not be permitted to recognize loss, and the full amount of cash received by you could be characterized as a distribution with respect to stock, and thus be treated as a dividend to the extent of your allocable share of current and accumulated earnings and profits. Bridge View shareholders receiving solely cash in the merger, but who own, or constructively own, Interchange stock, are especially urged to consult their own tax advisors with regard to their individual tax consequences.

  Withholding with Respect to Payments to Bridge View Shareholders

   Payments in respect of Bridge View common stock or a fractional share of Interchange common stock may be subject to information reporting to the Internal Revenue Service and to a backup withholding tax. Backup withholding will not apply to a payment made to you if you:

  . furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on Internal Revenue Service Form W-9 or an appropriate substitute form that is included as part of the transmittal letter;

  . provide a certificate of foreign status on Internal Revenue Service Form W-9 BEN or an appropriate substitute form; or

  . are a corporation or are otherwise exempt from backup withholding and, when required, demonstrate that fact to Interchange and its exchange agent.

  Reporting and Recordkeeping

   If you exchange shares of Bridge View common stock in the merger for shares of Interchange common stock, or for a combination of Interchange common stock and cash, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include (1) your tax basis in the Bridge View common stock surrendered and
(2) the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the Interchange common stock received in exchange therefor.

  Tax Consequences to Bridge View

   Assuming, consistent with the above described tax opinion, the merger qualifies as a reorganization within the meaning of Section 368 of the Code, Bridge View will not recognize gain or loss in connection with the merger.

  Tax Consequences to Interchange and its Shareholders

   Assuming, consistent with the above described tax opinion, the merger qualifies as a reorganization within the meaning of Section 368 of the Code, neither Interchange nor its shareholders will recognize gain or loss in connection with the merger, although Interchange will succeed to any tax liabilities of Bridge View.

   The preceding discussion of material federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Bridge View shareholder. Because certain tax consequences of the merger may vary depending upon your particular circumstances and other factors, you are urged to consult with your own tax advisors regarding the specific tax consequences to you of the merger, including the applicability and effect of foreign, state, local, and other tax laws.

Accounting Treatment of the Merger

   The merger will be accounted for under the purchase method of accounting for reporting purposes under accounting principles generally accepted in the United States of America. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based upon their estimated fair values as of the effective time of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired less liabilities assumed will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by Interchange in connection with the merger will be amortized to expense in accordance with SFAS No. 142. In addition, goodwill will be reviewed for impairment annually, and on an interim basis when conditions require. If necessary, an impairment charge will be recognized in the period that goodwill has been deemed impaired. The financial statements of Interchange issued after the merger will reflect the results attributable to the acquired operations of Bridge View beginning on the date of completion of the merger. The unaudited pro forma financial information contained herein has been prepared using the purchase method of accounting. See "Unaudited Pro Forma Condensed Combined Financial Information" and "Selected Unaudited Comparative Per Share Data"
beginning on pages     and      , respectively.

   In addition, it is anticipated that certain officers of Bridge View and/or Bridge View Bank will continue to serve as officers of Interchange and/or Interchange Bank after completion of the merger.

   For additional information see "Proposal No. 1--The Merger-Interests of Certain Directors, Executive Officers and Shareholders in the Merger" beginning
on page     .

Requirement for Shareholder Approval

  Bridge View

   Under the New Jersey Business Corporation Act, the board of directors of Bridge View must submit the merger agreement to a vote at a meeting of the shareholders of Bridge View. As described above, the merger agreement will be approved and adopted upon receiving the affirmative vote of a majority of the outstanding shares of Bridge View common stock.

  Interchange

   The Interchange common stock is listed on the Nasdaq National Market and, as a result, is subject to the rules established for the continued listing on the Nasdaq National Market. Those rules require that Interchange obtain the approval of its shareholders prior to the issuance of shares of Interchange common stock if, among other things, the number of shares of Interchange common stock to be issued equals or exceeds 20% of the shares outstanding before the issuance of such securities.

   As of      , 2003, Interchange had        shares of common stock
outstanding. Upon completion of the merger, Interchange will issue an additional 2,949,719 shares of common stock to the Bridge View shareholders, representing approximately 23% of the outstanding shares of Interchange common stock as of such date. In addition, Interchange may issue additional shares of Interchange common stock if the average price per share of Interchange common stock declines below $13.64 per share or below $11.94 per share and Interchange elects to increase the number of shares of Interchange common stock to be issued to Bridge View shareholders in exchange their for shares of Bridge View common stock. See "The Merger Agreement--Conversion of Bridge View Common Stock" and "--Election and Proration Procedures."

   As a result of the foregoing, Interchange is required to seek shareholder approval for the issuance of all of the shares of Interchange common stock to be issued in connection with the completion of the merger, which may exceed 2,949,719 shares of Interchange common stock as provided for in the merger agreement.

Recommendations of the Boards of Directors

   Each of the Interchange board of directors and the Bridge View board of directors believes the merger is in the best interests of their respective institutions, security holders and customers. Each board believes that the merger will position Interchange, on a consolidated basis, to achieve its strategic objective of becoming a preeminent independent financial services provider in Bergen County, New Jersey and strengthen Interchange, on a consolidated basis, in terms of management, growth opportunities and profitability. Furthermore, each board of directors believes that Interchange, as a larger independent financial institution, will be better able to compete with major banks in the communities it serves.

   The Bridge View board of directors recommends a vote "FOR" the approval and adoption of the merger agreement, and the Interchange board of directors recommends a vote "FOR" the issuance of shares of Interchange common stock in connection with the merger.

Appraisal Rights

   Neither the shareholders of Interchange nor the shareholders of Bridge View have appraisal rights under New Jersey law in connection with the merger.

                             THE MERGER AGREEMENT

General

   This section describes the material provisions of the merger agreement. The full text of the merger agreement is attached to this joint proxy statement-prospectus as Annex A and is incorporated by reference in this joint proxy statement-prospectus. We encourage you to read the merger agreement in its entirety. In addition, important information about the merger agreement and the merger is provided in the previous section entitled "Proposal No. 1--The Merger."

The Merger

   The merger agreement provides for the merger of Bridge View with and into Interchange in accordance with New Jersey law. As a result of the merger, Interchange will survive the merger and the separate existence of Bridge View will cease.

Effective Time

   The merger will become effective when Bridge View and Interchange file a certificate of merger with the New Jersey Secretary of State. Unless the merger agreement is terminated, the certificate of merger will be filed as soon as possible, after the satisfaction or waiver of the closing conditions contained in the merger agreement. See "--Conditions to Completion of the Merger" and "--Termination."

Merger Consideration

   The aggregate merger consideration to be received by shareholders of Bridge View in exchange for their shares of Bridge View common stock will consist of a fixed amount of cash and a fixed number of shares of Interchange common stock. The cash is fixed at $33,528,472, subject to adjustments if any options to acquire shares of Bridge View common stock are cashed out, and the number of shares of Interchange common stock is fixed at 2,949,719 shares, subject to adjustments or if Interchange has a stock split, stock dividend or similar capital event, or if the value of a share of Interchange common stock falls below certain established thresholds. At the time the principal terms of the merger agreement were negotiated, the relative value of the cash consideration represented approximately 40% of the total value of the merger consideration, and the relative value of the stock consideration represented approximately 60% of the total value of the merger consideration.

   The actual amount of cash and the actual number of Interchange shares to be exchanged for one share of Bridge View common stock will be based upon a series of formulas set forth in the merger agreement. These formulas will establish the "Interchange Measurement Price," the "Per Share Value" and the "Exchange Ratio." The relationship of these terms is described below.

   Interchange Measurement Price. The Interchange Measurement Price is calculated by taking the average of the closing bid and ask prices of Interchange common stock for a 20-day valuation period ending on the day election forms must be returned to Interchange's exchange agent.

                             Calculation of Interchange Measurement Price

Average of the closing bid and ask price for a share of Interchange    =   Interchange Measurement Price
common stock as reported by the Nasdaq National Market during the period of 20 consecutive trading days ending on the date that election forms are due.

   We cannot fix the Interchange Measurement Price prior to the expiration of this valuation period. We can only describe examples based upon implied prices of Interchange common stock.

   Per Share Value. The Per Share Value is calculated by taking the aggregate value of the merger consideration divided by the number of shares of Bridge View common stock outstanding as of the effective time of the merger. The aggregate value of the merger consideration is derived by multiplying the number of shares of Interchange common stock to be issued in the merger (2,949,719) by the Interchange Measurement Price and adding the aggregate amount of cash to be paid ($33,528,472 less the aggregate amount of cash paid to the holders of unexercised options to acquire shares of Bridge View common stock).

                            Calculation of Per Share Value

             (2,949,719 x Interchange Measurement Price)
                                  +
($33,528,472, less cash paid to holders of Bridge View stock options) =   Per Share Value
----------------------------------------------------------------------
Number of Bridge View shares outstanding at effective time of merger

   Because the Per Share Value is calculated based on the Interchange Measurement Price and the number of shares of Bridge View stock outstanding as of the effective time of the merger, we cannot calculate the Per Share Value until the effective time of the merger.

   Exchange Ratio. The Exchange Ratio, or the number of Interchange shares that will be exchange for each share of Bridge View common stock, is calculated by taking the Per Share Value divided by the Interchange Measurement Price.

                         Calculation of Exchange Ratio

       Per Share Value        =   Number of shares of Interchange common stock to be issued
------------------------------              per share of Bridge View common stock
Interchange Measurement Price

   In addition, the exchange ratio is subject to possible adjustment if the average price of a share of Interchange common stock falls below $13.64 during valuation period and such decline is greater by a factor of 20% than any decline in the weighted average stock price of the "index group" of 20 financial institutions identified in the merger agreement. Also, if the average price of Interchange common stock falls below $11.94 during the valuation period, then the exchange ratio is subject to additional adjustments.

Conversion of Bridge View Stock

   In the merger, Bridge View shareholders will have the ability to elect to receive:

  . all cash in exchange for shares of Bridge View common stock owned at the completion of the merger; or

  . all shares of Interchange common stock in exchange for shares of Bridge View common stock owned at the completion of the merger; or

  . a combination of Interchange common stock and cash in exchange for your shares of Bridge View common stock, rounded to the nearest whole share. The relative value of the consideration that a Bridge View shareholder will receive upon electing to receive a combination of Interchange common stock and cash will be approximately 60% Interchange common stock and approximately 40% cash.

   Regardless of whether a Bridge View shareholder elects to receive shares of Interchange common stock, cash or a combination of Interchange common stock and cash, the total value of the consideration per Bridge View common share will equal the "Per Share Value." As described above, the Per Share Value of a share of Bridge View common stock equals the (a) sum of (i) $33,528,472, less the aggregate amount of cash paid to the holders of options to acquire shares of Bridge View common stock, and (ii) the Interchange Measurement Price multiplied by 2,949,719 shares of Interchange common stock, divided by (b) the number of shares of outstanding Bridge View common stock at the effective time of the merger. As described above, the "Interchange Measurement Price" means the average closing bid and ask prices for a share of Interchange common stock as reported by the Nasdaq National Market for the valuation period of 20 consecutive trading days ending on the date election forms are due.

   Election of Cash. With respect to the conversion of Bridge View common stock into cash, the amount of cash to be paid per share of Bridge View common stock will equal the Per Share Value.

   Election of Stock. With respect to the conversion of Bridge View common stock into shares of Interchange common stock, the number of shares of Interchange common stock to be issued in exchange for each share of Bridge View common stock will equal the Exchange Ratio.

                 Example No. 1--Treasury Stock Method Analysis

   The following examples show what the record holder of 100 shares of Bridge View common stock would receive if the holder elected to receive:

  .   all Interchange common stock;

  .   all cash; and

  .   a combination of cash and Interchange common stock.

   For purposes of this example, we will assume the following:

     .   the Interchange Measurement Price is $17.00;

     . no options to acquire Bridge View common stock are cashed out in the merger (i.e., all options are exercised);

     . the total number of shares of Bridge View common stock outstanding as of the effective time is 3,808,443 utilizing the treasury stock method (assumes the proceeds from the exercise of outstanding options to purchase 594,749 shares of Bridge View common stock with a weighted average exercise price of $12.47 per share are used to purchase 337,115 shares of Bridge View common stock at an implied purchase price of $22.00 per share). The number of outstanding shares (3,808,443) is computed by subtracting the deemed repurchased shares (337,115) from Bridge View's fully diluted shares (4,145,558);

     .   the election is not subject to proration; and

     . for purposes of calculating the value of any fractional shares, the average closing bid and asked price of a share of Interchange common stock on the business day immediately preceding the effective date of the merger is $17.00.

  Step 1: Calculate Bridge View Per Share Value:

                 $33,528,472 + (2,949,719 x $17.00) =   $21.97
                 -----------------------------------
                             3,808,443

  Step 2: Calculate Exchange Ratio:

                                $21.97 =   1.292
                                -------
                                $17.00

  Step 3: Calculate Consideration to be paid to the record holder of 100 shares of Bridge View common stock if the holder elected to receive:

  .   all shares of Interchange common stock:

     . 100 x 1.292 = 129 whole shares of Interchange common stock and $3.40 in cash in lieu of a fractional share of Interchange common stock (0.2 x $17.00 = $3.40); or

  .   all cash:

     .   100 x $21.97 = $2,197 in cash; or

  .   a combination of cash and Interchange common stock:

     . 100 x 1.292 x 60% = 77 shares of Interchange common stock and $8.84 in cash in lieu of a fractional share of Interchange common stock (0.52 x $17.00 = $8.84), and

     .   100 x $21.97 x 40% = $878.80 in cash

   We cannot predict the Interchange Measurement Price. Therefore, we cannot give a Bridge View shareholder any assurance that such price will be $17.00. The actual Interchange Measurement Price will, in all likelihood, be different than the price used in this illustration. In addition, we cannot predict the total number of shares of Bridge View common stock that will be outstanding as of the effective time of the merger. Accordingly, the Per Share Value and the Exchange Ratio will, in all likelihood, be different than those used in this illustration.

                     Example No. 2--Fully Diluted Analysis

   The following examples show what the record holder of 100 shares of Bridge View common stock would receive if the holder elected to receive:

  .   all Interchange common stock;

  .   all cash; and

  .   a combination of cash and Interchange common stock.

   For purposes of this example, we will assume the following:

     .   the Interchange Measurement Price is $17.00;

     . no options to acquire Bridge View common stock are cashed out in the merger (i.e., all options are exercised);

     . the total number of shares of Bridge View common stock outstanding as of the effective time is 4,145,558;

     .   the election is not subject to proration; and

     . for purposes of calculating the value of any fractional shares, the average closing bid and asked price of a share of Interchange common stock on the business day immediately preceding the effective date of the merger is $17.00.

  Step 1: Calculate Bridge View Per Share Value:

                 $33,528,472 + (2,949,719 x $17.00) =   $20.18
                 -----------------------------------
                             4,145,558

  Step 2: Calculate Exchange Ratio:

                                $20.18 =   1.187
                                -------
                                $17.00

  Step 3: Calculate Consideration to be paid to the record holder of 100 shares of Bridge View common stock if the holder elected to receive:

  .   all shares of Interchange common stock:

     . 100 x 1.187 = 118 whole shares of Interchange common stock and $11.90 in cash in lieu of a fractional share of Interchange common stock (0.7 x $17.00 = $11.90); or

  .   all cash:

     .   100 x $20.18 = $2,018 in cash; or

  .   a combination of cash and Interchange common stock:

     . 100 x 1.187 x 60% = 71 shares of Interchange common stock and $3.74 in cash in lieu of a fractional share of Interchange common stock, and

     .   100 x $20.18 x 40% = $807.20 in cash

   We cannot predict the Interchange Measurement Price. Therefore, we cannot give a Bridge View shareholder any assurance that such price will be $17.00. The actual Interchange Measurement Price will, in all likelihood, be different than the price used in this illustration. In addition, we cannot predict the total number of shares of Bridge View common stock that will be outstanding as of the effective time of the merger. Accordingly, the Per Share Value and the Exchange Ratio will, in all likelihood, be different than those used in this illustration.

   Effects of Fluctuations in Interchange Common Stock Price. Examples of how the Interchange Measurement Price can affect the Per Share Value and the Exchange Ratio are illustrated below.

   The following example is based upon a range of hypothetical average prices for Interchange common stock during the valuation period using the treasury
stock method from Example No. 1 on page      , which assumes that 3,808,443
shares of Bridge View common stock are outstanding at the effective time of the merger.

Interchange                             Value of
Measurement  Percent   Total Cash     Total Stock        Total     Per Share
 Price(1)   Change(2) Consideration Consideration(3) Consideration Value(4)  Exchange Ratio
----------- --------- ------------- ---------------- ------------- --------- --------------
 $21.25       25%      $33,528,472    $62,681,529     $96,210,001   $25.26        1.19
 $20.40       20%      $33,528,472    $60,174,268     $93,702,740   $24.60        1.21
 $19.55       15%      $33,528,472    $57,667,006     $91,195,478   $23.95        1.22
 $18.70       10%      $33,528,472    $55,159,745     $88,688,217   $23.29        1.25
 $17.85         5%     $33,528,472    $52,652,484     $86,180,956   $22.63        1.27
 $17.00         0%     $33,528,472    $50,145,223     $83,673,695   $21.97        1.29
 $16.15        -5%     $33,528,472    $47,637,962     $81,166,434   $21.31        1.32
 $15.30       -10%     $33,528,472    $45,130,701     $78,659,173   $20.65        1.35
 $14.45       -15%     $33,528,472    $42,623,440     $76,151,912   $20.00        1.38
 $13.60(5)    -20%     $33,528,472    $40,116,178     $73,644,650   $19.34        1.42
 $12.75(5)    -25%     $33,528,472    $37,608,917     $71,137,389   $18.68        1.47

--------
(1) The Interchange Measurement Price means the average closing bid and ask prices for a share of Interchange common stock as reported by the Nasdaq National Market for the valuation period of 20 consecutive trading days ending on the date election forms are due.
(2) Percentage difference between average Interchange common stock price during the valuation period and $17.00, which is the implied Interchange Measurement Price for the purposes of this joint proxy statement-prospectus.
(3) Aggregate stock consideration valued using the implied Interchange Measurement Price during the valuation period (see column 1) and assuming that 2,949,719 shares of Interchange common stock will be issued in the transaction.
(4) Stock consideration for each Bridge View share and cash consideration for each Bridge View share valued using the implied Interchange Measurement Price during the valuation period (see column 1). The Per Share Value assumes 3,808,443 shares of Bridge View common stock are outstanding at the effective time of the merger.
(5) Assumes that the decline in the Interchange Measurement Price below $13.64 does not exceed by 20% or more any decline in the weighted average stock price of the index group identified in the merger agreement.

   The following example is based upon a range of hypothetical average prices for Interchange common stock during the valuation period using the fully
diluted analysis from Example No. 2 on page      , which assumes that 4,145,558
shares of Bridge View common stock are outstanding at the effective time of the merger.

Interchange                             Value of
Measurement  Percent   Total Cash     Total Stock        Total     Per Share
 Price(1)   Change(2) Consideration Consideration(3) Consideration Value(4)  Exchange Ratio
----------- --------- ------------- ---------------- ------------- --------- --------------
 $21.25        25%     $33,528,472    $62,681,529     $96,210,001   $23.19        1.09
 $20.40        20%     $33,528,472    $60,174,268     $93,702,740   $22.58        1.11
 $19.55        15%     $33,528,472    $57,667,006     $91,195,478   $21.98        1.12
 $18.70        10%     $33,528,472    $55,159,745     $88,688,217   $21.37        1.14
 $17.85          5%    $33,528,472    $52,652,484     $86,180,956   $20.77        1.16
 $17.00          0%    $33,528,472    $50,145,223     $83,673,695   $20.17        1.19
 $16.15        -5%     $33,528,472    $47,637,962     $81,166,434   $19.56        1.21
 $15.30        -10%    $33,528,472    $45,130,701     $78,659,173   $18.96        1.24
 $14.45        -15%    $33,528,472    $42,623,440     $76,151,912   $18.35        1.27
 $13.60(5)     -20%    $33,528,472    $40,116,178     $73,644,650   $17.75        1.31
 $12.75(5)     -25%    $33,528,472    $37,608,917     $71,137,389   $17.14        1.34

--------
(1) The Interchange Measurement Price means the average closing bid and ask prices for a share of Interchange common stock as reported by the Nasdaq National Market for the valuation period of 20 consecutive trading days ending on the date election forms are due.
(2) Percentage difference between average Interchange common stock price during the valuation period and $17.00, which is the implied Interchange Measurement Price for the purposes of this joint proxy statement-prospectus.
(3) Aggregate stock consideration valued using the implied Interchange Measurement Price during the valuation period (see column 1) and assuming that 2,949,719 shares of Interchange common stock will be issued in the transaction.
(4) Stock consideration for each Bridge View share and cash consideration for each Bridge View share valued using the implied Interchange Measurement Price during the valuation period (see column 1). The Per Share Value assumes 4,145,558 shares of Bridge View common stock are outstanding at the effective time of the merger.
(5) Assumes that the decline in the Interchange Measurement Price below $13.64 does not exceed by 20% or more any decline in the weighted average stock price of the index group identified in the merger agreement.

   Interchange will not issue fractional shares in the merger. Instead, Bridge View shareholders who would otherwise be entitled to a fractional share interest (after taking into account all shares of Bridge View stock held by such shareholder) will receive an amount in cash (without interest) equal to the fractional interest multiplied by the average of the closing bid and asked price of a share of Interchange common stock as reported on the Nasdaq National Market on the business day immediately preceding the effective date of the merger.

   Because the merger consideration must consist of $33,528,472 in cash and 2,949,719 shares of Interchange common stock, Bridge View and Interchange agreed to pro rate the mixture of cash and Interchange common stock based upon formulas in the merger agreement. If the elections forms received from the Bridge View shareholders, in the aggregate, result in Interchange being required to issue either more or less than 2,949,719 shares of Interchange common stock or more or less than $33,528,472 in cash, then the consideration elections by the Bridge View shareholders will be subject to the allocation and
proration procedures described on pages   to   of this document. The outcomes
of the cash and stock elections (each of which is discussed below) will not change the fixed amount in cash to be paid and the fixed number of shares of Interchange common stock to be issued. If proration becomes necessary, Bridge View shareholders may not receive the exact form of merger consideration that they elect.

Effect of Merger on Interchange Shares

   Each share of Interchange common stock issued and outstanding at the time of the merger will remain outstanding and those shares will be unaffected by the merger.

Election and Proration Procedures

   The merger agreement provides that Interchange will issue 2,949,719 shares of Interchange common stock and pay $33,528,472 in cash to the shareholders of Bridge View in exchange for their shares of Bridge View common stock. Bridge View shareholders will be asked to make an election to receive either (i) shares of Interchange common stock, (ii) cash, or (iii) a combination of stock and cash with respect to their shares of Bridge View common stock. Because the amount and type of consideration to be issued by Interchange is fixed, it is possible, as described below, that Bridge View shareholders will not receive the exact form of merger consideration that they elected to receive.

  Making the Election

   Interchange has selected Continental Stock Transfer & Trust Company to serve as the exchange agent for purposes of effecting the election, allocation, and proration procedures. Prior to the special meeting of Bridge View shareholders, an election form will be sent by Interchange's exchange agent to all Bridge View shareholders. All elections must be made on an election form.

   In order for a Bridge View shareholder to make an effective election with respect to outstanding shares of Bridge View common stock, the shareholder must deliver the following items to Interchange's exchange agent prior to the election deadline (as set forth in the election form):

  .   a properly completed letter of transmittal and election form;

  . one of the following: (a) your certificates for shares of Bridge View common stock, (b) an affidavit of loss and indemnity agreement satisfactory to the exchange agent or (c) an appropriate guarantee of delivery; and

  .   any other required documents described in the election form.

   Do not return your certificates representing shares of Bridge View common stock with the enclosed proxy. Bridge View stock certificates should only be forwarded to Interchange's exchange agent with the letter of transmittal and election form.

   Shares of Bridge View common stock will be considered "undesignated shares" for which no merger consideration preference is given if:

  . you do not submit a properly completed election form or required accompanying documents in a timely fashion; or

  . you revoke your election form and fail to resubmit a properly completed election form prior to the deadline for submitting the election form.

   If you have a preference as to the form of consideration to be received for your shares of Bridge View common stock, you should make an election. Shares as to which a valid election is made will be given priority in allocating the merger consideration over undesignated shares to which a valid election is not received. In addition, shares as to which an election of a combination of cash and Interchange common stock, a "combination election," will be given a preference in the event of proration as described herein.

   None of Interchange, the Interchange board of directors, Bridge View or the Bridge View board of directors makes any recommendation as to whether Bridge View shareholders should elect to receive shares of Interchange common stock, cash, or a combination of stock and cash. Bridge View shareholders must make their own election decisions.

  Changing or Revoking the Election

   Bridge View shareholders may change their election by submitting to Interchange's exchange agent a properly completed and signed revised election form and all required additional documents. To be effective, however, Interchange's exchange agent must receive these revised documents prior to the election deadline. If some but not all of the revised documents are received by the election deadline, your shares of Bridge View common stock will be considered undesignated shares.

   Bridge View shareholders may revoke their prior valid election by written notice received by Interchange's exchange agent prior to the election deadline. Bridge View shareholders also may revoke a prior valid election by submitting a written withdrawal of their share certificates or of the notice of guaranteed delivery of their share certificates previously deposited with Interchange's exchange agent. Again, Interchange's exchange agent must receive this written withdrawal before the election deadline. If, following revocation, you do not resubmit a properly completed election form prior to the election deadline, your shares of Bridge View common stock will be considered undesignated shares.

  Allocation and Proration Procedures

   As described elsewhere herein, the amount and type of merger consideration to be issued by Interchange is fixed. Accordingly, if one form of consideration (e.g., shares of Interchange common stock or cash) is oversubscribed, the exchange agent will be required to allocate the consideration among the shareholders of Bridge View based on preferences expressed in the election forms. These allocation and proration procedures are set forth in the merger agreement and are summarized below.

   If the number of shares of Interchange common stock to be issued pursuant to the stock elections and combination elections received equals 2,949,719 shares of Interchange common stock, then the merger consideration will be allocated by the exchange agent as follows until the number of shares of Interchange common stock that will be issued in the merger equals as closely as practicable to 2,949,719 shares:

  . shares for which stock elections have been made will be converted into shares of Interchange common stock based on the exchange ratio;

  . shares for which combination elections have been made will be converted into the proportionate amount of Interchange common stock based on the exchange ratio and cash;

  . shares for which cash elections have been made will be converted into the right to receive cash; and

  .   undesignated shares will be converted into the right to receive cash.

   If the number of shares of Interchange common stock to be issued pursuant to the stock elections and combination elections received plus undesignated shares equals 2,949,719 shares of Interchange common stock, then the merger consideration will be allocated as follows:

  . shares for which stock elections have been made will be converted into Interchange common stock based on the exchange ratio;

  . shares for which combination elections have been made will be converted into the proportionate amount of Interchange common stock based on the exchange ratio and cash;

  . undesignated shares will be converted into the right to receive Interchange common stock based on the exchange ratio; and

  . shares for which cash elections have been made will be converted into the right to receive cash.

   If Bridge View shareholders elect to receive less than 2,949,719 shares of Interchange common stock, then each holder of Bridge View common stock who made an election solely for shares of Interchange stock or a combination election will receive shares of Interchange common stock based upon the exchange ratio. In addition, the exchange agent will then select among the following groups, in order, until the number of shares of Interchange common stock that will be issued in the merger equals as closely as practicable to 2,949,719 shares:

  . shares for which a holder failed to make an election shall be converted into shares of Interchange common stock based upon the exchange ratio;

  . if necessary, each holder of Bridge View common stock who acquired his shares of Bridge View common stock after the record date set for mailing election forms to Bridge View shareholders, shall receive shares of Interchange common stock based upon the exchange ratio; and

  . if necessary, each holder of Bridge View common stock who made an election for cash shall receive, on a pro rata basis, shares of Interchange common stock based upon the exchange ratio.

Any share of Bridge View common stock not selected to receive Interchange common stock, will be converted into cash in an amount equal to the per share cash amount.

   If Bridge View shareholders elect to receive more than 2,949,719 shares of Interchange common stock, then the merger consideration will be allocated by the exchange agent as follows until the number of shares of Interchange common stock that will be issued in the merger equals as closely as practicable to 2,949,719 shares:

  . shares for which cash elections have been made and any undesignated shares will be converted into cash;

  . each holder of Bridge View common stock who acquired his shares of Bridge View common stock after the record date set for mailing election forms to Bridge View shareholders, will receive cash such that the number of shares of Interchange common stock that will be issued in the merger equals as closely as practicable to 2,949,719 shares; and

  . if necessary, each holder of Bridge View common stock who made an election for stock shall receive, on a pro rata basis, cash in the per share cash amount such that the number of shares of Interchange common stock that will be issued in the merger equals as closely as practicable to 2,949,719 shares.

   Any shares of Bridge View common stock not selected to receive cash will be converted into shares of Interchange common stock based upon the exchange ratio.

  Delivery of Consideration

   Following the completion of the merger and upon surrender of all of the certificates representing shares of Bridge View common stock registered in your name or a satisfactory affidavit and indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, Continental Stock Transfer & Trust Company, Interchange's exchange agent, will mail to you the cash and/or Interchange common stock to which you are entitled, less the amount of any required withholding taxes. You will not receive interest on any cash.

   Shares of Interchange common stock issued in the merger will receive any dividends Interchange declares after the merger is completed. However, no dividend or other distribution payable to the holders of record of Interchange common stock at or as of any time after the completion of the merger will be paid to holders of Bridge View common stock who receive Interchange common stock in the merger until they physically surrender all certificates as described above. After the completion of the merger, the Bridge View stock transfer books will close and there will be no transfers on the Bridge View transfer books.

Representations and Warranties

   The merger agreement contains numerous representations and warranties made by each of Interchange and Bridge View, including representations and warranties with respect to their individual organizations, authorizations to enter into the merger agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties will not survive the completion of the merger.

   Any material changes to the representations and warranties during the pendency of the merger may give the other party the right to terminate the merger agreement. See "--Termination" and "--Termination Fees."

Covenants; Conduct of Business Prior to Completion of the Merger

   Conduct of Bridge View. The merger agreement provides that, during the period from November 18, 2002 to the completion of the merger, each of Bridge View and Bridge View Bank will, among other things:

  . conduct its business in the ordinary course and in substantially the manner conducted previously and in accordance with sound banking practices;

  .   extend credit only in accordance with existing lending policies;

  .   use all reasonable efforts to preserve its business organization intact;

  . use all reasonable efforts to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks;

  . use all reasonable efforts to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

  . use all reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, properties and business;

  . maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion;

  . permit Interchange and its representatives to examine its books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business;

  . continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

  . account for all transactions in accordance with generally accepted accounting principles and maintain the allowance for loan losses account for Bridge View in an adequate amount to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Bridge View, but in no event shall Bridge View's allowance for loan losses account be less than 0.95% of its total loans outstanding;

  . promptly charge-off all loans past due 90 days or more, and charge-off all loans reasonably anticipated to be 90 days or more past due as of the completion of the merger.

  . pay (or establish adequate reserves for) all costs, expenses and other charges to be incurred by Bridge View associated with the cancellation of any contracts to be cancelled as a result of the merger (including without limitation the cost of termination of its existing data processing agreement); and

  . pay (or establish adequate reserves for) all costs, expenses and other charges to be incurred by Bridge View associated with the merger.

   The merger agreement further provides that neither Bridge View nor Bridge View Bank will, without the prior written consent of Interchange, take any of the following actions:

  .   amend its certificate of incorporation, articles of association or bylaws;

  . issue, sell or authorize the issue or sale of any securities, except pursuant to the exercise of outstanding Bridge View stock options;

  . mortgage, pledge or subject to lien any of its property, business or assets, tangible or intangible;

  . enter into any material agreement, contract or commitment in excess of $25,000, except for banking transactions in the ordinary course of business;

  . other than actions required by the merger agreement, take any action that could reasonably be anticipated to result in a material adverse change with respect to Bridge View;

  . take or fail to take any action that would cause or permit the representations and warranties made in the merger agreement to be inaccurate at the completion of the merger or preclude Bridge View from making such representations and warranties at completion of the merger;

  . incur any obligation or liability, whether absolute or contingent, except in the ordinary course of business and consistent with normal banking practices;

  . discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

  . redeem, retire, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Bridge View, or obligate itself to purchase, retire or redeem, any of its shares of its capital stock;

  . except for the regular quarterly dividend paid by Bridge View on its common stock, which will not exceed $0.10 per share, declare, make, set aside or pay any dividend or other distribution with respect to its capital stock;

  . sell, transfer, lease to others or otherwise dispose of any of its assets or properties or cancel or compromise any debt or claim, or waive or release any right or claim;

  . increase the compensation of any officers, directors, employees of Bridge View or any of its subsidiaries, except increases pursuant to existing compensation plans or regular reviews and which increases as are consistent with past practices, provided that no such increase shall be more than four percent (4%) with respect to any individual officer, director or employee and provided further that any increases, either singularly or in the aggregate, shall be consistent with Bridge View's 2003 budget;

  . acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

  . terminate, cancel or surrender any contract, lease or other agreement that, individually or in the aggregate, would constitute a material adverse change with respect to Bridge View;

  . make any capital expenditures, capital additions or betterments in excess of an aggregate of $10,000;

  . hire or employ any person with an annual salary equal to or greater than $25,000;

  . other than loans fully secured by certificates of deposit or liquid, readily marketable collateral, make or alter any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $250,000, or renew or extend the maturity of any loan to any single borrower and his related interests in excess of the principal amount of $250,000 or that would increase the aggregate credit outstanding to any such borrower or his related interests by more than $250,000; or

  . make, or renew or extend the maturity of, or alter any of the material terms of any classified loan.

   Bridge View further agreed to:

  . terminate its employee benefit plans and have the accrued benefits paid in accordance with the provisions of such plans, to or, modify or merge its employee benefit plans into similar employee benefit plans maintained by Interchange, as defined by Interchange and subject to compliance with applicable law;

  . deliver, at least 20 days prior to the completion of the merger, a list identifying all persons who are "affiliates" of Bridge View for purposes of Rule 145 under the Securities Act and to obtain and deliver not less than 10 days before the completion of the merger an agreement to Interchange regarding compliance with Rule 145;

  . make such accruals and reserves to the allowance for loan loss or other financial adjustments made at the reasonable request of Interchange, provided, however, that such accruals and reserves will be made only to the extent that they are consistent with generally accepted accounting principles;

  . amend any agreement or understanding for payment or grant any right that would cause the limitations of Section 280G of the Internal Revenue Code with respect to tax deductibility to be exceeded.

   Conduct of Interchange. The merger agreement provides that, during the period from November 18, 2002 to the completion of the merger, subject to requirements of law and regulation generally applicable to their operations, Interchange and Interchange Bank will not, without the prior written consent of Bridge View:

  . take any action which would reasonably be anticipated to result in a material adverse change with respect to Interchange;

  . take or fail to take any action that would cause or permit the representations and warranties made in the merger agreement to be inaccurate at the time of the closing of the merger or preclude Interchange from making such representations and warranties at the completion of the merger; or

  . make any, or acquiesce with any, change in any accounting methods, principles or material practices, except as required by changes in generally accepted accounting principles as concurred in by Interchange's independent auditors.

   The merger agreement also provides that Interchange will:

  .   file all necessary regulatory applications to seek approval of the merger;

  . file a registration statement with the Securities and Exchange Commission of which this joint proxy statement-prospectus forms a part; and

  . have the shares of Interchange common stock to be issued in the merger approved for listing on the Nasdaq National Market.

   Conduct of Both Parties. The merger agreement also provides that each party will:

  . duly call, give notice of, convene and hold a meeting of their shareholders as soon as practicable for approval of any matters necessary to complete the merger;

  . use its best efforts to perform and fulfill the conditions and obligation to consummate the transactions contemplated by the merger agreement as promptly as practicable;

  . keep each other advised of all material developments relating to their respective business operations; and

  . provide each other with access to their respective executive officers and advisors.

Nonsolicitation

   Under the terms of the merger agreement, Bridge View has agreed not to encourage, solicit or initiate any merger, tender offer or other takeover offer, sale of substantial assets, sale of shares of capital stock or similar transaction involving Bridge View or any of its subsidiaries. In addition, Bridge View has agreed, unless it determines, with advice of counsel, that its fiduciary duty requires otherwise, not to participate in any negotiations or discussions regarding, or furnish any information concerning or otherwise cooperate in any way in connection with, any effort or attempts to effect any competing transaction with or involving any entity other than Interchange. This restriction does not apply, however, if Bridge View receives a bona fide offer from a person other than Interchange and the Bridge View board of directors responds in accordance with applicable fiduciary obligations. Bridge View has agreed to promptly notify Interchange of the terms of any proposal which it may receive in respect of any competing transaction.

Conditions to the Merger

   The obligation of Interchange and Bridge View to consummate the merger is subject to the satisfaction or waiver on or before the completion of the merger of various conditions, including the following:

  .   Bridge View shareholders must approve and adopt the merger agreement;

  . Interchange shareholders must approve the issuance of shares of Interchange common stock in connection with the merger;

  . all representations and warranties made by both Interchange and Bridge View in the merger agreement must remain true and correct, unless any deviation would not have, or would not reasonably be expected to have, a material adverse effect;

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  .   Interchange and Bridge View must have performed their respective obligations under the merger agreement in all material respects;

  . there must not be any outstanding or threatened judgments, decrees, injunctions, orders or other proceedings by a governmental authority that would prohibit the merger;

  . Interchange and Bridge View must have received all necessary authorizations, orders and consents of governmental authorities for the merger without the imposition of any condition that Interchange reasonably believes would have a material adverse effect on it and any required waiting periods must have expired;

  . there will not have occurred, between September 30, 2002 and the completion of the merger, any material adverse change, on a consolidated basis, in the business, financial condition, results of operations or prospects of Interchange or of Bridge View; and

  . all accounting and tax treatment entries and adjustments shall be reasonably satisfactory to Interchange and Interchange shall not have received any notice from any proper regulatory authority that any of Interchange's accounting or tax treatments or entries and adjustments are improper.

   Additionally, the completion of the merger is subject to the performance of covenants and the delivery and receipt of various documents, including a tax opinion, third-party consents, and officers' certificates.

   Unless prohibited by law, either Interchange or Bridge View may elect to waive a condition that has not been satisfied by the other party and complete the merger anyway. If the foregoing and other conditions are not satisfied or waived, Interchange or Bridge View may terminate the merger agreement. See "--Termination."

Resales of Interchange Common Stock by Bridge View Shareholders

   The Interchange common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any Bridge View shareholder who may be deemed to be an affiliate of Interchange for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of Bridge View for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with:

  . Interchange or Bridge View at the time of the Bridge View special meeting; or

  .   Interchange at or after the effective time of the merger.

   Rule 145 will restrict the sale of Interchange common stock received in the merger by affiliates and certain of their family members and related interests. Generally, during the year following the effective time of the merger, those persons who are affiliates of Bridge View at the time of the special meeting, provided they are not affiliates of Interchange at or following the effective time of the merger, may publicly resell any Interchange common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Interchange common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Interchange as required by Rule 144. Persons who are affiliates of Interchange after the effective time of the merger may publicly resell the Interchange common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. At the present time, it is anticipated that certain shareholders of Bridge View who own in excess of 10% of Bridge View at the time of the Bridge View special meeting will become affiliates of Interchange after the merger. In addition, three Bridge View directors will become Interchange directors following the merger and six Bridge View Bank directors will become Interchange Bank directors following the bank merger. Accordingly, these shareholders and directors may be deemed to be affiliates of both companies.

   The ability of affiliates to resell shares of Interchange common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Interchange's having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell Interchange common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this document is a part nor this

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document cover any resales of Interchange common stock received by persons who may be deemed to be affiliates of Interchange or Bridge View in the merger.

   Under the merger agreement, Bridge View has agreed to deliver to Interchange a list identifying each person who may be reasonably deemed to be an affiliate of it for purposes of Rule 145. In addition Bridge View agreed to obtain and deliver to Interchange an agreement signed by each affiliate of Bridge View and of any person who may become an affiliate of Bridge View between November 18, 2002 and the completion of the merger. The agreement is intended to ensure compliance with the Securities Act of 1933 in connection with the sale of any shares of Interchange commons stock received in the merger. The form of agreement is attached to the merger agreement as Exhibit B.

Regulatory Approval for the Merger

   Under the merger agreement, Interchange, with the cooperation of Bridge View, agreed to file promptly for all regulatory approvals required to be obtained by Interchange under the merger agreement and in order to complete the merger, including, without limitation, the approval of the Board of Governors of the Federal Reserve System. Interchange has agreed to use its best efforts to obtain all such regulatory approvals and any other approvals from third parties necessary at the earliest practicable time. Interchange will also seek approval of the merger of Bridge View Bank with and into Interchange Bank.

   An application must be filed with the Federal Reserve pursuant to the BHCA, as amended, for its prior approval of the merger. Immediately following the merger, it is anticipated that Bridge View Bank will be merged with and into Interchange Bank. Prior approval of the bank merger must be obtained from the Federal Reserve and the New Jersey Department of Banking and Insurance. With respect to the merger, an application was filed with the Federal Reserve on January 31, 2003. The regulatory approval process is expected to take approximately six weeks to two months from this date. With respect to the bank merger, applications were filed with the Federal Reserve and the New Jersey Department of Banking and Insurance on January 31, 2003.

   Federal Reserve Approval. Pursuant to Section 3 of the BHCA, and the regulations promulgated pursuant thereto, the approval of the Federal Reserve must be obtained prior to the merger. The Federal Reserve must withhold approval of the merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve may not approve the merger if it finds that the effect thereof may be substantially to lessen competition in any section of the country, or tend to create a monopoly, or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition and managerial resources of Interchange and Bridge View and their respective subsidiaries. Finally, the Federal Reserve will consider the compliance records of Interchange's and Bridge View's subsidiaries under the Community Reinvestment Act.

   The BHCA provides for the publication of notice and public comment on the application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. An intervention by an interested party could delay the regulatory approvals required for consummation of the merger. Section 11 of the BHCA imposes a waiting period which prohibits consummation of the merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the Federal Reserve's approval of the merger. During this period, the United States Department of Justice, should it object to the merger for antitrust reasons, may challenge the consummation of the merger.

   Pursuant to Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act"), the Federal Reserve's prior approval of the bank merger must be obtained. The Federal Reserve is prohibited from approving the bank merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve is prohibited from approving the bank merger if its effect, in any section of the country, would

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be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the bank merger are clearly outweighed in the public interest by the probable effect of the bank merger in meeting the convenience and needs of the community to be served. The Federal Reserve is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

   The Bank Merger Act imposes a waiting period which prohibits consummation of the bank merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the Federal Reserve's approval of the bank merger. During such period, the United States Department of Justice, should it object to the bank merger for antitrust reasons, may challenge the consummation of the bank merger.

   New Jersey Department of Banking and Insurance Approval. The bank merger agreement must be approved by the New Jersey Department of Banking and Insurance pursuant to applicable provisions of the New Jersey Banking Act. The Commissioner will, within 60 days of the date of submission of the bank merger agreement, notify the parties of his approval or disapproval.

   The merger agreement provides that the obligation of each of Interchange and Bridge View to consummate the merger is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that the application necessary for Interchange to consummate the merger with Bridge View will be approved, and, if such approval is received, that such approval will not be conditioned upon terms and conditions that would cause Interchange to abandon the merger. Regulatory approval of the bank merger is not a condition to completion of the merger.

   Any approval received from bank regulatory agencies reflects only their view that the merger and/or the bank merger, as applicable, does not contravene applicable competitive standards imposed by law, and that the merger or the bank merger is consistent with regulatory policies relating to safety and soundness. The approval of the bank regulatory agencies is not an endorsement or recommendation of the merger or the merger agreement.

   Interchange is not aware of any governmental approvals or actions that may be required for consummation of the merger except for the prior approval of the Federal Reserve described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

Termination

   Either Bridge View or Interchange may call off the merger under certain circumstances, including if:

  .   they both consent in writing;

  . the conditions precedent to such party's obligations to close as specified in the merger agreement shall not have been satisfied on or before June 30, 2003, provided the terminating party is not in breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

  . any of the transactions contemplated by the merger agreement or any other agreement contemplated by the merger agreement are disapproved by any regulatory authority whose approval is required to complete merger or a court issues a final, non-appealable order enjoining the merger; or

  . the merger agreement is not approved and adopted by the required vote of the shareholders of Bridge View, or the issuance of the shares of Interchange common stock is not approved by the required votes of the Interchange shareholders.

   Bridge View, additionally, may call off the merger if:

  . Interchange materially breaches, and does not cure within 30 days, any representation, warranty, covenant or agreement made by it under the merger agreement;

  .   there has been a material adverse change with respect to Interchange;

  . the average closing price of a share of Interchange common stock on the Nasdaq National Market for the 20 consecutive trading days ending on day on which the election forms are due is below $13.64 and

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      the decline in the average closing sales price is greater by a factor of
      20% than any decline in the weighted average stock price of the index group identified in the merger agreement and Interchange does not elect to increase the exchange ratio in the manner provided in the merger agreement;

  . the average closing price of a share of Interchange common stock on the Nasdaq National Market for the 20 consecutive trading days ending on day on which the election forms are due is below $11.94 and Interchange does not elect to increase the exchange ratio in the manner provided in the merger agreement; or

  . Bridge View receives a proposal for a merger, consolidation, reorganization, tender offer or similar transaction with a third party, and termination of the acquisition is required in order for the board of directors of Bridge View to comply with its fiduciary duties.

   Interchange, additionally, may call off the merger if:

  . Bridge View materially breaches, and does not cure within 30 days, any representation, warranty, covenant or agreement made by it under the merger agreement;

  .   there has been a material adverse change with respect to Bridge View;

  . any application for regulatory or governmental approval necessary to complete the merger will have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or if such application is approved with commitments, conditions or understandings, which Interchange believes to materially impair the value of Bridge View and its subsidiaries, taken as a whole, to Interchange or which alter materially and adversely the economics of the transactions contemplated by the merger agreement; or

  . the results of environmental inspections, investigations or surveys conducted by Interchange with respect to the properties of Bridge View identify violations or potential violations of environmental laws, or if Bridge View refuses to allow Interchange to conduct such inspections, investigations or surveys.

Termination Fees

   The merger agreement requires Bridge View to pay Interchange a $2.7 million termination fee if the merger agreement is terminated by Interchange because:

  . the Bridge View shareholders failed to approve and adopt the merger agreement, and either:

     . the board of directors of Bridge View failed to use its best efforts to obtain shareholder approval; or

     . Bridge View shall have entered into a merger or similar agreement with a third party by November 18, 2003; or

     . Bridge View shall have entered into a merger or similar agreement with a third party.

   The merger agreement requires Interchange to pay Bridge View a $1.0 million termination fee if the merger agreement is terminated by Bridge View because:

  . the Interchange shareholders failed to approve the issuance of shares of Interchange stock required by the merger agreement, and either:

     . the board of directors of Interchange failed to use its best efforts to obtain shareholder approval, or

     . Interchange shall have entered into a merger or similar agreement with a third party by November 18, 2003.

Expenses

   Interchange and Bridge View will pay their own fees, costs and expenses incurred in connection with the merger. In addition, Bridge View and Interchange have agreed that if the merger agreement is terminated under certain circumstances, then, depending upon the reason for termination, Bridge View will reimburse all out-of-pocket expenses and fees of Interchange relating to the transactions contemplated by the merger agreement. Reimbursement under these circumstances, however, will be limited to $250,000.

Amendment and Waiver of the Merger Agreement

   Interchange and Bridge View may jointly amend the terms of the merger agreement, and each of them may waive their right to require the other party to adhere to those terms, to the extent legally permissible.

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   Except as otherwise required by law, the parties may amend the merger agreement or waive any of its terms without the approval of their respective shareholders. However, an amendment to the merger agreement that reduces the merger consideration payable to Bridge View shareholders and certain other types of amendments cannot be made following the approval and adoption of the merger agreement by the Bridge View shareholders without their approval.

                         INFORMATION ABOUT INTERCHANGE

General

   Interchange is a New Jersey business corporation and registered bank holding company under the BHCA. It acquired all of the outstanding stock of Interchange Bank, a New Jersey state chartered bank and member of the Federal Reserve System, in 1986. Interchange Bank is Interchange's principal operating subsidiary. Interchange's principal executive office is located at Park 80 West/Plaza II, Saddle Brook, New Jersey 07663, and the telephone number is
(201) 703-2265.

   As a holding company, Interchange provides support services to its direct and indirect subsidiaries. These include executive management, personnel and benefits, risk management, data processing, strategic planning, legal, and accounting and treasury.

   Interchange Bank, established in 1969, is a full-service commercial bank headquartered in Saddle Brook, New Jersey. It offers banking services for individuals and businesses through its eighteen banking offices and one supermarket mini-branch in Bergen County, New Jersey.

   In addition to Interchange Bank, Interchange has another wholly-owned direct subsidiary: Clover Leaf Mortgage Company, a New Jersey Corporation established in 1988, which is not currently engaged in any business activity. Subsidiaries of Interchange Bank include: Clover Leaf Investment Corporation, established in 1988 to engage in the business of an investment company pursuant to New Jersey law; Clover Leaf Insurance Agency, Inc., established in 1990 to engage in sales of tax-deferred annuities; Clover Leaf Management Realty Corporation, established in 1998 as a Real Estate Investment Trust which manages certain real estate assets of Interchange; and Interchange Capital Company, L.L.C., established in 1999 to engage in equipment lease financing and the solicitation of end users in Interchange Bank's current market. All of Interchange Bank's subsidiaries are New Jersey corporations or limited liability companies and are 100% owned by Interchange Bank, except for the Clover Leaf Management Realty Corporation which is 99% owned by Interchange Bank.

Products and Services

   Through Interchange Bank, Interchange offers a wide range of consumer banking services, including: checking and savings accounts, money-market accounts, certificates of deposit, individual retirement accounts, residential mortgages, home equity lines of credit and other second mortgage loans, home improvement loans, automobile loans, personal loans and overdraft protection. Interchange Bank also offers credit card and several convenience products, including the Interchange Check Card, which permits customers to access their checking accounts by using the card when making purchases. The Interchange Check Card can also be used as an ATM card to perform basic banking transactions. Interchange Bank maintains twenty-two automated teller machines, which are located at seventeen of the Interchange Banking offices, the supermarket mini-branch, a local college and at Interchange Bank's operations center.

   Another service offered to customers is Interchange Bank-Line Telephone Banking, which permits customers to perform basic banking transactions, including, transfer money between accounts and make loan payments from any phone, at any time of the day or night by calling a toll-free number. Interchange Bank also offers the Interchange Bank-Line Center, which is an inbound calling facility providing enhanced customer service via access to a single source for account and product information, opening accounts or even applying for a consumer loan. The Interchange Bank-Line Center also serves as an outbound telemarketing resource, contacting prospective and current customers for new accounts. Interchange Bank also offer online banking through InterBank. InterBank, which is accessed through Interchange Bank's web site at www.interchangebank.com, allows customers to access account information, process transfers between accounts, generate an account statement, pay bills electronically and much more. As described below, additional products and services may be accessed through Interchange Bank's web site.

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   Interchange Bank also is engaged in the financing of local business and industry, providing credit facilities and related services for smaller businesses, typically those with $1 million to $5 million in annual sales. Commercial loan customers of Interchange Bank are businesses ranging from light manufacturing and local wholesale and distribution companies to medium-sized service firms and local retail businesses. Most types of commercial loan products are offered, including working capital lines of credit, small business administration loans, term loans for fixed asset acquisitions, commercial mortgages, equipment lease financing and other forms of asset-based financing.

   In addition to its origination activities, Interchange Bank purchases packages of loans. In 2002 and 2001, Interchange Bank purchased $14.9 million and $18.8 million of loans, respectively. These loans were subjected to Interchange Bank's independent credit analysis prior to purchase. Interchange Bank has experienced opportunities to sell its other products and services to the borrowers whose loans are purchased and believes that purchasing loans will continue to be a desirable way to augment its portfolios as opportunities arise.

   Interchange Bank also engages in mutual fund and annuities sales and brokerage services. An Investment Services Program is offered through an alliance between Interchange Bank and the ICBA Financial Services Corporation ("ICBA"), under which mutual funds and annuities offered by ICBA are made available to Interchange Bank's customers. Interchange Bank has also expanded its product offerings by entering into an agreement with a third party provider to offer discount brokerage services to its customers. Interchange offers securities trading through its web site, which is hyperlinked to FISERVE Securities, Inc., member NASD/SIFC, so that customers can access their brokerage accounts via the Internet. There is also a direct link from Interchange's web site to the Nasdaq National Market to allow investors to keep informed of the daily quotes and market activity for Interchange's common stock.

   Additional information about Interchange Bank and Interchange may be found on its web site at www.interchangebank.com.

Market Areas

   Interchange's principal market for its deposit gathering and loan origination activities covers major portions of Bergen County in the northeastern corner of New Jersey adjacent to New York City. Bergen County has a relatively large affluent base for Interchange's services. The principal service areas of Interchange represent a diversified mix of stable residential neighborhoods with a wide range of per household income levels; offices, service industries and light industrial facilities; and large shopping malls and small retail outlets.

Competition

   Competition in banking and financial services industry within Interchange's primary market area is strong. Interchange Bank competes actively with national and state-chartered commercial banks, operating on a local and national scale, and other financial institutions, including savings and loan associations, mutual savings banks, and credit unions. In addition, Interchange Bank faces competition from less heavily regulated entities such as brokerage institutions, money management firms, consumer finance and credit card companies and various other types of financial services companies. Many of these institutions are larger than Interchange Bank, some are better capitalized, and a number pursue community banking strategies similar to those of Interchange Bank.

   Interchange Bank believes that opportunities continue to exist to satisfy the deposit and borrowing needs of small and middle market businesses. Larger banks continued to show an appetite for only the largest loans, finding themselves challenged to administer smaller loans profitably. Interchange has the desire and the ability to give smaller and mid-sized businesses the service they require. Many small businesses eventually become mid-sized businesses, with a corresponding change in financial requirements. By designing programs to accommodate the changing needs of growing businesses, Interchange is extending the longevity of valuable customer relationships. For example, through its subsidiary, Interchange Capital Company, L.L.C., Interchange Bank extends cost-effective equipment leasing solutions for a variety of expansion and upgrading projects. Interchange Bank believes that it is able to maintain its relationship with these growing businesses because of its ability to be responsive to both small and midsize business constituencies.

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Personnel

   Interchange had 226 full-time-equivalent employees at year-end 2002. Interchange believes its relationship with employees to be good.

Properties

   Interchange leases thirteen banking offices, one mini-branch within a supermarket, one operations/support facility and one administrative/executive facility. It also leases two locations for the sole purpose of operating Automated Teller Machines. It owns four banking offices and leases land on which it owns one bank building. All of the facilities are located in Bergen County, New Jersey, which constitutes Interchange's primary market area. In the opinion of management, the physical properties of Interchange and its subsidiaries are suitable and adequate.

Legal Proceedings

   In the ordinary course of business, Interchange and its subsidiaries are involved in routine litigation involving various aspects of its business, none of which, individually or in the aggregate, in the opinion of management and its legal counsel, is expected to have a material adverse impact on the consolidated financial condition, results of operations or liquidity of Interchange.

Regulation and Supervision

   Banking is a complex, highly regulated industry. The primary goals of bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of those goals, Congress has created several largely autonomous regulatory agencies and enacted myriad legislation that governs banks, bank holding companies and Interchange Banking industry. Descriptions and references to the statutes and regulations below are brief summaries thereof and do not purport to be complete. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

  Interchange

   Interchange is a registered bank holding company under the BHCA and, as such, is subject to supervision and regulation by the Federal Reserve. As a bank holding company, Interchange is required to file an annual report with the Federal Reserve and such additional information as the Federal Reserve may require pursuant to the BHCA and Federal Regulation Y. The Federal Reserve may conduct examinations of Interchange or any of its subsidiaries.

   The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank (although the Federal Reserve may not assert jurisdiction in certain bank mergers that are regulated under Interchange Bank Merger Act), or ownership or control of any voting shares of any bank if after such acquisition it would own or control directly or indirectly more than 5% of the voting shares of such bank.

   The BHCA also provides that, with certain limited exceptions, a bank holding company may not (i) engage in any activities other than those of banking or managing or controlling banks and other authorized subsidiaries or (ii) own or control more than five percent (5%) of the voting shares of any company that is not a bank, including any foreign company. A bank holding company is permitted, however, to acquire shares of any company the activities of which the Federal Reserve, after due notice and opportunity for hearing, has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The Federal Reserve has issued regulations setting forth specific activities that are permissible under the exception. A bank holding company and its subsidiaries are also prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

   Under certain circumstances, prior approval of the Federal Reserve is required under the BHCA before a bank holding company may purchase or redeem any of its equity securities.

   Traditionally, the activities of bank holding companies have been limited to the business of banking and activities closely related or incidental to banking. The Gramm-Leach-Bliley Financial Services Modernization

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Act of 1999 (the "Modernization Act"), enacted on November 11, 1999, with an effective date of March 11, 2000, expanded the types of activities in which a bank holding company may engage. Subject to various limitations, the Modernization Act generally permits a bank holding company to elect to become a "financial holding company." A financial holding company may affiliate with securities firms and insurance companies and engage in other activities that are "financial in nature." Among the activities that are deemed "financial in nature" are, in addition to traditional lending activities, securities underwriting, dealing in or making a market in securities, sponsoring mutual funds and investment companies, insurance underwriting and agency activities, certain merchant banking activities, and activities that the Federal Reserve considers to be closely related to banking. A bank holding company may become a financial holding company under the Modernization Act if each of its subsidiary banks is "well capitalized" under the Federal Reserve guidelines (See "Capital Adequacy Guidelines" below), is well managed and has at least a satisfactory rating under the Community Reinvestment Act. In addition, a bank holding company must file a declaration with the Federal Reserve that the bank holding company wishes to become a financial holding company. A bank holding company that falls out of compliance with such requirements may be required to cease engaging in certain activities permitted only for financial holding companies. Any bank holding company that does not elect to become a financial holding company remains subject to the current restrictions of the BHCA. Presently, Interchange has chosen not to become a financial holding company.

   In a similar manner, a bank may establish one or more subsidiaries, which subsidiaries may then engage in activities that are financial in nature. Applicable law and regulations provide, however, that the amount of such investments are generally limited to 45% of the total assets of a bank, and such investments are not aggregated with a bank for determining compliance with capital adequacy guidelines. Further, the transactions between a bank and such a subsidiary are subject to certain limitations. See generally, the discussion of "Transactions with Affiliates" below.

   Under the Modernization Act, the Federal Reserve serves as the primary "umbrella" regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies will generally be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators, and insurance activities by insurance regulators. The Modernization Act also imposes additional restrictions and heightened disclosure requirements regarding private information collected by financial institutions.

   Transactions with Affiliates. The provisions of Section 23A of the Federal Reserve Act and related statutes place limits on all insured banks (including Interchange Bank) as to the amount of loans or extensions of credit to, or investment in, or certain other transactions with, their parent bank holding companies and certain of such holding companies' subsidiaries and as to the amount of advances to third parties collateralized by the securities or obligations of bank holding companies or their subsidiaries. In addition, loans and extensions of credit to affiliates of Interchange Bank generally must be secured in the prescribed amounts.

   Capital Adequacy Guidelines. The Federal Reserve issued guidelines establishing risk-based capital requirements for bank holding companies having more than $150 million in assets and member banks of the Federal Reserve System. The guidelines established a risk-based capital framework consisting of
(1) a definition of capital and (2) a system for assigning risk weights. Capital consists of Tier 1 capital, which includes common shareholders' equity less certain intangibles and a supplementary component called Tier 2, which includes a portion of the allowance for loan losses. Effective October 1, 1998, the Federal Reserve adopted an amendment to its risk-based capital guidelines that permits insured depository institutions to include in their Tier 2 capital up to 45% of the pre-tax net unrealized gains on certain available for sale equity securities. All assets and off-balance-sheet items are assigned to one of four weighted risk categories ranging from 0% to 100%. Higher levels of capital are required for the categories perceived as representing the greater risks. The Federal Reserve established a minimum risk-based capital ratio of 8% (of which at least 4% must be Tier 1). An institution's risk-based capital ratio is determined by dividing its qualifying capital by its risk-weighted assets. The guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking institutions, take off-balance sheet items into account in assessing capital adequacy, and minimize disincentives to holding liquid, low-risk assets. Banking organizations are generally expected to operate with capital positions well above the minimum rates. Institutions with higher levels of risk, or which experience or anticipate significant growth, are also expected to operate well above minimum capital standards. In addition to the risk-based guidelines discussed above, the Federal Reserve requires that a bank holding company and bank which meet the regulator's highest performance and operational standards and which are not contemplating or experiencing significant growth maintain a minimum leverage ratio (Tier 1 capital as a percent of quarterly average adjusted assets) of 3%. For those financial institutions with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be increased. At December 31, 2002 Interchange and Interchange Bank satisfied these ratios and has been categorized as a well-capitalized institution, which in the regulatory framework for prompt corrective action imposes the lowest level of supervisory restraints.

   Capital adequacy guidelines focus principally on broad categories of credit risk although the framework for assigning assets and off-balance sheet items to risk categories does incorporate elements of transfer risk. The risk-based capital ratio does not, however, incorporate other factors that may affect a company's financial condition, such as overall interest rate exposure, liquidity, funding and market risks, the quality and level of earnings, investment or loan concentrations, the quality of loans and investments, the effectiveness of loan and investment policies and management's ability to monitor and control financial and operating risks.

   The Federal Reserve is vested with broad enforcement powers over bank holding companies to forestall activities that represent unsafe or unsound practices or constitute violations of law. These powers may be exercised through the issuance of cease and desist orders or other actions. The Federal Reserve is also empowered to assess civil money penalties against companies or individuals that violate the BHCA, to order termination of non-banking activities of non-banking subsidiaries of bank holding companies and to order termination of ownership and control of non-banking subsidiaries by bank holding companies. Neither Interchange nor any of its affiliates has ever been the subject of any such actions by the Federal Reserve.

  Interchange Bank

   As a New Jersey state-chartered bank, Interchange Bank's operations are subject to various requirements and restrictions of state law pertaining to, among other things, lending limits, reserves, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices and capital adequacy. Interchange Bank is subject to primary supervision, periodic examination and regulation by the New Jersey Department of Banking and Insurance. If, as a result of an examination of a bank, the New Jersey Department of Banking and Insurance determines that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of Interchange Bank's operations are unsatisfactory or that Interchange Bank or its management is violating or has violated any law or regulation, various remedies are available to the New Jersey Department of Banking and Insurance. Such remedies include the power to enjoin "unsafe and unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to, among other things, direct an increase in capital, to restrict the growth of Interchange Bank, to assess civil penalties and to remove officers and directors. Interchange Bank has never been the subject of any administrative orders, memoranda of understanding or any other regulatory action by the New Jersey Department of Banking and Insurance. Interchange Bank also is a member of the Federal Reserve System and therefore subject to supervisory examination by and regulations of the Federal Reserve Bank of New York.

   Interchange Bank's deposits are insured by the Bank Insurance Fund administered by the FDIC up to a maximum of $100,000 per depositor. For this protection, Interchange Bank pays a quarterly statutory deposit insurance assessment to, and is subject to the rules and regulations of, the FDIC.

   Interchange Bank's ability to pay dividends is subject to certain statutory and regulatory restrictions. The New Jersey Banking Act of 1948, as amended, provides that no state-chartered bank may pay a dividend on its capital stock unless, following the payment of each such dividend, the capital stock of Interchange Bank will be unimpaired, and Interchange Bank will have a surplus of not less than 50% of its capital, or, if not, the payment of such dividend will not reduce the surplus of Interchange Bank. In addition, the payment of dividends is limited by the requirement to meet the risk-based capital guidelines issued by the Federal Reserve Board and other regulations.

   Under the FDIC's risk-based insurance assessment system, each insured bank is placed in one of nine "assessment risk classifications" based on its capital classification and the FDIC's consideration of supervisory evaluations provided by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it has been classified by the FDIC. There is currently a 27 basis point spread between the highest and lowest assessment rates, so that banks classified as strongest by the FDIC are subject in 2002 to 0% assessment, and banks classified as weakest by the FDIC are subject to an assessment rate of 0.27% of total deposits. In addition to its insurance assessment, each insured bank is subject to a debt service assessment of $0.0182 per one hundred dollars of deposits during the first and second quarters of 2002, respectively, to help recapitalize the Savings Association Insurance Fund of the FDIC. During 2001, Interchange Bank's Bank Insurance Fund debt service assessment rates ranged between 1.84 and 1.96 basis points. Interchange Bank's deposit insurance assessments may increase or decrease depending upon the risk assessment classification to which Interchange Bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on Interchange Bank's earnings.

   To the extent that the foregoing information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Interchange and/or Interchange Bank could have a material effect on the business of Interchange.

Management and Additional Information

   Additional information concerning Interchange, including information related to its business, properties, financial condition, results of operations and market for common equity is included in its annual report on Form 10-K for the year ended December 31, 2001, which is incorporated into this joint proxy statement-prospectus by reference. See "Where You Can Find More Information" on
page     . Information concerning executive compensation, the principals holders of voting securities, certain relationships and related transactions, and other related matters concerning Interchange is included elsewhere in this joint proxy statement-prospectus. See "Interchange Proposal No. 2--Election of Directors", "Interchange Executive Compensation and Other Interchange Information," "Interchange Stock Price and Performance," "Principal Shareholders and Holdings of Management of Interchange," and "Certain Relationships and Related Party Transactions of Interchange."

Unaudited Fourth Quarter and Full Year 2002 Results

   On January 22, 2003, Interchange reported its unaudited fourth quarter and full-year 2002 earnings. Net income for the full-year 2002 increased 22.2% to approximately $12.8 million, compared to approximately $10.5 million for 2001. Diluted earnings per common share increased $0.23 to $1.30 for the full-year 2002, compared to $1.07 for 2001, an increase of 21.5%. Net income for the fourth quarter of 2002 increased 16.2% to $3.4 million, compared to $2.9 million earned in the same quarter of 2001. Diluted earnings per common share were $0.34 in the fourth quarter of 2002 and $0.30 in the fourth quarter of 2001, an increase of 13.3%.

   For the fourth quarter of 2002, Interchange's return on average assets increased to 1.46% from 1.42% in the fourth quarter of 2001. For the year, Interchange's return on assets increased to 1.43% from 1.31% in 2001. Interchange's return on average equity was 16.98% and 17.35% for the fourth quarter and the year 2002, respectively, compared to 17.12% for the fourth quarter of 2001 and 16.06% for the full-year 2001. For the fourth quarter of 2002, net interest income, on a taxable equivalent basis, increased $1.5 million, or 16.3%, from the same period in 2001. For the year 2002, net interest income, on a taxable equivalent basis, increased $5.1 million or 14.9%.

   Interchange's total assets at December 31, 2002 were approximately $936.3 million, loans totaled approximately $615.6 million and deposits were approximately $815.7 million. Interchange had total shareholders' equity of approximately $80.7 million as of December 31, 2002.

   The following table sets forth selected consolidated financial and other data of Interchange. This information does not purport to be complete and is qualified in it entirety by reference to the more detailed financial information contained or incorporated by reference herein. Interchange derived the information for the year ended, and as of, December 31, 2001 from its historical audited financial statements for the fiscal year 2001. Interchange's selected consolidated financial data at and for the twelve months ended December 31, 2002 has not been audited and is subject to possible adjustment as a result of the year end audit of such financial statements.

                                                            December 31,
                                                        ---------------------
                                                           2002        2001
                                                        ----------  ----------
                                                           (in thousands,
                                                        except per share data)
  Selected Financial Condition Data (at end of period):
   Total assets........................................ $  936,332  $  830,949
   Investment securities(1)............................    252,512     193,902
   Total loans.........................................    615,641     581,323
   Total deposits......................................    815,672     726,483
   Borrowings(2).......................................     27,390      24,800
   Accrued interest payable and other liabilities......     12,590      11,443
   Total shareholders' equity..........................     80,680      68,233

  Selected Financial Data (for the period ended):
   Net interest income.................................     39,021      33,958
   Provision for loan losses...........................      1,500       1,075
   Non-interest income.................................      6,514       5,578
   Non-interest expense................................     25,063      22,873
   Net income..........................................     12,877      10,540
   Net income per common share:
     Basic.............................................       1.31        1.08
     Diluted...........................................       1.30        1.07
   Weighted average shares outstanding
     Basic.............................................  9,809,127   9,777,869
     Diluted...........................................  9,932,900   9,822,276

--------
(1) Includes securities classified as Held-to-Maturity and Available-for-Sale.
(2) Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

Information on Interchange's Web Site

   Information on the Internet web site of Interchange or any of its subsidiaries, including Interchange Bank, is not part of this joint proxy statement-prospectus, and you should not rely on that information in deciding on how to vote your shares at your meeting unless that information is also in this document or in a document that is incorporated by reference into this joint proxy statement-prospectus.

                         INFORMATION ABOUT BRIDGE VIEW

General

   Bridge View is a one-bank holding company incorporated under the laws of the State of New Jersey in May 1996 to serve as a holding company for Bridge View Bank. Bridge View was organized at the direction of the board of directors of Bridge View Bank for the purpose of acquiring all of the capital stock of Bridge View Bank. Pursuant to the New Jersey Banking Act of 1948, as amended, and pursuant to approval of the shareholders of Bridge View Bank, Bridge View acquired Bridge View Bank and became its holding company on December 6, 1996. As part of the acquisition, shareholders of Bridge View Bank received two shares of common stock, no par value, of Bridge View for each outstanding share of the common stock of Bridge View Bank, $5.00 per share par value.

   The only significant activities of Bridge View are the ownership and supervision of Bridge View Bank. Bridge View's main office is located at 457 Sylvan Avenue, Englewood Cliffs, Bergen County, New Jersey, 07632.

   Bridge View Bank is a commercial bank formed under the laws of the State of New Jersey on October 11, 1988. Bridge View Bank operates from its main office at 457 Sylvan Avenue, Englewood Cliffs, New Jersey, 07632, and its 10 branch offices:

  .   1605 Lemoine Avenue, Fort Lee, New Jersey, 07024,
  .   115 River Road, Edgewater, New Jersey, 07020,
  .   899 Palisade Avenue, Fort Lee, New Jersey, 07024,
  .   77 River Street, Hackensack, NJ, 07601,
  .   20 West Railroad Avenue, Tenafly, NJ 07670,
  .   4 Park Street, Harrington Park, NJ 07640
  .   35 North Washington Avenue, Bergenfield, New Jersey,
  .   819 Teaneck Road, Teaneck, New Jersey,
  .   245 Main Street, Ridgefield Park, New Jersey, and
  .   85 Jefferson Avenue, Westwood, New Jersey.

   All branch locations are in Bergen County, New Jersey.

   Bridge View Bank's deposits are insured by the Bank Insurance Fund of the FDIC up to applicable limits. The operation of Bridge View and Bridge View Bank are subject to the supervision and regulation of the Federal Reserve, the FDIC, and the New Jersey New Jersey Department of Banking and Insurance.

   The principal executive offices of Bridge View Bank are located at 457 Sylvan Avenue, Englewood Cliffs, New Jersey, 07632, and the telephone number is
(201) 871-7800.

Bridge View Bank Activities

   Bridge View's primary business is ownership and supervision of Bridge View Bank. Bridge View, through Bridge View Bank, conducts a traditional commercial banking business, accepting deposits from the general public, including individuals, businesses, non-profit organizations, and governmental units. Bridge View Bank makes commercial loans, consumer loans, and both residential and commercial real estate loans. In addition, Bridge View Bank provides other customer services and makes investments in securities, as permitted by law.

   Bridge View Bank has sought to offer an alternative, community-oriented style of banking in an area, which is presently dominated by larger, statewide and national institutions. Bridge View Bank has sought to be a positive force in the area by assisting in the development of the residential sector, by serving the needs of small and medium-sized businesses and the local professional community, and by meeting the requirements of individuals residing, working, and shopping in Bridge View Bank's eastern Bergen County market area by extending consumer, commercial, and real estate loans and by offering depository services. Bridge View Bank believes that the following attributes have attracted local business people and residents:

  .   competitively priced services;

  . direct access to Bank management by members of the community, whether during or after business hours;

  .   strategically located branch offices;

  . full service business hours of 7:00 am to 7:00 p.m. weekdays and 9:00 am to 1:00 p.m. Saturdays;

  . local conditions and needs are taken into account when deciding loan applications and making other business decisions affecting members of the community;

  . responsiveness to requests for information and services by depositors and others; and

  .   positive involvement in the community affairs of eastern Bergen County.

   Since opening in 1990, Bridge View Bank has increased its branch network to eleven branches, including its main office.

Market Areas

   Bridge View's market area primarily consists of Bergen County, New Jersey. Bridge View operates its main office in Englewood Cliffs, New Jersey and 10 branch offices in Fort Lee(2), Edgewater, Hackensack, Tenafly, Harrington Park, Bergenfield, Teaneck, Ridgefield Park, and Westwood, New Jersey

Competition

   Bridge View operates in a highly competitive environment competing for deposits and loans with commercial banks, thrifts, and other financial institutions, many of which have greater financial resources than Bridge View. Many large financial institutions in New York City and other parts of New Jersey compete for the business of New Jersey residents located in Bridge View's service area. In addition, since passage of the Gramm-Leach-Bliley Financial Modernization Act of 1999 (the "Modernization Act"), securities firms and insurance companies have been allowed to acquire or form financial institutions, thereby further increasing competition in the financial services market. Certain of these institutions have significantly higher lending limits than Bridge View and provide services to their customers which Bridge View does not offer. In addition, Bridge View's competitors generally have established positions in the Service Area and have greater resources than Bridge View with which to pay for advertising, physical facilities, personnel, and interest on deposited funds. Management believes Bridge View is able to compete on a substantially equal basis with its competitors because it provides responsive personalized services through its knowledge and awareness of Bridge View's service area, customers, and business.

Personnel

   At December 31, 2002, Bridge View employed 98 full-time equivalent employees. None of these employees is covered by a collective bargaining agreement. Bridge View believes that its employee relations remain good.

Legal Proceedings

   Bridge View and Bridge View Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to Bridge View Bank's business. Management does not believe that there is any pending or threatened proceedings against Bridge View or Bridge View Bank which, if determined adversely, would have a material effect on the business, financial position or results of operations of Bridge View or Bridge View Bank.

Ownership of Bridge View Common Stock by Management and Certain Beneficial
Owners

   The following table sets forth information concerning the beneficial ownership of the Common Stock, no par value, as of November 18, 2002, by (i) each person who is know by the Company to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company described in this Proxy Statement under the caption "Executive Compensation" and (iv) all directors and executive officers of the Company as a group. Other than as set forth in this table, the Company is not aware of any individual or group which holds in excess of 5% of the outstanding Common Stock.

                                                        Number of Shares
Name and Address of                                       Beneficially   Percent
Beneficial Owner(1)                                         Owned(2)     of Class
-------------------                                     ---------------- --------
Albert F. Buzzetti.....................................      144,194(3)    4.06%
Gerald A. Calabrese, Jr................................      178,124(4)    5.01%
Glenn L. Creamer.......................................      100,336(5)    2.82%
Bernard Mann...........................................      216,080(6)    6.08%
Mark Metzger...........................................      220,559(7)    6.21%
Jeremiah F. O'Connor...................................      178,555(8)    5.02%
Joseph C. Parisi.......................................      192,337(9)    5.41%
John A. Schepisi.......................................      291,768(10)   8.21%
Thomas W. Thomasma.....................................        5,752          *
Directors and Executive Officers as a Group (9 persons)    1,527,705(11)  42.82%

--------
*  Ownership of less than 1%
(1) The address for all persons listed is c/o Bridge View Bancorp, 457 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.
(2) Beneficially owned shares include shares over which the named person exercised either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, or (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.
(3) Includes 2,686 shares owned by Mr. Buzzetti's wife. Mr. Buzzetti disclaims beneficial ownership of the shares owned by his wife and of shares owned by other family members. Includes an aggregate of 80,522 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.
(4) Includes 5,197 shares owned by Mr. Calabrese's minor children. Mr. Calabrese disclaims any beneficial ownership of shares owned by other family members who are not dependents. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.
(5) Mr. Creamer disclaims any beneficial ownership of shares owned by family members who are not dependents. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.
(6) Includes 49,983 shares owned by Mr. Mann's wife. Mr. Mann disclaims any beneficial ownership of shares owned by his wife as well as shares by other family members. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.
(7) Includes 2,039 shares owned by Mr. Metzger's wife and 1,170 shares owned by the Metzger Family Partnership of which he is trustee. Mr. Metzger disclaims beneficial ownership of shares owned by his wife and of any other shares held by emancipated members of his family. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.
(8) Includes 8,069 shares owned by Mr. O'Connor's dependent children, and 19,284 shares held by the AtHome Medical Pension Plan. Mr. O'Connor disclaims beneficial ownership of shares owned by emancipated family members. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.
(9) Includes 88,988 shares owned jointly by Mr. Parisi and his wife. Mr. Parisi disclaims beneficial ownership of any shares owned by emancipated family members. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.
(10) Includes 7,652 shares owned by Mr. Schepisi's wife, and 20,145 shares owned by Homaro Co., a partnership which Mr. Schepisi manages but with regard to which he disclaims beneficial interest. Mr. Schepisi disclaims beneficial ownership of any shares owned by his wife or by any emancipated family members. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.
(11) Includes 561,380 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.

Certain Additional Information Incorporated by Reference and Delivered Herewith

   Additional information concerning Bridge View, including information related to its business, properties, financial condition, results of operations and market for common equity is included in its annual report on Form 10-K for the year ended December 31, 2001, which is included in this joint proxy statement-prospectus as Annex E. Additional information concerning the principal holders of voting securities and related shareholders matters of Bridge View is included in Bridge View's definitive Proxy Statement for its 2002 annual meeting of shareholders, which is included in this joint proxy statement-prospectus as Annex G. See "Where You Can Find More Information" on
page   .

Unaudited Fourth Quarter and Full Year 2002 Results

   On January 24, 2003, Bridge View reported its fourth quarter and full-year 2002 earnings. Net income for the fourth quarter of 2002 decreased 61.5% to $0.5 million, compared to $1.3 million earned in the same quarter of 2001. Diluted earnings per common share were $0.14 in the fourth quarter of 2002 and $0.35 in the fourth quarter of 2001, a decrease of 60.0%. The decrease in net income during the fourth quarter of 2002 as compared to 2001 reflects the increase in the provision for loan losses as well as the combined increases in non-interest expense resulting from the four new branches, funding of the Directors' Retirement Plan, and recognition of certain merger related costs. For the quarter ended December 31, 2002, Bridge View's provision for loan losses was increased by $175,000 over the same time period in 2001. This increased provision is directly related to the growth of the loan portfolio, which experienced an increase of $14.2 million, or 8.0%, from $177.0 million at September 30, 2002 to $191.2 million at December 31, 2002. During the fourth quarter of 2002, Bridge View recorded approximately $240,000 of funding to the Directors' Retirement Plan. The fourth quarter of 2002 also included approximately $147,000 of non-interest expense related to the merger with Interchange. Net income for the full-year 2002 decreased by 26.1% to approximately $3.4 million, compared to approximately $4.6 million for 2001. Diluted earnings per common share decreased $0.34 to $0.91 for the full-year 2002, compared to $1.25 for 2001, a decrease of 27.2%. The decrease in net income for the year ended December 31, 2002 compared to 2001 included increase in the provision for loan losses, increases in non-interest expense associated with opening and staffing of four new branches, funding of the Directors' Retirement Plan, and included an increase of almost 4% in Bridge View's effective tax rate as a result of the New Jersey State Legislature's enactment of the Business Tax Reform Act. Additionally, certain expenses related to the proposed merger with Interchange contributed to the decrease in net income.

   For the fourth quarter of 2002, Bridge View's return on average assets decreased to 0.71% from 2.13% in the fourth quarter of 2001. For the year, Bridge View's return on assets decreased to 1.30% from 1.98% in 2001. Bridge View's return on average equity was 6.91% and 11.93% for the fourth quarter and the year 2002, respectively, compared to 19.10% for the fourth quarter of 2001 and 18.32% for the full-year 2001. For the fourth quarter of 2002, net interest income, on a taxable equivalent basis, increased $500 thousand, or 5.8%, from the same time period in 2001. For the year 2002, net interest income, on a taxable equivalent basis, increased $600 thousand or 5.41%.

   Bridge View's total assets at December 31, 2002 were approximately $281.6 million, loans totaled $191.2 million and deposits were approximately $251.1 million. Bridge View had total shareholders' equity of approximately $29.0 million as of December 31, 2002.

   The following table sets forth selected consolidated financial and other data of Bridge View. This information does not purport to be complete and is qualified in its entirety by reference to other more detailed financial contained or incorporated by reference herein. Bridge View derived the information for the year ended, and as of, December 31, 2001 from its historical audited financial statements for the fiscal year 2001. Bridge View's selected consolidated financial data at and for the twelve months ended December 31, 2002 has not been audited and is subject to possible adjustment as a result of year end audit of such financial statements.

                                                            December 31,
                                                        -------------------------
                                                           2002         2001
                                                         ----------   ----------
                                                        (in thousands, except per
                                                             share data)
  Selected Financial Condition Data (at end of period):
   Total assets........................................ $  281,566   $  237,820
   Investment securities(1)............................     40,635       51,973
   Total loans.........................................    191,226      151,384
   Total deposits......................................    251,050      209,624
   Accrued interest payable and other liabilities......      1,484        1,331
   Total shareholders' equity..........................     29,032       26,866

  Selected Financial Data (for the period ended):
   Net interest income.................................     12,298       11,638
   Provision for loan losses...........................        570          165
   Non-interest income.................................      2,522        1,907
   Non-interest expense................................      8,826        6,299
   Net income..........................................      3,358        4,569
   Net income per common share:
     Basic.............................................       0.95         1.29
     Diluted...........................................       0.91         1.25
   Weighted Average Shares Outstanding(2)
     Basic.............................................  3,551,663    3,547,769
     Diluted...........................................  3,681,633    3,648,437

--------
(1) Includes securities classified as Held-to-Maturity and Available-for-Sale.
(2) All share data has been restated to include the effect of the 10% stock dividend in March 2002.

                    DESCRIPTION OF INTERCHANGE COMMON STOCK

   Set forth below is a summary of the material features of the Interchange common stock. This summary is not a complete discussion of the charter documents and other instruments of Interchange that create the rights of the security holders. Additional information regarding the rights associated with owning shares of Interchange common stock may be found under the heading "Material Differences Between Holders of Interchange Common Stock and Bridge View Common Stock," below.

General

   Interchange has authority to issue 22,500,000 shares of Interchange common stock, no par value per share, and 1,000,000 shares of preferred stock, no par
value per share. On the Interchange record date, there were       shares of
Interchange common stock outstanding, plus unexercised options to purchase an
aggregate of       shares of common stock pursuant to Interchange's stock
option plan. There currently are no shares of preferred stock outstanding.

Dividend Rights

   Shareholders are entitled to dividends when and if declared by the Interchange board of directors, after satisfaction of the prior rights of holders of outstanding preferred stock, if any, out of funds legally available therefor.

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

Voting Rights

   On any matter submitted to a vote of the shareholders, holders of Interchange common stock are entitled to one vote, in person or by proxy, for each share of Interchange common stock held of record in the shareholder's name on the Interchange books as of the record date.

Liquidation Rights

   Each share of Interchange common stock has the same rights, privileges and preferences as every other share and will share equally in Interchange's net assets upon liquidation or dissolution.

Preemptive Rights

   Interchange common stock has no preemptive, conversion or redemption rights, or sinking fund provisions.

Issuance of Stock.

   Interchange's board of directors may issue additional authorized shares of Interchange common stock without the approval of the shareholders of Interchange. However, Interchange's common stock is listed for quotation on the Nasdaq National Market, which requires shareholder approval of the issuance of additional shares of Interchange common stock under certain circumstances. See Proposal No. 1--"The Merger--Requirement for Shareholder Approval--Interchange."

Transfer Agent

   The transfer agent and registrar for the Interchange common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

   The Interchange board of directors, without shareholder approval, may authorize one or more classes of serial preferred stock with preferences or voting rights that may adversely affect the rights of holders of Interchange common stock. Although it is not possible to state the actual effect any issuance of preferred stock might have upon the rights of holders of the Interchange common stock, the issuance of preferred stock might:

  . restrict dividends on Interchange common stock if preferred stock dividends have not been paid;

  . dilute the voting power and equity interest of holders of Interchange common stock to the extent that any preferred stock series has voting rights or is convertible into Interchange common stock; or

  . prevent current holders of Interchange common stock from participating in Interchange's assets upon liquidation until any liquidation preferences granted to the holders of the preferred stock are satisfied.

   In addition, Interchange's issuance of preferred stock may, under certain circumstances, have the effect of discouraging an attempt to change control of Interchange.

                    MATERIAL DIFFERENCES BETWEEN HOLDERS OF
             INTERCHANGE COMMON STOCK AND BRIDGE VIEW COMMON STOCK

General

   In the merger, Bridge View shareholders may elect to exchange their shares of Bridge View common stock for shares of Interchange common stock. On consummation of the merger, certain Bridge View shareholders who elect to do so (or who receive shares of Interchange common stock as a result of the proration provisions of the merger agreement) will become Interchange shareholders. The restated certificate of incorporation and bylaws of Interchange, in addition to the New Jersey Business Corporation Act, will govern their rights as Interchange shareholders.

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

   Both Interchange and Bridge View are New Jersey corporations subject to the provisions of the New Jersey Business Corporation Act. The following is a summary of the material differences between the provisions of the certificate of incorporation and bylaws of each of Interchange and Bridge View. This summary is not intended to be a complete discussion of the respective certificates of incorporation and bylaws of Interchange and Bridge View and it is qualified in its entirety by reference to the applicable provisions of the New Jersey Business Corporation Act as well as by reference to the respective certificates of incorporation and bylaws of Interchange and Bridge View.

   You should carefully read this entire document and the other documents we refer to in this document for a more complete understanding of the differences between being a shareholder of Interchange and being a shareholder of Bridge View.

Authorized Capital Stock

   Interchange. Interchange's certificate of incorporation authorizes the issuance of up to 22,500,000 shares of Interchange common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share. On
the Interchange record date, there were       shares of Interchange common
stock outstanding, plus issued but unexercised options to purchase an aggregate
of       shares of common stock pursuant to Interchange's stock option plan.
There currently are no shares of Interchange preferred stock outstanding.

   Bridge View. Bridge View's certificate of incorporation, as amended, authorizes the issuance of up to 10,000,000 shares of common stock, no par
value per share. On the Bridge View record date, there were       shares of
Bridge View common stock outstanding, plus issued but unexercised options to
purchase an aggregate of       shares of common stock pursuant to Bridge View's
stock option plan.

Issuance of Capital Stock

   Under New Jersey law, a New Jersey corporation generally may issue shares of capital stock and rights or options for the purchase of shares of its capital stock on such terms and for such consideration as may be determined by the corporation's board of directors.

   Interchange. The restated certificate of incorporation and bylaws of Interchange do not limit the ability of the board of directors of Interchange to authorize the issuance of Interchange capital stock. However, Interchange is subject to the requirements of the National Association of Securities Dealers, Inc., which generally require corporations, such as Interchange, with securities that are listed for quotation on the Nasdaq National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Interchange also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of Interchange capital stock do not have preemptive rights with respect to any shares of Interchange capital stock which may be issued.

   Bridge View. The certificate of incorporation, as amended, and bylaws of Bridge View do not limit the ability of the board of directors of Bridge View to authorize the issuance of Bridge View capital stock. However, Bridge View is subject to the requirements of the American Stock Exchange, which generally require corporations, such as Bridge View, with securities that are listed for trading on the American Stock Exchange to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Bridge View also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of Bridge View capital stock do not have preemptive rights with respect to any shares of Bridge View capital stock which may be issued.

Dividends

   Unless there are other restrictions contained in its certificate of incorporation, New Jersey law generally provides that a New Jersey corporation may declare and pay dividends on its outstanding common stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment.

   Interchange. The Interchange bylaws provide that the Interchange board of directors may declare dividends at any regular or special meeting, in accordance with applicable law.

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

   Bridge View. Bridge View's bylaws provide that the Bridge View board of directors may declare dividends at any regular or special meeting, in accordance with applicable law.

Voting Rights

   Interchange. Each share of Interchange common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Interchange.

   Bridge View. Each share of Bridge View common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Bridge View.

Cumulative Voting

   Under New Jersey corporate law, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides.

   Interchange. Interchange's restated certificate of incorporation does not presently provide Interchange shareholders with cumulative voting.

   Bridge View. Bridge View's certificate of incorporation, as amended, does not presently provide Bridge View shareholders with cumulative voting.

Classified Board of Directors

   Under New Jersey law, a corporation is permitted to provide in its certificate of incorporation or bylaws for classification of the board of directors into up to three classes.

   Interchange. Interchange currently has a classified board comprised of three classes. Interchange directors are elected for three-year terms and until their successors have been duly elected and qualified.

   Bridge View. Bridge View currently has a classified board comprised of three classes. Bridge View directors are elected for three-year terms and until their successors have been duly elected and qualified.

Number of Directors

   Interchange. Interchange's restated certificate of incorporation and bylaws all provide that the number of directors will not be less than 5 nor more than 15 with the exact number determined from time to time by a resolution adopted by the board. In addition, Interchange's restated certificate of incorporation provides that the affirmation vote of at least 80% of the outstanding shares of Interchange common stock is required in order to amend or repeal the article of the restated certificate of incorporation regarding the Interchange board of directors. The Interchange board of directors currently has 13 members, one of whom was appointed to serve for a term expiring on the date of the Interchange annual meeting.

   Bridge View. Bridge View's certificate of incorporation, as amended, and bylaws authorize a minimum of one and a maximum of 25 directors, but leaves the exact number to be fixed by resolution of the board of directors. The Bridge View board has fixed the number of directors at eight.

Removal of Directors

   Under New Jersey law, directors may be removed for cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for election of directors. Any director elected by a class vote may be removed only by a class vote of the holders of shares entitled to vote for his election.

   Interchange. Interchange's restated certificate of incorporation and bylaws specify that any director may be removed, with or without cause, but only by the affirmative vote of at least 80% of the shares of Interchange stock entitled to vote for the election of directors generally. The restated certificate of incorporation and bylaws also provide that the board of directors may remove any director for cause or suspend any director from acting as director pending a final determination that cause exists for removal, but in either case by a majority vote of the entire board.

   Bridge View. Bridge View's bylaws specify that any director may be removed, with or without cause, by the vote of the holders of a majority of the shares issued and outstanding and entitled to vote in the election of directors.

Filling Vacancies on the Boards of Directors

   Under New Jersey law (unless otherwise provided in the certificate of incorporation or bylaws), vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors in office.

   Interchange. Interchange's restated certificate of incorporation and bylaws provides that a vacancy caused by any increase in the number of directors may be filled by the board. Vacancies that are not the result of an increase in the number of directors, including those resulting from the removal of a director:

  . may be filled by a majority of the directors then in office, even though that number may be less than a quorum.

  .   by the board;

  .   by a sole remaining director.

   Bridge View. Vacancies on Bridge View's board of directors may be filled by a majority of the directors in office.

Special Meeting of the Shareholders

   Under New Jersey law, a special meeting of the shareholders may be called by the president, the board of directors or such other persons as may be provided in the bylaws.

   Interchange. Interchange's bylaws provide that special meetings of the Interchange board of directors, for any purpose(s), may be called by the chairman of the board of directors, the president, or a majority of the board of directors.

   Bridge View. Bridge View's bylaws provide that special meetings of Bridge View shareholders, for any purpose, may be called at any time by the chairman of the board, the president or the board of directors, the secretary, or in the case of the failure of the secretary to act by an assistant secretary or some other officer.

Amendment of Bylaws

   Under New Jersey law, the board of directors of a New Jersey corporation has the power to adopt, amend or repeal bylaws, unless the powers are reserved in the certificate of incorporation to the shareholders.

   Interchange. Interchange's restated certificate of incorporation provides that the Interchange bylaws may be made, amended, altered, changed, added to or repealed by the Interchange board of directors without any action on the part of the Interchange shareholders. In addition, the bylaws of Interchange provide that the bylaws may be altered, amended or repealed by the Interchange shareholders, but only by the affirmative vote of 80% or more of the then outstanding shares of Interchange common stock or by a majority of the board of directors. Any bylaw adopted or repealed by the shareholders may be amended or repealed by the board of directors, unless the resolution of the shareholders adopting such bylaw expressly reserves to the shareholders the right to amend or repeal it.

   Bridge View. Bridge View's bylaws provide that those bylaws may be adopted, amended or repealed by a vote of a majority of the directors then in office or by vote of a majority of the stock outstanding and entitled to vote. Any bylaw, whether adopted, amended or repealed by the shareholders or directors, may be amended or reinstated by the shareholders or the directors.

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

Shareholder Nominations and Proposals at Shareholder Meetings

   Interchange. The restated certificate of incorporation and bylaws of Interchange do not set forth procedures for the nomination of directors or for the submission of proposals at shareholder meetings.

   Bridge View. Bridge View's certificate of incorporation, as amended, and bylaws do not set forth procedures for the nomination of directors or the submission of proposals at shareholder meetings.

Anti-Takeover Provisions

   The New Jersey Shareholders Protection Act (the "NJSPA") prohibits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The NJSPA prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied.

   Interchange. Interchange's restated certificate of incorporation provides that approval of the holders of at least eighty percent of the outstanding shares of Interchange common stock entitled to vote in the election of directors is required for Interchange to enter into:

  . any merger or consolidation of Interchange with any interested shareholder, as defined in the certificate of incorporation, or affiliate, as defined in the certificate of incorporation, of an interested shareholder; or

  . any plan of exchange for all of the outstanding shares of Interchange for any class of shares of an interested shareholder or an affiliate of an interested shareholder; or

  . any sale or other disposition to any interested shareholder or an affiliate of an interested shareholder of any assets of Interchange having an aggregate fair market value of $2.0 million or more; or

  . the issuance or transfer by Interchange of any of its securities with an interested shareholder or an affiliate of an interested shareholder having an aggregate fair market value of $2.0 million or more; or

  . the adoption of any plan or proposal for the liquidation of dissolution of Interchange proposed by an interested shareholder or affiliate of an interested shareholder; or

  . any reclassification of securities which has the effect of increasing the ownership of any interested shareholder of an affiliate of an interested shareholder.

   Bridge View. Bridge View's certificate of incorporation, as amended, and bylaws contain no similar provisions.

Preemptive Rights

   Under New Jersey law, shareholders of a New Jersey corporation have only such preemptive rights as may be provided in the certificate of incorporation.

   Interchange. Interchange's restated certificate of incorporation does not provide shareholders with preemptive rights.

   Bridge View. Bridge View's certificate of incorporation, as amended, does not provide shareholders with preemptive rights.

Limitation on Director Liability

   Under New Jersey law, a director of a New Jersey corporation cannot be held personally liable for damages for breach of any duty owed to the corporation or its shareholders, except where the director breaches his duty of loyalty to the corporation, or acts not in good faith or in knowing violation of the law, or receives an improper personal benefit.

   Interchange. Interchange's restated certificate of incorporation provides that, except to the extent prohibited by law, a director or officer of Interchange shall not be personally liable to Interchange or its shareholders for damages for breach of any duty owed to Interchange or its shareholders; provided that no director or officer will be relieved from liability for any breach of duty based upon an act or omission:

  . in breach of a director's duty of loyalty to the corporation or its shareholders;

  .   not in good faith or in knowing violation of the law; or

  .   resulting in a director's receipt of an improper personal benefit.

   Bridge View. Bridge View's certificate of incorporation, as amended, provides that, except to the extent prohibited by law, a director or officer of Bridge View shall not be personally liable to Bridge View or its shareholders for damages for breach of any duty, except that no director or officer will be relieved from liability for any breach of duty based upon:

  .   a breach of his duty of loyalty to the corporation and its shareholders;

  .   an action not in good faith;

  .   a knowing violation of law;

  .   the receipt of an improper personal benefit; or

  . an action which was otherwise of such a character that New Jersey law would require that such amounts be repaid.

               INTERCHANGE PROPOSAL NO. 2--ELECTION OF DIRECTORS

General

   The second item to be acted upon at the Interchange annual meeting is the election of four directors to serve until the 2006 annual meeting of shareholders. Interchange's board of directors currently consists of thirteen members. One current director of Interchange, who was appointed by the board of directors earlier this year, will continue to serve only until the Interchange annual meeting. Accordingly, the board of directors of Interchange will be reduced to twelve members immediately following the Interchange annual meeting. In accordance with Interchange's restated certificate of incorporation and bylaws, the board is divided into three classes, each of which contains approximately one-third of the board. Approximately one-third of the directors are elected annually. Directors of Interchange are generally elected to serve for three-year terms or until their respective successors are elected and qualified.

   Each nominee is currently a director of Interchange and was elected by the shareholders at a previous annual meeting. Each nominee for director and each continuing director also serves as director of Interchange Bank. If a nominee should become unavailable to serve as a director for any reason, which management does not anticipate, the proxy will be voted for a substitute nominee selected by the board of directors or, if no substitute is selected, the number of directors may be reduced. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected, and no director, nominee or executive officer is related to any other director, nominee or executive officer by blood, marriage or adoption.

Recommendation of the Interchange Board of Directors

   The Interchange board of directors recommends that you vote "FOR" election of the four nominees listed below. Unless contrary instruction is given, it is intended that the named proxies will vote in favor of each of the four nominees listed below.

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

Nominees and Directors

  Nominees to be elected Directors for terms of three years expiring in 2006

   Donald L. Correll, age 52, is a retired Chairman of United Water Resources, Inc., a holding company whose subsidiaries are active in public water supply, water-related services and real estate. Mr. Correll has been a director of Interchange and of Interchange Bank since 1995. He is a member of the Audit Committee, the Corporate Planning and Finance Committee, the Compensation/Stock Option Committee and is an alternate member of the Executive Committee.

   James E. Healey, age 61, is a practicing Certified Public Accountant in Park Ridge, New Jersey. He is also a Director of Marcal Paper Mills, Inc. In addition, he is a Trustee of Pace University in New York City, a Trustee of St. Joseph's Regional Hospital and Medical Center in Paterson, New Jersey, and Chairman of the Board of Trustees of the United Way of Bergen County, in Oradell, New Jersey. In December 2000, Mr. Healey retired as Executive Vice President and Chief Financial Officer of Nabisco Holdings Corp., a position he held since June 1997, and retired as Senior Vice President and Chief Financial Officer of Nabisco Group Holdings, Inc., a position he held since June 1999. Mr. Healey was formerly Vice President and Treasurer (1995--1997) of BestFoods (formerly CPC International, Inc.) and Comptroller (1987--1995). Mr. Healey has been a director of Interchange and of Interchange Bank since 1993. He is a member of the Compensation/Stock Option Committee, the Audit Committee, the Corporate Planning and Finance Committee and the Executive Committee.

   Jeremiah F. O'Connor, age 69, is currently a principal of NW Financial Group (since 1996), a financial advisory firm. Mr. O'Connor was formerly a Managing Director of NatWest Financial Markets Group (since 1994). Mr. O'Connor has been a director of Interchange since 1984 and of Interchange Bank since 1969. He is Vice Chairman of the Board and is a member of the Executive Committee, the Nominating Committee and the Compensation/Stock Option Committee.

   Robert P. Rittereiser, age 64, is Chairman and Chief Executive Officer of GFinancial, L.L.C., formerly known as Gruntal Financial, L.L.C., and GCO Services, L.L.C., formerly known as Gruntal & Co, L.L.C., which are related investment services firms based in New York City. On October 29, 2002, each of GFinancial, L.L.C., and GCO Services, LLC, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code for the Southern District of New York. Both bankruptcy proceedings are presently in progress. Mr. Rittereiser also serves as Chairman of Yorkville Associates Corp., a private investment and financial advisory concern formed in April 1989. He served as a Trustee of the DBL Liquidating Trust from April 1992 until April 1996. He has been a director of Interchange and of Interchange Bank since July 1989. He is a member of the Corporate Planning and Finance Committee, the Compensation/Stock Option Committee and the Executive Committee.

  Directors to continue in office for terms expiring in 2005

   Anthony S. Abbate, age 63, is President and Chief Executive Officer of the Company. Mr. Abbate has been a director of Interchange since 1984 and of Interchange Bank since 1981. He is a member of the Executive Committee, the Corporate Planning and Finance Committee and serves in an ex-officio capacity on all committees.

   Anthony R. Coscia, age 43, is a partner and executive committee member of the law firm of Windels Marx Lane & Mittendorf, LLP in New York and New Brunswick, New Jersey. He is currently serving his fifth term as Chairman of the New Jersey Economic Development Authority. Mr. Coscia has been a director of Interchange and of Interchange Bank since 1997. He is a member of the Audit Committee, the Nominating Committee and is an alternate member of the Executive Committee.

   John J. Eccleston, age 77, is a retired principal in the firm of R. D. Hunter & Company, Certified Public Accountants. Prior to January 1995, he was Senior Partner of John J. Eccleston & Company, Certified Public Accountants, LLP. Mr. Eccleston has been a director of Interchange since 1984 and of Interchange Bank since 1969. He is a member of the Audit Committee, the Executive Committee and the Corporate Planning and Finance Committee.

   Eleanore S. Nissley, age 71, is a commercial real estate investor, and she serves as Vice Chairperson of Hackensack Meadowlands Development Commission. Mrs. Nissley has been a director of Interchange and of

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

Interchange Bank since 1992. She is a member of the Audit Committee, the Nominating Committee and is an alternate member of the Executive Committee.

  Directors to continue in office for terms expiring in 2004

   Anthony D. Andora, age 72, is a member of Andora & Romano, LLC, a law firm in Paramus, New Jersey. Mr. Andora has been a director of Interchange since 1984 and of Interchange Bank since 1969. He is Chairman of the Board, and is a member of the Executive Committee, the Compensation/Stock Option Committee, the Nominating Committee, the Corporate Planning and Finance Committee and serves in an ex-officio capacity on all committees.

   David R. Ficca, age 71, is a retired director of Richton International Corporation and the retired Vice Chairman of Kidde, Inc, a multi-market manufacturing and service organization. He has been a director of the Interchange since 1984 and of Interchange Bank since 1983. He is a member of the Executive Committee, the Corporate Planning and Finance Committee and the Compensation/Stock Option Committee.

   Nicholas R. Marcalus, age 59, is President and Chief Executive Officer of Marcal Paper Mills, Inc., a manufacturer of paper products, in Elmwood Park, New Jersey, and serves on the board of directors of that organization. Mr. Marcalus has been a director of Interchange and the Bank since 1997. He is a member of the Nominating Committee and is an alternate member of the Executive Committee.

   Benjamin Rosenzweig, age 77, is Vice President of Azco Steel Company, a division of Bushwick Steel Corp. He has been a director of Interchange since 1984 and of Interchange Bank since 1976 and is Secretary of the Company and the Bank. He serves as a member of the Executive Committee and the Nominating Committee.

Committees and Meetings of the Board of Directors

   During 2002, the board of directors of Interchange held 12 meetings and the board of directors of Interchange Bank held 12 meetings. All incumbent directors attended at least 75% of the aggregate meetings of each board and the committees of each board on which they served that were held during fiscal year 2002.

   The following committees serve both Interchange and Interchange Bank.

   Name of Committee and                                                       Meetings
          Members                       Functions of the Committee             in 2002
   ---------------------    -------------------------------------------------- --------
Audit

John J. Eccleston, Chairman Reviews significant audit, accounting and other       6
James E. Healey             principles, policies and practices, the activities
Donald L. Correll           of independent auditors and of internal auditors,
Anthony R. Coscia           and the conclusion and recommendations of
Eleanor S. Nissley          auditors and the reports of regulatory examiners
                            upon completion of their respective audits and
                            examinations.
Compensation/Stock Option

James E. Healey, Chairman   Administers management incentive                      3
Anthony P. Andora           compensation plans, including Interchange's
Jeremiah F. O'Connor        stock option and incentive plan. The
Donald L. Correll           Compensation/Stock Option Committee makes
David R. Ficca              recommendations to the board of directors with
Robert R. Rittereiser       respect to compensation of directors and
                            executive officers.

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

Corporate Planning and Finance

Robert P. Rittereiser, Chairman Responsible for the review of the annual budget,     14
Donald L. Correll               capital expenditures and other financial
Anthony S. Abbate               transactions.
Anthony D. Andora
John J. Eccleston
David R. Ficca
James E. Healey

Executive

Anthony S. Abbate, Chairman     Has authority to exercise all of the powers of the    9
Anthony D. Andora               board of directors with respect to the affairs of
John J. Eccleston               Interchange or Interchange Bank, as applicable,
David R. Ficca                  except that the Executive Committee may not: (1)
James. E. Healey                exercise such powers while a quorum of the board
Jeremiah F. O'Connor            of directors is actively convened for the conduct of
Robert P. Rittereiser           business; (2) declare a dividend or approve any
Benjamin Rosenzweig             other distribution to shareholders; (3) elect or
                                appoint any officer or director; and (4) make, alter
                                or repeal bylaws.
Nominating

Anthony D. Andora, Chairman     Advises and makes recommendations to the board        1
Jeremiah F. O'Connor            of directors concerning the selection of candidates
Anthony R. Coscia               as nominees for election as directors. The
Nicholas R. Marcalus            Nominating Committee will consider nominations
Eleanor S. Nissley              recommended by shareholders. In accordance with
Benjamin Rosenzweig             Interchange's bylaws, such nominations, together
                                with accompanying biographical material, must be
                                in writing and should be addressed to the Secretary
                                of Interchange and must be received not later than
                                January 2 of the year of the annual meeting of
                                shareholders.

Compensation/Stock Option Committee Interlocks and Insider Participation

   No member of the Compensation/Stock Option Committee was, during 2002, an employee of Interchange. During 2002, no executive officer of Interchange (i) served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation/Stock Option Committee of Interchange, (ii) served as a director of another entity, one of whose executive officers served on the Compensation/Stock Option Committee of Interchange, or (iii) was a member of the compensation committee of another entity, one of whose executive officers served as a director of Interchange.

Director Compensation

   In 2002, each director of Interchange not employed by Interchange was paid a retainer of $1,000. Interchange's Chairman of the Board, Vice-Chairman of the Board and Secretary of the Board received additional retainers of $500, $250 and $100, respectively. In addition, each director of Interchange Bank not employed by Interchange Bank was paid a retainer at an annual rate of $10,000, a fee of $400 for each board meeting attended, a fee of $300 for each executive committee meeting attended and a fee of $250 for attendance at other committee meetings. Interchange Bank's Chairman of the Board, Vice-Chairman of the Board and Secretary received additional retainers of $16,500, $13,500 and $2,000, respectively. Directors who chair committees, which act in a dual capacity for Interchange and Interchange Bank, receive an additional retainer of $2,000 annually. A director who is an employee of Interchange or any subsidiary receives no retainer or fees.

   Directors, excluding directors who are employed by Interchange or Interchange Bank and participate in a separate plan, participate in a retirement benefit plan which entitles the director to receive upon retirement an amount equal to the annual retainer being paid directors (exclusive of additional amounts paid to the Chairman of the Board, the Vice Chairman of the Board, the Secretary of Interchange and Interchange Bank and to committee chairmen) multiplied by his or her years of service on the board, multiplied by his or her vested percentage. Notwithstanding the foregoing, the benefits payable to a participant who was a participant on January 1, 2002, shall not be less than the greater of (i) or (ii) below: (i) the benefits such participant had accrued as of such date under the terms and provision of the plan in effect prior to this restatement, or (ii) the cash value of any life insurance policy that was purchased and owned by Interchange or Interchange Bank for that participant under the terms and provisions of the plan in effect prior to this restatement. The benefit may be paid in a lump sum or paid out in five annual installment payments at the election of the participant.

   The Outside Director Incentive Compensation Plan is designed to attract qualified personnel to accept positions of responsibility as outside directors with Interchange and to provide incentives for persons to remain on the board, as outside directors. The Compensation/Stock Option Committee administers the Outside Director Incentive Compensation Plan, reviews the awards and submits recommendations to the full board of directors for action. Options to acquire 1,000 shares of Interchange common stock are granted to each outside director of Interchange each year on the anniversary date of the initial grant. Each option represents the right to purchase, upon exercise, one share of Interchange common stock at an exercise price equal to the price of a share of stock at the close of business on the date of the grant as reported by the Nasdaq National Market. Stock options may be exercisable between one and ten years from the date granted. All options granted under the Outside Director Incentive Compensation Plan are non-qualified stock options and are not entitled to special tax treatment under the Internal Revenue Code of 1986, as amended.

   A total of 150,000 shares of common stock were made available for option awards under the Outside Director Incentive Compensation Plan, of which options to purchase 49,500 shares have been granted to date. In 2002, 16,500 options were granted to the outside directors.

                  INTERCHANGE PROPOSAL NO. 3--RATIFICATION OF
                  APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

General

   The Interchange board of directors has selected Deloitte & Touche LLP, independent public auditors, to audit Interchange's consolidated financial statements for the current fiscal year ending December 31, 2003. Interchange expects that a representative of Deloitte & Touche LLP will be present at the Interchange annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions.

   Shareholder ratification of the selection of Deloitte & Touche LLP as Interchange's independent public auditors is not required by Interchange's bylaws or other applicable law. However, the Interchange board of directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee and the board of directors in their discretion will reconsider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the board of directors, in its discretion, may nevertheless appoint a different independent public accounting firm at any time during the year if it determines that such a change would be in Interchange's best interests and in the best interests of its shareholders.

Recommendation of the Interchange Board of Directors

   The board of directors has unanimously approved the appointment of Deloitte & Touche LLP as independent public auditors and unanimously recommends that shareholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as Interchange's independent public auditors for the fiscal year ending December 31, 2003. Unless contrary instruction is given, it is intended that the named proxies will vote in favor of this proposal.

                      INTERCHANGE EXECUTIVE COMPENSATION
                       AND OTHER INTERCHANGE INFORMATION

Executive Compensation

   The following table sets forth compensation paid by Interchange and its subsidiaries during the years ended December 31, 2002, 2001 and 2000, for services in all capacities, to Mr. Abbate, Interchange's chief executive officer, and all other executive offers of Interchange whose total salary and bonus exceeded $100,000 during 2002. These persons are sometimes referred to in this document as the "named executive officers."

                                      Annual Compensation                Long-Term Compensation
                               --------------------------------- ---------------------------------------
                                                         Other                                  All
                                                        Annual   Restricted                    Other
     Name and Principal                                 Compen-   Stock(3)      Options       Compen-
        Position(1)            Year Salary($) Bonus($) sation($) Awards($)  (No. of Shares) sation($)(2)
     ------------------        ---- --------- -------- --------- ---------- --------------- ------------
Anthony S. Abbate              2002 $375,000  $         $                                     $68,418
  President and CEO            2001  360,000   166,680       --   148,680       30,000         46,118
                               2000  347,500   121,625       --   104,250       15,000         65,160

Anthony S. Labozzetta          2002  175,000                                                    7,474
  Executive Vice President     2001  162,000    52,650   17,552    34,425        7,000          6,539
  and Chief Financial Officer  2000  152,000    38,000   12,667    31,160        4,000          4,655

Frank R. Giancola              2002  144,000                                                    6,443
  Senior Vice President        2001  139,500    45,338       --    22,320        7,000          6,115
                               2000  135,500    32,500       --    29,810        4,000          6,069

Patricia D. Arnold             2002  160,000                                                    4,928
  Senior Vice President        2001  140,000    46,150    2,756    23,075        7,000          4,627
                               2000  130,000    33,870    1,214    20,150        4,000          4,629

--------
(1) Includes the President and CEO and all other executive officers whose total annual salary and bonus exceeded $100,000 in 2002.
(2) Represents payments as shown below:

                                      Year Abbate  Labozzetta Giancola Arnold
                                      ---- ------- ---------- -------- ------
   Amounts contributed to 401(k) plan 2002 $ 7,799   $6,988    $5,756  $4,412
                                      2001   6,533    6,070     5,473   4,183
                                      2000   6,295    4,217     5,417   4,221

   Value of life insurance premium    2002   3,564      486       688     516
     paid in respect to coverage      2001   3,564      470       643     444
     in excess of $50,000             2000   3,564      438       643     408

   Premium on disability policy       2002   7,860       --        --      --
                                      2001   7,860       --        --      --
                                      2000   7,860       --        --      --

   Contribution to Supplemental       2002  49,195       --        --      --
     Executive Retirement Plan (4)    2001  28,162       --        --      --
                                      2000  47,442       --        --      --

--------
(3) The unvested restricted stock awards granted, to date, totaled 28, 928, 7,628, 4,279 and 3,979 for Messrs. Abbate, Labozzetta and Giancola and Mrs. Arnold, respectively. The value of such awards at December 31, 2002, were $465,741, $122,811, $68,892 and $64,062, respectively. The value of these shares at the date of grant is reflected in the table above. The awards for Messrs. Abbate, Labozzetta, and Giancola and Mrs. Arnold vest in three years following the date of grant provided they do not terminate their employment during that period. Dividends will be paid on all restricted stock awards.
(4) In 1998, the Board of Directors amended the Supplemental Executive Retirement Plan to provide Mr. Abbate with the retirement benefits he is entitled to as a member of the Board of Directors.

Stock Option Grants in Last Fiscal Year

   The following table sets forth certain information concerning grants of stock options awarded to the named executive officers during the year ended December 31, 2002. All options granted during the year were non-qualified stock options:

                                                                  Potential Realized Value
                   Number of   % of Total                         At Assumed Annual Rates
                   Securities   Options                           Of Stock Price Appreciation
                   Underlying  Granted to  Exercise or            For Option Term(3)
                    Options   Employees in Base Price  Expiration ---------------------------
       Name         Granted   Fiscal Year   ($/sh)(1)   Date(2)     5%            10%
       ----        ---------- ------------ ----------- ----------    -------       -------
Anthony S. Abbate.
Anthony Labozzetta
Frank R. Giancola.
Patricia Arnold...

--------
* The grant of stock options presented in this table was made in early 2003 based upon 2002 performance criteria.
(1) The exercise price was based on the closing price of a share of Interchange's common stock on the date of grant as reported on the Nasdaq National Market.
(2) Options are exercisable starting one year from the date of grant and become vested 1/3 each year from the grant date. Options expire if not exercised within 10 years of grant date.
(3) Pre-tax gain. The dollar amount under these columns are the result of calculations at the 5% end 10% rates set by the Securities and Exchange Commission in the proxy disclosure rules and, therefore, are not intended to forecast possible future appreciation, if any, of Interchange's stock
    price. Interchange's per share stock price would be    and    if the
    increase was 5% and 10%, respectively, compounded annually over the option term.

Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

                                               Number of Securities      Value of Unexercised
                                              Underlying Unexercised     In-the-Money Options
                                                Options at Year End         at Year-End(2)
                     No. Shares              ------------------------- -------------------------
                     Acquired on    Value      Shares       Shares
        Name          Exercise   Realized(1) Exercisable Unexercisable Exercisable Unexercisable
        ----         ----------- ----------- ----------- ------------- ----------- -------------
Anthony S. Abbate(3)    9,000     $144,985     59,241       66,250      $302,647     $174,500
Anthony Labozzetta..        0            0     22,125       16,500       104,864       46,133
Frank R. Giancola...        0            0     34,342       16,500       262,717       46,133
Patricia Arnold.....    1,950       31,389     18,750       16,500        86,527       46,133

--------
(1) Pre-tax gain. Amounts shown represent the difference between the stock option grant price and the market value of the stock on the date of exercise.
(2) Pre-tax gain. Value of unexercised in-the-money options based on the December 31, 2002 closing price of $16.10 as reported on the Nasdaq National Market.
(3) Mr. Abbate's exercise of options was previously disclosed in Interchange's proxy statement for its 2002 annual meeting of shareholders.

Pension Plan and Supplemental Executives' Retirement Plan

   Interchange, through Interchange Bank, maintains a non-contributory defined benefit pension plan covering all eligible employees including Mrs. Arnold, Messrs. Abbate, Giancola and Labozzetta. Retirement income is based on years of service under the Plan and, subject to certain limits, on final average compensation.

   Interchange maintains a Supplemental Executives' Retirement Plan, a non-qualified plan intended to provide retirement income that would have been paid but for limitations imposed by the Internal Revenue Code under the qualified plan. In 1998, Interchange amended the Supplemental Executives' Retirement Plan to include the director related retirement benefits relating to Mr. Abbate's membership on the board of directors. Benefits under the Supplemental Executives' Retirement Plan are paid from the general assets of Interchange.

   The following table shows the annual benefits payable based on a range of average compensation (comprised solely of base salary) and years of future service at normal retirement date.

               5-Year    Years of Service at Normal Retirement Date
              Average    ------------------------------------------
            Compensation    5      10       20       30       35
            ------------ ------- ------- -------- -------- --------
              $100,000.. $ 5,647 $11,293 $ 22,586 $ 33,880 $ 39,526
               150,000..   9,397  18,793   37,586   56,380   65,776
               200,000..  13,147  26,293   52,586   78,880   92,026
               250,000..  16,897  33,793   67,586  101,380  118,276
               300,000..  20,647  41,293   82,586  123,880  144,526
               400,000..  28,147  56,293  112,586  168,880  197,026

--------
1. This plan was effective January 1, 1993.
2. Benefits calculated are based on base salary and total credited service at normal retirement date from the later of (a) January 1, 1993 or (b) date of hire. The benefits above are inclusive of both benefits from the qualified defined benefit plan and from the defined benefit portion of the supplemental plan. Currently, the supplemental plan only covers Mr. Abbate.
3. Average compensation is the average of base salary over the five (5) consecutive calendar years producing the highest average.
4. The chart reflects a Social Security integration level based on the average age of the executive officer group, which was 49 years as of December 31, 2002.
5. Annual benefit shown in the table above is payable as a life annuity which is the normal form of retirement benefit for non-married participants. For married participants, the normal form of benefit is an actuarial equivalent joint and 50% survivor annuity.
6. At December 31, 2002, the estimated credited years of service for purposes of computing the retirement benefits under the Pension Plan and the SERP for the named executive officers are as follows: Mr. Abbate--10 years; Mr. Labozzetta--7 years, Mr. Giancola--10 years; and Mrs. Arnold--10 years.

Capital Investment Plan and Supplemental Executive Retirement Plan

   Interchange also maintains a Capital Investment Plan covering all eligible employees, including the named executive officers. Retirement income is based on the value of each participant's account balance and is paid upon retirement, termination of employment, disability or death. The Supplemental Executive Retirement Plan also supplements the retirement benefits payable to certain participants under the Capital Investment Plan. At present, only Mr. Abbate participates in the Supplement Executives' Retirement Plan. These benefits are intended to provide participants with an amount (plus earnings) that Interchange would have contributed under the Capital Investment Plan as matching employer contributions and for fixed employer contributions (in excess of the amounts Interchange actually contributed) if it were not for certain limitations imposed by the Internal Revenue Code under the Capital Investment Plan. The benefits under the Supplement Executives' Retirement Plan with respect to the Capital Investment Plan are to be paid in lump sum in cash at the same time as the distribution of a participant's account balance is made under the Capital Investment Plan.

Change-in-Control Arrangements

   Interchange has a Change-in-Control Agreement with each of Mrs. Arnold and Messrs. Abbate, Giancola and Labozzetta. The agreements provide, among other things, that if the executive is terminated during the two years after a "change in control," or if they voluntarily terminate during the two years following a "change in control," unless such termination is (i) because of the executive's death or retirement, (ii) by Interchange for cause or disability or
(iii) by the executive for other than for good reason, they shall receive an amount equal to two times their highest annualized base salary plus an amount equal to the sum of the bonuses paid for the previous two years, except for Mr. Abbate who shall receive three times his highest annualized base salary plus an amount equal to the greater of (i) the sum of the bonuses paid for the previous three years, or (ii) $300,000, for the prior twelve months immediately proceeding the date of termination. In addition, the executives will receive their unpaid base salary up to termination, accrued vacation pay, a portion of the bonus in the year of termination which has not yet been awarded or paid under the management incentive plan, benefits and continuation of health and welfare benefits, "grossed up" to cover any excise tax imposed by Section 4999 of the Internal Revenue Code.

Compensation/Stock Option Committee Report on Executive Compensation

   The Compensation/Stock Option Committee is responsible for reviewing and recommending executive compensation to the full board of directors for action and administering Interchange's executive compensation programs and plans. The Committee reports regularly to the board of directors. During 2002, the Committee consisted of six directors who were not employees of Interchange and, therefore, not eligible to participate in such programs and plans.

  Compensation Strategy

   The objectives of the Committee are to attract and retain top quality executives and provide compensation programs designed to motivate and reward executives to achieve business goals that foster both the enhancement of long-term shareholder value through stock appreciation and dividend yield, and the long-term best interests of the organization. Compensation programs for executives are designed to link compensation to the various performance measures of Interchange discussed in this report and generally provide competitive compensation for executives at the seventy-fifth percentile of peer group banks (as determined by the Committee with the assistance of an independent consultant) and other organizations of similar size, performance and geographic location. The committee utilizes professional surveys prepared by outside consultants focusing on compensation levels of this peer group in order to assure competitiveness in its compensation programs. The compensation mix reflects a balance of cash awards, including incentive awards, and equity-based incentives. Annual cash compensation (base salary and annual bonus) is established based on the achievement of corporate financial targets and individual performance. The Stock Option and Incentive Plan, approved by shareholders in 1997, is intended to function as the basis for fostering alignment of executive compensation with the interests of shareholders.

   The policies with respect to each of these compensation elements as well as the basis for determining the compensation level of executive officers, including the President and Chief Executive Officer, Mr. Abbate, are described below.

  Base Salary

   Base salaries for executive officers are based on the salary ranges that are established by the Committee annually for each position. The salary ranges for each position are determined by evaluating the responsibilities and accountabilities of the position and comparing it with other executive officer positions in the market place on an annual basis. The base salary of each executive officer, including the President and Chief Executive Officer, is reviewed annually and adjusted within the position range based upon a performance evaluation.

   Evaluations of other executive officers are submitted to the Committee by the President and Chief Executive Officer. These evaluations, and an evaluation of the President and Chief Executive Officer by the Committee, are reviewed and submitted together with the Committee's recommendations to the full board of directors for action. Salary increases are generally based upon the extent to which the executive is considered to have contributed to a furtherance of Interchange's goals and/or met objectives specifically assigned to that individual.

  Annual Bonus

   The Management Incentive Plan is an incentive plan designed to reward key management employees for achievement of specific financial, individual and business results for the year. The specific financial targets, which are weighted equally, are primarily based upon (i) the year-to-year increase in Interchange's net after-tax earnings and (ii) achievement of a targeted return on equity. The targeted goal is established annually through the budgeting process which is reviewed and approved by the board of directors using input relating to performance opportunities for the year and the historical performance results of Interchange. Individual and business results are pre-established targets for specific objectives relating to the executives' area of responsibility. An objective of the Management Incentive Plan is to relate a portion of the executive's compensation to the overall financial results of Interchange for the year. The bonus for 2002 (paid in 2003) reflects
the attainment of     percent of the financial targets set in 2002. The board
of directors reserves the right to award discretionary bonus awards in the event the financial target is either not met or is exceeded. In so doing, the Committee, among other matters, will take into account whether Interchange, while not reaching its threshold target, has performed better on a comparable basis than its peers. In addition to the attainment of the earnings target, the level of the President and Chief Executive Officer's annual bonus award is also based upon performance-related factors including various predetermined strategic objectives.

   A portion of the incentive compensation awarded to executive management is in the form of restricted stock. The restriction is for three years and the restricted stock is forfeitable upon termination of employment during that time period. In addition, executive officers were given the option to utilize their cash bonus to purchase two-year restricted, forfeitable stock at a twenty-five percent discount. The excess of market value over the purchase price is included in the Summary Compensation Table as Other Annual Compensation.

  Stock Option and Incentive Plan

   The Stock Option and Incentive Plan of 1997, as amended, is designed to align shareholders' and executive officers' interests. The Compensation/Stock Option Committee administers the plan, reviews the awards and submits recommendations to the full board of directors for action. Stock options are granted on a discretionary basis with an exercise price equal to the price of a share of stock at the close of business on the date of the grant as reported by the Nasdaq National Market. Stock options may be exercisable between one and ten years from the date granted. Such stock options provide a retention and motivational program for executives and an incentive for the creation of shareholder value over the long-term since their full benefit cannot be realized unless an appreciation in the price of the common stock occurs over a specified number of years.

   The Stock Option and Incentive Plan also provides for the issuance of incentive stock awards as determined by the board of directors of Interchange. Certain key executives may be awarded incentive compensation in the form of 3-year restricted stock, which is forfeitable upon termination of employment during that time period. Key employees may also use their cash bonus to purchase two-year restricted stock at a twenty-five percent discount. All amounts in excess of the purchase price of this stock are forfeitable should they terminate their employment during that time period. Incentive stock awards are an important factor in attracting and motivating key executives who will dedicate their maximum efforts toward the advancement of Interchange.

   A total of 1,384,313 shares of common stock were made available for option and incentive awards under the Stock Option and Incentive Plan. Options to
purchase        shares and        shares of restricted stock have been granted
to date. Options granted to the executives in 2002 and those granted in 2003 as a result of 2002's performance are included in the Summary Compensation Table.

  Chief Executive Officer Compensation

   The compensation of Interchange's President and Chief Executive Officer, Mr. Abbate, is reviewed by the Compensation/Stock Option Committee, which presents its recommendations to the board for action. Mr. Abbate participates in the same plans as the other executive officers, including the base salary program, the Management Incentive Plan, the Stock Option and Incentive Plan, and the staff benefit programs as outlined elsewhere in this joint proxy statement-prospectus. Mr. Abbate also participates in the Supplement Executives' Retirement Plan. Mr. Abbate receives no compensation for his duties as a director. The committee bases Mr. Abbate's compensation on the same criteria used for all executive officers with particular emphasis on the factors that will promote Interchange's long-term growth, organization stability, and financial strength. Mr. Abbate's salary was at the seventy-fifth percentile of Interchange's 2002 salary range for his position and his annual
cash bonus for 2002 performance was based upon achieving    % of targeted
financial goals for that year. Mr. Abbate continues to provide Interchange and Interchange Bank with exemplary leadership, vision and commitment, and strives to meet Interchange's long-term strategic goals.

   Submitted by the Compensation/Stock Option Committee:
   James E. Healey, Chairman
   Anthony D. Andora
   Donald L. Correll
   David R. Ficca
   Jeremiah F. O'Connor
   Robert P. Rittereiser

  Audit Committee Report

   The Audit Committee consists of five directors, each of whom is independent as defined in the listing standards of the National Association of Securities Dealers. A brief description of the responsibilities of the Audit Committee is set forth above under the caption "Interchange Proposal No. 2--Election of Directors--Committees and Meetings of the Board of Directors", and a copy of the amended and restated Audit Committee Charter as adopted by the board of directors is attached hereto as Annex D.

   In accordance with its written charter adopted by the board of directors, the Audit Committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Interchange. The Committee met six times during 2002. The Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and the independent auditors prior to the public release of this information. The Chairman also discussed matters described in Statement on Auditing Standards No. 61, as amended "Communication with Audit Committees" ("SAS 61") with the independent auditors prior to the filing of Interchange's quarterly report on Form 10-Q.

   In discharging its oversight responsibility as to the audit process, the Audit Committee obtained, from the independent auditors, a formal written statement describing all relationships between the auditors and Interchange that might bear on the auditors' independence consistent with the Independence Standards Board No. 1, "Independence Discussion with Audit Committees," discussed with auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management the internal auditors and the independent auditors the quality and adequacy of Interchange's internal controls and the internal audit function's organization, responsibilities, budget and staffing and concurred in the appointment of internal audit staff. The Committee reviewed with the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

   The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in SAS 61 and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

   The Committee reviewed the audited financial statements of Interchange as of, and for, the fiscal year ended December 31, 2002 with management and the independent auditors. Management has the responsibility for the preparation of Interchange's financial statements and the independent auditors have the responsibility for the examination of those statements.

   Based on the review and discussions with management and the independent auditors, the Committee recommended to the board that Interchange's audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2002 and for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder ratification, of the independent auditors, and the board concurred in such recommendation.

   The Audit Committee:
   John J. Eccleston, Chairman
   James E. Healey
   Donald L. Correll
   Anthony R. Coscia
   Eleanore S. Nissley

Fees Paid to Our Independent Auditors

   Audit Fees: The aggregate fees billed for professional services rendered by Deloitte & Touche LLP, our independent auditors, in connection with the audit and review of our 2002 financial statements was $125,500.

   Financial Information Systems Design and Implementation Fees: There were no fees billed for professional services rendered in connection with financial information system design and implementation by Deloitte & Touche LLP.

   All Other Fees: The aggregate of all other fees billed for professional services, including fees for audits of employee benefit plans, tax preparation and other audit and tax related matters rendered during 2002 by Deloitte & Touche LLP was $84,490.

                      INTERCHANGE STOCK PRICE PERFORMANCE

   The following graph compares the performance of Interchange's common stock with a Peer Group /(1)/, and the Nasdaq Stock Market Index. The graph assumes that $100 was invested on January 1, 1997 and that any dividends were reinvested.

                       FIVE-YEAR PERFORMANCE COMPARISON
 The graph below provides an indicator of cumulative total stockholder returns for the Company as compared with a Peer Group /(1)/ and the Nasdaq Stock Market
                                 (U.S.) Index.

                                    [CHART]


                            12/97    12/98   12/99   12/00   12/01   12/02

Interchange Financial Corp. 100.00   84.53   87.57   76.26  108.68  141.83
Peer Group                  100.00  111.17   98.64  101.67  121.74  165.15
Nasdaq Stock
  Market (U.S.)             100.00  140.99  261.48  157.42  124.89   86.33

  Assumes $100 invested on December 31, 1997 in Interchange common stock, the Nasdaq Stock Market (U.S.) Index and Peer Group Common Stock. Total shareholder returns assume reinvestment of dividends.

(1) The Peer Group is comprised of 17 banking institutions in Connecticut, New Jersey and New York with asset size of at least $250 million, but less than $1 billion, as of June 30, 2002, the most recently available information as reported in the SNL Quarterly Bank Digest of December 2002. The banking institutions included are: First Litchfield Financial (CT); Bridge View Bancorp, Center Bancorp, Inc., Community Bancorp of New Jersey, Greater Community Bancorp, Stewardship Financial Corp., SVB Financial Services Inc. and Unity Bancorp Inc. (NJ); Alliance Financial Corp., Berkshire Bancorp, Inc., Bridge Bancorp, Inc., CNB Bancorp, Inc., Evans Bancorp, Inc., First of Long Island Corporation, Intervest Bancshares Corp., Jeffersonville Bancorp, Long Island Financial Corp., and Smithtown Bancorp, Inc. (NY).

                                          Cumulative Total Return
                                 -----------------------------------------
                                  12/97  12/98  12/99  12/00  12/01  12/02
     Interchange Financial Corp. 100.00  84.53  87.57  76.26 108.68 141.83
     Peer Group................. 100.00 111.17  98.64 101.67 121.74 165.18
     Nasdaq Stock Market (U.S.). 100.00 140.99 261.48 157.42 124.89  86.33

       PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT OF INTERCHANGE

   The following table sets forth the beneficial ownership of Interchange's
common stock as of       , 2003, by (a) each beneficial owner of more than five
percent of the common stock, (b) each director, (c) each named executive officer, and (d) all current directors and executive officers of Interchange as a group. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and investment power with respect to such shares, and ownership is as of December 31, 2002.

                                 Beneficially   Right to  Deferral           Percent
              Name                  Owned      Acquire(1) Plans(2)   Total   Of Class
              ----               ------------  ---------- -------- --------- --------
              (a)
Banc Funds Company, LLC
208 South LaSalle Street,
Suite 1680
Chicago, IL 60604...............    674,106(3)       --        --    674,106    6.9
              (b)
Anthony S. Abbate...............    251,199      59,241    28,929    339,369    2.5
Anthony D. Andora...............    217,270       1,500        --    218,770    2.2
Donald L. Correll...............     12,155       1,500        --     13,655      *
Anthony R. Coscia...............     10,575       1,500        --     12,075      *
John J. Eccleston...............    124,276           0        --    124,276    1.3
David R. Ficca..................    126,086(4)    1,500        --    127,586    1.3
James E. Healy..................     51,537       1,500        --     53,037      *
Nicholas R. Marcalus............     10,733         500        --     11,233      *
Eleanore S. Nissley.............     68,990       1,000        --     69,990      *
Jeremiah F. O'Connor............     88,217           0        --     88,217      *
Robert P. Rittereiser...........     40,752       1,500        --     42,252      *
Benjamin Rosenzweig.............    175,376       1,500        --    176,876    1.8
William Schuber.................         28(5)       --        --         28      *
              (c)
Patricia D. Arnold..............     10,707      18,750    19,824     49,281      *
Frank R. Giancola...............     16,182      34,342    31,244     81,768      *
Anthony Labozzetta..............     25,995      22,125    17,926     66,045      *
              (d)
Directors and executive officers
  as a group (16 persons).......  1,234,302     146,458    97,923  1,478,682   12.4

--------
*  Does not exceed one percent of class.
(1) Includes stock acquirable by exercise of stock options exercisable within 60 days of the date of this document.
(2) Shares held in deferred compensation accounts to which individuals have sole power to vote but no investment power.
(3) As reported on Form 13F for the period ended September 30, 2002.
(4) Includes beneficial ownership of 2,533 shares held by a foundation to which Mr. Ficca has sole voting power and shared investment power.
(5) As reported on Mr. Schuber's Form 3 as of January 2, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires Interchange's executive officers and directors, and persons who beneficially own more than ten percent of Interchange's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission. These persons also are required by SEC regulations to furnish Interchange with copies of all Section 16(a) forms they file. Interchange believes that all Section 16(a) forms were filed on a timely basis during and for 2002.

      CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF INTERCHANGE

   Officers and directors of Interchange and their affiliated companies are customers of and are engaged in transactions with Interchange and its subsidiaries in the ordinary course of business on substantially the same terms (including interest rates on loans, collateral and collectibility considerations) as those prevailing at the time for comparable transactions with other unaffiliated borrowers and suppliers.

   Mr. Andora, the Chairman of the Board of Interchange, is a member of Andora & Romano, LLC, a firm that renders various legal services to Interchange and its subsidiaries. During 2002, Andora & Romano received fees for legal services of $295,827, including $95,000 paid pursuant to retainer contracts and $150,400 representing fees for loan related matters, the bulk of which was reimbursed to Interchange Bank by its customers. Interchange expects to transact business with this firm in the future.

                                    EXPERTS

   The consolidated financial statements incorporated in this joint proxy statement-prospectus by reference from Interchange Financial Services Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Bridge View Bancorp as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon a report of KPMG LLP, independent accountants, incorporated by reference herein and upon authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the shares of Interchange common stock to be issued pursuant to the terms of the merger agreement will be passed upon for Interchange by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas, counsel to Interchange. In addition, the material federal income tax consequences of the merger will be passed upon for Interchange and Bridge View by Jenkens & Gilchrist.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

   Shareholder proposals that are intended to be presented at the 2004 annual meeting of Interchange shareholders should be sent to Interchange at Park 80 West/ Plaza II, Saddle Brook, New Jersey 07663 and must be received on or prior to December 20, 2003 to be eligible for inclusion in Interchange's proxy statement and form of proxy to be used in connection with the 2004 annual meeting. Such proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in Interchange's proxy statement for its 2004 annual meeting of shareholders.

                      WHERE YOU CAN FIND MORE INFORMATION

Interchange and Bridge View SEC Filings

   Interchange and Bridge View file annual, quarterly and current special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Interchange's and Bridge View's SEC filings are available to the public on the SEC's website at http://www.sec.gov. These filings are also available to the public from commercial document retrieval services.

   You can also read and copy reports, statements or other information filed by Interchange and Bridge View with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Registration Statement

   Interchange has filed a registration statement on Form S-4 to register with the SEC the shares of Interchange common stock to be issued to Bridge View shareholders in connection with the merger. This joint proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Interchange, in addition to being a proxy statement of Interchange and Bridge View for the annual meeting of Interchange shareholders and the special meeting of Bridge View shareholders. The registration statement, including the exhibits to the registration statement, contains additional relevant information about Interchange and Bridge View common stock. As allowed by SEC rules, this joint proxy statement-prospectus does not contain all the information you can find in the registration statement including exhibits. You may obtain copies of the registration statement on Form S-4 (and any amendments to that document) in the manner described above.

Documents Incorporated by Reference

   The SEC allows Interchange and Bridge View to "incorporate by reference" into this joint proxy statement-prospectus information they file with the SEC, which means that Interchange and Bridge View can disclose important information to you by referring you to those documents. Information incorporated by reference is an important part of this prospectus, and information subsequently filed by Interchange and Bridge View with the SEC automatically updates this information as well as the information included in this prospectus. If there are any differences between information in this prospectus and information in a document that is incorporated by reference, rely on the information in the later filed document.

   Interchange Documents. This joint proxy statement-prospectus incorporates by reference the Interchange documents set forth below. All of the documents were filed with the SEC under File No. 001-10518.

  . Annual Report on Form 10-K for the year ended December 31, 2001, including information specifically incorporated by reference into the Form 10-K from Interchange's 2001 Annual Report to Shareholders and definitive Proxy Statement for its 2002 Annual Meeting of Shareholders;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

  . Current Reports on Form 8-K filed January 30, 2002, February 4, 2002, May 24, 2002, November 26, 2002, and January 24, 2003; and

  . The description of Interchange's common stock set forth under the caption "Description of Capital Stock" in the final prospectus included in Interchange's registration statement on Form S-2 filed with the SEC on October 9, 1992 (Registration No. 33-49840).

   All documents filed by Interchange with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement-prospectus and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference into this joint proxy statement-prospectus and are part of this joint proxy statement-prospectus from the date of filing.

   Bridge View Documents. This joint proxy statement-prospectus incorporates by reference the Bridge View documents set forth below. All of the documents were filed with the SEC under File No. 001-12165.

  . Annual Report on Form 10-K for the year ended December 31, 2001, including information specifically incorporated by reference into the Form 10-K from Bridge View's definitive Notice and Proxy Statement for its 2002 Annual Meeting of Shareholders;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002; and

  .   Current Reports on Form 8-K filed January 11, 2002 and November 22, 2002.

   All documents filed by Bridge View with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement-prospectus and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference into this joint proxy statement-prospectus and are part of this joint proxy statement-prospectus from the date of filing.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Documents Available Without Charge

   Interchange and Bridge View will provide, without charge, copies of any report incorporated by reference into this document, excluding exhibits other than those that are specifically incorporated by reference in this document. You may obtain a copy of any document incorporated by reference by writing or calling Interchange or Bridge View as follows:

             Interchange Documents:     Bridge View Documents:
             Ms. Georgianna Hutter      Ms. Michele Albino
             Interchange Financial
               Services Corporation     Corporate Secretary
             Park 80 West/Plaza II      Bridge View Bancorp
             Saddle Brook, New Jersey
               07663                    457 Sylvan Avenue
             (201) 703-2265             Englewood Cliffs, New
                                        Jersey 07632
                                        (201) 871-7800

   If you would like to request documents from Interchange or Bridge View, please do so at least five business days before the date of your shareholders' meeting in order to receive timely delivery of such documents prior to your shareholders' meeting.

   You should rely only on the information contained or incorporated by reference in this document. Neither Interchange nor Bridge View has authorized any person to provide you with information that is different from what is contained in this document. This joint proxy statement-prospectus is dated
      , 2003. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to Interchange or Bridge View shareholders nor the issuance of Interchange common stock in the merger creates any implication to the contrary.

                                     ANNEX A
                                     -------

                          AGREEMENT AND PLAN OF MERGER

================================================================================

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                   INTERCHANGE FINANCIAL SERVICES CORPORATION
                            SADDLE BROOK, NEW JERSEY

                                       AND

                               BRIDGE VIEW BANCORP
                          ENGLEWOOD CLIFFS, NEW JERSEY

                          DATED AS OF NOVEMBER 18, 2002

================================================================================

                                TABLE OF CONTENTS

ARTICLE I             ACQUISITION OF BVB BY INTERCHANGE.......................................................... 2
         Section 1.01      Merger of BVB with and into Interchange............................................... 2
         Section 1.02      Effective Date and Effective Time..................................................... 2
         Section 1.03      Effects of the Merger................................................................. 2
         Section 1.04      Certificate of Incorporation and Bylaws............................................... 2
         Section 1.05      Directors and Officers................................................................ 3
         Section 1.06      Conversion of Securities.............................................................. 3
         Section 1.07      Election Procedures................................................................... 5
         Section 1.08      Exchange Procedures; Surrender of Certificates........................................ 8
         Section 1.09      Treatment of BVB Stock Options........................................................10
         Section 1.10      Tax Consequences......................................................................10
         Section 1.11      Voting Agreement and Irrevocable Proxy................................................10

ARTICLE II            THE CLOSING AND THE CLOSING DATE...........................................................11
         Section 2.01      Time and Place of the Closing and Closing Date........................................11
         Section 2.02      Actions to be Taken at the Closing by BVB.............................................11
         Section 2.03      Actions to be Taken at the Closing by Interchange.....................................13
         Section 2.04      Further Assurances....................................................................14

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF BVB......................................................14
         Section 3.01      Organization and Authority............................................................14
         Section 3.02      Subsidiaries..........................................................................15
         Section 3.03      Capitalization of BVB.................................................................15
         Section 3.04      Execution and Delivery; No Violation..................................................16
         Section 3.05      Consents and Approvals................................................................17
         Section 3.06      Financial Statements..................................................................17
         Section 3.07      No Adverse Change.....................................................................18
         Section 3.08      Absence of Certain Changes or Events..................................................18
         Section 3.09      Litigation............................................................................20
         Section 3.10      Taxes and Tax Returns.................................................................20
         Section 3.11      Undisclosed Liabilities...............................................................22
         Section 3.12      Title to Assets.......................................................................22
         Section 3.13      Condition of Assets...................................................................22
         Section 3.14      Contracts.............................................................................23
         Section 3.15      Investments...........................................................................23
         Section 3.16      Interest Rate Risk Management Instruments.............................................24
         Section 3.17      Loans.................................................................................24
         Section 3.18      Evidences of Indebtedness.............................................................24
         Section 3.19      Proprietary Rights....................................................................25
         Section 3.20      Deposit Summary.......................................................................25
         Section 3.21      Transactions with Certain Persons and Entities........................................25
         Section 3.22      Guaranties............................................................................25
         Section 3.23      Insurance.............................................................................26
         Section 3.24      Compliance with Laws, Permits and Instruments.........................................26

         Section 3.25      Absence of Certain Business Practices.................................................26
         Section 3.26      Environmental Compliance..............................................................27
         Section 3.27      Regulatory Compliance.................................................................27
         Section 3.28      Community Reinvestment Act............................................................28
         Section 3.29      Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act.......28
         Section 3.30      Usury Laws and Other Consumer Compliance Laws.........................................28
         Section 3.31      Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act................28
         Section 3.32      Fiduciary Responsibilities............................................................29
         Section 3.33      Registration Statement; Joint Proxy Statement/Prospectus..............................29
         Section 3.34      BVB Statements and Reports............................................................29
         Section 3.35      Books and Records.....................................................................29
         Section 3.36      Employee Relationships................................................................30
         Section 3.37      Employee Benefit Plans................................................................30
         Section 3.38      Completion of Transaction.............................................................32
         Section 3.39      Representations Not Misleading........................................................32

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF INTERCHANGE..............................................32
         Section 4.01      Organization and Authority............................................................32
         Section 4.02      Capitalization of Interchange.........................................................33
         Section 4.03      Execution and Delivery; No Violation..................................................33
         Section 4.04      Financial Statements..................................................................34
         Section 4.05      No Adverse Change.....................................................................34
         Section 4.06      Absence of Certain Changes or Events..................................................35
         Section 4.07      Litigation............................................................................36
         Section 4.08      Taxes.................................................................................36
         Section 4.09      Undisclosed Liabilities...............................................................37
         Section 4.10      Insurance.............................................................................37
         Section 4.11      Compliance with Laws, Permits and Instruments.........................................38
         Section 4.12      Absence of Certain Business Practices.................................................38
         Section 4.13      Consents and Approvals................................................................38
         Section 4.14      Environmental Compliance..............................................................38
         Section 4.15      Regulatory Compliance.................................................................39
         Section 4.16      Community Reinvestment Act............................................................39
         Section 4.17      Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act.......40
         Section 4.18      Usury Laws and Other Consumer Compliance Laws.........................................40
         Section 4.19      Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act................40
         Section 4.20      Registration Statement; Joint Proxy Statement/Prospectus..............................40
         Section 4.21      Interchange Statements and Reports....................................................41
         Section 4.22      Books and Records.....................................................................41
         Section 4.23      Employee Benefit Plans................................................................41
         Section 4.24      Completion of Transaction.............................................................43
         Section 4.25      Representations Not Misleading........................................................43

ARTICLE V             COVENANTS OF BVB...........................................................................43
         Section 5.01      Best Efforts..........................................................................43
         Section 5.02      BVB Shareholders' Meeting.............................................................43
         Section 5.03      Information Furnished by BVB..........................................................44
         Section 5.04      Affirmative Covenants.................................................................44
         Section 5.05      Negative Covenants....................................................................46
         Section 5.06      Access; Pre-Closing Investigation.....................................................48
         Section 5.07      Invitations to and Attendance at Directors' and Committee Meetings....................48
         Section 5.08      Additional Financial Statements.......................................................49
         Section 5.09      Untrue Representations................................................................49
         Section 5.10      Litigation and Claims.................................................................49
         Section 5.11      Notice of Material Adverse Changes....................................................49
         Section 5.12      No Negotiation with Others............................................................49
         Section 5.13      Consents and Approvals................................................................50
         Section 5.14      Environmental Investigation; Right to Terminate Agreement.............................50
         Section 5.15      Restrictions on Resales...............................................................51
         Section 5.16      Shareholder Lists.....................................................................51
         Section 5.17      Employee Plans........................................................................51
         Section 5.18      Employee Health and Welfare Plans.....................................................52
         Section 5.19      BVB Stock Option Plans and BVB Stock Options..........................................52
         Section 5.20      Voting Agreement......................................................................52
         Section 5.21      Non-Compete Agreements................................................................52
         Section 5.22      Accruals and Reserves.................................................................52
         Section 5.23      280G Payments.........................................................................52
         Section 5.24      Dividends.............................................................................53
         Section 5.25      Disclosure Schedules..................................................................53

ARTICLE VI            COVENANTS OF INTERCHANGE...................................................................53
         Section 6.01      Best Efforts..........................................................................53
         Section 6.02      Interchange Shareholders' Meeting.....................................................53
         Section 6.03      Regulatory Approvals and Registration Statement.......................................54
         Section 6.04      Information for Applications and Statements...........................................55
         Section 6.05      Prohibited Acts of Interchange........................................................55
         Section 6.06      Access; Pre-Closing Investigation.....................................................55
         Section 6.07      Untrue Representations................................................................56
         Section 6.08      Litigation and Claims.................................................................56
         Section 6.09      Notice of Material Adverse Changes....................................................56
         Section 6.10      Consents and Approvals................................................................56
         Section 6.11      Employee Matters......................................................................56
         Section 6.12      Conduct of Business in the Ordinary Course............................................57
         Section 6.13      Disclosure Schedules..................................................................57

ARTICLE VII           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BVB.............................................57
         Section 7.01      Representations and Warranties........................................................57
         Section 7.02      Performance of Interchange Obligations................................................57
         Section 7.03      Shareholder Approvals.................................................................57
         Section 7.04      Government and Other Approvals........................................................58

         Section 7.05      No Litigation.........................................................................58
         Section 7.06      Delivery of Closing Documents.........................................................58
         Section 7.07      Registration Statement................................................................58
         Section 7.08      Nasdaq Listing........................................................................59
         Section 7.09      Federal Tax Opinion...................................................................59
         Section 7.10      No Material Adverse Change............................................................59

ARTICLE VIII          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF INTERCHANGE.....................................59
         Section 8.01      Representations and Warranties........................................................59
         Section 8.02      Performance of BVB Obligations........................................................59
         Section 8.03      Shareholder Approvals.................................................................59
         Section 8.04      Government and Other Approvals........................................................59
         Section 8.05      No Litigation.........................................................................60
         Section 8.06      Delivery of Closing Documents.........................................................60
         Section 8.07      Receipt of Shareholder Letters........................................................60
         Section 8.08      Registration Statement................................................................60
         Section 8.09      Nasdaq Listing........................................................................60
         Section 8.10      Federal Tax Opinion...................................................................60
         Section 8.11      Accounting Treatment..................................................................62
         Section 8.12      No Material Adverse Change............................................................62
         Section 8.13      Termination and/or Integration of Employee Plans......................................62

ARTICLE IX            TERMINATION AND ABANDONMENT................................................................62
         Section 9.01      Expenses..............................................................................62
         Section 9.02      Right of Termination..................................................................63
         Section 9.03      Notice of Termination.................................................................66
         Section 9.04      Effect of Termination.................................................................66

ARTICLE X             CONFIDENTIAL INFORMATION...................................................................66
         Section 10.01     Definition of "Recipient," "Disclosing Party" and "Representative"....................66
         Section 10.02     Definition of "Subject Information"...................................................67
         Section 10.03     Confidentiality.......................................................................67
         Section 10.04     Securities Law Concerns...............................................................67
         Section 10.05     Return of Subject Information.........................................................68
         Section 10.06     Specific Performance/Injunctive Relief................................................68

ARTICLE XI            SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ADDITIONAL REMEDIES............................68
         Section 11.01     Survival of Representations and Warranties............................................68
         Section 11.02     Additional Remedies...................................................................68

ARTICLE XII           MISCELLANEOUS..............................................................................69
         Section 12.01     Brokerage Fees and Commissions........................................................69
         Section 12.02     Expenses..............................................................................69
         Section 12.03     Entire Agreement......................................................................69
         Section 12.04     Further Cooperation...................................................................69

         Section 12.05     Severability..........................................................................70
         Section 12.06     Notices...............................................................................70
         Section 12.07     Governing Law.........................................................................71
         Section 12.08     Multiple Counterparts.................................................................71
         Section 12.09     Certain Definitions...................................................................72
         Section 12.10     Specific Performance..................................................................73
         Section 12.11     Attorneys' Fees and Costs.............................................................73
         Section 12.12     Interpretation........................................................................73
         Section 12.13     No Third Party Beneficiaries..........................................................74
         Section 12.14     Assignment............................................................................74
         Section 12.15     Public Disclosure.....................................................................74
         Section 12.16     Extension; Waiver.....................................................................74
         Section 12.17     Amendments............................................................................75

                                    EXHIBITS

Exhibit A                -        Form of Voting Agreement and Irrevocable Proxy
Exhibit B                -        Form of Shareholder Letter
Exhibit C                -        Persons to Deliver Non-Compete Agreements
Exhibit D                -        Form of Non-Compete Agreement
Exhibit E                -        Index Group

                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 18th day of November, 2002, by and between INTERCHANGE FINANCIAL SERVICES CORPORATION, a New Jersey corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), with its principal offices in Saddle Brook, New Jersey ("Interchange"), and BRIDGE VIEW BANCORP, a New Jersey corporation and registered bank holding company under the BHCA with its principal offices in Englewood Cliffs, New Jersey ("BVB").

                                   WITNESSETH:

        WHEREAS, Interchange is a corporation duly organized and existing under the laws of the State of New Jersey; and

        WHEREAS, BVB is a corporation duly organized and existing under the laws of the State of New Jersey; and

        WHEREAS, this Agreement provides for the merger of BVB with and into Interchange (the "Merger"); and

        WHEREAS, as a result of the Merger, (i) all of the issued and outstanding shares of voting common stock, no par value per share, of BVB (the "BVB Stock") (other than fractional share interests which will be cashed out and as otherwise set forth herein) shall be converted into and exchanged for cash and/or shares of voting common stock, no par value per share, of Interchange (the "Interchange Stock") in the manner provided for in this Agreement, and (ii) all of the issued and outstanding shares of Interchange Stock shall continue to be issued and outstanding shares of capital stock of Interchange as the surviving corporation in the Merger; and

        WHEREAS, the board of directors of Interchange (the "Interchange Board") and the board of directors of BVB (the "BVB Board") have each approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement and the schedules and exhibits hereto and have authorized the execution hereof; and

        WHEREAS, Interchange and BVB believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of Interchange, BVB and their respective shareholders; and

        WHEREAS, the Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, Interchange and BVB desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated thereby.

        NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto, intending to be bound hereby, undertake, promise, covenant and agree with each other as follows:

                                    ARTICLE I
                        ACQUISITION OF BVB BY INTERCHANGE

        Section 1.01 Merger of BVB with and into Interchange. Subject to the terms and conditions of this Agreement, BVB shall be merged with and into Interchange on the Effective Date (as defined in Section 1.02) in accordance with the provisions of Section 14A:10-1 of the New Jersey Business Corporation Act (the "NJBCA") and the separate corporate existence of BVB shall cease. Interchange shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New Jersey.

        Section 1.02 Effective Date and Effective Time. Subject to the terms and conditions of this Agreement, upon the filing with the Secretary of State of the State of New Jersey (the "NJSOS") of a duly executed Certificate of Merger, the Merger shall become effective. The Certificate of Merger shall include this Agreement. The date on which the Merger is effective shall be referred to herein as the "Effective Date", which the parties shall use their best efforts to cause to occur on the Closing Date (as defined in Section 2.01), and the effective time of the Merger shall be referred to herein as the "Effective Time".

        Section 1.03 Effects of the Merger. The Merger shall have the effects provided by this Agreement and as set forth in Section 14A:10-6 of the NJBCA. The Surviving Corporation shall (i) be deemed to be a continuation in entity and identity of each of BVB and Interchange, (ii) possess all the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of BVB and Interchange, (iii) be subject to all the liabilities, obligations, duties and relations of each merging party, and (iv) without the necessity of any conveyance, assignment or transfer, become the owner of all of the assets of every kind and character formerly belonging to BVB and Interchange. At the Effective Time, all rights, title and interests to all real property and personal property, tangible and intangible, of every kind and description belonging to each of Interchange and BVB shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate, or any interest therein, vested in either Interchange or BVB shall not revert or be in any way impaired by reason of such Merger. The Surviving Corporation shall be liable for all the obligations and liabilities of Interchange and BVB, and any claim existing or action or proceeding pending by or against either Interchange or BVB may be enforced as if such Merger had not taken place. Neither the rights of creditors nor any liens upon, or security interests in, the property of either Interchange or BVB shall be impaired by such Merger.

        Section 1.04 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws, respectively, of Interchange in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Merger until otherwise amended or repealed in accordance with applicable law.

        Section 1.05 Directors and Officers. At the Effective Time, the directors and officers of Interchange immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation following the Merger; provided, however, that the following three (3) representatives of the BVB Board shall be appointed to the board of directors of the Surviving Corporation at a meeting of such board next following the Effective Date: Gerald A. Calabrese, Jr., Joseph C. Parisi and John A. Schepisi. In addition, the following six (6) representatives of BVB shall be appointed to the board of directors of Interchange Bank at a meeting of such board next following the Effective Date: Gerald A. Calabrese, Jr., Glenn L. Creamer, Mark Metzger, Jeremiah F. O'Connor, Joseph C. Parisi and John A. Schepisi. Subject to the foregoing, such directors and officers shall hold office in accordance with the respective Bylaws of the Surviving Corporation and Interchange Bank and applicable law.

        Section 1.06 Conversion of Securities. At the Effective Time by virtue of the Merger and without any further action on the part of Interchange, BVB or any holder of the following securities:

                A. Each share of Interchange Stock that is issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation as of the Effective Time and shall not be affected by the Merger. References to Interchange Stock in this Agreement as of and after the Effective Time shall be deemed to mean the common stock of the Surviving Corporation.

                B. Subject to the other provisions of this Article II, each share of BVB Stock that is issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.07 hereof, either:

                (i) a number of shares of Interchange Stock equal to the Exchange Ratio (the "Per Share Stock Amount");

                (ii)    cash in the amount of the Per Share Cash Amount; or

                (iii) a combination of Interchange Stock and cash in the amounts as determined in accordance with Section 1.07.

provided, however that (a) the aggregate amount of cash exchangeable for shares of BVB Stock in the Merger shall not exceed the Total Cash Amount, and (b) the aggregate number of shares of Interchange Stock that shall be issued in the Merger shall not exceed the Total Stock Amount.

                C. For purposes of this Agreement the following definitions shall apply:

                (i) "Total Cash Amount" means $33,528,472 less the aggregate dollar amount of cash paid to the holders of BVB Stock Options (as defined in Section 3.03.B) pursuant to Section 1.09.

                (ii) "Total Stock Amount" means 2,949,719 shares of Interchange Stock.

                (iii) "Merger Consideration" means the sum of the Total Cash Amount and the Total Stock Amount.

                (iv)    "Exchange Ratio" means the number determined by dividing
                (a) the Per Share Value by (b) the Interchange Measurement
                Price.

                (v)     "Aggregate Merger Consideration Value" means the sum of
                (a) the Total Cash Amount, and (b) the Interchange Measurement Price multiplied by the Total Stock Amount.

                (vi) "Per Share Value" means the value of a share of BVB Stock determined by dividing (a) the Aggregate Merger Consideration Value by (b) the aggregate number of shares of BVB Stock outstanding as of the Effective Time.

                (vii) "Per Share Cash Amount" means the amount of cash equal to the Per Share Value.

                (viii) "Interchange Measurement Price" means the average of the closing bid and ask price for a share of Interchange Stock as reported by the Nasdaq National Market ("Nasdaq") during the Valuation Period.

                (ix) "Valuation Period" means the period of twenty (20) consecutive trading days ending on the Election Deadline (as defined in Section 1.07)

                D. Notwithstanding any other provision of this Agreement, no fractional shares of Interchange Stock shall be issued in the Merger and, in lieu thereof, holders of shares of BVB Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of BVB Stock held by such holder) shall be paid an amount in cash (without interest) equal to the product of such fractional share interest and the average of the closing bid and asked price of a share of Interchange Stock as reported by Nasdaq on the business day immediately preceding the Effective Date. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

                E. If, between the date hereof and the Effective Date, the outstanding shares of shares of BVB Stock or Interchange Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a "Share Adjustment"), then the Per Share Value, the Exchange Ratio, the Per Share Cash Amount, the Per Share Stock Amount and Total Stock Amount shall be appropriately and proportionately adjusted so that the shareholders of BVB shall be entitled to receive the Merger Consideration in such proportion as they would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Date.

                F. As of the Effective Time, all shares of BVB Stock converted into the Merger Consideration pursuant to this Section 1.06 shall no longer be outstanding and shall automatically be cancelled and retired, and all rights with respect thereto shall cease to exist, and each holder of BVB Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the certificate(s) representing any such shares of BVB Stock in accordance with
Section 1.08 hereof, his or her pro rata share of the Merger Consideration pursuant to this Section 1.06.

                G. At the Effective Time, the stock transfer books of BVB shall be closed, and no transfer of BVB Stock theretofore outstanding shall thereafter be made.

                H. Any shares of BVB Stock that are owned by BVB (including treasury shares) or Interchange (other than shares held in a fiduciary capacity or shares held in satisfaction of a debt previously contracted) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

        Section 1.07    Election Procedures.

                A. Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BVB Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to an exchange agent designated by Interchange (the "Exchange Agent")) in such form as Interchange and BVB shall mutually agree ("Election Forms") shall be mailed 30 days prior to the anticipated Effective Date or on such other earlier date as BVB and Interchange shall mutually agree ("Mailing Date") to each holder of record of BVB Stock as of five business days prior to the Mailing Date ("Election Form Record Date").

                B. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), subject to the allocation procedures of this Section 1.07, either
(i) to elect to receive only Interchange Stock with respect to such holder's BVB Stock ("Stock Election Shares"); (ii) to elect to receive only cash with respect to such holder's BVB Stock ("Cash Election Shares"); (iii) to elect to receive a combination of Interchange Stock and cash with respect to such holder's BVB Stock rounded, in each case, to the nearest whole share ("Mixed Election Shares"); or (iv) to indicate that such holder makes no election ("No Election Shares"). Subject to the allocation procedures of this Section 1.07, the Mixed Election Shares shall be divided by the Exchange Agent into such portion (to be as closely as possible to 60% in the aggregate) with respect to which the holder will receive Interchange Stock (the "Mixed Stock Shares") and such portion (to be approximately 40% in the aggregate) with respect to which the holder will receive cash (the "Mixed Cash Shares") for the purposes of allocating the total consideration as specified below, it being the intention that, to the fullest extent possible, subject to all applicable constraints, all Mixed Election Shares shall receive the consideration with respect to which a Mixed election has been made without regard to the pro rata selection process set forth below. Any BVB Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m., Eastern time, on the 25th day following the Mailing Date (or such other time and date as Interchange and BVB may mutually agree) (the "Election Deadline") shall also be deemed to be "No Election Shares."

                C. Interchange shall make available up to two separate Election Forms, or such additional Election Forms as Interchange in its sole discretion may permit, to all persons who become holders (or beneficial owners) of BVB Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline, and BVB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. BVB acknowledges that no deadlines for mailing Election Forms contained elsewhere in this Agreement shall be applicable to such shareholders and that the election requests of such shareholders need not be honored.

                D. Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of BVB Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. Following the Election Deadline, an Election Form may not be revoked or changed by the person submitting such Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of BVB Stock represented by such Election Form shall become No Election Shares and Interchange shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have the sole discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Interchange nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

                E. Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Interchange shall cause the Exchange Agent to effect the allocation among the holders of BVB Stock of rights to receive Interchange Stock or cash in the Merger in accordance with the Election Forms as follows:

                (i) Stock Elections Plus the Mixed Stock Shares Less Than The Total Stock Amount. If the number of shares of Interchange Stock that would be issued upon conversion into Interchange Stock of the Stock Election Shares and Mixed Stock Shares is less than the Total Stock Amount, then:

                        a. all Mixed Stock Shares and Stock Election Shares shall be converted into the right to receive the Per Share Stock Amount,

                        b. the Exchange Agent shall then select first from among the No Election Shares, then (if necessary) shares held by the shareholders subject to 1.07.C, and then (if necessary) from among the Cash Election Shares, by a pro rata selection process (as described below), a sufficient number of shares ("Stock Designated Shares") such that the number of shares of Interchange Stock that will be issued in the Merger equals as closely as practicable the Total Stock Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Amount, and

                        c. the Cash Election Shares, the No Election Shares and the shares held by shareholders subject to 1.07.C which are not Stock Designated Shares and all Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Amount.

                (ii) Stock Elections and the Mixed Stock Shares More Than The Total Stock Amount. If the number of shares of Interchange Stock that would be issued upon the conversion into Interchange Stock of the Stock Election Shares and Mixed Stock Shares is greater than the Total Stock Amount, then:

                        a. all Mixed Cash Shares, Cash Election Shares and No Election Shares shall be converted into the right to receive the Per Share Cash Amount,

                        b. the Exchange Agent shall then select first from among the shares held by the shareholders subject to 1.07.C, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process (as described below) a sufficient number of shares ("Cash Designated Shares") such that the number of shares of Interchange Stock that will be issued in the Merger equals as closely as practicable the Total Stock Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Amount, and

                        c. the Stock Election Shares and the shares held by shareholders, subject to 1.07.C which are not Cash Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Amount.

                (iii) Stock Elections and Mixed Stock Shares Equal to the Total Stock Amount. If the number of shares of Interchange Stock that would be issued upon conversion into Interchange Stock of the Stock Election Shares and Mixed Stock Shares is equal or, in Interchange's sole discretion, nearly equal to the Total Stock Amount, then subparagraphs (i) and (ii) above and subparagraphs
                (iv) and (v) below shall not apply and all Stock Election Shares and Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Amount and all Cash Election Shares, Mixed Cash Shares and No Election Shares shall be converted into the right to receive the Per Share Cash Amount.

                (iv) Stock Elections, Mixed Stock Shares and No Elections Equal to Total Stock Amount. If the number of shares of Interchange Stock that would be issued upon the conversion into Interchange Stock of the Stock Election Shares, Mixed Stock Shares and No Election Shares would equal or, in Interchange's sole discretion, nearly equal the Total Stock Amount, then subparagraphs (i), (ii) and (iii) above and subparagraph (v) below shall not apply and all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Amount and all Stock Election Shares, Mixed Stock Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Amount.

                (v) Mixed Stock Shares More Than Total Stock Amount. If the number of shares of Interchange Stock that would be issued upon the conversion into Interchange Stock of the Mixed Stock Shares is greater than the Total Stock Amount, then;

                        a. all Mixed Cash Shares, Cash Election Shares, No Election Shares and Stock Election Shares shall be converted into the right to receive the Per Share Cash Amount,

                        b. the Exchange Agent shall select first from among the shares held by the shareholders subject to 1.07.C, and then (if necessary) from among the Mixed Stock Shares by a pro rata selection process (as described below) a sufficient number of shares ("Mixed Designated Shares") such that the number of shares of Interchange Stock that will be issued in the Merger equals as closely as practicable the Total Stock Amount, and all Mixed Designated Shares shall be converted into the right to receive the Per Share Cash Amount, and

                        c. the Mixed Stock Shares and the shares held by shareholders subject to 1.07.C that are not Mixed Designated Shares shall be converted into the right to receive the Per Share Stock Amount.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Interchange and BVB.

                F. Notwithstanding any other provision of this Agreement to the contrary, if the tax opinion referred to in Section 8.10 cannot be rendered because the counsel charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Code, Interchange shall reduce the Total Cash Amount by the minimum amount necessary to enable such tax opinion to be rendered, and shall correspondingly increase the Total Stock Amount by issuing additional shares of Interchange Stock based on the Interchange Measurement Price so that the Aggregate Merger Consideration Value remains unchanged.

        Section 1.08    Exchange Procedures; Surrender of Certificates.

                A. Each previous holder of a Certificate that has surrendered such Certificate together with duly executed transmittal materials included in the Election Form to Interchange or, at the election of Interchange, the Exchange Agent, pursuant to Section 1.07 will, upon acceptance thereof by Interchange or the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Interchange Stock and/or cash into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of Interchange Stock, without interest.

                B. Interchange or, at the election of Interchange, the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Interchange or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Interchange or the Exchange Agent may reasonably require.

                C. Each outstanding Certificate shall, until duly surrendered to Interchange or the Exchange Agent, be deemed to evidence ownership of the consideration into which the stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

                D. After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of BVB of Certificates, and if such Certificates are presented to BVB for transfer, they shall be cancelled against delivery of the consideration provided therefor in this Agreement. Interchange shall not be obligated to deliver the consideration to which any former holder of BVB Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein.

                E. Certificates surrendered for exchange by any person constituting an "affiliate" of BVB for purposes of Rule 145 of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged for certificates representing Interchange Stock until Interchange has received a written agreement from such person in the form attached as Exhibit B.

                F. Interchange and the Exchange Agent shall be entitled to rely upon the stock transfer books of BVB to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Interchange and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                G. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the consideration provided for in this Agreement.

                H. If any certificate representing shares of Interchange Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Interchange Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                I. Notwithstanding the foregoing, neither the Exchange Agent nor any other party to this Agreement shall be liable to any holder of any Certificates for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws.

                J. No dividends or other distributions of any kind which are declared payable to the shareholders of record of Interchange after the Effective Time shall be paid to persons entitled to receive such certificates for Interchange Stock until such persons surrender their Certificates. Upon surrender of such Certificates, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Interchange Stock as to which the record date and payment date occurred on or after the Effective Date and before the date of surrender, subject to Section 1.08.I hereof.

        Section 1.09 Treatment of BVB Stock Options. Each outstanding BVB Stock Option which has not already become fully vested and exercisable shall become fully vested and exercisable immediately prior to the Effective Time. Unless exercised prior to the Effective Time, each BVB Stock Option shall terminate immediately prior to the Effective Time, and each holder of such terminated BVB Stock Option shall be entitled to receive from BVB, in lieu of each share of BVB Stock that would otherwise have been issuable upon exercise thereof, an amount in cash equal to the excess, if any, between (i) the value of the consideration that a holder of such BVB Stock Option would have received upon exercise of the BVB Stock Option (as determined by Interchange in consultation with BVB, which determination, absent manifest error, shall be binding); (ii) the exercise price of such BVB Stock Option. Any payments pursuant to this Section 1.09 shall take place only after the satisfaction or fulfillment or waiver of (iii) the covenants contained in Section 5.19 and (iv) the conditions to Closing contained in Articles VII and VIII. BVB shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options, awards and stock appreciation rights, and shall comply with all payroll reporting requirements with respect thereto.

        Section 1.10 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purpose of Section 368 of the Code.

        Section 1.11 Voting Agreement and Irrevocable Proxy. As a condition to the execution of this Agreement, each member of the BVB Board is executing and delivering to Interchange a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit A.

                                   ARTICLE II
                        THE CLOSING AND THE CLOSING DATE

        Section 2.01    Time and Place of the Closing and Closing Date.

                A. On a date mutually agreeable to Interchange and BVB, which is not less than 10 business days nor more than 45 calendar days after the latter of (i) the receipt of all necessary regulatory approvals (including the expiration of any mandatory waiting periods) or (ii) the receipt of all necessary shareholder approvals, unless extended by mutual agreement of the parties ("Closing Date"), a meeting (the "Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Articles VII and VIII of this Agreement have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists, or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

                B. The Closing shall take place at the offices of Interchange, Park 80 West/Plaza Two, Saddle Brook, New Jersey at 10:00 a.m., local time, on the Closing Date, or at such other time or place to which the parties may mutually agree.

        Section 2.02 Actions to be Taken at the Closing by BVB. At the Closing, BVB shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate) and deliver to Interchange, such documents and certificates necessary or appropriate to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to Interchange's obligations to close hereunder):

                A. True, correct and complete copies of the Certificate of Incorporation of BVB and all amendments thereto, duly certified as of a recent date by the NJSOS;

                B. True, correct and complete copies of the Certificate of Incorporation of Bridge View Bank (the "Bank") and all amendments thereto, duly certified as of a recent date by the New Jersey Department of Banking and Insurance (the "NJDOBI");

                C. True, correct and complete copies of the Certificate of Incorporation of each BVB Subsidiary (other than the Bank) and all amendments thereto, duly certified as of a recent date by the Secretary of State of the state of incorporation for each respective Subsidiary;

                D. A Standing Certificate issued by the NJSOS as of a recent date reflecting the existence of BVB under the laws of the State of New Jersey;

                E. A Franchise Tax Certificate, dated as of a recent date, issued by the New Jersey Department of Revenue duly certifying as to the good standing of BVB in New Jersey;

                F. A letter, dated as of a recent date, from the Federal Reserve Bank of New York, to the effect that BVB is a registered bank holding company under the BHCA;

                G. A Certificate of Status issued by the NJDOBI as of a recent date reflecting the authority of Bank to transact the business of banking under the laws of the State of New Jersey;

                H. A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the "FDIC"), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act;

                I. A certificate, dated as of the Closing Date, duly executed by the Secretary of BVB, acting solely in his or her capacity as an officer of BVB, pursuant to which BVB shall certify (i) the due adoption by the BVB Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the shareholders of BVB authorizing the transactions and the execution and delivery of this Agreement and any other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (iii) the incumbency and true signatures of those officers of BVB duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and any other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of BVB; (iv) that the copy of the bylaws of BVB attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy; and (v) a true and correct list of the shareholders of BVB as of the Closing Date;

                J. A certificate duly executed by the President of BVB, acting solely in his or her capacity as an officer of BVB, dated as of the Closing Date, pursuant to which BVB shall certify that (i) all of the representations and warranties made in Article III of this Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) there has been no Material Adverse Change since September 30, 2002, and (iii) BVB has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement;

                K. Evidence reasonably satisfactory to Interchange that, as of the Effective Time, all Employee Plans (as defined in Section 3.37) required by Interchange to be terminated prior to the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable laws and regulations and that all affected participants have been notified of such terminations;

                L. All consents and approvals required to be obtained by BVB from third parties to consummate the transactions contemplated by this Agreement;

                M. Signed Non-Compete Agreements from those persons identified on Exhibit C attached hereto and in substantially the form attached hereto as Exhibit D; and

                N. All other documents required to be delivered to Interchange by BVB under the provisions of this Agreement and all other documents, certificates and instruments as are reasonably requested by Interchange or its counsel.

        Section 2.03 Actions to be Taken at the Closing by Interchange. At the Closing, Interchange shall execute and acknowledge (where appropriate) and deliver to BVB, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to BVB's obligations to close hereunder):

                A. True, correct and complete copies of the Certificate of Incorporation of Interchange and all amendments thereto, duly certified as of a recent date by the NJSOS;

                B. True, correct and complete copies of the Certificate of Incorporation of Interchange Bank and all amendments thereto, duly certified as of a recent date by the NJDOBI;

                C. A Standing Certificate issued by the NJSOS as of a recent date reflecting the existence of Interchange under the laws of the State of New Jersey;

                D. A Franchise Tax Certificate, dated as of a recent date, issued by the New Jersey Department of Revenue duly certifying as to the good standing of Interchange in New Jersey;

                E. A letter, dated as of a recent date, from the Federal Reserve Bank of New York, to the effect that BVB is a registered bank holding company under the BHCA;

                F. A Certificate of Status issued by the NJDOBI as of a recent date reflecting the authority of Bank to transact the business of banking under the laws of the State of New Jersey;

                G. A certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of Interchange Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act;

                H. A certificate, dated as of the Closing Date, executed by the Secretary of Interchange, acting solely in his or her capacity as an officer of Interchange, pursuant to which Interchange shall certify (i) the due adoption by the Board of Directors of Interchange (the "Interchange Board") of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Interchange duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby on behalf of Interchange; and (iii) that the copy of the bylaws of Interchange attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

                I. A certificate, dated as of the Closing Date, executed by the President of Interchange, acting solely in his capacity as an officer of Interchange pursuant to which Interchange shall certify that (i) all of the representations and warranties of Interchange made in Article IV of this Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date, and (ii) Interchange has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement;

                J. All consents and approvals required to be obtained by Interchange from third parties to consummate the transactions contemplated by this Agreement;

                K. All other documents required to be delivered to BVB by Interchange under the provisions of this Agreement.

        Section 2.04 Further Assurances. At any time and from time to time after the Closing, at the reasonable request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. In the event that, at any time after the Closing any further commercially reasonable action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such commercially reasonable actions.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF BVB

        BVB hereby makes the following representations and warranties to Interchange as of the date hereof and as of the Closing Date.

        Section 3.01    Organization and Authority.

                A. BVB is a New Jersey corporation duly organized, validly existing under the laws of the State of New Jersey, and in good standing under all laws, rules and regulations applicable to corporations located in the State of New Jersey. BVB is a bank holding company registered under the BHCA. BVB has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement. True and complete copies of the Certificate of Incorporation and Bylaws of BVB, as amended to date, certified by the Corporate Secretary of BVB, have been delivered to Interchange. The nature of the business of BVB does not require it to be qualified to do business in any jurisdiction other than the State of New Jersey. BVB does not, directly or indirectly, engage in any activity that is prohibited by the Board of Governors of the Federal Reserve System (the "Federal Reserve").

                B. The Bank is a New Jersey banking corporation duly organized, validly existing under the laws of the State of New Jersey, and is in good standing under all laws, rules and regulations applicable to banking corporations located in of the State of New Jersey. The Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated. The Bank does not conduct any trust business. True and complete copies of the Certificate of Incorporation and Bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank, have been delivered to Interchange. The deposits of the Bank are insured by the Bank Insurance Fund of the FDIC to the full extent permissible by law. The Bank does not, directly or indirectly, engage in any activity that is prohibited by the State of New Jersey, the FDIC or the Federal Reserve.

        Section 3.02    Subsidiaries.

                A. Schedule 3.02 sets forth a complete list of each Subsidiary of BVB (individually, a "BVB Subsidiary" and collectively, the "BVB Subsidiaries"), including Bridge View Bank (the "Bank"). Except as set forth on
Schedule 3.02, BVB does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Schedule 3.02, neither BVB nor any BVB Subsidiary has any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, and the business carried on by BVB and the BVB Subsidiaries has not been conducted through any other direct or indirect Subsidiary or Affiliate of BVB or the Bank. No such equity investment identified in Schedule 3.02 is prohibited by the Federal Reserve, the FDIC or the State of New Jersey.

                B. All of the issued and outstanding shares of each BVB Subsidiary are owned, either directly or indirectly through another BVB Subsidiary, by BVB free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, and all such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights of any person. There are no options, warrants or rights outstanding to acquire any capital stock of any BVB Subsidiary, and no person or entity has any other right to purchase or acquire any unissued shares of stock of any BVB Subsidiary, nor does any such BVB Subsidiary have any obligation of any nature with respect to its unissued shares of stock..

                C. The nature of the business of the BVB Subsidiaries does not require any of them to be qualified to do business in any jurisdiction other than the State of New Jersey.

        Section 3.03    Capitalization of BVB.

                A. The entire authorized capital stock of BVB consists solely of 10,000,000 shares of voting common stock, no par value per share (previously defined as the "BVB Stock"), of which, as of the date hereof, 3,550,809 shares are issued and outstanding, and 594,749 additional shares of which have been reserved for issuance to holders of outstanding BVB Stock Options. All of the outstanding shares of capital stock of BVB are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of BVB Stock have been issued in full compliance with applicable law. There are no restrictions applicable to the payment of dividends on the shares of the BVB Stock, except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on such capital stock have been paid.

                B. Schedule 3.03(b) contains a list of each stock option plan maintained by BVB (the "BVB Stock Option Plans"), including (i) the number of outstanding options with respect to each BVB Stock Option Plan (the "BVB Stock Options"), (ii) the exercise price per share with respect to each BVB Stock Option, (iii) a list of all option holders with respect to each BVB Stock Option Plan, and (iv) the number of vested and unvested BVB Stock Options with respect to each such option holder in each BVB Stock Option Plan. All BVB Stock Options were issued and, upon issuance in accordance with the terms of the outstanding option agreements, the shares of BVB Stock shall be issued in compliance with all applicable securities laws.

                C. Except as set forth in paragraphs A and B above or as disclosed on Schedule 3.03(c), there are no (i) other outstanding equity securities of any kind or character, including but not limited to preferred stock, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating BVB to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of BVB. There are no outstanding contractual obligations of BVB to vote or dispose of any shares of the capital stock of BVB.

                D. Except for the agreements called for by Section 1.11 hereof and as disclosed in Schedule 3.03(d), there are no agreements between or among any of the shareholders of BVB relating to a right of first refusal with respect to the purchase or sale by any such shareholder of capital stock of BVB or any voting agreement or voting trust with respect to shares of capital stock of BVB.

        Section 3.04    Execution and Delivery; No Violation.

                A. BVB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approval of its shareholders and receipt of regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the BVB Board. The BVB Board has directed that this Agreement and the transactions contemplated hereby be submitted to its shareholders for approval at a special meeting and, except for the adoption of this Agreement by the requisite affirmative vote of the outstanding BVB Stock entitled to vote thereon, no other corporate proceedings on the part of BVB and no other shareholder votes are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered to Interchange. Assuming due authorization, execution and delivery by Interchange, this Agreement constitutes the valid and binding obligation of BVB, enforceable against BVB in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                B. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by BVB with any of the terms or provisions hereof or thereof (provided the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of BVB or any BVB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BVB, the BVB Subsidiaries or any of their respective Properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest of any kind or nature ("Lien") upon any of the respective Properties or assets of BVB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which BVB is a party, or by which it or any of its Properties assets or business activities may be bound or affected.

        Section 3.05 Consents and Approvals. The BVB Board (at a meeting duly called and held) has resolved, subject to its fiduciary duties to the shareholders of BVB, to recommend to its shareholders the approval and adoption of the Merger and this Agreement. Except for shareholder and regulatory approval and except as disclosed in Schedule 3.05, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of BVB in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by BVB of the transactions contemplated hereby, including, but not limited to, the Merger.

        Section 3.06    Financial Statements.

                A. BVB has furnished to Interchange true and complete copies of the audited consolidated financial statements of BVB for the years ended December 31, 1999 through December 31, 2001, and the unaudited consolidated financial statements for the three- and nine-month periods ended September 30, 2002 (collectively, the "BVB Financial Statements"). Except as disclosed in Schedule 3.06(a), the BVB Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such BVB Financial Statements) and fairly presented the financial position of BVB at the dates and for the periods indicated. Except as disclosed in Schedule 3.06(a), the BVB Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

                B. BVB has furnished Interchange with a true and complete copies of the Reports of Condition and Income as of March 31, 2002, June 30, 2002, and September 30, 2002 for the Bank (the "Bank Call Reports"). Except as disclosed in Schedule 3.06(b), each of the Bank Call Reports fairly presents, in all material respects, the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with the instructions for the preparation of the Call Report Instructions. Except as disclosed in Schedule 3.06(b), the Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP and, to the extent applicable, regulatory accounting principles ("RAP") as applied to state non-member banks and in accordance with all applicable rules and regulations. To the knowledge of BVB, the allowance for loan losses account for the Bank is, and as of the Closing Date should be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank.

        Section 3.07 No Adverse Change. Except as disclosed in the representations and warranties made in this Article III and the Schedules hereto, there has not been any Material Adverse Change since September 30, 2002, nor has any event or condition occurred that has resulted in, or has a reasonable possibility of resulting in the future, in a Material Adverse Change.

        Section 3.08 Absence of Certain Changes or Events. Except as disclosed on Schedule 3.08, BVB, including the BVB Subsidiaries, has, since September 30, 2002, conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices:

                A. Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due (except deposits taken and federal funds purchased and current liabilities for trade or business obligations), which, individually or in the aggregate, result in a Material Adverse Change;

                B. Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;

                C. Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

                D. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

                E. Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

                F. Mortgaged, pledged or subjected to Lien or restriction any of its Property, business or assets, tangible or intangible except (i) as described in Schedule 3.08, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure public funds deposits, and
(vi) those assets and Properties disposed of for fair value since the dates of the BVB Financial Statements and the Bank Call Reports;

                G. Sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim;

                H. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, would constitute a Material Adverse Change;

                I. Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right or modified any existing rights with respect thereto;

                J. Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of their shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by BVB or the Bank for the benefit of its directors, employees or former employees, except (i) periodic increases consistent with past practices, and (ii) as specifically permitted by this Agreement;

                K. Except for improvements or betterments relating to any of the Properties or assets of BVB or the BVB Subsidiaries, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

                L. Instituted, had instituted against them, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to their property other than routine collection suits instituted by them to collect amounts owed or suits in which the amount in controversy is less than $10,000;

                M. Suffered any change, event or condition that, individually or in the aggregate, has caused or may result in a Material Adverse Change or any Material Adverse Change in earnings or costs or relations with their employees (exclusive of the termination of any employees in accordance with their existing policies and procedures), agents, depositors, loan customers, correspondent banks or suppliers;

                N. Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;

                O. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any person, firm or corporation;

                P. Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

                Q. Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP;

                R. Sold (provided, however, that payment at maturity is not deemed a sale) any Investment Securities or purchased any Investment Securities, other than U.S. Treasury securities with a maturity of two (2) years or less;

                S. Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $250,000; or

                T. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through S above.

        Section 3.09    Litigation.

                A. Except as disclosed in Schedule 3.09, neither BVB nor any BVB Subsidiary is a party to any, and there are no pending or, to the knowledge of BVB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BVB or any BVB Subsidiary which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect as to BVB, nor, to the knowledge of BVB, is there any basis for any proceeding, claim or any action against BVB or any BVB Subsidiary that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect as to BVB. There is no injunction, order, judgment or decree imposed upon BVB or any BVB Subsidiary or the assets or Property of BVB or the BVB Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Effect as to BVB.

                B. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best knowledge of BVB, threatened against BVB that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by BVB pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 3.10    Taxes and Tax Returns.

                A. BVB has duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by it or any BVB Subsidiary on or prior to the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and has duly paid or caused to be paid on its behalf all taxes that are due and payable, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the BVB Financial Statements. Except as disclosed on Schedule 3.10, as of the date hereof, neither BVB nor any BVB Subsidiary has any liability for taxes in excess of the amount reserved or provided for in the BVB Financial

Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

                B. Neither BVB nor any BVB Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or
(iii) prepaid amount received on or prior to the Closing Date.

                C. Neither BVB nor any BVB Subsidiary has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law).

                D. Neither BVB nor any BVB Subsidiary has ever been an "S Corporation" within the meaning of Section 1361 of the Code.

                E. Neither BVB nor any BVB Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to the amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

                F. Neither BVB nor any BVB Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to BVB or any BVB Subsidiary pursuant to Section 162(m) of the Code.

                G. Neither BVB nor any BVB Subsidiary has distributed stock of another entity, or had had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by
Section 355 or Section 361 of the Code.

                H. Neither BVB nor any BVB Subsidiary is a party to or bound by any tax allocation or sharing agreement. Neither BVB nor any BVB
Subsidiary: (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was BVB) or (ii) has any liability for the taxes of any other person or entity (other than any of BVB or any BVB Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                I. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon BVB or any BVB Subsidiary, nor has BVB or any BVB Subsidiary given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

                J. Proper and accurate amounts have been withheld by BVB and the BVB Subsidiaries from their employees, independent contractors, creditors, stockholders or other third parties for all periods in compliance with the tax withholding provisions of any applicable law.

                K. Since December 31, 1996, BVB has not been required to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by BVB, and the Internal Revenue Service ("IRS") has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by BVB).

                L. Since December 31, 1991, the federal income tax return of BVB has not been audited or examined and no such audit is currently pending or threatened against BVB.

                M. As used in this Agreement, the terms "tax" and "taxes" mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

                N. As used in this Agreement, the term "tax return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                O. BVB has delivered to Interchange correct and complete copies of all federal income tax returns filed with the IRS, examination reports, and statements of deficiencies assessed against or agreed to by BVB since December 31, 1998.

        Section 3.11 Undisclosed Liabilities. Neither BVB nor any BVB Subsidiary has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the BVB Financial Statements or the Bank Call Reports, except (i) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of BVB Financial Statements or the Bank Call Reports, respectively or (ii) as disclosed on
Schedule 3.11.

        Section 3.12 Title to Assets. Each of BVB and the BVB Subsidiaries has good and marketable title to, or valid leasehold interests in, all their respective Properties and assets. All such assets and Properties, other than assets and Properties in which BVB or the BVB Subsidiaries has a leasehold interest, are free and clear of all Liens (other than Liens for current taxes not yet due and payable). True and complete copies of all existing deeds, surveys, leases and title insurance policies for all real property owned or leased by BVB or the BVB Subsidiaries, including all other real estate, and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such property is subject, have been provided to Interchange.

        Section 3.13 Condition of Assets. Except as set forth on Schedule 3.13, all tangible assets, including furniture, fixtures and equipment, used by BVB and the BVB Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether federal, state or local. BVB and the

BVB Subsidiaries own all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of BVB and the BVB Subsidiaries are not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

        Section 3.14 Contracts. Schedule 3.14 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which BVB or the BVB Subsidiaries is a party or by which BVB or the BVB Subsidiaries is bound that obligate or may obligate BVB or the BVB Subsidiaries in the aggregate for an amount in excess of $50,000 over the entire term of any such agreement or related contracts of a similar nature that in the aggregate obligate or may obligate BVB or the BVB Subsidiaries for an amount in excess of $50,000 over the entire term of such related contracts (the "Contracts"). BVB has delivered to Interchange true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, bankers acceptances of or deposits by BVB or the Bank, but does include unfunded loan commitments and letters of credit issued by BVB or the Bank where the borrowers' total direct and indirect indebtedness to BVB or the Bank is in excess of $250,000. Except as set forth in Schedule 3.14, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of BVB or the Bank. Each such lease or agreement is in full force and effect and constitutes the legal, valid and binding obligation of the respective parties thereto enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity). BVB and the BVB Subsidiaries have complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect. Neither BVB nor any of the BVB Subsidiaries has received any notice of material default or any notice of material noncompliance, including, without limitation, noncompliance with any applicable Federal, state or local obligation as lessee that it has not fully performed, or is aware of any expenditure required under the provisions of any such lease for any purpose other than payment. For each lease in which BVB or a BVB Subsidiary is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. BVB and the BVB Subsidiaries enjoy peaceful and undisturbed possession under all leases under which it is currently operating. Except as set forth in Schedule 3.14, neither BVB nor any of the BVB Subsidiaries has any employment contracts (whether written or oral) or any change in control agreements (whether written or oral) with any of its respective officers or other employees.

        Section 3.15 Investments. Schedule 3.15 contains a complete list, as of December 31, 2001 and as of October 31, 2002, of all securities, including municipal bonds, owned by BVB and the BVB Subsidiaries (the "Securities Portfolio"). All securities in the Securities Portfolio are owned by BVB or the BVB Subsidiaries, as the case may be, (i) of record, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances, except as disclosed in Schedule 3.15.

        Section 3.16 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of BVB or any of the BVB Subsidiaries or for the account of a customer of BVB or any of the BVB Subsidiaries, were entered into in the ordinary course of business and, to BVB's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of BVB or the BVB Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. BVB and the BVB Subsidiaries have duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued; and, to BVB's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        Section 3.17 Loans. Schedule 3.17 contains a true and complete list, as of December 31, 2001 and as of October 31, 2002, of all loans (individually, a "Loan", and collectively, the "Loans") of BVB and the BVB Subsidiaries, showing for each such Loan the outstanding principal balance due, before reduction for any discount. All currently outstanding Loans, including any current extensions of any Loan, were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where (a) enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity), or (b) the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect. For the purposes of this Section 3.17, the phrase "enforceable in accordance with the terms thereof" does not mean that the borrower has the financial ability to pay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the records of BVB or the BVB Subsidiaries, and no claim of defense as to the enforcement of any Loan has been asserted, and neither BVB nor the BVB Subsidiaries are aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim would not have a Material Adverse Effect.

        Section 3.18 Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of BVB or the BVB Subsidiaries are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies) and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against BVB or the BVB Subsidiaries or the present holder thereof; provided, however, that the foregoing sentence shall not be deemed to be a representation or warranty of collectibility of any of the assets. The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to BVB that is required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). The Bank has disclosed all of the substandard, doubtful, loss, nonperforming or problem loans on the internal watch list of the Bank or which have been adversely classified by the FDIC or the State of New Jersey, a copy of which as of October 31, 2002, has been provided to Interchange.

        Section 3.19 Proprietary Rights. Except as set forth on Schedule 3.19, neither BVB nor any of the BVB Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret ("Proprietary Rights") for the business or operations of the BVB or the BVB Subsidiaries. To the knowledge of BVB, neither BVB nor any of the BVB Subsidiaries has received within the past three years any express or implied notice of infringement of or conflict with, the rights of others with respect to the use of Proprietary Rights.

        Section 3.20 Deposit Summary. Schedule 3.20 contains a summary of the amounts and types of the deposits held by the Bank as of December 31, 2001 and as of October 31, 2002 and the weighted average interest rates being paid thereon as of such date (the "Deposit Summary"). The Deposit Summary and other data and information provided by BVB, relating to assets, liabilities and business of the Bank is true, complete and correct in all material respects as of the date thereof.

        Section 3.21 Transactions with Certain Persons and Entities. Except as disclosed in Schedule 3.21, neither BVB nor any of the BVB Subsidiaries owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of BVB or the BVB Subsidiaries, and none of such persons owes any amount to BVB or any of the BVB Subsidiaries. Except as set forth on Schedule 3.21, neither BVB nor any of the BVB Subsidiaries use any asset owned by any shareholder or any present or former director or officer of BVB or any BVB Subsidiary in its operations, nor do any of such persons own real property that is adjacent to property on which BVB's or the BVB Subsidiaries' facilities are located. Except as set forth on Schedule 3.21, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among BVB or the BVB Subsidiaries, whether on their own behalf or in their capacity as trustee or custodian for the funds of any Employee Plan or any of their Affiliates.

        Section 3.22 Guaranties. None of the obligations or liabilities of BVB or any of the BVB Subsidiaries is guaranteed by any other person, firm or corporation, nor, except in the ordinary course of business, according to prudent business practices and in compliance with applicable law, has BVB or any of the BVB Subsidiaries guaranteed the obligations or liabilities of any other person, firm or corporation.

        Section 3.23 Insurance. Schedule 3.23 contains an accurate and complete list and brief description of all policies of insurance, including fidelity and bond insurance, of BVB and the BVB Subsidiaries. Except as set forth on Schedule 3.23, all such policies (i) are sufficient for compliance by BVB and the BVB Subsidiaries with all requirements of law and all agreements to which BVB or any BVB Subsidiary is a party, (ii) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), (iii) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (iv) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither BVB nor any BVB Subsidiary is in default with respect to the provisions of any such policy or has failed to give any notice or present any claim thereunder in a due and timely fashion. Each material Property of BVB and the BVB Subsidiaries is insured for the benefit of BVB or the BVB Subsidiaries in amounts deemed adequate by management of BVB against risks customarily insured against. Except as set forth on Schedule 3.23, there have been no claims under any fidelity bonds of BVB or the BVB Subsidiaries within the last three (3) years, and BVB is not aware of any facts that would form the basis of a claim under such bonds.

        Section 3.24    Compliance with Laws, Permits and Instruments.

                A. Except as disclosed in Schedule 3.24(a), BVB and the BVB Subsidiaries and their respective employees and agents hold all licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of BVB's business and are not in violation of any applicable law, statute, order, rule, regulation, policy and/or guideline of any court, administrative agency, commission or other governmental or regulatory authority or instrumentality.

                B. Except as disclosed in Schedule 3.24(b), BVB has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time will be in default) under, or in violation of, (i) any provision of the Certificate of Incorporation or Bylaws of BVB or any BVB Subsidiary, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to BVB or the BVB Subsidiaries, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to BVB or the BVB Subsidiaries or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

        Section 3.25 Absence of Certain Business Practices. Neither BVB, the BVB Subsidiaries nor any of their respective officers, employees or agents, nor any other person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of BVB or the BVB Subsidiaries (or assist BVB or the BVB Subsidiaries in connection with any actual or proposed transaction) that (i) might subject BVB or any of the BVB Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have resulted in a Material Adverse Change, or (iii) if not continued in the future might result in a Material Adverse Change or might subject BVB or any of the BVB Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

        Section 3.26    Environmental Compliance.

                A. There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition, on BVB or any of the BVB Subsidiaries, of any liability or obligation arising under any Environmental Laws, pending or threatened against BVB or any of the BVB Subsidiaries. To the knowledge of BVB, there is no reasonable basis for any such proceeding, claim, action or investigation that would impose any such liability or obligation. Neither BVB nor any of the BVB Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

                B. BVB and the BVB Subsidiaries and all of their Properties and operations are in material compliance with all Environmental Laws. BVB is not aware of or has received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of BVB or the BVB Subsidiaries with all Environmental Laws.

                C. BVB and the BVB Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

                D. To the knowledge of BVB, except for cleaning and office supplies of the type and in the quantity customarily used in BVB's business, no Hazardous Materials exist on, about or within any of BVB's or the BVB Subsidiaries' Properties, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of such Properties. The use that BVB and the BVB Subsidiaries make and intend to make of their Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of such Properties.

        Section 3.27    Regulatory Compliance.

                A. Except as set forth on Schedule 3.27, neither BVB nor any of the BVB Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business.

                B. All reports, records, registrations, statements, notices and other documents or information required to be filed by BVB and the BVB Subsidiaries with any Regulatory Agency have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

        Section 3.28 Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. Section 2901 et seq.) and all regulations promulgated thereunder, and BVB has supplied Interchange with copies of the Bank's current CRA Statement, all support papers therefor, all letters and written comments received by the Bank since January 1, 1998 pertaining thereto and any responses by the Bank to such comments. The Bank has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

        Section 3.29    Fair Housing Act, Home Mortgage Disclosure Act and Equal

Credit Opportunity Act. The Bank is in material compliance with the Fair Housing Act (42 U.S.C.Section 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C.
Section 2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C.Section 1691 et seq.) and all regulations promulgated thereunder. The Bank has not received any notices of any violation of said acts or any of the regulations promulgated thereunder, and the Bank has no notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank's compliance with such acts.

        Section 3.30 Usury Laws and Other Consumer Compliance Laws. All loans of BVB and the BVB Subsidiaries have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the New Jersey usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. Section 226 et seq.) issued by the Federal Reserve, the Federal Consumer Credit Protection Act (15 U.S.C. Section 1601 et seq.) and all statutes and regulations governing the operation of banks chartered under the laws of the State of New Jersey. Each loan on the books of BVB and the BVB Subsidiaries was made in the ordinary course of business.

        Section 3.31 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. The Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. Sections 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act and all regulations promulgated thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS.

        Section 3.32 Fiduciary Responsibilities. BVB and the BVB Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change or have a Material Adverse Effect on the transactions contemplated by this Agreement, and BVB has no reason to be aware of any basis for the same.

        Section 3.33 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by BVB, the BVB Subsidiaries or any of their respective directors, officers, employees or agents for inclusion or in the Registration Statement (as defined in Section 5.02) or the Joint Proxy Statement/Prospectus (as defined in Section 5.02) will, at the date the Joint Proxy Statement/Prospectus is mailed to the shareholders of Interchange and BVB and, as the Registration Statement and Joint Proxy Statement/Prospectus may be amended or supplemented, at the time of the Interchange Meeting (as defined in Section 6.02) and the BVB Meeting (as defined in Section 5.02), contain any untrue statement of a material fact or omit to state any material fact with respect to BVB or the BVB Subsidiaries necessary in order to make the statements therein with respect to BVB or the BVB Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Interchange Meeting or the BVB Meeting. All documents that BVB and the BVB Subsidiaries are responsible for filing with any regulatory or governmental agency in connection with the Merger will comply with respect to BVB and the BVB Subsidiaries in all material respects with the provisions of applicable law.

        Section 3.34 BVB Statements and Reports. BVB has previously made available to Interchange an accurate and complete copy of each (a) registration statement, offering circular, prospectus, report, schedule and definitive proxy statement filed since January 1, 1998 with the Securities and Exchange Commission (the "S.E.C.") pursuant to the Securities Act, or the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), and prior to the date hereof (the "BVB Reports"), and (b) communication mailed by BVB to its shareholders since January 1, 1998 and prior to the date hereof. No such BVB Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1998, BVB has timely filed all BVB Reports and other documents required to be filed by is under the Securities Act and the Exchange Act, and, as of their respective dates, all BVB Reports complied in all material respects with the published rules and regulations of the S.E.C. with respect thereto.

        Section 3.35 Books and Records. The minute books, stock certificate books and stock transfer ledgers of BVB and the BVB Subsidiaries have been kept accurately in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of BVB and the BVB Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

        Section 3.36 Employee Relationships. BVB and the BVB Subsidiaries have complied in all material respects with all applicable material laws relating to its relationships with its employees, and BVB believes that the relationships between BVB or any of the BVB Subsidiaries and their respective employees is good. To the knowledge of BVB, no key executive officer or manager of any of the operations operated by BVB or any of the BVB Subsidiaries or any group of employees of BVB or any of the BVB Subsidiaries has or have any present plans to terminate their employment with BVB or any of the BVB Subsidiaries.

        Section 3.37    Employee Benefit Plans.

                A. Set forth on Schedule 3.37(a) is a complete and correct list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), all fringe benefit plans as defined in Section 6039D of the Code and, without limitation, all bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is currently or has been at any time within the last sixty (60) months, maintained or contributed to by BVB or any of the BVB Subsidiaries, or with respect to which BVB or any of the BVB Subsidiaries has any liability, or (ii) provides benefits, or describes policies or procedures applicable to any director, officer, employee, service provider, former director, former officer or former employee of BVB or any of the BVB Subsidiaries, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the "Employee Plans" and each individually an "Employee Plan"). BVB has delivered or made available to Interchange true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, summaries, employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments ("Funding Arrangements"), any contracts with independent contractors (without limitation, actuaries investment managers, etc.) that relate to any Employee Plan, the Form 5500 filed in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto reasonably requested by Interchange.

                B. No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA nor, without limitation, either a "multiple employer plan," or "multi-employer plan" (as either such term is defined in ERISA), nor has there been any such plan in existence since 1974. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans that would subject Interchange or BVB to any taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter, does not have any amendments for which the remedial amendment period under Code Section 401(b) (with extensions) has expired, and has been operated in compliance with applicable law, and in accordance with its terms, and, except as disclosed on Schedule 3.37(b), all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in compliance with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the knowledge of BVB, none are threatened. No written or oral representations have been made to any employee or former employee of BVB or any of the BVB Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment. Compliance with FAS 106 will not create any material change to the BVB Financial Statements. Except as disclosed on Schedule 3.37(b), neither the Merger, nor subsequent events where consequences result solely as a result of both occurrence of the subsequent event and the occurrence of the Merger, will not accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of BVB or any of the BVB Subsidiaries. Except as disclosed on Schedule 3.37(b), there are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code Sections 4999 or 280G, nor will Interchange be required to "gross up" or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against BVB, any of the BVB Subsidiaries, an Employee Plan, or any other person, including without limitation, an Employee Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

                C. Each Employee Plan which is a "group health plan" (as defined in the Code and ERISA) has been operated to the Closing such that failures to operate such Employee Plan in full compliance with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code would not subject BVB or any of the BVB Subsidiaries to liability.

                D. Except as described in Schedule 3.37(d), BVB and the BVB Subsidiaries are completely insured by one or more insurance company(ies) for all health, dental, life disability or similar claims relating to an Employee Plan. No event has occurred or circumstances exist that could reasonably be expected to result in a material increase in premium costs of Employee Plans.

                E. All Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no changes in the information set forth therein.

                F. All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due to have been paid to or with respect to each Employee Plan and all contributions (other than claims) for any period ending on or before the Effective Time that are not yet due have been paid to each such Employee Plan.

        Section 3.38 Completion of Transaction. BVB has no knowledge of any fact or circumstances relating to or affecting BVB and the BVB Subsidiaries that it reasonably believes would prevent BVB from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or that would, without the incurrence of undue expense or time, prevent Interchange from obtaining all necessary regulatory approvals of the transaction contemplated by this Agreement.

        Section 3.39 Representations Not Misleading. To the knowledge of BVB, all material facts relating to the business operations, Properties, assets, liabilities (contingent or otherwise) and financial condition of BVB and the BVB Subsidiaries has been disclosed to Interchange in or in connection with this Agreement. No representation or warranty by BVB contained in this Agreement, nor any written statement, exhibit or schedule furnished to Interchange by BVB under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over BVB, the BVB Subsidiaries or their respective Properties of the facts and circumstances upon which they were based. Except as disclosed herein, there is no matter that will have a Material Adverse Effect on BVB or BVB's ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby, or to the knowledge of BVB, will in the future result in a Material Adverse Change. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by BVB.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF INTERCHANGE

        Interchange hereby makes the following representations and warranties to BVB as of the date hereof and as of the Closing Date.

        Section 4.01    Organization and Authority.

                A. Interchange is a New Jersey corporation duly organized, validly existing under the laws of the State of New Jersey, and in good standing under all laws, rules and regulations applicable to corporations located in the State of New Jersey. Interchange is a bank holding company registered under the BHCA. Interchange has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement. The nature of the business of Interchange does not require it to be qualified to do business in any jurisdiction other than the State of New Jersey. Interchange does not, directly or indirectly, engage in any activity that is prohibited by the Federal Reserve.

                B. Interchange Bank is a New Jersey banking corporation duly organized, validly existing under the laws of the State of New Jersey, and is in good standing under all laws, rules and regulations applicable to banking corporations located in of the State of New Jersey. Interchange Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) necessary to carry on its business as now being conducted in all material respects, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated. True and complete copies of the Certificate of Incorporation and Bylaws of Interchange Bank, as amended to date, certified by the Secretary or Cashier of the Bank, have been delivered to BVB. The deposits of Interchange Bank are insured by the Bank Insurance Fund of the FDIC to the full extent permissible by law. Interchange Bank does not, directly or indirectly, engage in any activity that is prohibited by the State of New Jersey, the FDIC or the Federal Reserve.

        Section 4.02 Capitalization of Interchange. The entire authorized capital stock of Interchange consists solely of 22,500,000 shares of voting common stock, no par value per share (previously defined as the "Interchange Stock"), 9,817,958 shares of which are issued and outstanding, and 869,732 additional shares of which have been reserved for issuance to holders of outstanding options to acquire shares of Interchange Stock. All of the outstanding shares of capital stock of Interchange are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Interchange, except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on such capital stock have been paid.

        Section 4.03    Execution and Delivery; No Violation.

                A. Interchange has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approval of its shareholders and receipt of regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Interchange Board. The Interchange Board has directed that the issuance of shares of Interchange Stock pursuant to the terms of this Agreement be submitted to its shareholders for approval at a special meeting and, except for the approval of the issuance of such additional shares by the requisite affirmative vote of the outstanding Interchange Stock entitled to vote thereon, no other corporate proceedings on the part of Interchange and no other shareholder votes are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered to BVB. Assuming due authorization, execution and delivery by BVB, this Agreement constitutes the valid and binding obligation of Interchange, enforceable against Interchange in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                B. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Interchange with any of the terms or provisions hereof (provided the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the articles or bylaws of Interchange; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Interchange or any of its properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Interchange under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Interchange is a party, or by which any of its properties, assets or business activities may be bound or affected.

        Section 4.04    Financial Statements.

                A. Interchange has furnished to BVB true and complete copies of the audited consolidated financial statements of Interchange for the years ended December 31, 1999 through December 31, 2001, and the unaudited consolidated financial statements for the three- and nine-month periods ended September 30, 2002 (collectively, the "Interchange Financial Statements"). Except as disclosed in Schedule 4.04(a), each of the Interchange Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Interchange Financial Statements) and fairly presented the financial position of Interchange at the dates and for the periods indicated. Except as disclosed in Schedule 4.04(a), the Interchange Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

                B. Interchange has furnished BVB with a true and complete copies of the Reports of Condition and Income as of March 31, 2002, June 30, 2002 and September 30, 2002 for Interchange Bank (the "Interchange Call Reports"). Except as disclosed in Schedule 4.04(b), each of the Interchange Call Reports fairly presents, in all material respects, the financial position of Interchange Bank and the results of its operations at the dates and for the periods indicated in conformity with the instructions for the preparation of the Call Report Instructions. Except as disclosed in Schedule 4.04(b), the Interchange Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. Interchange Bank has calculated its allowance for loan losses in accordance with GAAP and, to the extent applicable, RAP as applied to state non-member banks and in accordance with all applicable rules and regulations. To the best knowledge of Interchange, the allowance for loan losses account for Interchange Bank is, and as of the Closing Date should be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Interchange Bank.

        Section 4.05 No Adverse Change. Except as disclosed in the representations and warranties made in this Article IV and the Schedules hereto, there has not been any Material Adverse Change since September 30, 2002, nor has any event or condition occurred that has resulted in, or has a reasonable possibility of resulting in the future, in a Material Adverse Change.

        Section 4.06 Absence of Certain Changes or Events. Except as disclosed on Schedule 4.06, Interchange has, since September 30, 2002, conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices:

                A. Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

                B. Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

                C. Except for transactions contemplated by this Agreement, issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

                D. Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

                E. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, would constitute a Material Adverse Change;

                F. Suffered any change, event or condition that, individually or in the aggregate, has caused or may result in a Material Adverse Change or any Material Adverse Change in earnings or costs or relations with their employees (exclusive of the termination of any employees in accordance with their existing policies and procedures), agents, depositors, loan customers, correspondent banks or suppliers;

                G. Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

                H. Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP;

                I. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through H above.

        Section 4.07    Litigation.

                A. Except as disclosed in Schedule 4.07, neither Interchange nor any Interchange Subsidiary is a party to any, and there are no pending or, to the knowledge of Interchange, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Interchange or any Interchange Subsidiary which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect as to Interchange, nor, to the knowledge of Interchange, is there any basis for any proceeding, claim or any action against Interchange or any Interchange Subsidiary that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect as to Interchange. There is no injunction, order, judgment or decree imposed upon Interchange or any Interchange Subsidiary or the assets or Property of Interchange or the Interchange Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Effect as to Interchange.

                B. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best knowledge of Interchange, threatened against Interchange that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Interchange pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 4.08    Taxes.

                A. Except as disclosed on Schedule 4.08, Interchange has duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by it on or prior to the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and has duly paid or caused to be paid on its behalf all taxes that are due and payable, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the Interchange Financial Statements. Except as disclosed on
Schedule 4.08, as of the date hereof, Interchange has no liability for taxes in excess of the amount reserved or provided for in the Interchange Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

                B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon Interchange, nor has Interchange given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

                C. Proper and accurate amounts have been withheld by Interchange from its employees, independent contractors, creditors, stockholders or other third parties for all periods in compliance with the tax withholding provisions of any applicable law.

                D. Since December 31, 1991, the federal income tax return of Interchange has not been audited or examined and no such audit is currently pending or threatened against Interchange.

                E. As used in this Agreement, the terms "tax" and "taxes" mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

                F. Interchange has delivered to BVB correct and complete copies of all federal income tax returns filed with the IRS, examination reports, and statements of deficiencies assessed against or agreed to by Interchange since December 31, 1998.

                G. Interchange is not and has never been an "S Corporation" within the meaning of Section 1361 of the Code.

        Section 4.09 Undisclosed Liabilities. Interchange has no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by Interchange or any Interchange Subsidiary or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the Interchange Financial Statements or the Interchange Call Reports, except (i) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of Interchange Financial Statements or the Interchange Call Reports, respectively or (ii) as disclosed on Schedule 4.09.

        Section 4.10 Insurance. Schedule 4.10 contains an accurate and complete list and brief description of all policies of insurance, including fidelity and bond insurance, of Interchange and the Interchange Subsidiaries. Except as set forth on Schedule 4.10, all such policies (i) are sufficient in all material respects for compliance by Interchange and the Interchange Subsidiaries with all requirements of law and all agreements to which Interchange or any Interchange Subsidiary is a party, (ii) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), (iii) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (iv) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Interchange nor any Interchange Subsidiary is in default with respect to the provisions of any such policy or has failed to give any notice or present any claim thereunder in a due and timely fashion. Each material Property of Interchange and the Interchange Subsidiaries is insured for the benefit of Interchange or the Interchange Subsidiaries in amounts deemed adequate by management of Interchange against risks customarily insured against. Except as set forth on Schedule 4.10, there have been no claims under any fidelity bonds of Interchange or the Interchange Subsidiaries within the last three (3) years, and Interchange is not aware of any facts that would form the basis of a claim under such bonds.

        Section 4.11    Compliance with Laws, Permits and Instruments.

                A. Except as disclosed in Schedule 4.11(a), Interchange holds all licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable law, statute, order, rule, regulation, policy and/or guideline of any court, administrative agency, commission or other governmental or regulatory authority or instrumentality.

                B. Except as disclosed in Schedule 4.11(b), Interchange has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time will be in default) under, or in violation of, (i) any provision of the Certificate of Incorporation or Bylaws of Interchange or any Interchange Subsidiary, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Interchange or the Interchange Subsidiaries, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable in any material respect to Interchange or the Interchange Subsidiaries or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

        Section 4.12 Absence of Certain Business Practices. Neither Interchange, the Interchange Subsidiaries nor any of their respective officers, employees or agents, nor any other person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Interchange or the Interchange Subsidiaries (or assist Interchange or the Interchange Subsidiaries in connection with any actual or proposed transaction) that (i) might subject Interchange or any of the Interchange Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have resulted in a Material Adverse Change, or (iii) if not continued in the future might result in a Material Adverse Change or might subject Interchange or any of the Interchange Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

        Section 4.13 Consents and Approvals. Except as disclosed in Schedule 4.13, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of Interchange in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Interchange of the transactions contemplated hereby or thereby.

        Section 4.14    Environmental Compliance.

                A. There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition, on Interchange or any of the Interchange Subsidiaries, of any liability or obligation arising under any Environmental Laws, pending or threatened against Interchange or any of the Interchange Subsidiaries. To the knowledge of Interchange, there is no reasonable basis for any such proceeding, claim, action or investigation that would impose any such liability or obligation. Neither Interchange nor any of the Interchange Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

                B. Interchange and the Interchange Subsidiaries and all of their Properties and operations are in material compliance with all Environmental Laws. Interchange is not aware of or has received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of Interchange or the Interchange Subsidiaries with all Environmental Laws.

                C. Interchange and the Interchange Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

                D. To the knowledge of Interchange, except for cleaning and office supplies of the type and in the quantity customarily used in Interchange's business, Hazardous Materials exist on, about or within any of Interchange's or the Interchange Subsidiaries' Properties, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of such Properties. The use that Interchange and the Interchange Subsidiaries make and intend to make of their Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of such Properties.

        Section 4.15    Regulatory Compliance.

                A. Except as set forth on Schedule 4.15, neither Interchange nor Interchange Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business.

                B. All reports, records, registrations, statements, notices and other documents or information required to be filed by Interchange and Interchange Bank with any Regulatory Agency have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

        Section 4.16 Community Reinvestment Act. Interchange Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. Section 2901 et seq.) and all regulations promulgated thereunder, and Interchange has supplied BVB with copies of Interchange Bank's current CRA Statement, all support papers therefor, all letters and written comments received by Interchange

Bank since January 1, 1998 pertaining thereto and any responses by Interchange Bank to such comments. Interchange Bank has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Interchange Bank under the CRA.

        Section 4.17 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act. Interchange Bank is in material compliance with the Fair Housing Act (42 U.S.C. Section 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C.
Section 1691 et seq.) and all regulations promulgated thereunder. Interchange Bank has not received any notices of any violation of said acts or any of the regulations promulgated thereunder, and Interchange Bank has no notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to Interchange Bank's compliance with such acts.

        Section 4.18 Usury Laws and Other Consumer Compliance Laws. All loans of Interchange and the Interchange Subsidiaries have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the New Jersey usury statutes as they are currently interpreted, Regulation Z (12 C.F.R.
Section 226 et seq.) issued by the Federal Reserve, the Federal Consumer Credit Protection Act (15 U.S.C. Section 1601 et seq.) and all statutes and regulations governing the operation of banks chartered under the laws of the State of New Jersey. Each loan on the books of Interchange and the Interchange Subsidiaries was made in the ordinary course of business.

        Section 4.19 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Interchange Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. Sections 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act and all regulations promulgated thereunder, and Interchange Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Interchange Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS.

        Section 4.20 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Interchange or any of its directors, officers, employees or agents for inclusion or in the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus is mailed to the shareholders of Interchange and BVB and, as the Joint Proxy Statement/Prospectus may be amended or supplemented, at the time of the Interchange Meeting or the BVB Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Interchange necessary in order to make the statements therein with respect to Interchange, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Interchange Meeting and the BVB Meeting. All documents that Interchange is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply with respect to Interchange in all material respects with the provisions of applicable law.

        Section 4.21 Interchange Statements and Reports. Interchange has previously made available to BVB an accurate and complete copy of each (a) registration statement, offering circular, prospectus, report, schedule and definitive proxy statement filed since January 1, 1998 with the S.E.C. pursuant to the Securities Act or the Exchange Act, and prior to the date hereof (the "Interchange Reports"), and (b) communication mailed by Interchange to its shareholders since January 1, 1998 and prior to the date hereof. No such Interchange Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1998, Interchange has timely filed all Interchange Reports and other documents required to be filed by is under the Securities Act and the Exchange Act, and, as of their respective dates, all Interchange Reports complied in all material respects with the published rules and regulations of the S.E.C. with respect thereto.

        Section 4.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of Interchange have been kept accurately in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of Interchange that properly should have been set forth therein and that have not been accurately so set forth.

        Section 4.23    Employee Benefit Plans.

                A. Set forth on Schedule 4.23(a) is a complete and correct list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), all fringe benefit plans as defined in Section 6039D of the Code and, without limitation, all bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is currently or has been at any time within the last sixty (60) months, maintained or contributed to by Interchange or any of the Interchange Subsidiaries, or with respect to which Interchange or any of the Interchange Subsidiaries has any material liability, or (ii) provides benefits, or describes policies or procedures applicable to any director, officer, employee, service provider, former director, former officer or former employee of Interchange or any of the Interchange Subsidiaries, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the "Employee Plans" and each individually an "Employee Plan"). Interchange has delivered or made available to Interchange true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, summaries, employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments ("Funding Arrangements"), any contracts with independent contractors (without limitation, actuaries investment managers, etc.) that relate to any Employee Plan, the Form 5500

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

filed in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto reasonably requested by Interchange.

                B. No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA nor, without limitation, either a "multiple employer plan," or "multi-employer plan" (as either such term is defined in ERISA), nor has there been any such plan in existence since 1974. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans that would subject Interchange to any material taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter, does not have any amendments for which the remedial amendment period under Code Section 401(b) (with extensions) has expired, and has been operated in all material respects in compliance with applicable law, and in accordance with its terms, and, except as disclosed on
Schedule 4.23(b), all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed in all material respects. Each Employee Plan has been operated in compliance with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code. There are no pending claims, lawsuits or actions of a material nature relating to any Employee Plan (other than ordinary course claims for benefits) and, to the knowledge of Interchange, none are threatened. No written or oral representations have been made to any employee or former employee of Interchange or any of the Interchange Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment. Compliance with FAS 106 will not create any material change to the Interchange Financial Statements.

                C. Except as described in Schedule 4.23(d), Interchange and the Interchange Subsidiaries are completely insured by one or more insurance company(ies) for all health, dental, life disability or similar claims relating to an Employee Plan. No event has occurred or circumstances exist that could reasonably be expected to result in a material increase in premium costs of Employee Plans.

                D. All Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no changes in the information set forth therein.

                E. All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due to have been paid to or with respect to each Employee Plan and all contributions (other than claims) for any period ending on or before the Effective Time that are not yet due have been paid to each such Employee Plan.

        Section 4.24 Completion of Transaction. Interchange has no knowledge of any fact or circumstances relating to or affecting Interchange and the Interchange Subsidiaries that it reasonably believes would prevent Interchange from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or that would, without the incurrence of undue expense or time, prevent Interchange from obtaining all necessary regulatory approvals of the transaction contemplated by this Agreement.

        Section 4.25 Representations Not Misleading. No representation or warranty by Interchange contained in this Agreement, or any written statement, exhibit or schedule furnished to BVB by Interchange under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over Interchange of the facts and circumstances upon which they were based. Except as disclosed herein, there is no matter that will have a Material Adverse Effect on Interchange or Interchange's ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby, or to the knowledge of Interchange, will in the future result in a Material Adverse Change. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Interchange.

                                    ARTICLE V
                                COVENANTS OF BVB

        BVB hereby makes the covenants set forth in this Article V to Interchange as follows:

        Section 5.01 Best Efforts. BVB shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

        Section 5.02 BVB Shareholders' Meeting. BVB, acting through the BVB Board shall:

                A. Duly call, give notice of, convene and hold, on a date mutually selected by BVB and Interchange, a meeting of its shareholders (the "BVB Meeting") as soon as practicable for the purpose of approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, as required by the NJBCA;

                B. Not impose a requirement that the holders of more than the minimum required percentage (as set forth in BVB's current Certificate of Incorporation, current Bylaws or pursuant to provisions of the NJBCA requiring the lowest percentage vote) of the BVB Stock entitled to vote on this Agreement, approve the Merger and this Agreement;

                C. Cooperate and assist Interchange in (i) preparing a Registration Statement on Form S-4 relating to the shares of Interchange Stock to be issued to the shareholders of BVB as part of the Merger Consideration (the "Registration Statement") and a joint proxy statement of

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

Interchange and BVB and prospectus of Interchange, including letter to shareholders, notice of special meeting and form of proxy, to be sent to the shareholders of Interchange and BVB in connection with the Merger (collectively, the "Joint Proxy Statement/Prospectus") and (ii) filing the Registration Statement and the Joint Proxy Statement/Prospectus (forming a part of the Registration Statement) with the S.E.C., including furnishing to Interchange all information concerning BVB that Interchange may reasonably request in connection with preparation of such Registration Statement and Joint Proxy Statement/Prospectus;

                D. Subject to the fiduciary duties of the BVB Board to the shareholders of BVB, (i) include in the Joint Proxy Statement/Prospectus the recommendation of the BVB Board that the shareholders of BVB vote in favor of the approval and adoption of the Merger and this Agreement and the transactions contemplated hereby, (ii) use its best efforts to obtain such shareholder approval of the Merger and this Agreement, and (iii) perform such other acts as may reasonably be requested by Interchange to ensure that such shareholder approval of the Merger and this Agreement is obtained; and

                E. Cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of BVB as soon as practicable following the effectiveness of the Registration Statement.

        Section 5.03 Information Furnished by BVB. BVB shall promptly, and in any event within ten (10) business days following receipt of a written request from Interchange, furnish or cause to be furnished to Interchange all information concerning BVB, including but not limited to financial statements, required for inclusion in any statement or application made or filed by Interchange to any governmental body in connection with the transactions contemplated by this Agreement (including the Registration Statement and the Joint Proxy Statement/Prospectus) or in connection with any unrelated transactions during the pendency of this Agreement. BVB represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. BVB shall otherwise fully cooperate with Interchange in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

        Section 5.04 Affirmative Covenants. Except as otherwise permitted in writing by Interchange or required by this Agreement, from the date hereof until the Effective Time, BVB shall and shall cause the BVB Subsidiaries to:

                A.      Maintain its corporate existence in good standing;

                B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

                C. Extend credit only in accordance with existing lending policies;

                D. Use all reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

                E. Use all reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;

                F. Maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others), in good operating repair and condition, ordinary wear and tear excepted;

                G. Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion;

                H. Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of BVB, the non-compliance with which could be expected to have a Material Adverse Effect on BVB;

                I. Permit Interchange and its representatives to examine its books, records and Properties and to interview officers, employees and agents at all reasonable times when it is open for business;

                J. Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

                K. Withhold from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

                L. Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

                M. Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) and maintain the allowance for loan losses account for BVB in an adequate amount to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of BVB, but in no event shall BVB's allowance for loan losses account be less than 0.95% of its total loans outstanding;

                N. Promptly charge-off all loans past due 90 days or more, and charge-off all loans reasonably anticipated to be 90 days or more past due as of the Closing Date.

                O. Pay (or establish adequate reserves for) all costs, expenses and other charges to be incurred by BVB associated with the cancellation of any Contracts to be cancelled as a result of the Merger (including without limitation the cost of termination of its existing data processing agreement).

                P. Pay (or establish adequate reserves for) all costs, expenses and other charges to be incurred by BVB associated with the Merger.

        Section 5.05 Negative Covenants. Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time, BVB shall not and shall cause the BVB Subsidiaries not to, without the prior written consent of Interchange:

                A. Amend or otherwise change its Articles of Incorporation, Articles of Association, charter, or Bylaws;

                B. Issue, sell or authorize the issue or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities;

                C. Authorize or incur any long-term debt (other than deposit liabilities);

                D. Mortgage, pledge or subject to Lien or restriction any of its Property, business or assets, tangible or intangible except in the ordinary course of business and consistent with normal banking practices;

                E. Enter into any material agreement, contract or commitment in excess of $25,000, except for banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof;

                F. Make any investments, except investments made by BVB in the ordinary course of business, of Treasury securities with maximum maturities not more than two years and in denominations of not more than $1,000,000;

                G. Introduce any new material method of management or operation;

                H. Other than actions required by this Agreement, take any action that could reasonably be anticipated to result in a Material Adverse Change;

                I. Take or fail to take any action that would cause or permit the representations and warranties made in Article III hereof to be inaccurate at the time of the Closing or preclude BVB from making such representations and warranties at the time of the Closing;

                J. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect;

                K. Incur any obligation or liability, whether absolute or contingent, except in the ordinary course of business and consistent with normal banking practices;

                L. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

                M. Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

                N. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of the capital stock of BVB, or obligate itself to purchase, retire or redeem, any of its shares of capital stock;

                O. Except as provided in Section 5.24, declare, make, set aside or pay any dividend or other distribution with respect to its capital stock;

                P. Sell, transfer, lease to others or otherwise dispose of any of its assets or Properties or cancel or compromise any debt or claim, or waive or release any right or claim;

                Q. Enter into any transaction other than in the ordinary course of business;

                R. Except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other person, firm or corporation;

                S. Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

                T. Increase the compensation of any officers, directors, employees of BVB or the BVB Subsidiaries, except increases pursuant to existing compensation plans or regular reviews and which increases as are consistent with past practices, provided that no such increase shall be more than four percent (4%) with respect to any individual officer, director or employee and provided further that any increases, either singularly or in the aggregate, shall be consistent with BVB's 2003 budget, a copy of which has been made available to Interchange;

                U. Engage in any transaction with any Affiliate or create any liability owed to such persons other than in the form of loans, deposits, wages, salaries and reimbursement of expenses created in the ordinary course of business and consistent with past practices;

                V. Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

                W. Terminate, cancel or surrender any contract, lease or other agreement that, individually or in the aggregate, would constitute a Material Adverse Change;

                X. Dispose of, permit to lapse, transfer or grant any rights under, or breach or infringe upon, any United States or foreign license or Proprietary Right or modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

                Y. Make any capital expenditures, capital additions or betterments in excess of an aggregate of $10,000;

                Z. Unless otherwise approved in writing by Interchange, hire or employ any person with an annual salary equal to or greater than $25,000;

                AA.     Sell (provided, however, that payment at maturity or
prepayment is not deemed a sale) any Investment Security or purchase any Investment Security (other than U.S. Treasuries with a maturity of less than one year);

                BB.     Other than loans fully secured by certificates of
deposit or liquid, readily marketable collateral, make or alter any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $250,000, or renew or extend the maturity of any loan to any single borrower and his related interests in excess of the principal amount of $250,000 or that would increase the aggregate credit outstanding to any such borrower or his related interests by more than $250,000, without the prior consent of Interchange; or

                CC.     Make, or renew or extend the maturity of, or alter any
of the material terms of any classified loan.

        Section 5.06 Access; Pre-Closing Investigation. Subject to the provisions of Article X, BVB shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of Interchange full access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of the Properties, books, contracts, commitments, personnel and records of BVB, permit Interchange to make such inspections (including without limitation with regard to such Properties physical inspection of the surface and subsurface thereof and any structure thereon) as they may require, and furnish to Interchange during such period all such information concerning BVB and its affairs as Interchange may reasonably request, so that Interchange may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of BVB, including, without limitation, access sufficient to verify the value of the assets and the liabilities of BVB and the satisfaction of the conditions precedent to Interchange's obligations described in Article VIII of this Agreement. BVB agrees at any time, and from time to time, to furnish to Interchange as soon as practicable, any additional information that Interchange may reasonably request. No investigation by Interchange, or its representatives shall affect the representations and warranties set forth herein.

        Section 5.07 Invitations to and Attendance at Directors' and Committee Meetings. BVB shall give notice to two (2) designees of Interchange (which designees shall be reasonably acceptable to BVB), and shall invite such persons to attend all regular and special meetings of the BVB Board and all regular and special meetings of any senior management committee (including, but not limited to, the executive committee and the loan and discount committee of BVB) of BVB; provided, however, that Interchange's designees shall not have the right to attend any portion of any meeting at which the advisability of the transactions contemplated hereby is to be considered, or at which information to be disclosed is of a nature such that, in the reasonable opinion of the body holding the meeting following consultation with counsel, attendance of Interchange's designees would be inappropriate based on restrictions imposed by applicable antitrust, competition or similar laws or regulations. If the Merger is finally disapproved by any appropriate regulatory authority or if this Agreement is terminated pursuant to its terms, Interchange's designees will no longer be entitled to notice of and permission to attend such meetings.

        Section 5.08 Additional Financial Statements. BVB shall promptly furnish Interchange with true and complete copies of (i) Exchange Act reports and Call Reports for the Bank as filed with the S.E.C. and Regulatory Authorities between the date of this Agreement and the Effective Date, (ii) monthly directors' reports of BVB, and (iii) unaudited month-end financial statements of BVB.

        Section 5.09 Untrue Representations. BVB shall promptly notify Interchange in writing if BVB becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Interchange or any representation or warranty made in or pursuant to this Agreement or that results in BVB's failure to comply with any covenant, condition or agreement contained in this Agreement.

        Section 5.10 Litigation and Claims. BVB shall promptly notify Interchange in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against BVB or any BVB Subsidiary or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change, and BVB shall promptly notify Interchange of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of BVB, threatened against BVB or any BVB Subsidiary that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by BVB pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 5.11 Notice of Material Adverse Changes. BVB shall promptly notify Interchange in writing if any change or development shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of BVB that has resulted in or may reasonably be expected to result in a Material Adverse Change or that would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement. Notwithstanding the disclosure to Interchange of any such changes, BVB shall not be relieved of any liability to Interchange pursuant to this Agreement for, nor shall the providing of such information by BVB to Interchange be deemed a waiver by Interchange of, the breach of any representation or warranty of BVB contained in this Agreement.

        Section 5.12 No Negotiation with Others. Except to the extent required in order for the BVB Board to fulfill its fiduciary duties to shareholders of BVB as determined by the written advice of counsel, neither BVB nor any of its Subsidiaries, Affiliates, employees, directors, officers, financial advisors or agents shall, directly or indirectly, (i) solicit, encourage, initiate or participate in any negotiations or discussions with any third party with respect to any offer or proposal to merge with or acquire BVB or any BVB Subsidiary or all or substantially all the business of BVB or any BVB Subsidiary whether by merger, acquisition, tender offer, exchange offer, purchase of stock, options, warrants or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of BVB or any BVB Subsidiary, except in the ordinary course of business for purposes other than an acquisition or as compelled by law; or (iii) cooperate with any third party to make any proposal to merge with or acquire all or any part of the capital stock or assets of BVB or any BVB Subsidiary other than non-essential or excess assets. Promptly upon receipt of any unsolicited offer, BVB will communicate to Interchange the terms of any proposal or request for information and the identity of the parties involved.

        Section 5.13 Consents and Approvals. BVB (i) shall take all necessary corporate and other action and use its best efforts to obtain at the earliest practicable time all approvals of regulatory authorities, consents and other approvals required of BVB to carry out the transactions contemplated by this Agreement and (ii) will cooperate with Interchange and Interchange Bank to obtain all such approvals and consents required of Interchange and Interchange Bank.

        Section 5.14 Environmental Investigation; Right to Terminate Agreement.

                A. Interchange and its consultants, agents and representatives, at the sole cost and expense of Interchange, shall have the right to the same extent that BVB has the right, but not the obligation or responsibility, to inspect any Property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil, water, asbestos, septic system and ground sampling ("Environmental Inspections") at any time on or prior to twenty (20) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation ("Secondary Investigation") including, without limitation, test borings, soil, water, septic system and other sampling is deemed desirable by Interchange, Interchange shall (i) notify BVB of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of Interchange, commence the Secondary Investigation, on or prior to forty-five (45) days after the date of this Agreement. Interchange shall give reasonable notice to BVB of the Secondary Investigation, and BVB may place reasonable time and place restrictions on the Secondary Investigation.

                B. Interchange shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by Interchange. Interchange shall make no such report prior to Closing unless required to do so by law, and in such case will give BVB reasonable notice of Interchange's intentions.

                C. Interchange shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.26 is not materially true and accurate; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by Interchange because the Environmental Inspection,

Secondary Investigation or other environmental survey identifies material violations or potential violations of Environmental Laws; (iii) BVB refuses to allow Interchange to conduct an Environmental Inspection or Secondary Investigation in a manner that Interchange reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require remedial or cleanup action or result in a Material Adverse Change; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Change.

                D. BVB agrees to make available to Interchange and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including, without limitation, the results of other environmental inspections and surveys. BVB also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Interchange and shall be entitled to certify the same in favor of Interchange and its consultants, agents and representatives and make all other data available to Interchange and its consultants, agents and representatives.

        Section 5.15 Restrictions on Resales. At least twenty (20) days prior to the Closing Date, BVB shall deliver to Interchange a list identifying each person who may reasonably be deemed an "affiliate" of BVB within the meaning of such term as used in Rule 145 under the Securities Act. BVB shall obtain and deliver to Interchange, not less than ten (10) days prior to the Closing Date, the signed agreement, in the form of Exhibit B hereto (the "Shareholder Letter"), of each "affiliate" of BVB, and of any person who may become an "affiliate" of BVB after the date of this Agreement, regarding compliance with the provisions of such Rule 145.

        Section 5.16 Shareholder Lists. After the date of this Agreement, BVB shall from time to time make available to Interchange, upon its request, a list of the shareholders of BVB and its addresses, a list showing all transfers of the BVB Stock and such other information as Interchange may reasonably request regarding both the ownership and prior transfers of the BVB Stock.

        Section 5.17 Employee Plans. BVB agrees the Employee Plans including, without limitation, the Bridge View Bank 401(k) Plan, and the Bridge View Bancorp Directors' Retirement Plan, may be terminated and accrued benefits paid in accordance with the provisions of such plan, frozen, modified or merged into similar employee benefit plans maintained by Interchange or any Interchange Subsidiary, including, without limitation, the Interchange State Bank Capital Investment Plan, on or after the Effective Date, as determined by Interchange in its sole discretion, subject to compliance with applicable law.

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        Section 5.18 Employee Health and Welfare Plans. Without limitation, BVB agrees that BVB's employee welfare benefit plans, as defined in Section 3(1) of ERISA, may be terminated, modified or merged into Interchange's welfare benefit plans on or after the Effective Date, as determined by Interchange in its sole discretion, subject to compliance with applicable law so long as any such action preserves the rights of participants in such plans through the Effective Time.

        Section 5.19 BVB Stock Option Plans and BVB Stock Options. BVB shall take such action as is necessary under the BVB Stock Option Plans to (i) terminate such Stock Option Plans as of immediately prior to the Effective Date,
(ii) cancel, effective as of immediately prior to the Effective Date, all BVB Stock Options, awards and stock appreciation rights granted under such BVB Stock Option Plans that are unexercised as of immediately prior to the Effective Date, and (iii) enter into a written agreement with each holder of an outstanding BVB Stock Option evidencing and acknowledging termination of the BVB Stock Option Plans and cancellation of all unexercised BVB Stock Options held by such option holder as of immediately prior to the Effective Date, providing for payment of all unexercised BVB Stock Options in the manner set forth in Section 1.09, and releasing BVB, the Bank, their respective boards of directors, agents, attorneys, stockholders, successors and assigns (including Interchange, Interchange Bank, their respective boards of directors, agents, attorneys and stockholders) from any and all obligations to such holder under any grant agreement regarding the BVB Stock Options.

        Section 5.20 Voting Agreement. Simultaneously with the execution of this Agreement, BVB and each of the directors of BVB shall execute and deliver to Interchange the Voting Agreement and Irrevocable Proxy in the form of Exhibit A attached hereto, and BVB acknowledges that pursuant to such agreement the directors of BVB have agreed that they will vote the shares of the BVB Stock owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals.

        Section 5.21 Non-Compete Agreements. Prior to the Closing Date, BVB shall use its best efforts to cause each of the persons identified on Exhibit C to enter into an agreement not to compete with Interchange to be dated as of the Closing Date and to become effective on the Effective Date (each a "Non-Compete Agreement"). The form of the Non-Compete Agreement is attached as Exhibit D hereto.

        Section 5.22 Accruals and Reserves. BVB shall establish such additional accruals and reserves as may be necessary (i) to conform BVB's accounting and credit loss reserve practices and methods to those of Interchange, consistent with Interchange's plans with respect to the conduct of BVB's business following the Merger and (ii) to the extent permitted by GAAP, to provide for the costs and expenses relating to the consummation by BVB of the Merger and the other transactions contemplated by this Agreement. BVB's representations, warranties, and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.22.

        Section 5.23 280G Payments. BVB shall amend (as described herein) any agreement(s) or understanding(s) providing for the payment, grant of any right or provision of any benefit to an employee of BVB as a result of or in connection with the Merger (including,

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

without limitation, any payment in connection with a change in control agreement or in consideration of cancellation of outstanding BVB Stock Options) which would cause the limitations of Section 280G of the Code with respect to tax deductibility to be exceeded ("Excess 280G Agreements"). The amendment to any such Excess 280G Agreements shall provide for a reduction in the aggregate amount of all payments under such Excess 280G Agreements with respect to any individual employee to a level that will not exceed the limitations of Section 280G of the Code with respect to tax deductibility.

        Section 5.24 Dividends. BVB shall not declare, set aside or pay any dividend in respect of the BVB Stock or make any other distribution to shareholders (including, without limitation, any stock dividend, dividends in kind or other distribution), whether in cash, stock or other property, after the date of this Agreement, except that BVB may declare and pay its regular quarterly dividend on the BVB Stock not to exceed $0.10 per share at approximately the same time during each quarter which it has historically declared and paid such dividend; provided, however, that BVB and Interchange shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Date occurs such that the holders of BVB Stock shall receive a quarterly dividend from either BVB or Interchange, but not from both with respect to such quarter.

        Section 5.25 Disclosure Schedules. At least ten (10) days prior to the Closing, BVB agrees to provide Interchange with supplemental disclosure Schedules to be delivered by BVB pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

                                   ARTICLE VI
                            COVENANTS OF INTERCHANGE

        Interchange hereby make the covenants set forth in this Article VI to BVB as follows:

        Section 6.01 Best Efforts. Interchange shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

        Section 6.02 Interchange Shareholders' Meeting. Interchange, acting through the Interchange Board of directors, shall:

                A. Duly call, give notice of, convene and hold, on a date mutually selected by BVB and Interchange, a meeting of its shareholders (the "Interchange Meeting") as soon as practicable for the purpose of obtaining the shareholder approval of the issuance of the Interchange Stock pursuant to the terms of this Agreement;

                B. Not impose a requirement that the holders of more than the minimum required percentage (as set forth in Interchange's current Certificate of Incorporation, current Bylaws or pursuant to provisions of the NJBCA requiring the lowest percentage vote) of the Interchange Stock entitled to vote to approve of the issuance of Interchange Stock pursuant to the terms of this Agreement;

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

                C. Subject to its fiduciary duties of the Interchange Board to the shareholders of Interchange, (i) include in the Joint Proxy Statement/Prospectus the recommendation of the Interchange Board that the shareholders of Interchange vote in favor of the approval of the issuance of the Interchange Stock in connection with the transactions contemplated by this Agreement, (ii) use its best efforts to obtain such shareholder approval of the issuance of the Interchange Stock pursuant to the terms of this Agreement, and
(iii) perform such other acts as may reasonably be requested by BVB to ensure such shareholder approval of the issuance of Interchange Stock; and

                D. Cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Interchange as soon as practicable following the effectiveness of the Registration Statement.

        Section 6.03 Regulatory Approvals and Registration Statement.

                A. Interchange, with the cooperation of BVB, shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Interchange in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Merger by the Federal Reserve, the NJDOBI and the FDIC. Interchange shall use its best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

                B. Interchange shall reserve and make available for issuance in connection with the Merger and in accordance with the terms of this Agreement, the Interchange Stock for the Merger Consideration and shall, with the cooperation of BVB, file with the S.E.C. the Registration Statement, which Registration Statement will contain the Proxy Statement/Prospectus, and Interchange shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of BVB, at the time of the BVB Shareholders' Meeting and on the Effective Date, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

                C. Interchange shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis.

                D.      Interchange shall promptly and properly prepare and file
(i) any application required to list on Nasdaq the shares of Interchange Stock to be issued pursuant to the Merger, and (ii) any filings required under the Exchange Act, relating to the Merger and the transactions contemplated herein.

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

                E. Interchange shall keep BVB reasonably informed as to the status of such applications and filings, and Interchange shall promptly furnish BVB and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

                F. Interchange shall not take any action at any time after the Effective Date which would cause the Merger not to qualify as a reorganization within the meaning of Section 368 of the Code.

        Section 6.04 Information for Applications and Statements. Interchange shall promptly, but in no event later than ten (10) business days after receipt of a written request by BVB, furnish to BVB all information, data and documents concerning Interchange, including, but not limited to, financial statements, required for inclusion in any application or statement to be made by BVB to, or filed by BVB with, any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any other transactions during the pendency of this Agreement, and Interchange represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Interchange shall otherwise fully cooperate with BVB in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

        Section 6.05 Prohibited Acts of Interchange. Prior to the Closing, Interchange and, as applicable, the Interchange Subsidiaries shall not, without the prior written consent of BVB:

                A. Take any action that would reasonably be anticipated to result in a Material Adverse Change with respect to Interchange;

                B. Take or fail to take any action that would cause or permit the representations and warranties made in Article IV hereof to be inaccurate at the time of the Closing or preclude Interchange from making such representations and warranties at the time of the Closing;

                C. Make any, or acquiesce with any, change in any accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by Interchange's independent auditors.

        Section 6.06 Access; Pre-Closing Investigation. Subject to the provisions of Article X, Interchange shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of BVB full access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of the Properties, books, contracts, commitments, personnel and records of Interchange, permit BVB to make such inspections (including without limitation with regard to such Properties physical inspection of the surface and subsurface thereof and any structure thereon) as they may require, and furnish to BVB during such period all such information concerning Interchange and its affairs as BVB may reasonably request, so that BVB may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Interchange, including,

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

without limitation, access sufficient to verify the value of the assets and the liabilities of Interchange and the satisfaction of the conditions precedent to BVB's obligations described in Article VIII of this Agreement. Interchange agrees at any time, and from time to time, to furnish to BVB as soon as practicable, any additional information that BVB may reasonably request. No investigation by BVB or its representatives shall affect the representations and warranties set forth herein.

        Section 6.07 Untrue Representations. Interchange shall promptly notify BVB in writing if Interchange becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to BVB or any representation or warranty made in or pursuant to this Agreement or that results in Interchange's failure to comply with any covenant, condition or agreement contained in this Agreement.

        Section 6.08 Litigation and Claims. Interchange shall promptly notify BVB of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Interchange, threatened against Interchange that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Interchange pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 6.09 Notice of Material Adverse Changes. Interchange shall promptly notify BVB in writing if any change or development shall have occurred or, to the best knowledge of Interchange, been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of Interchange that has resulted in or may reasonably be expected to result in a Material Adverse Change with respect to Interchange or that would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

        Section 6.10 Consents and Approvals. Interchange shall use its best efforts to obtain all consents and approvals from third parties necessary to consummate the transactions contemplated by this Agreement at the earliest practicable time.

        Section 6.11 Employee Matters. Interchange shall, with respect to each employee of BVB or any BVB Subsidiary at the Effective Time who continues in employment with Interchange or its Subsidiaries (each a "Continued Employee"), provide the benefits described in this Section 6.11. Subject to the right of subsequent amendment, modification or termination in the sole discretion of Interchange, each Continued Employee shall be entitled, as an employee of Interchange or its Subsidiaries, to participate in the employee benefit plans of Interchange as set forth in Schedule 6.11 hereto in effect as of the date of this Agreement, if such Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.11 is not intended to give any Continued Employee any rights or privileges superior to those of other similarly situated employees of Interchange or its Subsidiaries. The provisions of this Section
6.11 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, Interchange shall, for

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

purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continued Employee may participate (excluding the Interchange Bank non-contributory defined benefit pension plan), credit each Continued Employee with his or her term of service with BVB or any BVB Subsidiary.

        Section 6.12 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, Interchange shall conduct its business in the ordinary course as heretofore conducted. For purposes of this
Section 6.12, the ordinary course of business shall consist of the banking and related business as presently conducted by Interchange and the Interchange Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

        Section 6.13 Disclosure Schedules. At least ten (10) days prior to the Closing, Interchange agrees to provide BVB with supplemental disclosure Schedules to be delivered by Interchange pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

                                   ARTICLE VII
                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BVB

        All obligations of BVB under this Agreement are subject to the fulfillment (or, if legally permissible, waiver by BVB), prior to or at the Closing, of each of the following conditions:

        Section 7.01 Representations and Warranties. All representations and warranties made by Interchange in this Agreement or in any document or schedule delivered to BVB in connection with this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

        Section 7.02 Performance of Interchange Obligations. Interchange shall have, or shall have caused to be, performed or observed in all material respects all agreements, terms, covenants and conditions required by this Agreement to be performed or observed by Interchange at or prior to the Closing.

        Section 7.03 Shareholder Approvals.

                A. The holders of at least the minimum required percentage of BVB Stock entitled to vote on this Agreement and the Merger shall have approved this Agreement and the Merger.

                B. The holders of at least the minimum required percentage of Interchange Stock entitled to vote on the issuance of shares of Interchange Stock comprising the Total Stock Consideration shall have approved the issuance of such additional shares.

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

        Section 7.04 Government and Other Approvals. Interchange and BVB shall have received approvals, acquiescence or consents, all on terms and conditions acceptable to Interchange, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities and other third parties, including, but not limited to, the S.E.C., the Federal Reserve, the FDIC and the New Jersey Department of Banking, and all applicable waiting periods shall have expired, and Interchange and BVB shall have received the approvals and consents of all third parties required to consummate this Agreement and any other agreement contemplated hereby and the transactions contemplated hereby. Such approvals and consents shall not have imposed, in the reasonable judgment of Interchange, any material requirement upon Interchange, including, without limitation, any requirement that Interchange sell or dispose of any significant amount of its assets. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any federal or state governmental authority or by any other third party by formal proceedings. It is understood that, if such contest is brought by formal proceedings, Interchange may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

        Section 7.05 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the assets of BVB or any of its Subsidiaries, (iii) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby, (iv) otherwise result in a Material Adverse Change, or (v) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby are consummated, subject Interchange or subject any officer, director, shareholder or employee of Interchange to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) above.

        Section 7.06 Delivery of Closing Documents. BVB shall have received all documents required to be received from Interchange on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to BVB.

        Section 7.07 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the S.E.C. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

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        Section 7.08 Nasdaq Listing. The shares of Interchange Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

        Section 7.09 Federal Tax Opinion. BVB shall have received a copy of the Tax Opinion (as defined in Section 8.10).

        Section 7.10 No Material Adverse Change. There shall have been no Material Adverse Change with respect to Interchange since September 30, 2002.

                                  ARTICLE VIII
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF INTERCHANGE

        All obligations of Interchange under this Agreement are subject to the fulfillment (or, if legally permissible, waiver by Interchange), prior to or at the Closing, of each of the following conditions:

        Section 8.01 Representations and Warranties. All representations and warranties made by BVB in this Agreement or in any schedule delivered to Interchange pursuant hereto shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true in all material respects as of such earlier date).

        Section 8.02 Performance of BVB Obligations. BVB shall have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by BVB prior to or at the Closing.

        Section 8.03 Shareholder Approvals.

                A. The holders of at least the minimum required percentage of BVB Stock entitled to vote on the Agreement and the Merger shall have approved this Agreement and the Merger.

                B. The holders of at least the minimum required percentage of Interchange Stock entitled to vote on the issuance of the shares of Interchange Stock comprising the Total Stock Consideration shall have approved the issuance of such additional shares.

        Section 8.04 Government and Other Approvals. Interchange and BVB shall have received approvals, acquiescence or consents, all on terms and conditions acceptable to Interchange, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities and other third parties, including, but not limited to, the S.E.C., the Federal Reserve, the FDIC and the New Jersey Department of Banking, and all applicable waiting periods shall have expired, and Interchange and BVB shall have received the approvals and consents of all third parties required to consummate this Agreement and any other agreement contemplated hereby, and the transactions contemplated hereby. Such approvals and consents shall not have imposed, in the sole judgment of Interchange, any material requirement upon Interchange, including, without limitation, any requirement that Interchange sell or dispose of any significant amount of its assets. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any federal or state governmental authority or by any other third party by formal proceedings. It is understood that, if such contest is brought by formal proceedings, Interchange may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

        Section 8.05 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the assets of BVB or any of its Subsidiaries, (iii) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby, (iv) otherwise result in a Material Adverse Change, or (v) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby are consummated, subject Interchange or subject any officer, director, shareholder or employee of Interchange to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) above.

        Section 8.06 Delivery of Closing Documents. Interchange shall have received all documents required to be received from BVB on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to Interchange.

        Section 8.07 Receipt of Shareholder Letters. Interchange shall have received from BVB the signed Shareholder Letters, in the form attached hereto as Exhibit B, of each person who may reasonably be deemed an "affiliate" of BVB within the meaning of such term as used in Rule 145 under the Securities Act.

        Section 8.08 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the S.E.C. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

        Section 8.09 Nasdaq Listing. The shares of Interchange Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

        Section 8.10 Federal Tax Opinion. Interchange shall have received an opinion (the "Tax Opinion") of its counsel, Jenkens & Gilchrist, P.C., substantially to the effect that, if the Merger is consummated in accordance with the terms set forth in this Agreement:

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

                A. the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code;

                B. no gain or loss will be recognized for federal income tax purposes by the holders of shares of BVB Stock who exchange their BVB Stock solely for Interchange Stock in the Merger (except for cash received in lieu of fractional shares);

                C. the tax basis of the shares of Interchange Stock received by the holders of BVB Stock who exchange all of their BVB Stock solely for Interchange Stock in the Merger will be the same as the tax basis of the shares of BVB Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest of Interchange Stock for which cash is received;

                D. the holding period of the shares of Interchange Stock received by such shareholders of BVB Stock pursuant to the Merger will include the period during which the BVB Stock surrendered therefor was held, provided such shares of BVB Stock were held as capital assets in the hands of the shareholder as of the Effective Time;

                E. with respect to a shareholder of BVB Stock who receives solely cash in exchange for all of such shareholder's shares of BVB Stock pursuant to the Merger (a) such shareholder generally will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's aggregate tax basis for such shares or BVB Stock, (b) the nature of the gain or loss recognized will be capital gain or loss if the shares of BVB Stock exchanged were held as a capital asset, and (c) if, however, any such shareholder of BVB constructively owns shares of BVB Stock that are exchanged for shares of Interchange Stock in the Merger or owns shares of Interchange Stock actually or constructively after the Merger, the attribution to the shareholder of stock owned by a related party may prevent the transaction from qualifying for capital gain tax rates and instead result in any gain being treated as the distribution of a dividend, which is taxed at ordinary income rates; and

                F. with respect to a shareholder of BVB who receives a combination of cash and Interchange Stock in exchange for all of such shareholder's shares of BVB Stock pursuant to the Merger (a) such shareholder generally will recognize gain, but not loss, to the extent of the lesser of: (1) the excess, if any, of (A) the sum of the aggregate fair market value of the Interchange Stock received (including any fractional share of Interchange Stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of Interchange Stock) over (B) the shareholder's aggregate tax basis in the shares of BVB Stock exchanged in the Merger; and (2) the amount of cash received by such shareholder, (b) the tax basis in the Interchange Stock received pursuant to the Merger will equal such shareholder's aggregate tax basis in the shares of BVB Stock being exchanged, reduced by any amount allocable to a fractional share interest of Interchange Stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by such shareholder in the Merger (including any portion of such gain that is treated as a dividend), (c) the holding period of the Interchange Stock received in the Merger will include the holding period for which shareholders of BVB Stock held their BVB Stock provided that such BVB Stock was held as a capital asset.

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        The federal income tax consequences of the Merger to a shareholder of
BVB generally will depend on whether the shareholder receives cash, Interchange Stock or a combination thereof in exchange for the shareholder's shares of BVB Stock. In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Interchange, BVB and others.

        Section 8.11 Accounting Treatment. All accounting and tax treatment, entries and adjustments in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby (and not an accounting matter solely relating to Interchange's operations apart from the Merger) shall be reasonably satisfactory to Interchange (such condition shall be deemed not to be satisfied by any adjustment that shall reduce any capital ratio of Interchange to less than 50 basis points above "well capitalized" levels as defined in 12 C.F.R. Section 225.2(r)), Interchange shall not have received notification from any proper regulatory authority that Interchange's accounting and tax treatment, entries and adjustments used in connection with the Merger are improper, and Interchange shall not have been required by any such regulatory authority to make any accounting or tax adjustments that would constitute a Material Adverse Change.

        Section 8.12 No Material Adverse Change. There shall have been no Material Adverse Change in BVB since September 30, 2002.

        Section 8.13 Termination and/or Integration of Employee Plans. Interchange shall have received evidence reasonably satisfactory to Interchange that, as of the Effective Time, all Employee Plans (other than such plans Interchange elects not to terminate) have been terminated and/or properly positioned to be integrated into the existing plans of Interchange or one of its Subsidiaries in accordance with the terms of such Employee Plans, the Code, ERISA and all other applicable laws and regulations on a basis satisfactory to Interchange in its sole discretion and that, to the extent Interchange deems necessary or appropriate, affected participants have been notified of such terminations and/or integrations.

                                   ARTICLE IX
                           TERMINATION AND ABANDONMENT

        Section 9.01 Expenses. Each of the parties hereto shall bear its respective costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement; provided, however, in the event that:

                A. this Agreement is terminated by Interchange because (i) the Merger Agreement is not approved by the required vote of shareholders at the BVB Shareholders' Meeting, and (ii) either (a) the BVB Board (subject to compliance with its fiduciary duties as advised by counsel) shall have failed to have used its best efforts to obtain shareholder approval or (b) BVB shall have entered into an agreement to effect a Third Party Transaction (as defined in Section 9.02.J herein) within twelve (12) months from the date of this Agreement, BVB shall pay to Interchange within ten (10) business days after such termination (y) a termination fee of $2,700,000, and (z) all documented fees and expenses of Interchange related to this Agreement

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and the transactions contemplated hereby (which fees and expenses, as communicated to BVB by Interchange within five (5) business days after termination, shall not exceed $250,000);

                B. this Agreement is terminated by BVB because of a Third Party Transaction (as defined in Section 9.02.J herein), BVB shall pay to Interchange within ten (10) business days after such termination (y) a termination fee of $2,700,000, and (z) all documented fees and expenses of Interchange related to this Agreement and the transactions contemplated hereby (which fees and expenses, as communicated to BVB by Interchange within five (5) business days after termination, shall not exceed $250,000); or

                C. this Agreement is terminated by BVB because (i) the issuance of shares of Interchange Stock pursuant to the terms of this Agreement is not approved by the required vote of shareholders at the Interchange Meeting, and (ii) either (a) the Interchange Board (subject to compliance with its fiduciary duties as advised by counsel) shall have failed to have used its best efforts to obtain shareholder approval or (b) Interchange shall have entered into an agreement to effect a Third Party Transaction (as defined in Section 9.02.J herein; provided, however, that for purposes of this Section 9.01.C, any reference to "BVB" in such definition shall be deemed to be a reference to "Interchange", and any reference to "Interchange" in such definition shall be deemed to be a reference to "BVB") within twelve (12) months from the date of this Agreement, Interchange shall pay to BVB, within ten (10) business days after such termination, a termination fee of $1,000,000.

        The parties hereto acknowledge that the agreements contained in this
Section 9.01 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, neither Interchange nor BVB would enter into this Agreement.

        Section 9.02 Right of Termination. Subject to any payments as provided in Section 9.01, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of BVB as follows, and in no other manner:

                A. By mutual written agreement of BVB and Interchange, duly authorized by their respective boards of directors.

                B. By either BVB or Interchange (provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties' obligations to close specified in Articles VII and VIII, respectively, shall not have been satisfied on or before June 30, 2003, or such later date as may be mutually agreed to by Interchange and BVB.

                C. By either BVB or Interchange if (i) any of the transactions contemplated by this Agreement or any other agreement contemplated hereby, are disapproved by any regulatory authority whose approval is required to consummate such transactions, or (ii) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or any other

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agreement contemplated hereby, or the transactions contemplated hereby and such order, decree, ruling or other action shall have been final and nonappealable.

                D. By Interchange if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, in the reasonable determination of Interchange, materially impairs the value of BVB and the BVB Subsidiaries, taken as a whole, to Interchange or which alters the economics of the transactions contemplated by this Agreement, including without limitation, the Merger.

                E. By Interchange if there shall have been any Material Adverse Change with respect to BVB.

                F. By BVB if there shall have been any Material Adverse Change with respect to Interchange.

                G. By Interchange, if BVB shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after notice from Interchange.

                H. By BVB, if Interchange shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such failure shall not have been cured within a period of thirty (30) calendar days after notice from BVB.

                I. by Interchange or BVB, if this Agreement and the Merger is not approved by the required vote of shareholders of BVB, or if the issuance of additional shares of Interchange Stock is not approved by the required votes of shareholders of Interchange;

                J. by BVB, by written notice to Interchange, if (i) a proposal for a Third Party Transaction (as defined below) involving BVB has been made or received and the Board of Directors of BVB determines, in the exercise of its good faith judgment (based on written advice of independent legal counsel) that such termination is required in order for BVB's Board of Directors to comply with its fiduciary duties to BVB's shareholders, or (ii) following receipt by BVB of a proposal for a Third Party Transaction, the Board of Directors of BVB shall have altered its determination to recommend that the shareholders of BVB approve this Agreement and/or the Merger or shall have failed to proceed to hold the BVB Shareholders' Meeting to approve this Agreement and/or the Merger, in either case of which BVB shall give Interchange prompt written notice of its election to terminate this Agreement pursuant to this Section 9.02.J.

        For purposes of this Section 9.02.J, a "Third Party Transaction" shall include (i) any successful tender offer for more than 50% of the outstanding shares of BVB, ii) any merger or consolidation of BVB with or into any entity other than Interchange or an affiliate of Interchange, (iii) any sale of all or substantially all of the assets of BVB, (iv) any reorganization of BVB or other transaction that results or when completed would result in a disposition of

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

substantially all of the assets of BVB, or (v) the issuance, sale or disposition of securities representing 50% or more of the common stock of BVB;

                K. By BVB, if both (i) the Interchange Measurement Price during the Valuation Period shall be less than $13.64 (which number shall be appropriately adjusted to give effect to any Share Adjustment relative to shares of Interchange Stock), and (ii) the number obtained by dividing the Interchange Average Price by the Interchange Initial Price (as defined below) is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient; subject, however, to the following four sentences. If BVB elects to exercise its right of termination pursuant to this Section 9.02.K, it shall give written notice to Interchange on the fourth (4th) business day prior to the Closing Date. Not later than the second (2nd) business day prior to the Closing Date, Interchange shall have the option to increase the Aggregate Merger Consideration Value to be received by the holders of BVB Stock hereunder (either by increasing the Total Cash Consideration, the Total Stock Consideration or both) by an amount equal to the product of (a) $13.64 minus the Interchange Measurement Price and (b) the Total Stock Amount. For purposes of such right, additional shares of Interchange Stock shall be valued at the Interchange Measurement Price. If Interchange elects to exercise this option, it shall give prompt written notice to BVB of such election and the revised Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 9.02.K and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

        For purposes of this Section 9.02.K:

                (i) "Index Group" shall mean all of those companies listed on Exhibit E, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of twenty (20) trading days ending at the end of the fifth trading day immediately preceding the Closing Date for such company to be acquired or to acquire another company in exchange for its stock where, in such later case, such company to be acquired would be a "significant subsidiary" of such acquiring company (as such term is defined in Section 1-02(w) of Regulation S-X of the Securities Act. In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted accordingly.

                (ii) "Interchange Initial Price" shall be the average of the closing bid and asked price of a share of Interchange Common on the date of this Agreement.

                (iii) "Initial Index Price" shall mean the weighted average (weighted in accordance with the percentages listed on Exhibit
                E) of the per share closing prices of the common stock of the companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is publicly traded, on the date of this Agreement.

                (iv) "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing sale prices of a share of common stock of such

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

                company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of twenty (20) trading days ending on the fifth (5th) business day prior to the Closing Date.

                (v) "Final Index Price" shall mean the weighted average (weighted in accordance with the percentages listed on Exhibit
                E) the Final Prices for all of the companies comprising the Index Group.

                L. By BVB, if the Interchange Measurement Price during the Valuation Period shall be less than $11.94 (which number shall be appropriately adjusted to give effect to any Share Adjustment relative to shares of Interchange Stock); subject, however, to the following four sentences. If BVB elects to exercise its right of termination pursuant to this Section 9.02.L, it shall give written notice to Interchange on the fourth (4th) business day prior to the Closing Date. Not later than the second (2nd) business day prior to the Closing Date, Interchange shall have the option to increase the Aggregate Merger Consideration Value to be received by the holders of BVB Stock hereunder (either by increasing the Total Cash Consideration, the Total Stock Consideration or
both) by an amount equal to the product of (a) $11.94 minus the Interchange Measurement Price and (b) the Total Stock Amount. For purposes of such right, additional shares of Interchange Stock shall be valued at the Interchange Measurement Price. If Interchange elects to exercise this option, it shall give prompt written notice to BVB of such election and the revised Merger Consideration, whereupon no termination shall have occurred pursuant to this
Section 9.02.L and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

                M.      By Interchange in accordance with the provisions of
Section 5.14.

        Section 9.03 Notice of Termination. The power of termination provided for by Section 9.02 hereof may be exercised only by a notice given in writing, as provided in Section 12.06 of this Agreement.

        Section 9.04 Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement, in the event of termination of this Agreement pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except (i) for liability of BVB pursuant to Section 9.01 hereof, (ii) that Article X, Article XI, Section 9.04 and Section 12.02 shall survive any termination of the Agreement, and (iii) notwithstanding anything to the contrary herein, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

                                    ARTICLE X
                            CONFIDENTIAL INFORMATION

        Section 10.01 Definition of "Recipient," "Disclosing Party" and "Representative". For purposes of this Article X, the term "Recipient" shall mean the party receiving the Subject Information (as such term is defined in Section 10.02 hereof) and the term "Disclosing Party" shall mean the party furnishing the Subject Information. The terms "Recipient" or "Disclosing

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

Party", as used herein, include: (i) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (ii) any person or entity controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be. The term "Representative" as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing. The term "person" as used in this Article X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, governmental agency or individual.

        Section 10.02 Definition of "Subject Information". For purposes of this
Article X, the term "Subject Information" shall mean all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term "Subject Information" shall not include information that (i) was already in the Recipient's possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (iii) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

        Section 10.03 Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient's Representatives; provided, however, that (i) any of such Subject Information may be disclosed to the Recipient's Representatives (including, but not limited to, the Recipient's accountants, attorneys and investment bankers) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such information and that the Recipient shall direct and cause such persons to treat such information confidentially); (ii) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by law to do so; and (iii) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing prior to any such disclosure by Recipient.

        Section 10.04 Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient's Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such

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information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        Section 10.05 Return of Subject Information. In the event of termination of this Agreement, for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.

        Section 10.06 Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of Article X of this Agreement by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of
Article X of this Agreement by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of Article X of this Agreement, but shall be in addition to all other remedies available at law or in equity to the Disclosing Party.

                                   ARTICLE XI
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ADDITIONAL REMEDIES

        Section 11.01 Survival of Representations and Warranties. The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall not survive Closing.

        Section 11.02 Additional Remedies. Nothing contained in this Article XI shall limit or otherwise affect the remedies available to Interchange, or its officers, directors or agents with respect to any claim or cause of action arising out of the willful misconduct, fraud or gross negligence of BVB or any shareholder, employee or agent of BVB. Nothing contained in this Article XI shall limit or otherwise affect the remedies available to BVB, or its officers, directors, shareholders or agents with respect to any claim or cause of action arising out of the willful misconduct, fraud or gross negligence of Interchange or any shareholder, employee or agent of Interchange.

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                                   ARTICLE XII
                                  MISCELLANEOUS

        Section 12.01 Brokerage Fees and Commissions.

                A. Interchange hereby represents to BVB that, except as set forth on Schedule 12.01(a), no agent, representative or broker has represented Interchange in connection with the transactions described in this Agreement. BVB shall have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Interchange, and Interchange hereby agrees to indemnify and hold BVB harmless for any amounts owed to any agent, representative or broker of Interchange.

                B. BVB hereby represents to Interchange that, except as set forth on Schedule 12.01(b), no agent, representative or broker has represented BVB, its directors and officers, or, to the knowledge of BVB, any of the shareholders of BVB in connection with the transactions described in this Agreement. Interchange shall have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of BVB or any shareholder of BVB, and BVB agrees to indemnify and hold Interchange harmless for any amounts owed to any agent, representative or broker of BVB or any shareholder of BVB.

        Section 12.02 Expenses. Except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        Section 12.03 Entire Agreement. This Agreement (including the documents and instruments referred to herein), and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

        Section 12.04 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

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        Section 12.05 Severability. If any term or other provision of this
Agreement is held to be illegal, invalid or unenforceable by any present or future rule of law or public policy, then: (i) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (ii) the remaining conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (iii) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

        Section 12.06 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (i) in the case of personal delivery, telex or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

                          If to BVB:

                          Bridge View Bancorp
                          457 Sylvan Avenue
                          Englewood Cliffs, New Jersey  07632
                          Telecopy No: (201) 871-3101
                          Attention:  Mr. Albert F. Buzzetti
                                      President and Chief Executive Officer

                          with a copy to:

                          Roger Mehner, Esq.
                          Charles Berman, Esq.
                          Bourne, Noll & Kenyon, P.C.
                          382 Springfield Avenue
                          Summit, New Jersey  07901
                          Telecopy No:  (908) 277-6808

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

                          and:

                          John A. Schepisi, Esq.
                          Schepisi & McLaughlin
                          473 Sylvan Avenue
                          Englewood Cliffs, New Jersey  07632
                          Telecopy No:  (201) 569-5350

                          If to Interchange:

                          Interchange Financial Services Corporation
                          Park 80 West/Plaza Two
                          Saddle Brook, New Jersey  07663
                          Telecopy No: (201) 843-3945
                          Attention:       Mr. Anthony S. Abbate
                                           President and Chief Executive Officer

                          with a copy to:

                          Peter G. Weinstock, Esq.
                          Scott J. Luedke, Esq.
                          Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 3200
                          Dallas, Texas  75202-2799
                          Telecopy No: (214) 855-4300

        Section 12.07 Governing Law.

                A. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF NEW JERSEY, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

                B. VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT SHALL LIE IN BERGEN COUNTY, NEW JERSEY.

        Section 12.08 Multiple Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A telecopy of facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

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        Section 12.09 Certain Definitions.

                A. "Affiliate" means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

                B. "Environmental Laws" mean all federal, state and local laws, regulations, statutes, ordinances, codes, rules, decisions, orders or decrees relating or pertaining to the public health and safety or the environment, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, without limitation, (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended ("SWDA," also known as "RCRA" for a subsequent amending act), (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.Section 9601 et seq., as amended ("CERCLA"), (iii) the Clean Water Act, 33 U.S.C.Section 251 et seq., as amended ("CWA"), (iv) the Clean Air Act, 42 U.S.C.Section 7401 et seq., as amended ("CAA"), (v) the Toxic Substances Control Act, 15 U.S.C.Section 2601 et seq., as amended ("TSCA"), (vi) the Emergency Planning and Community Right to Know Act, 15 U.S.C.Section 2601 et seq., as amended ("EPCRKA"), and (vii) the Occupational Safety and Health Act, 29 U.S.C.Section 651 et seq., as amended.

                C. "Governmental Entity" means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

                D. "Hazardous Material" means, without limitation, (i) any "hazardous wastes" as defined under RCRA, (ii) any "hazardous substances" as defined under CERCLA, (iii) any toxic pollutants as defined under CWA, (iv) any hazardous air pollutants as defined under CAA, (v) any hazardous chemicals as defined under TSCA, (vi) any hazardous substances or extremely hazardous substances as defined under EPCRKA, (vii) asbestos, (viii) polychlorinated biphenyls, (ix) underground storage tanks, whether empty, filled or partially filled with any substance, (x) any substance the presence of which on the property in question is prohibited under any Environmental Law, and (xi) any other substance which under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, re-cycling, treatment, transportation, recovery, removal, discharge or disposal.

                E. "Investment Securities" means all securities held by BVB and reflected as an asset of BVB in accordance with GAAP.

                F. "Material Adverse Change" means any material adverse change in the financial condition, assets, Properties, key employees, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations or prospects of BVB or Interchange, as applicable, and their respective Subsidiaries taken as a whole, and, in the case of BVB, specifically includes, without limitation, any change that reduces the tangible shareholders' equity of BVB below $28,000,000; provided, however, that no action taken by BVB solely in order to comply with the requirements of Section 5.22(i) hereof and no payment pursuant to Section 1.09 hereof relative to the cancellation of outstanding BVB Stock Options shall be deemed to result in a Material Adverse Change.

                G. "Material Adverse Effect" means any effect that (i) is, or would reasonably be likely to be, material and adverse to the business, operations, financial condition or results of operations or prospects of BVB or Interchange, as applicable, and their respective Subsidiaries taken as a whole, or (ii) does, or would reasonably likely to, prevent such party from consummating the Merger and the other transactions contemplated hereby.

                H. The term "Property" or "Properties" shall include all real property owned or leased, including, but not limited to, properties that have been foreclosed on as well as their respective premises and all improvements and fixtures thereon.

                I. "Regulatory Agency" means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the NJDOBI, (iv) the FDIC, or (v) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

                J. "Subsidiary" means, when used with reference to an entity, any corporation, partnership or limited liability company, twenty percent (20%) of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

        Section 12.10 Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

        Section 12.11 Attorneys' Fees and Costs. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        Section 12.12 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word "or" is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns.

        Section 12.13 No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 12.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 12.15 Public Disclosure. Except as otherwise required by applicable law or regulation, neither BVB nor Interchange shall, nor shall either permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

        Section 12.16 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 12.06 hereof, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 12.06 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

        Section 12.17 Amendments. To the extent permitted by applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the shareholders; provided, however, that after the approval of this Agreement by the shareholders, there shall not be, without the further approval of the shareholders, any amendment of this Agreement that decreases the consideration to be paid for the BVB Stock as set forth in Section
1.06 or that materially and adversely affects the rights of the shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                            [Signature Page Follows]

                [Signature Page To Agreement and Plan of Merger]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Interchange:                         INTERCHANGE FINANCIAL SERVICES
                                     CORPORATION


                                     By:   /s/ Anthony S. Abbate
                                        ----------------------------------------
                                           Anthony S. Abbate,
                                           President and Chief Executive Officer


BVB:                                 BRIDGE VIEW BANCORP


                                     By:   /s/ Albert F. Buzzetti
                                        ----------------------------------------
                                           Albert F. Buzzetti,
                                           President and Chief Executive Officer

                                    EXHIBIT A

                 FORM OF VOTING AGREEMENT AND IRREVOCABLE PROXY

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

        This VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement") dated as of November 18, 2002, is executed by and among Bridge View Bancorp, a New Jersey corporation located in Englewood Cliffs, New Jersey ("BVB"), Interchange Financial Services Corporation, a New Jersey corporation located in Saddle Brook New Jersey ("Interchange"), Anthony S. Abbate ("Abbate"), as a proxy, Albert F. Buzzetti ("Buzzetti"), as a substitute proxy, and certain other shareholders of BVB set forth on the signature page hereto (together with Buzzetti, referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

        WHEREAS, Interchange and BVB have executed that certain Agreement and Plan of Merger, dated as of November 18, 2002 (the "Reorganization Agreement"), providing for the merger of BVB with and into Interchange (the "Merger"). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given to them in the Merger Agreement;

        WHEREAS, Sections 1.11 and 5.20 of the Merger Agreement require that BVB deliver to Interchange the irrevocable proxies of the Shareholders as a condition of, and simultaneously with, execution of the Merger Agreement; and

        WHEREAS, Interchange is relying on the irrevocable proxies in incurring expenses in reviewing BVB's business, in preparing information to be distributed to BVB's shareholders in accordance with Section 5.02 of the Merger Agreement ("Shareholder Information"), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger.

        NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Interchange, BVB and the Shareholders undertake, promise, covenant and agree with each other as follows:

        1. As of the date hereof, the Shareholders beneficially own, and own of record, that number of shares of common stock, no par value per share, of BVB (the "BVB Stock") set forth below their names on the signature pages hereto (all such shares and any shares hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein as the "Shares"). The Shareholders have the full legal capacity and authority to execute, deliver and perform this Agreement in accordance with its terms. The Shareholders hereby agree to vote at the shareholders' meeting referred to in Section 5.02 of the Merger Agreement (the "BVB Meeting") such Shareholder's Shares and to direct the vote of all such Shares or to give written consent as to all such Shareholder's Shares to an action in lieu of the BVB Meeting in favor of approval of the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Merger.

        2. If BVB conducts a meeting of, solicits written consents from, or otherwise seeks a vote of its shareholders with respect to any Acquisition Transaction (as that term is defined below) or any other matter which may contradict any provision of this Agreement or the Merger Agreement or may prevent Interchange or BVB from consummating the Merger, then the Shareholders shall vote the shares in the manner most favorable to consummation of the Merger and the transactions contemplated by the Merger Agreement.

        "Acquisition Transaction" shall, with respect to BVB, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company or entity with BVB or any BVB Subsidiary, (ii) a purchase, lease or other acquisition of all or substantially all the assets of BVB or any BVB Subsidiary, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of BVB or any BVB Subsidiary after the date of this Agreement,
(iv) a tender or exchange offer to acquire securities representing 25% or more of the voting power of BVB or any BVB Subsidiary, (v) a public proxy or consent solicitation made to stockholders of BVB seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, or
(vi) the making of a bona fide offer or proposal to the BVB Board or shareholders of BVB, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

        3. In order to better effect the provisions of Sections 1, 2 and 5 of this Agreement, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Abbate, with full power of substitution, his or her true and lawful proxy and attorney-in-fact (the "Proxy Holder") to vote at the BVB Meeting or to give written consent to an action in lieu of the BVB Meeting as to, all of such Shareholder's Shares in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, with such modifications to the Merger Agreement as the parties thereto may make; provided, however, that this proxy shall not apply with respect to any vote on the Merger Agreement or the Merger if the Merger Agreement is modified so as to reduce the amount of consideration to be received by the Shareholders or the tax consequences of the receipt thereof under the Merger Agreement in its present form.

        4. Abbate, by his execution below, hereby appoints Buzzetti as substitute proxy to act as the Proxy Holder under this Agreement; provided, however, that such appointment of Buzzetti as Proxy Holder is subject to revocation by Abbate at any time upon notice to BVB. Buzzetti, by his execution below as substitute Proxy Holder, agrees to vote all of the Shareholders' Shares at the BVB Meeting or to give written consent to an action in lieu of the BVB Meeting, in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, with such modifications to the Merger Agreement as the parties may make; provided, however, that this proxy shall not apply with respect to any vote on the Merger Agreement or the Merger if the Merger Agreement is modified so as to reduce the amount of consideration to be received by the Shareholders or the tax consequences of the receipt thereof under the Merger Agreement in its present form.

        5. Each Shareholder hereby covenants and agrees that, until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, directly or indirectly, without the prior written consent of Interchange, (i) sell, assign, transfer or dispose of any of such Shareholder's Shares, (ii) hypothecate such shares under terms that would prevent the voting thereof, (iii) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto except as herein provided, or
(iv) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any of the Shares, in connection with a transaction pursuant to which twenty-five percent (25%) or more of the voting power of BVB Stock is, or control of BVB otherwise is, transferred to a person or entity other than a party to this Agreement.

        Notwithstanding any of the foregoing, any Shareholder may make such gifts of such Shareholder's Shares as such Shareholder may choose to make so long as the recipient of such Shareholder's Shares executes and delivers an amendment to this Agreement whereby such recipient becomes bound by the terms of this Agreement.

        6. This proxy shall be limited strictly to the power to vote the Shares with respect to the Merger in the manner set forth in Sections 2 and 3, and shall not extend to any other matters.

        7. The Shareholders acknowledge that Interchange is relying on this Agreement in incurring expenses in reviewing BVB's business, in preparing the Shareholder Information, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING SECTION 14A:5-19(3) OF THE NEW JERSEY BUSINESS CORPORATION ACT. The Shareholders and BVB acknowledge that the performance of this Agreement is intended to benefit Interchange.

        8. This Agreement and the irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Merger Agreement, as it may be amended or extended from time to time, or
(ii) the consummation of the transactions contemplated by the Merger Agreement.

        9. The vote of the Proxy Holder shall control in any conflict between his vote of the Shares and a vote by the Shareholders of the Shares, and BVB agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Merger Agreement and the Merger as set forth in Section 1 hereof.

        10. Each certificate representing any of the Shares shall bear the following endorsement, noted conspicuously thereon:

                The shares of stock represented by this certificate are subject to the terms of a Voting Agreement and Irrevocable Proxy dated November 18, 2002, a copy of which is on file in the principal office of BVB.

        11. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Interchange, BVB and such Shareholder.

        12. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

        13. This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

        14. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

        15. THIS AGREEMENT AND THE RELATIONS AMONG THE PARTIES HERETO ARISING FROM THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY.

                            [Signature Page Follows]

           [Signature Page to Voting Agreement and Irrevocable Proxy]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

                                  INTERCHANGE FINANCIAL SERVICES CORPORATION, a New Jersey Corporation


                                  By:  /s/ Anthony S. Abbate
                                       -----------------------------------------
                                       Anthony S. Abbate, President and CEO


                                  By:  /s/ Benjamin Rosenzweig
                                       -----------------------------------------
                                       Benjamin Rosenzweig, Secretary

                                  Address for Interchange:

                                  Interchange Financial Services Corporation
                                  Park 80 West/Plaza II
                                  Saddle Brook, New Jersey  07663


                                  BRIDGE VIEW BANCORP,
                                  a New Jersey Corporation

                                  By:      /s/ Albert F. Buzzetti
                                           -------------------------------------
                                           Albert F. Buzzetti, President and CEO


                                  By:      /s/ Michele Albino
                                           -------------------------------------
                                           Michele Albino, Secretary

                                  Address for BVB:

                                  Bridge View Bancorp
                                  457 Sylvan Avenue
                                  Englewood Cliffs, New Jersey  07632

                                  PROXY HOLDER:


                                  /s/ Anthony S. Abbate
                                  ----------------------------------------------
                                  Anthony S. Abbate

                                  Address for Proxy Holder:

                                  Interchange Financial Services Corporation
                                  Park 80 West/Plaza II
                                  Saddle Brook, New Jersey 07663


                                  SUBSTITUTE PROXY HOLDER:


                                  /s/ Albert F. Buzzetti
                                  ----------------------------------------------
                                  Albert F. Buzzetti

                                  Address for Substitute Proxy Holder:

                                  Bridge View Bancorp
                                  457 Sylvan Avenue
                                  Englewood Cliffs, New Jersey  07632


                                  SHAREHOLDERS:


                                  /s/ Albert F. Buzzetti
                                  ----------------------------------------------
                                  Name:    Albert F. Buzzetti
                                  Number of Shares Owned:        63,672


                                  /s/ Gerald A. Calabrese, Jr.
                                  ----------------------------------------------
                                  Name:    Gerald A. Calabrese, Jr.
                                  Number of Shares Owned:       112,133


                                  /s/ Glenn L. Creamer
                                  ----------------------------------------------
                                  Name:    Glenn L. Creamer
                                  Number of Shares Owned:        31,642


                                  /s/ Mark Metzger
                                  ----------------------------------------------
                                  Name:    Mark Metzger
                                  Number of Shares Owned:       151,865

                                  /s/ Jeremiah F. O'Connor, Jr.
                                  ----------------------------------------------
                                  Name:    Jeremiah F. O'Connor, Jr.
                                  Number of Shares Owned:       109,861


                                  /s/ Joseph C. Parisi
                                  ----------------------------------------------
                                  Name:    Joseph C. Parisi
                                  Number of Shares Owned:       123,643

                                  /s/ John A. Schepisi
                                  ----------------------------------------------
                                  Name:    John A. Schepisi
                                  Number of Shares Owned:       223,074

                                    EXHIBIT B

                           FORM OF SHAREHOLDER LETTER

                           FORM OF SHAREHOLDER LETTER

Interchange Financial Services Corporation
Park 80 West/Plaza II
Saddle Brook, New Jersey  07663
Attention:  Secretary

Gentlemen:

        I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of Bridge View Bancorp, a New Jersey corporation ("BVB").

        Pursuant to an Agreement and Plan of Merger, dated as of November 18, 2002 (the "Merger Agreement") between BVB and Interchange Financial Services Corporation, a New Jersey corporation ("Interchange"), it is contemplated that BVB will merge with and into Interchange (the "Merger") and as a result, I will receive, if I so elect, in exchange for each share of Common Stock, no par value per share, of BVB ("BVB Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, no par value per share, of Interchange ("Interchange Stock"), as more specifically set forth in the Merger Agreement.

        I hereby agree as follows:

        I will not offer to sell, transfer or otherwise dispose of any of the shares of Interchange Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

        I consent to the endorsement of the certificates representing the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

                "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Interchange Financial Services Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

        Interchange's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

        It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Interchange and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed by the Securities Act) and Interchange has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Interchange and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Interchange shall have received an opinion of counsel acceptable to Interchange to the effect that the stock transfer restrictions and the legend are not required.

        I have carefully read this letter agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for BVB.

                                           Sincerely,


                                           -------------------------------------

                                    EXHIBIT C

                    PERSONS TO DELIVER NON-COMPETE AGREEMENTS

                            Gerald A. Calabrese, Jr.
                                Glenn L. Creamer
                                  Mark Metzger
                              Jeremiah F. O'Connor
                                Joseph C. Parisi
                                John A. Schepisi

                                    EXHIBIT D

                          FORM OF NON-COMPETE AGREEMENT

                          FORM OF NON-COMPETE AGREEMENT

      This NON-COMPETE AGREEMENT (the "Agreement") is made and entered into as of the ____day of _________________ 2003, by and between Interchange Financial Services Corporation, a New Jersey corporation ("Interchange"), and _________________, an individual resident of the State of New Jersey ("Seller").

                                   WITNESSETH:

        WHEREAS, the Seller is a shareholder of Bridge View Bancorp ("BVB") and an [officer/director] of BVB and/or one or more of its subsidiaries, including Bridge View Bank (the "Bank"); and

        WHEREAS, Interchange and BVB are parties to that certain Agreement and Plan of Merger, dated November 18, 2002 (the "Merger Agreement"), pursuant to which BVB will be merged with and into Interchange (the "Merger"), and Interchange will acquire all of the capital stock of BVB in exchange for cash and shares of the common stock of Interchange (the "Merger Consideration"); and

        WHEREAS, pursuant to the terms of the Merger Agreement, all shareholders of BVB, including Seller, will exchange 100% of the shares of capital stock of BVB owned by them at the effective date of the Merger for the Merger Consideration; and

        WHEREAS, BVB owns 100% of the issued and outstanding capital stock of the Bank; and

        WHEREAS, Interchange will continue to carry on the business presently conducted by BVB and the Bank; and

        WHEREAS, as a condition to consummation of the transactions contemplated by the Merger Agreement, Interchange and Seller are required to enter into this Agreement (terms with their initial letter capitalized and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement).

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

        1. Non-compete Covenants. For and in consideration of (i) consummation of the Merger and the other transactions contemplated by the Merger Agreement, (ii) the payment by Interchange to Seller of the Merger Consideration set forth in the Merger Agreement, (iii) execution of this Agreement by Interchange, (iv) the appointment of Seller to the Board of Directors of Interchange or Interchange Bank pursuant to which Seller shall receive an annual retainer and access to proprietary information regarding Interchange or Interchange Bank, Seller agrees that, during the term of this Agreement as set forth in Section 2 hereof, Seller shall not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

        A. Solicit the banking business of any current customers of the Bank;

        B.      Within Bergen County, New Jersey:

                (i) acquire, charter, operate or enter into any franchise or other operating agreement with any financial institution,

                (ii) serve as an officer, director, agent or seller to any financial institution, or

                (iii) establish or operate a branch or other office of a financial institution.

        C. Recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding twelve (12) months was, an employee of either BVB or the Bank.

        If any court of competent jurisdiction should determine that any term or terms of this covenant is too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall reform such term or terms in order that such term or terms comply with applicable law, and shall enforce such reformed term or terms to the maximum extent permissible under applicable law.

        2.      Term and Termination.

        A. The term of the Agreement shall commence on the Effective Date of the Merger Agreement, and shall terminate and all obligations hereunder shall cease, except for liabilities or claims that shall have arisen or accrued in connection with such termination, on the earlier to occur of:

                (i) two (2) years after the Seller ceases to be a director of Interchange or Interchange Bank;

                (ii)    five (5) years after the date hereof;

                (iii) upon the removal of Seller from the Board of Directors of Interchange or Interchange Bank without cause; or

                (iv) upon the effective date of a change in control of Interchange.

        B. The failure by any party to this Agreement on any occasion to exercise its right to terminate this Agreement as provided herein shall not be deemed to be a waiver of such party's right to terminate this Agreement in respect to that breach (provided it shall be continuing) or of any subsequent breach.

        3. Specific Performance/Injunctive Relief. Seller acknowledges that performance of the terms of this Agreement constitutes valuable, special and unique property of Interchange critical to its business and that any breach of this Agreement by him will give rise to irreparable injury to Interchange that is not compensable in money damages. Accordingly, Seller agrees that

Interchange shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of this Agreement by Seller. Seller further agrees to waive any requirement for the securing or posting of any bond or the proof of any actual damages in connection with such remedies. Such remedies shall not be exclusive and shall be in addition to any other remedy that Interchange may have at law or in equity.

        4. Deductions. Interchange shall not deduct from Seller's consideration any Federal, state and local income taxes, social security taxes or other amounts as Interchange would be required to deduct under applicable laws and governmental regulations if such payments were made to its employees.

        5. Reasonableness of Restrictions. Seller has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth in this Agreement contain reasonable limitations as to time, geographical area, scope of activity to be restrained, and do not impose a greater restraint than is necessary to compensate Interchange for the consideration paid to the Seller pursuant to the Merger Agreement and to protect the goodwill or other legitimate business interests of Interchange.

        6. Extension of Term of Restrictive Covenant. If Seller violates any restrictive covenant contained in Section 1, or if an action to enforce a restrictive covenant contained in Section 1 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Seller's violation continues and the number of days during which such court action is pending. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenant, but days on which both continue will be counted only once.

        7. Disparagement of Interchange. Seller agrees, without limitation, not to disparage or otherwise malign Interchange's, including its subsidiaries, or the Bank's business or banking reputation.

        8. Successors and Assigns. This Agreement shall be binding upon the parties and their heirs, legal representatives, successors and assigns. Interchange may assign its interest in this Agreement, and all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable by its assignee or successor-in-interest. The rights and obligations of Seller under this Agreement are personal to him, and no such rights, benefits or obligations shall be assignable, except that his personal representatives and heirs may enforce the obligations of Interchange hereunder.

        9. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF NEW JERSEY, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

        10. Legal Construction. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any provision shall be fully severable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

        11. Notice. Unless otherwise provided herein, any and all payments, notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 11. All communications must be in writing and addressed as follows:

                  IF TO SELLER:

                  __________________________
                  __________________________
                  __________________________

                  IF TO COMPANY:

                  Interchange Financial Services Corporation
                  Park 80 West/Plaza II
                  Saddle Brook, New Jersey 07663
                  Telecopy:  (201) 843-3945
                  Attention:   Mr. Anthony S. Abbate
                               President and Chief Executive Officer

        12. Remedies. If Seller breaches or threatens to breach any term or provision contained herein, Interchange will be entitled to seek and obtain a temporary restraining order, a temporary injunction, and a permanent injunction to enjoin and prohibit Seller from violating the terms and provisions of this Agreement. Interchange's right to seek and obtain such relief will not be construed to prevent Interchange from pursuing, either concurrently or conjunctively, any other legal or equitable remedies available by contract, law, or otherwise for such breach or threatened breach, nor to preclude Interchange from seeking to recover damages from Seller.

        13. No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

        14. Modification. No amendment hereof shall be effective unless contained in a written instrument signed by the parties hereto.

        15. Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                               [Signatures Follow]

                [Signature Page to Form of Non-Compete Agreement]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                  "Seller"


                                  ---------------------------------------------


                                  INTERCHANGE FINANCIAL SERVICES CORPORATION, a New Jersey corporation

                                  ---------------------------------------------
                                  Anthony S. Abbate, President and Chief
                                  Executive Officer

                                    EXHIBIT E

                                   INDEX GROUP

INSTITUTION                                           WEIGHTING
-----------                                           ---------

Harleysville National Corporation                       9.34%
U.S.B. Holding Co., Inc.                                6.52%
Sterling Financial Corporation                          8.53%
Financial Institutions, Inc.                            6.16%
Tompkins Trustco, Inc.                                  6.60%
Community Banks, Inc.                                   5.22%
Sterling Bancorp                                        5.33%
Suffolk Bancorp                                         7.64%
Arrow Financial Corporation                             4.79%
State Bancorp, Inc.                                     3.06%
Lakeland Bancorp, Incorporated                          5.41%
Omega Financial Corporation                             6.05%
Royal Bancshares of Pennsylvania                        4.15%
PennRock Financial Services                             4.00%
Columbia Bancorp                                        3.01%
Patriot Bank Corp.                                      1.83%
First United Corporation                                2.08%
Peapack-Gladstone Financial                             4.70%
First of Long Island Corp.                              2.83%
Sun Bancorp, Inc.                                       2.75%

                                     ANNEX B
                                     -------

                    OPINION OF McCONNELL, BUDD & ROMANO, INC.

                                                                         ANNEX B

                 [LETTERHEAD OF McCONNELL, BUDD & ROMANO, INC.]



[Date]


The Board of Directors
Interchange Financial Services Corporation
Park 80 West, Plaza II
Saddle Brook, NJ  07663

The Board of Directors:

         You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Interchange Financial Services Corporation ("Interchange") of the aggregate consideration to be paid to the stockholders of Bridge View Bancorp ("Bridge View") in the form of $33,528,472 in cash and 2,949,719 shares of Interchange common stock in connection with the proposed acquisition of Bridge View by Interchange. The transaction will be completed pursuant to an Agreement and Plan of Merger (the "Agreement") dated November 18, 2002 by and between Interchange and Bridge View. Pursuant to the Agreement, Bridge View will merge with and into Interchange, with Interchange as the surviving entity (the "Merger").

         As set forth with more specificity in the Agreement, at the Effective Time (as defined in the Agreement), each outstanding share of Bridge View common stock, except for shares held by Interchange and its subsidiaries or by Bridge View (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into the right to receive, at the election of the holder and subject to certain procedures and limitations as set forth in the Agreement, either cash, stock or a combination of cash and stock, provided that (a) the aggregate amount of cash exchangeable for shares of Bridge View common stock shall not exceed $33,528,472, less the aggregate dollar amount of cash paid to the holders of Bridge View stock options, and (b) the aggregate number of shares of Interchange common stock that shall be issued in the merger shall not exceed 2,949,719 shares. The Agreement may be terminated prior to the Effective Time by the board of directors of either party based on defined criteria.

         McConnell, Budd & Romano, Inc. ("MB&R"), as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts, financial holding companies and their subsidiaries and the securities of such entities in connection with mergers and acquisitions, negotiated underwritings, private placements, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with Interchange includes having worked as an independent financial advisor to Interchange since 1996, and most recently includes our participation in the process and negotiations leading up to the proposed merger of Interchange and Bridge View. In the course of our role as financial advisor to Interchange in connection with the Merger, we received $25,000 upon signing of the Agreement, and will receive $50,000 upon mailing of the joint proxy statement-prospectus containing our opinion. In addition, contingent on the successful consummation of the Merger, MB&R will receive a fixed fee of $275,000. Interchange has also agreed to reimburse MB&R for reasonable out-of-pocket expenses and disbursements and to indemnify MB&R for certain liabilities arising out of our engagement by Interchange in connection with the Merger. A portion of MB&R's fee, as outlined above, could be construed to be contingent upon the conclusion reached in the opinion, based on the assumption that the probability of the Agreement being signed, a joint proxy statement-prospectus being mailed and consummation of the Merger would likely be reduced if the conclusion drawn in MB&R's opinion were that the transaction was not fair to Interchange stockholders from a financial point of view. No limitations were imposed by the Interchange board of directors with respect to the investigations made or procedures followed in rendering our opinion. MB&R has provided no services to Bridge View and has received no fees from Bridge View. MB&R makes a market in Interchange common stock and certain of its officers, directors, employees, and clients own Interchange common stock.

         In arriving at our opinion, we have reviewed the Agreement as well as participated in its negotiation. We have also reviewed certain publicly available business, financial and stockholder information relating to Interchange and its subsidiaries and to Bridge View and its subsidiaries. In addition we have reviewed certain confidential financial information provided to us by both Interchange and Bridge View pertaining to their respective business plans and projections.

         In connection with the foregoing, we have reviewed (i) the Agreement dated November 18, 2002 by and between Interchange and Bridge View, (ii) the joint proxy statement-prospectus to which this letter is an annex (in substantially the form sent to stockholders), (iii) Interchange's annual reports on Form 10-K for the three calendar years ended December 31, 1999, 2000 and 2001, (iv) Interchange's annual reports to stockholders for 1999, 2000 and 2001, and (v) Interchange's quarterly reports on Form 10-Q for the trailing 3 calendar quarters through September 30, 2002. In addition, we have reviewed (i) Bridge View's annual reports on Form 10-K for 1999, 2000 and 2001, (ii) Bridge View's annual reports to stockholders for 1999, 2000 and 2001, and (iii) Bridge View's quarterly reports on Form 10-Q for the trailing 3 calendar quarters through September 30, 2002. In addition, with respect to both Interchange and Bridge View we have reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to MB&R by Interchange and Bridge View, and have held discussions with members of senior management of Bridge View concerning the past and current results of operations of Bridge View, its current financial condition and management's opinion of its future prospects. We have also considered the past and current results of operations of Interchange, its current financial condition and management's opinion of its future prospects. We have also reviewed the historical record of reported prices, trading volume and dividend payments for both Interchange and Bridge View and have considered the current state of and future prospects for the economy of the State of New Jersey (based primarily on our observations, anecdotal information and input from management from both Interchange and Bridge View) generally and the relevant market areas for Interchange and Bridge View in particular. We have reviewed proprietary merger analysis models to evaluate the business combination, reviewed the reported financial terms of selected recent business combinations in the banking industry and performed such other studies and analyses as MB&R considered appropriate under the circumstances associated with this particular transaction.

         In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future earnings per share ("EPS") results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future EPS, the relative capitalization, capital adequacy and debt maturity schedule of each of the parties, the availability of non-interest income to each of the parties, the possibility of the generation of new non-interest income for one of the parties, the relative asset quality and apparent adequacy of the reserve for loan and lease losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of Interchange and Bridge View and the potential impact on the pro forma company from the combination of the parties' deposits and loans. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the shares of Interchange and of the shares of Bridge View.

         In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by Interchange and Bridge View and/or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either Interchange or Bridge View, nor have we been furnished with or obtained from any other source, any current appraisals of the assets or liabilities of either Interchange or Bridge View. We have also relied on the management of both Interchange and Bridge View as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

         In rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the Merger, we assume that no conditions will be imposed by any regulatory agency in conjunction with its approval of the Merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of Interchange following consummation of the Merger. We refer the reader to the section of the joint proxy statement-prospectus titled "The Merger - Opinion of Interchange's Independent Financial Advisor" for more detail with respect to our analysis.

         Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the proposed consideration to be paid to the stockholders of Bridge View in the Merger is fair to the stockholders of Interchange from a financial point of view.

                                              Very truly yours,

                                              McConnell, Budd & Romano, Inc.


                                              By____________________________

                                              C. Edward McConnell
                                              Managing Director

                                     ANNEX C
                                     -------

                     OPINION OF KEEFE BRUYETTE & WOODS, INC.

                                                                         ANNEX C

                  [LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]



                                                    ______________________, 2003

The Board of Directors
Bridge View Bancorp
457 Sylvan Avenue
Englewood Cliffs, NJ 07632

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Bridge View Bancorp ("Bridge View") of the merger consideration in the proposed merger (the "Merger") of Bridge View with and into Interchange Financial Services Corporation ("Interchange"), pursuant to the Agreement and Plan of Merger, dated as of November 18, 2002, between Bridge View and Interchange (the "Agreement"). Pursuant to the terms of the Agreement, Interchange will exchange 2,949,719 shares of common stock, no par value per share, and cash in the amount of $33,528,472 for 100% of the outstanding shares of common stock, no par value per share, of Bridge View (the "Common Shares").

         Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Bridge View and Interchange, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Bridge View and Interchange for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Bridge View. We have acted exclusively for the Board of Directors of Bridge View in rendering this fairness opinion and will receive a fee from Bridge View for our services.

         In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Bridge View and Interchange and the Merger, including among other things, the following: (i) the Agreement; (ii) the Registration Statement on Form S-4 (including the joint proxy statement-prospectus for the special meeting of stockholders of Bridge View and Interchange to be held in connection with the Merger) of Interchange as filed with the Securities and Exchange Commission on February 14, 2003; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2001, of Bridge View and Interchange; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Bridge View and Interchange and certain other communications from Bridge View and Interchange to their respective stockholders; and (v) other financial information concerning the businesses and operations of Bridge View and Interchange furnished to us by Bridge View and Interchange for purposes of our analysis. We have also held discussions with senior management of Bridge View and Interchange regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Bridge View and Interchange with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

         In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Bridge View and Interchange as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Bridge View and Interchange are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Bridge View or Interchange, nor have we examined any individual credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Bridge View and Interchange; (ii) the assets and liabilities of Bridge View and Interchange; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the merger consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.


                                                  Very truly yours,


                                                  Keefe, Bruyette & Woods, Inc.

                                     ANNEX D
                                     -------

                 AMENDED AND RESTATED AUDIT COMMITTEE CHARTER OF
                   INTERCHANGE FINANCIAL SERVICES CORPORATION

                                                                         ANNEX D

                   INTERCHANGE FINANCIAL SERVICES CORPORATION
                             AUDIT COMMITTEE CHARTER

This Audit Committee Charter (Charter) has been adopted by the Board of Directors (the Board) of Interchange Financial Services Corporation (the Company). The Audit Committee of the Board (the Committee) shall review and reassess this charter annually and recommend any proposed changes to the Board for approval.

Role and Independence: Organization

The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment. Each Committee member shall also meet the independence, experience and financial literacy requirements for serving on audit committees all as set forth in the applicable rules of the NASDAQ National Market System, Section 10A(m)3 of the Securities and Exchange Act of 1934 (the Exchange Act) and the rules and regulations of the Securities and Exchange Commission. At least one member of the Committee shall be a financial expert as that term is defined by the Commission. The Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors, as it deems necessary to carry out its duties.

One member of the Committee shall be appointed as chairman. The chairman shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chairman will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and VP in charge of internal audit.

The Committee shall meet at least four times a year, or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors, management and the internal auditors.

Responsibilities

Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

1. Appointing the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company.

2. Resolving any disagreements between management and the independent auditor regarding financial reporting.

3. Evaluating the performance of the independent auditors and, where appropriate, replacing such auditors.

4. Approving, in advance, all auditing and permissible non-audit services (including fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

5. Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors' independence.

6. Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

7. Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.

8. Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q [or 10-QSB] prior to its filing, (2) the earnings announcement prior to its release (if practicable), and (3) the results of the review of such information by the independent auditors. (These discussions may be held with the Committee as a whole or with the Committee Chairman in person or by telephone.)

9. Overseeing internal audit activities, including discussing with management and the internal auditors the internal audit function's organization, objectivity, responsibilities, plans, results, budget and staffing.

10. Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K [or 10-KSB (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K)].

11.  Reviewing and approving audit fees.

12. Reviewing codes of ethics and/or codes of conduct and management's system to monitor compliance with such codes.

13. Discussing with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company's internal controls and financial reporting process.

14. Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

15. Disclosing in the Company's proxy statement that the Board of Directors has adopted a written charter for the Audit Committee and include a copy of the Committee's charter as an appendix to the Company's proxy statement at least once every three years.

16. Discussing with management the status of internal control recommendations made by the independent auditor and the internal auditors.

17. Ensuring the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

18. Obtaining from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

19. Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

Adopted 1/23/03                                                                3

                                     ANNEX E
                                     -------

                 BRIDGE VIEW BANCORP ANNUAL REPORT ON FORM 10-K
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                         ANNEX E

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 10-K

(Mark One)

[X] Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     For the fiscal year ended December 31, 2001

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     For the transition period from _____________ to _____________.

     Commission file number : 1-12165

                               Bridge View Bancorp
             (Exact name of Registrant as specified in its charter)

         New Jersey                                        22-3461336

(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                          Identification)

                  457 Sylvan Avenue, Englewood Cliffs, NJ 07632
               (Address of principal executive offices) (Zip Code)

                                  201-871-7800
              (Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

   Title of each class:               Name of each exchange on which registered:
   Common Stock, No Par Value         American Stock Exchange

Securities registered pursuant to Section 12(g) of the Exchange Act:    None

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO___

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Issuer's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K. [X]

The aggregate market value of the voting stock held by non-affiliates of the Issuer as of March 5, 2002 was $55,651,000.

The number of shares of the Issuer's Common Stock, no par value, outstanding as of March 5, 2002 was 3,548,760.

For the fiscal year ended December 31, 2001, the Issuer had total revenues of $14,829,000.

                       DOCUMENTS INCORPORATED BY REFERENCE

         10-K Item                                  Document Incorporated

Item 9.  Directors and Executive             Proxy Statement for 2002
         Officers of the Company;            Annual Meeting of
         Compliance with Section 16(a)       Shareholders to be filed no
         Of the Exchange Act                 later than April 30, 2002.
--------------------------------------------------------------------------------
Item 10. Executive Compensation              Proxy Statement for 2002
                                             Annual Meeting of
                                             Shareholders to be filed no
                                             later than April 30, 2002.
--------------------------------------------------------------------------------
Item 11. Security Ownership of Certain       Proxy Statement for 2002
         Beneficial Owners and               Annual Meeting of
         Management                          Shareholders to be filed no
                                             later than April 30, 2002.
--------------------------------------------------------------------------------
Item 12. Certain Relationships and           Proxy Statement for 2002
         Related Transactions                Annual Meeting of
                                             Shareholders to be filed
                                             no later than April 30, 2002.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                       PAGE

PART I

Item 1.   Description of Business                                         4
Item 2.   Description of Property                                        11
Item 3.   Legal Proceedings                                              11
Item 4.   Submission of Matters to a Vote of                             12
          Security Holders

PART II

Item 5.   Market for Registrant's Common Equity and                      13
          Related Stockholder Matters
Item 6.   Selected Consolidated Financial Data and Other Data            14
Item 7.   Management's Discussion and Analysis of                        15
          Financial Condition and Results of Operations
Item 7A.  Quantitative and Qualitative Disclosures about Market Risk     35
Item 8.   Financial Statements and Supplementary Data                    35
Item 9.   Changes In and Disagreements with Accountants                  35
          on Accounting and Financial Disclosures

PART III

Item 10.  Directors and Executive Officers of the Registrant             35
Item 11.  Executive Compensation                                         36
Item 12.  Security Ownership of Certain Beneficial                       36
                   Owners and Management
Item 13.  Certain Relationships and Related Transactions                 36

PART IV

Item 14.  Exhibits and Financial Statement Schedules                     37

                                     PART I

ITEM 1.     DESCRIPTION OF BUSINESS

General
Bridge View Bancorp (the "Company") is a one-bank holding company incorporated under the laws of the State of New Jersey in May, 1996 to serve as a holding company for Bridge View Bank (the "Bank"; unless the context otherwise requires, all references to the "Company" in this Annual Report shall be deemed to refer also to the Bank). The Company was organized at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock of the Bank. Pursuant to the New Jersey Banking Act of 1948 (the "Banking Act"), as amended, and pursuant to approval of the shareholders of the Bank, the Company acquired the Bank and became its holding company on December 6, 1996. As part of the Acquisition, shareholders of the Bank received two shares of common stock, no par value, (the "Common Stock") of the Company for each outstanding share of the common stock of the Bank, $5.00 per share par value ("Bank Common Stock"). The only significant activities of the Company are the ownership and supervision of the Bank. The Company's main office is located at 457 Sylvan Avenue, Englewood Cliffs, Bergen County, New Jersey, 07632.

The Bank is a commercial bank formed under the laws of the State of New Jersey on October 11, 1988. The Bank operates from its main office at 457 Sylvan Avenue, Englewood Cliffs, New Jersey, 07632, and its six branch offices located at 1605 Lemoine Avenue, Fort Lee, New Jersey, 07024, 115 River Road, Edgewater, New Jersey, 07020, 899 Palisade Avenue, Fort Lee, New Jersey, 07024, 77 River Street, Hackensack, NJ, 07601, 20 West Railroad Avenue, Tenafly, NJ 07670, and 4 Park Street, Harrington Park, NJ 07640. All branch locations are in Bergen County, NJ

During December, 2001, the Bank successfully bid to purchase three bank branches and to assume the lease of another branch formerly operated by Fleet/Summit Bank which have been closed as a result of that merger. In connection with its bid, the Bank will not assume any deposits of these four branches nor acquire any loans or other assets. In January, 2002, the Bank received regulatory approval to open and operate these branches. The four new branches are located at 35 North Washington Avenue, Bergenfield, New Jersey, 819 Teaneck Road, Teaneck, New Jersey, 245 Main Street, Ridgefield Park, New Jersey, and 85 Jefferson Avenue, Westwood, New Jersey; all in Bergen County, New Jersey. They are expected to open in early second quarter, 2002.

The Bank is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the "FRB"). The Bank's deposits are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits. The operation of the Company and the Bank are subject to the supervision and regulation of the FRB, FDIC, and the New Jersey Department of Banking and Insurance (the " Department"). The principal executive offices of the Bank are located at 457 Sylvan Avenue, Englewood Cliffs, New Jersey, 07632, and the telephone number is (201) 871 - 7800.

Business of the Company
The Company's primary business is ownership and supervision of the Bank. The Company, through the Bank, conducts a traditional commercial banking business, accepting deposits from the general public, including individuals, businesses, non-profit organizations, and governmental units. The Bank makes commercial loans, consumer loans, and both residential and commercial real estate loans. In addition, the Bank provides other customer services and makes investments in securities, as permitted by law. The Bank has sought to offer an alternative, community-oriented style of banking in an area, which is presently dominated by larger, statewide and national institutions. The Bank has sought to be a positive force in the area by assisting in the development of the residential sector, by serving the needs of small and medium-sized businesses and the local professional community, and by meeting the requirements of individuals residing, working, and shopping in the Bank's eastern Bergen County market area by extending consumer, commercial, and real estate loans and by offering depository services. The Bank believes that the following attributes have attracted local business people and residents:

..    Competitively priced services;

..    Direct access to Bank management by members of the community, whether during or after business hours;

..    Strategically located branch offices;

..    Full service business hours of 7:00 am to 7:00 pm weekdays and 9:00 am to
     1:00 pm Saturdays;

..    Local conditions and needs are taken into account when deciding loan applications and making other business decisions affecting members of the community;

..    Responsiveness to requests for information and services by depositors and others; and

..    Positive involvement in the community affairs of eastern Bergen County.

Since opening in 1990, the Bank has increased its branch network to eleven branches, including its main office and the four new branches expected to open in the second quarter. The Bank expects to continue to seek additional strategically located de novo branch locations within Bergen County. Particular emphasis will be placed on presenting an alternative banking culture in communities which are dominated by non-local competitors and where no community banking approach exists or in locations which the Company perceives to be economically emerging.

Service Area
The Company's service area primarily consists of Bergen County, New Jersey. The Company operates its main office in Englewood Cliffs, New Jersey and six branch offices in Fort Lee(2), Edgewater, Hackensack, Tenafly, and Harrington Park, New Jersey; all in Bergen County, NJ. The new branches will be open in Bergenfield, Teaneck, Ridgefield Park, and Westwood, New Jersey; all in Bergen County.

Competition
The Company operates in a highly competitive environment competing for deposits and loans with commercial banks, thrifts, and other financial institutions, many of which have greater financial resources than the Company. Many large financial institutions in New York City and other parts of New Jersey compete for the business of New Jersey residents located in the Company's service area. In addition, since passage of the Gramm-Leach-Bliley Financial Modernization Act of 1999 (the "Modernization Act"), securities firms and insurance companies have been allowed to acquire or form financial institutions, thereby further increasing competition in the financial services market. Certain of these institutions have significantly higher lending limits than the Company and provide services to their customers which the Company does not offer. In addition, the Company's competitors generally have established positions in the Service Area and have greater resources than the Company with which to pay for advertising, physical facilities, personnel, and interest on deposited funds. Management believes the Company is able to compete on a substantially equal basis with its competitors because it provides responsive personalized services through its knowledge and awareness of the Company's service area, customers, and business.

Employees
At December 31, 2001, the Company employed sixty-six full-time employees and eleven part-time employees. None of these employees is covered by a collective bargaining agreement. The Company believes that its employee relations remain good.

                           Supervision and Regulation

Bank holding companies and banks are extensively regulated under both federal and state law. These laws and regulations are intended to protect depositors, not stockholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of the Company and the Bank.

Bank Holding Company Regulations
As a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Company is subject to the regulation and supervision of the FRB. The Company is required to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries. Under the BHCA, the Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the FRB determines to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

The BHCA requires among other things , the prior approval of the FRB in any case where a bank holding company proposes to: (i) acquire all or substantially all of the assets of any other bank, (ii) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank (unless it owns a majority of such bank's voting shares), or (iii) merge or consolidate with any other bank holding company. The FRB will not approve any acquisition, merger, or consolidation that would have a substantially anti-competitive effect, unless the anti-competitive impact of the proposed transaction is clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served, when reviewing acquisitions or mergers.

Additionally, the BHCA prohibits a bank holding company, with certain limited exceptions, from (i) acquiring or retaining direct or indirect ownership or control of more than 5% of the outstanding voting stock of any company which is not a bank or bank holding company, or (ii) engaging directly or indirectly in activities other than those of banking, managing, or controlling banks, or performing services for its subsidiaries; unless such non-banking business is determined by the FRB to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such determinations, the FRB is required to weigh the expected benefits to the public such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

The BHCA was substantially amended through the Modernization Act. The Modernization Act permits bank holding companies and banks which meet certain capital, management and Community Reinvestment Act standards to engage in a broader range of non-banking activities. In addition, bank holding companies which elect to become financial holding companies may engage in certain banking and non-banking activities without prior FRB approval. Finally, the Modernization Act imposes certain new privacy requirements on all financial institutions and their treatment of consumer information. At this time, the Company has elected not to become a financial holding company, as we do not engage in any non-banking activities.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default. Under a policy of the FRB with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The FRB also has the authority under the BHCA to require a bank holding company to terminate any activity or to relinquish control of a non-banking subsidiary upon the FRB's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

The Company is also under the jurisdiction of the Securities and Exchange Commission for matters relating to the offering and sale of its securities and is subject to the Securities and Exchange Commission's rules and regulations relating to periodic reporting, reporting to shareholders, proxy solicitations, and insider trading.

Capital Adequacy Guidelines for Bank Holding Companies.
The FRB has adopted risk-based capital guidelines for bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The risk-based guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $150 million or more. The minimum ratio or total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least 4% of the total capital is required to be "Tier I Capital", consisting of common stockholders' equity and certain preferred stock, less certain goodwill items and other intangible assets. The remainder, "Tier II Capital", may consist of (a) the allowance for loan losses of up to 1.25% of risk-weighted assets, (b) excess of qualifying preferred stock, (c) hybrid capital instruments, (d) debt, (e) mandatory convertible securities, and (f) qualifying subordinated debt. Total capital is the sum of Tier I and Tier II capital less reciprocal holdings of other banking organizations' capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the FRB (determined on a case-by-case basis or as a matter of policy after formal rule-making).

Bank holding company assets are given risk-weights of 0%, 20%, 50%, and 100%. In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property which carry a 50% risk-weighting. Most investment securities (including, primarily, general obligation claims of states or other political subdivisions of the United States) are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk-weight. In converting off-balance sheet items, direct credit substitutes including general guarantees and standby letters of credit backing financial obligations, are given a 10% risk-weighting. Transactions related to contingencies such as bid bonds, standby letters of credit backing non-financial obligations, and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) have a 50% risk-weighting. Short term commercial letters of credit have a 20% risk-weighting and certain short-term unconditionally cancelable commitments have a 0% risk-weighting.

In addition to the risk-based capital guidelines, the FRB has adopted a minimum Tier I capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company that has the highest regulatory examination rating and is not contemplating a significant growth or expansion. All other bank holding companies are expected to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum.

Bank Regulation
As a New Jersey chartered commercial bank, the Bank is subject to the regulation, supervision, and control of the New Jersey Department of Banking and Insurance (the "Department"). As an FDIC-insured institution, the Bank is subject to regulation, supervision, and control of the FDIC, an agency of the federal government. The regulations of the FDIC and the Department impact virtually all activities of the Bank, including the minimum level of capital the Bank must maintain, the ability of the Bank to pay dividends, and the ability of the Bank to expand through new branches or acquisitions and various other matters.

Insurance of Deposits
The Bank's deposits are insured up to a maximum of $100,000 per depositor under the Bank Insurance Fund (the "BIF"). The Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA") affected a major restructuring of the federal regulatory framework applicable to depository institutions and deposit insurance. FDICIA requires the FDIC to establish a risk-based assessment system for all insured depository institutions. Under this legislation, the FDIC has established an insurance premium assessment matrix that sets the assessment premium for a particular institution in accordance with its capital level and overall rating by the primary regulator. Under the matrix as currently in effect, the assessment ranges from 0 to 31 basis points of assessed deposits.

Dividend Rights
Under the Banking Act, a bank may declare and pay dividends only if, after payment of the dividend, the capital stock of the Company will be unimpaired and either the bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the bank's surplus.

ITEM 2.     DESCRIPTION OF PROPERTY

The Company conducts its business through its main office located at 457 Sylvan Avenue, Englewood Cliffs, New Jersey, and its eleven branch network. The following table sets forth certain information regarding the Company's properties as of December 31, 2001.

                              Leased Date of Lease
Location                            or Owned                    Expiration

 457 Sylvan Avenue                   Owned                          N/A
 Englewood Cliffs, NJ

 1605 Lemoine Avenue                Leased                    November, 2002
 Fort Lee, NJ

 115 River Road                     Leased                       April, 2006
 Edgewater, NJ

 899 Palisade Avenue                Leased                   September, 2006
 Fort Lee, NJ

 77 River Street                    Leased                    December, 2012
 Hackensack, NJ

 20 West Railroad Avenue            Leased                       April, 2005
 Tenafly, NJ

 4 Park Street                      Leased                      August, 2004
 Harrington Park, NJ

*35 North Washington Avenue          Owned                               N/A
  Bergenfield, NJ

*819 Teaneck Road                    Owned                               N/A
 Teaneck, NJ

*245 Main Street                     Owned                               N/A
 Ridgefield Park, NJ

*85 Jefferson Street                Leased                         May, 2026
 Westwood, NJ

*  Anticipated openings in second quarter, 2002

ITEM 3.     LEGAL PROCEEDINGS

The Company and the Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the Bank's business. Management does not believe that there is any pending or threatened proceedings against the Company or the Bank which, if determined adversely, would have a material effect on the business, financial position or results of operations of the Company or the Bank.

                                     PART II

ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted for a vote of the Registrant's shareholders during the Fourth Quarter of fiscal 2001.

ITEM 5.     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Commencing on December 20, 1996, the Company's Common Stock began trading on the American Stock Exchange under the symbol "BVB". As of December 31, 2001, there were 1,302 stockholders of record of the Common Stock.

The following table sets forth the quarterly high and low bid prices of the Common Stock as reported on the American Stock Exchange for the periods presented. The stock prices and cash dividends are adjusted to reflect stock dividends and stock splits through the 2002 stock dividend.

                                          Bid
                                --------------------------        Cash
                                  High              Low          Dividend

Year Ended December 31, 2001
Fourth Quarter                   $15.14            $12.00          $0.10
Third quarter                     14.55             12.91           0.10
Second quarter                    15.00             12.95           0.10
First quarter                     13.97             12.72           0.09
Year Ended December 31, 2000
Fourth quarter                   $13.23            $10.75          $0.05
Third quarter                     16.33             11.36           0.05
Second quarter                    13.74             10.44           0.05
First quarter                     16.73             12.69           0.04
================================================================================

The Company and its predecessor, the Bank, began paying quarterly dividends during January, 1996. Although the amount of the dividends to be paid by the Company will be determined by its Board of Directors while giving consideration to the Company's earnings, capital needs, financial condition, and other relevant factors, the Board of Directors of the Company currently intends to adhere to the dividend policy previously established by the Bank.

ITEM 6.     SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER DATA

               Selected Consolidated Financial Data and Other Data
                      (in thousands, except per share data)

Set forth below is selected historical financial data of the Company. This information is derived in part from and should be read in conjunction with the consolidated financial statements and notes thereto presented in the Annual Report to Stockholders.

                                                                              Years Ended December 31,
                                                     -----------------------------------------------------------------------
                                                           2001           2000           1999            1998           1997
                                                     ----------     ----------     ----------      ----------       --------
Selected Operating Data:

Total interest income                                $   14,829     $   15,232     $   12,558      $   10,883       $  9,942
Total interest expense                                    3,191          4,290          3,182           3,006          3,123
                                                     ----------     ----------     ----------      ----------       --------
Net interest income                                      11,638         10,942          9,376           7,877          6,819
Provision for loan losses

                                                            165            190            195             140            160
                                                     ----------     ----------     ----------      ----------       --------
Net interest income after provision for
 loan loss                                               11,473         10,752          9,181           7,737          6,659
Other income                                              1,907          1,501          1,409           1,301          1,102
Other expenses                                            6,299          5,950          5,662           4,848          4,361
                                                     ----------     ----------     ----------      ----------       --------
Income before income taxes                                7,081          6,303          4,928           4,190          3,400
Income tax expense                                        2,512          2,201          1,792           1,587          1,337
                                                     ----------     ----------     ----------      ----------       --------
Net income                                           $    4,569     $    4,102     $    3,136      $    2,603       $  2,063
                                                     ==========     ==========     ==========      ==========       ========

Basic Earnings per Share (1)                         $     1.29     $     1.16     $     0.89      $     0.74       $   0.63
Diluted Earnings per Share (1)                       $     1.25     $     1.13     $     0.86      $     0.72       $   0.59

(1) All shares data has been restated to reflect stock dividends and stock split through the 2002 stock dividend.

                                                                                At December 31,
                                                     -----------------------------------------------------------------------
Selected Financial Data:                                   2001           2000           1999            1998           1997
                                                     ----------     ----------     ----------      ----------       --------
Total Assets                                         $  237,820     $  234,927     $  203,272      $  170,768       $144,620
Net Loans                                               149,308        131,385        116,961          96,955         82,186
Total Deposits                                          209,624        208,365        183,205         152,700        128,745
Stockholders' Equity                                     26,866         23,263         19,329          17,237         15,157

                                                                        At or for the year ended December 31,
                                                     -----------------------------------------------------------------------
Selected Financial Ratios:                                 2001           2000           1999            1998           1997
                                                     ----------     ----------     ----------      ----------       --------
Return on Average Assets (ROA)                             1.98%          1.92%          1.66%           1.67%          1.47%
Return on Average Equity (ROE)                            18.32%         19.47%         17.07%          16.05%         15.25%
Equity to Total Assets at Year-End                        11.30%          9.90%          9.51%          10.09%         10.48%
Dividend Payout Ratio                                     27.60%         14.84%         17.53%          20.13%         22.69%

ITEM 7.     MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and the notes thereto included herein. When necessary, reclassifications have been made to prior years' data throughout the following discussion and analysis for purposes of comparability.

In addition to historical information, this discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in this section, and also include economic conditions, both in the Company's trade area and nationally, changes in interest rates and monetary policy, the continued viability of the Company's customers and a variety of other matters, most, if not at all of which, are beyond the Company's control. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of the report. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events and circumstances that arise after such date.

                              OVERVIEW AND STRATEGY

The Company was formed in 1996 to act as a holding company for the Bank, which began full service operation as a commercial bank on March 15, 1990. The Company accepts deposits from the general public, including individuals, businesses, non-profit organizations and governmental units located primarily within its trade area. The Company makes commercial loans, consumer loans, residential and commercial real estate loans, and issues both mastercard and visa credit cards. In addition, the Company provides other customer services and makes investments in securities, as permitted by law. The Company has sought to offer an alternative, community-oriented style of banking in an area presently dominated by larger, statewide and national institutions. The Company has sought to be a positive force in its area by assisting in the development of the residential sector; by serving the needs of small and medium-sized businesses and the local professional community, and by meeting the requirements of individuals residing, working, and shopping in the eastern Bergen County, New Jersey market area by extending consumer, commercial, and real estate loans and by offering depository services. The Company believes that the following attributes have made the Company attractive to local business people and residents:

..    Competitively priced services;

..    Strategically located branch offices;

..    Full service business hours of 7:00 am to 7:00 pm weekdays and 9:00 am to
     1:00 pm Saturdays;

..    Local conditions and needs are taken into account when deciding loan applications and making other business decisions affecting members of the community;

..    Responsiveness to requests for information and services by depositors and others; and

..    Positive involvement in the community affairs of eastern Bergen County.

Since opening in 1990, the Bank has established a network of eleven branches, including its main office and the four new offices expected to open in the second quarter. The Company expects to continue to seek additional strategically located de novo branch locations within Bergen County. Particular emphasis will continue to be placed on presenting an alternative banking culture in communities which are dominated by non-local competitors and where no community banking approach exists or in locations which the Company perceives to be economically emerging.

RESULTS OF OPERATIONS  -  2001 versus 2000

The Company's results of operations depend primarily on its net interest income, which is the difference between the interest earned on its interest-earning assets and the interest paid on funds borrowed to support those assets, primarily deposits. Net interest margin is the difference between the weighted average rate received on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average level of interest-earning assets as compared with that of interest-bearing liabilities. Net income is also affected by the amount of non-interest income and other operating expenses.

NET INCOME
For the year ended December 31, 2001, net income increased by $467,000 or 11.4% to $4,569,000 from $4,102,000 for the year ended December 31, 2000. The increase in net income for 2001 compared to 2000 is a result of a 6.4% increase in net interest income to $11,638,000 from $10,942,000 in the prior year coupled with a 27.0%, or $406,000, increase in fee income to $1,907,000 from $1,501,000 for
2000. The increase in net interest income is primarily the result of a 25.6% decrease in interest expense from $4,290,000 in 2000 to $3,191,000 in 2001. Other expenses increased by $349,000 or 5.9%, to $6,299,000 for the year ended December 31, 2001 from $5,950,000 for the year ended December 31, 2000. This increase is related primarily to data processing fees, customary increases for salary and employee benefits, as well as other administrative expenses resulting from the Company's growth since December 31, 2000.

On a per share basis, basic earnings per share for the year ended December 31, 2001 were $1.29 as compared to $1.16 for the year ended December 31, 2000, representing an increase of 11.2%. Diluted earnings per share were $1.25 for 2001 as compared to $1.13 for 2000. All share data has been restated to reflect all stock dividends and stock splits through the March 5, 2002 stock dividend.

Analysis of Net Interest Income
Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest bearing liabilities and the interest rate paid on them. For the year ended December 31, 2001, net interest income increased by $696,000, or 6.4%, to $11,638,000 from $10,942,000 for the year ended December 31, 2000. This increase in net interest income is primarily the result of a 25.6% decrease in interest expense from $4,290,000 in 2000 to $3,191,000 in 2001, partially offset by a reduction of $403,000 in total interest income. The decrease in interest expense reflects a reduction in the rates paid on the Company's interest bearing liabilities to 2.41% for the twelve months ended December 31, 2001 from the 3.35% paid in the prior year, as well as a $9.6 million increase in the average balance of non-interest bearing deposits year over year. The reductions in rate were partially offset by a $4.1 million increase in the average balance of interest bearing liabilities for 2001 compared to 2000.

Average Balance Sheets
The following table sets forth certain information relating to the Company's average assets and liabilities for the years ended December 31, 2001, 2000, and 1999, and reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields are derived by dividing income or expense, on a tax-equivalent basis, by the average balance of assets or liabilities, respectively, for the periods shown. Securities available for sale are reflected in the following table at amortized cost. Non-accrual loans are included in the average loan balance. Amounts have been computed on a fully tax-equivalent basis, assuming a blended tax rate of 36%.

                                                           For the years ended December 31,
                                                              (dollars in thousands)
                                            2001                            2000                            1999
                               -------------------------------  -------------------------------  ------------------------------
                                Average             Average      Average             Average      Average            Average
                                Balance   Interest  Yield/Cost   Balance   Interest  Yield/Cost   Balance  Interest  Yield/Cost
                               --------  ---------  ----------  --------   --------  ----------  --------  --------  ----------
ASSETS :
Interest-Earning Assets:
Loans (net of
 unearned income)              $136,732  $  11,115        8.13% $125,214   $ 11,048        8.82% $105,486  $  9,009        8.54%
Tax-Exempt Securities             7,684        501        6.52    10,375        620        5.98    10,766       662        6.15
Taxable Investment
  Securities                     43,347      2,433        5.61    52,225      3,209        6.15    39,923     2,298        5.76
Federal Funds Sold               22,321        913        4.09     7,394        490        6.63    16,346       803        4.91
FHLB Account                        226         13        5.75       513         38        7.41       440        16        3.64
FHLB Stock                          480         34        7.08       512         38        7.42       503        35        6.96
                               --------  ---------              --------   --------              --------  --------
Total Interest-earning
  Assets                        210,790     15,009        7.12%  196,233     15,443        7.87%  173,464    12,823        7.39%
                               --------  ---------              --------   --------              --------  --------

Non-interest earning Assets      21,453                           18,294                           16,674
Allowance for Loan Losses        (1,499)                          (1,368)                          (1,094)
                               --------                         --------                         --------
TOTAL ASSETS                   $230,744                         $213,159                         $189,044
                               ========                         ========                         ========

LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-Bearing Liabilities:
Demand Deposits                $ 38,725  $     472        1.22% $ 31,673   $    551        1.74% $ 31,399  $    194        0.62%
Savings Deposits                 22,857        219        0.96    22,144        310        1.40    20,613       310        1.50
Money Market Deposits            15,988        213        1.33    14,133        265        1.88    15,509       265        1.71
Time Deposits                    52,840      2,212        4.19    59,897      3,136        5.24    52,384     2,413        4.61
Short Term Borrowings             1,760         75        4.26       206         28        6.59         0         0        0.00
                               --------  ---------              --------   --------              --------  --------
Total Interest-Bearing
  Liabilities                   132,170      3,191        2.41%  128,053      4,290        3.35%  119,905     3,182        2.65%
                               --------  ---------              --------   --------              --------  --------

Non-Interest Bearing
 Liabilities:
Demand Deposits                  72,535                           62,863                           49,953
Other Liabilities                 1,094                            1,178                              812
                               --------                         --------                         --------
Total Non-Interest Bearing       73,629                           64,041                           50,765
Liabilities
Stockholders' Equity             24,945                           21,065                           18,374
                               --------                         --------                         --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY           $230,744                         $213,159                         $189,044
                               ========                         ========                         ========
Net Interest Income
 (Tax Equivalent Basis)                  $  11,818                         $ 11,153                        $  9,641
Tax Equivalent Basis
  adjustment                                  (180)                            (211)                            265
                                         ---------                         --------                        --------
Net Interest Income                      $  11,638                         $ 10,942                        $  9,376
                                         =========                         ========                        ========
Net Interest Rate Spread                                  4.71%                            4.52%                           4.74%
                                                    ==========                       ==========                      ==========
Net Interest Margin                                       5.61%                            5.68%                           5.56%
                                                    ==========                       ==========                      ==========
Ratio of Interest-Earning
 Assets to Interest-Bearing
 Liabilities                       1.59                             1.53                             1.45
                               ========                         ========                         ========

Rate/Volume Analysis
The following table presents, by category, the major factors that contributed to the changes in net interest income on a tax equivalent basis for each of the years ended December 31, 2001 and 2000.

                                         Year Ended                    Year Ended
                                        December 31,                  December 31,
                                         2001 versus                   2000 versus
                                            2000                          1999
                                 ---------------------------   --------------------------
                                                     ( in thousands )
                                    Increase (Decrease)           Increase (Decrease)
                                      due to change in              due to change in
                                          Average                       Average

                                 Volume     Rate       Net     Volume    Rate       Net
                                 ------   --------   -------   ------   -------   -------
Interest Income :
Loans (net of unearned
 income)                         $1,016   $   (949)  $    67   $1,685   $   354   $ 2,039
Tax Exempt Securities              (161)        42      (119)     (24)      (18)      (42)
Taxable Investment
Securities                         (546)      (230)     (776)     708       203       911
Federal Funds Sold                  990       (567)      423     (439)      126      (313)
Federal Home Loan Bank
Account                             (21)        (4)      (25)       3        19        22
Federal Home Loan
Bank Stock                           (2)        (2)       (4)       1         2         3
                                 ------   --------   -------   ------   -------   -------

Total Interest Income             1,276     (1,710)     (434)   1,934       686     2,620
                                 ------   --------   -------   ------   -------   -------

Interest Expense :
Demand Deposits                     123       (202)      (79)       2       355       357
Savings Deposits                     10       (101)      (91)      23       (23)        0
Money Market Deposits                35        (87)      (52)     (24)       24         0
Time Deposits                      (370)      (554)     (924)     346       377       723
Short Term Borrowings               102        (55)       47       28         0        28
                                 ------   --------   -------   ------   -------   -------

Total Interest Expense             (100)      (999)   (1,099)     375       733     1,108
                                 ------   --------   -------   ------   -------   -------

Net change in Interest
Income                           $1,376   $   (711)  $   665   $1,559   $   (47)  $ 1,512
                                 ======   ========   =======   ======   =======   =======

PROVISION FOR LOAN LOSSES
For the year ended December 31, 2001, the Company's provision for loan losses was $165,000, a decrease of $25,000 from the provision of $190,000 for the year ended December 31, 2000. The reduction of the provision reflects management's view of the economy of its service area and management's view of the strength of the Company's loan portfolio.

OTHER INCOME
Other income, which was primarily attributable to service fees received from deposit accounts, for the year ended December 31, 2001, was $1,907,000, an increase of $406,000 or 27.0% above the $1,501,000 received during the year ended December 31, 2000. The increase in service fees is attributable to the higher level of average deposits in connection with certain pricing strategies.

OTHER EXPENSES
Other expenses for the year ended December 31, 2001 amounted to $6,299,000, an increase of $349,000 or 5.9% over the $5,950,000 for the year ended December 31, 2000. This increase is related, primarily, to data processing fees, customary increases for salary and employee benefits, as well as other administrative expenses resulting from the Company's growth since December 31, 2000. The Company expects that these expenses will continue to increase in 2002, as the Company establishes and staffs its four newest branches.

INCOME TAX EXPENSE
The income tax provision, which includes both federal and state taxes, for the years ended December 31, 2001 and 2000 was $2,512,000 and $2,201,000,
respectively. The increase in income taxes is a direct result of the increase in income before taxes in 2001.

RESULTS OF OPERATIONS  -  2000 versus 1999

NET INCOME
For the year ended December 31, 2000, net income increased by $966,000 or 30.8% to $4,102,000 from $3,136,000 for the year ended December 31, 1999. The increase in net income for 2000 compared to 1999 is a result of a 16.7% increase in net interest income to $10,942,000 from $9,376,000 in the prior year coupled with a 6.5% increase in fee income to $1,501,000 from $1,409,000 for 1999. The increase in net interest income is the result of a 21.3% increase in interest income, reaching $15,232,000 in 2000 from $12,558,000 in 1999.

Other expenses increased by $288,000 or 5.1%, to $5,950,000 for the year ended December 31, 2000 from $5,662,000 for the year ended December 31, 1999. This increase reflects the costs associated with the addition of two new branches within the local Bergen County community as well as the Company's continued growth, which also affected staff additions, occupancy expenses, salary and employee benefits, and data processing.

On a per share basis, basic earnings per share for the year ended December 31, 2000 were $1.16 as compared to $0.89 for the year ended December 31, 1999, representing an increase of 30.3%. Diluted earnings per share were $1.13 for 2000 as compared to $0.95 for 1999. All share data has been restated to reflect all stock dividends and stock splits through the 2002 stock dividend.

                               FINANCIAL CONDITION

At December 31, 2001, the Company's total assets were $237,820,000 compared to $234,927,000 at December 31, 2000. Total loans increased to $151,384,000 at December 31, 2001 from $133,255,000 at December 31, 2000. Total deposits at year end 2001 were $209,624,000 compared to $208,365,000 at December 31, 2000.

LOAN PORTFOLIO
At December 31, 2001, the Company's total loans were $151,384,000, an increase of $18,129,000 or 13.6% over total loans of $133,255,000 at December 31, 2000.
The increase in the loan portfolio continues to be attributable to the effect of customer referrals, selective marketing, and growth within the local Bergen County community. Management believes that the Company will remain successful in loan acquisition within this market due to the fact that, through mergers and acquisitions, the Company's trade area is now primarily served by large institutions, frequently headquartered out of state. Management believes that it is not cost-efficient for these larger institutions to provide the level of personal service to small business borrowers.

The Company's loan portfolio consists of commercial loans, real estate loans, and consumer loans. Commercial loans are made for the purpose of providing working capital, financing the purchase of equipment or inventory, as well as for other business purposes. Real estate loans consist of loans secured by commercial or residential real property and loans for the construction of commercial or residential property. Consumer loans are made for the purpose of financing the purchase of consumer goods, home improvements, and other personal needs, and are generally secured by the personal property being purchased.

The Company's loans are primarily to businesses and individuals located in eastern Bergen County, New Jersey. The Company has not made loans to borrowers outside of the United States. Commercial lending activities are focused primarily on lending to small business borrowers. The Company believes that its strategy of customer service, competitive rate structures, and selective marketing have enabled the Company to gain market entry to local loans. Bank mergers and lending restrictions at larger banks competing with the Company have also contributed to the Company's efforts to attract borrowers.

The following table sets forth the classification of the Company's loans by major category as of December 31, 2001, 2000, 1999, 1998, and 1997, respectively:

                                                         December 31,
                                     ---------------------------------------------------
                                         2001       2000       1999      1998       1997
                                     --------   --------   --------   -------   --------
                                                        (in thousands)
Commercial and Industrial            $ 30,655   $ 26,087   $ 17,610   $18,906    $15,568
Real Estate :
        Non-residential properties     65,633     55,699     51,553    33,487     25,929
        Residential properties         43,112     43,000     39,981    37,703     36,988
        Construction                    8,443      4,902      6,901     5,443      2,783
Consumer                                3,541      3,567      2,500     2,694      2,056
                                     --------   --------   --------   -------   --------
Total Loans                          $151,384   $133,255   $118,545   $98,233    $83,324
                                     ========   ========   ========   =======    =======

The following table sets forth fixed and adjustable rate loans as of December 31, 2001 in terms of interest rate sensitivity (in thousands) :

                                      Within
                                        One      1 to 5     After 5
                                       Year       Years      Years     Total
                                     --------   --------   --------   -------

Loans with Fixed Rate                $ 14,866   $  3,448   $ 55,058   $73,372
Loans with Adjustable Rate             34,602     32,818     10,592    78,012

ASSET QUALITY
The Company's principal assets are its loans. Inherent in the lending function is the risk of the borrower's inability to repay a loan under its existing terms. Risk elements include non-accrual loans, past due and restructured loans, potential problem loans, loan concentrations, and other real estate owned.

Non-performing assets include loans that are not accruing interest (non-accrual loans) as a result of principal or interest being in default for a period of 90 days or more. When a loan is classified as non-accrual, interest accruals discontinue and all past due interest, including interest applicable to prior years, is reversed and charged against current income. Until the loan becomes current, any payments received from the borrower are applied to outstanding principal until such time as management determines that the financial condition of the borrower and other factors merit recognition of such payments of interest.

The Company attempts to minimize overall credit risk through loan diversification and its loan approval procedures. Due diligence begins at the time a borrower and the Company begin to discuss the origination of a loan. Documentation, including a borrower's credit history, materials establishing the value and liquidity of potential collateral, the purpose of the loan, the source and timing of the repayment of the loan, and other factors are analyzed before a loan is submitted for approval. Loans made are also subject to periodic audit and review.

The following table sets forth information concerning the Company's non-performing assets as of the dates indicated :

                                                             December 31,
                                            --------------------------------------------------
                                            2001        2000       1999     1998          1997
                                            ----   ---------   --------   ---------   --------
                                                           (in thousands)
Non-performing loans                        $  0   $      25   $     25   $    0      $    439
Other real estate owned                        0           0          0      163             0
                                            -----  ----------  ---------  ------    -----------
        Total non-performing assets         $  0   $      25   $     25   $  163      $    439

Non-performing assets to total gross
 loans and other real estate owned           N/A        0.02%      0.02%    0.17%         0.53%
Non-performing assets to total assets        N/A        0.01%      0.01%    0.10%         0.30%
Non-performing loans to total gross loans
                                             N/A        0.02%      0.02%    0.00%         0.53%
Allowance for possible loan losses as a
 Percentage of non-performing loans          N/A    5,892.00%  5,240.00%     N/A        229.84%

As of December 31, 2001, the Company had no non-accrual loans. At December 31, 2000, the Company had one non-accrual loan which represented a line of credit. Other than as disclosed above, there were no loans where information about possible credit problems of borrowers causes management to have serious doubts as to the ultimate collectibility of such loans.

As of December 31, 2001 and 2000, there were no concentrations of loans exceeding 25% of the Company's total loans and the Company had no foreign loans. The Company's loans are primarily to businesses and individuals located in eastern Bergen County, New Jersey.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses represents a critical accounting policy. The allowance is a reserve established through charges to earnings in the form of a provision for loan losses. The Company maintains an allowance for loan losses at a sufficient level to provide for losses inherent in the loan portfolio. Loan losses are charged directly to the allowance when they occur and any recovery is credited to the allowance. Risks within the loan portfolio are analyzed on a continuous basis by the Company's officers, by external independent loan review function, and by the Company's audit committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and appropriate reserves. In addition to the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors which management feels deserve recognition in establishing an appropriate reserve. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known. Additions to the allowance are made by provisions charged to the expense and the allowance is reduced by net-chargeoffs (i.e. loans judged to be uncollectible are charged against the reserve, less any recoveries on the loans.) Although management attempts to maintain the allowance at an adequate level, future additions to the allowance may be required based upon changes in market conditions. Additionally, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additional provisions based upon their judgment about information available to them at the time of their examination. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short term change.

The Company's allowance for loan losses totaled $1,605,000 and $1,473,000 at December 31, 2001 and 2000, respectively. This increase in the allowance is due to the continued growth of the loan portfolio. The following is a summary of the reconciliation of the allowance for loan losses for the periods indicated:

                                                           At December 31,
                                            ------------------------------------------------
                                               2001      2000      1999      1998      1997
                                            -------   -------   -------   -------   --------
                                                            (in thousands)
Balance, beginning of year                  $ 1,473   $ 1,310   $ 1,127   $ 1,009   $    861
Charge-offs
     Commercial and Industrial                  (25)      (25)        -         -          -
     Real Estate                                (30)        -         -         -         (9)
     Consumer                                     -        (4)      (13)      (22)       (21)
                                            -------   -------   -------   -------   --------
          Total Charge-offs                     (55)      (29)      (13)      (22)      (30)
Recoveries
     Commercial and Industrial                    -         2         -         -          -
     Real Estate                                  -         -         -         -          -
     Consumer                                    22         -         1         -         18
                                            -------   -------   -------   -------   --------
          Total Recoveries                       22         2         1         -         18
Provision charged to expense                    165       190       195       140        160
                                            -------   -------   -------   -------   --------
Balance, end of year                        $ 1,605   $ 1,473   $ 1,310   $ 1,127   $  1,009

Ratio of net charge-offs to average loans
 Outstanding                                   0.02%     0.02%     0.01%     0.03%      0.02%
Balance of allowance at end of year as a
 Percentage of loans at end of year            1.06%     1.11%     1.11%     1.15%      1.21%

The following table sets forth, for each of the Company's major lending areas, the amount and percentage of the Company's allowance for loan losses attributable to such category, and the percentage of total loans represented by such category, as of the periods indicated :

             Allocation of the Allowance for Loan Losses by Category
                        For the years ended December 31,
                             (dollars in thousands)

                                                   2001                                     2000
                                                                  % of                                     % of
                                                                 Total                                     Total
                                     Amount       % of ALL       Loans        Amount       % of ALL        Loans
                                   ----------   ----------    ----------    ----------    ----------    ----------
Balance applicable to:
Commercial                         $      613        38.19%        20.25%   $      506         34.36%        19.58%
Real Estate :
 Non-residential property                 456        28.41%        43.35%          416         28.24%        41.80%
 Residential property                     279        17.38%        28.86%          279         18.94%        34.55%
 Construction                              84         5.23%         5.58%           50          3.39%         3.68%
Consumer                                   39         2.44%         1.96%           36          2.44%         0.39%
Sub-total                          $    1,471        91.65%       100.00%   $    1,287         87.37%       100.00%
Unallocated Reserves                      134         8.35%                        186         12.63%
TOTAL                              $    1,605       100.00%       100.00%   $    1,473        100.00%       100.00%
                                   ==========   ==========    ==========    ==========    ==========    ==========

                                                   1999                                     1998
                                                                  % of                                     % of
                                                                 Total                                     Total
                                     Amount       % of ALL       Loans        Amount       % of ALL        Loans
                                   ----------   ----------    ----------    ----------    ----------    ----------
Balance applicable to:
Commercial                         $      466         35.57%        14.86%   $      342         30.35%        19.25%
Real Estate :
 Non-residential property                 350         26.72%        43.48%          306         27.15%        34.09%
 Residential property                     233         17.79%        35.50%          224         19.88%        38.38%
 Construction                              68          5.19%         5.82%           54          4.79%         5.54%
Consumer                                   26          1.98%         0.34%           22          1.95%         2.74%
Sub-total                          $    1,143         87.25%       100.00%   $      948         84.12%       100.00%
Unallocated Reserves                      167         12.75%                        179         15.88%
TOTAL                              $    1,310        100.00%       100.00%   $    1,127        100.00%       100.00%
                                   ==========    ==========    ==========    ==========    ==========    ==========

                                                   1997
                                                                  % of
                                                                 Total
                                     Amount       % of ALL       Loans
                                   ----------   ----------    ----------
Balance applicable to:
Commercial                         $      262         25.97%        31.49%
Real Estate :
 Non-residential property                 258         25.57%        25.65%
 Residential property                     234         23.19%        37.37%
 Construction                              28          2.78%         3.34%
Consumer                                   22          2.18%         2.15%
Sub-total                          $      804         79.69%       100.00%
Unallocated Reserves                      205         20.31%
TOTAL                              $    1,009        100.00%       100.00%
                                   ==========    ==========    ==========

INVESTMENT SECURITIES
The Company maintains an investment portfolio to fund increased loan demand or deposit withdrawals and other liquidity needs and to provide an additional source of interest income. The portfolio is composed of U.S. Treasury Securities, obligations of U.S. Government Agencies, selected municipal and state obligations, stock in the Federal Home Loan Bank, and equity securities of another financial institution.

Securities are classified as "held-to-maturity" (HTM), "available for sale"
(AFS), or "trading" at time of purchase. Securities classified as HTM are based upon management's intent and the Company's ability to hold them to maturity. Such securities are stated at cost, adjusted for unamortized purchase premiums and discounts. Securities which are bought and held principally for the purpose of selling them in the near term are classified as trading securities, which are carried at market value. Realized gains and losses as well as gains and losses from marking the portfolio to market value are included in trading revenue. The Company has no trading securities. Securities not classified as HTM or trading securities are classified as AFS and are stated at fair value. Unrealized gains and losses on AFS securities are excluded from results of operations, and are reported as a component of accumulated other comprehensive income(loss) which is included in stockholders' equity, net of taxes. Securities classified as AFS include securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital, or other similar requirements.

Management determines the appropriate classification of securities at the time of purchase. At December 31, 2001, $13,245,000 of the Company's investment securities were classified as held to maturity and $38,728,000 were classified as available for sale. At December 31, 2001, the Company held no securities which it classified as trading securities.

At December 31, 2001, total investment securities were $51,973,000, a decrease of $3,696,000, from total investment securities of $55,669,000 at December 31, 2000. This decrease in investment securities from year end 2000 to year end 2001 reflects the maturity of investment securities which continue to be used to fund loan growth.

The following table sets forth the carrying value of the Company's security portfolio as of the dates indicated.

                                                              At December 31,
                                      ---------------------------------------------------------------
                                                              (in thousands)
                                              2001                  2000                  1999
                                      -------------------   -------------------   -------------------
                                      Amortized    Market   Amortized    Market   Amortized    Market
                                         Cost      Value       Cost      Value       Cost      Value
                                      ---------   -------   ---------   -------   ---------   -------
Available for sale
U.S. Government and agency
 Obligations                          $  34,702   $35,080   $  20,076   $20,076   $  22,035   $21,367
Municipal and state obligations           2,878     2,878           -         -           -         -
FHLBNY stock                                430       430         512       512         512       512
Other equity securities                     469       340         469       340         469       328
                                      ---------   -------   ---------   -------   ---------   -------
   Total available for sale           $  38,479   $38,728   $  21,057   $20,928   $  23,016   $22,207

Held to Maturity
U.S. Government and agency
 Obligations                          $   8,573   $ 8,682   $  24,586   $24,636   $  34,596   $34,323
Municipal and state obligations           4,672     4,671      10,155    10,160      12,250    12,254
                                      ---------   -------   ---------   -------   ---------   -------
   Total held to maturity             $  13,245   $13,353   $  34,741   $34,796   $  46,846   $46,577

        Total Investment Securities   $  51,724   $52,081   $  55,798   $55,724   $  69,862   $68,784
                                      =========   =======   =========   =======   =========   =======

The following table sets forth as of December 31, 2001 and December 31, 2000, the maturity distribution of the Company's debt investment portfolio :

                                 Maturity of Debt Investment Securities
                                           December 31, 2001
                                            (in thousands)
                                               Securities                           Securities
                                            Held to Maturity                    Available for Sale
                                 --------------------------------------   ------------------------------
                                                               Weighted                         Weighted
                                 Amortized       Market        Average    Amortized   Market    Average
                                 Cost            Value         Yield      Cost        Value     Yield
                                 ---------       -------       --------   ---------   -------   --------
Within 1 year                    $  12,709       $12,807           5.14%  $   2,878   $ 2,878       3.30%

1 to 5 years                           536           546           5.00%     33,703    34,073       4.77%

Over 5 years                             -             -              -         999     1,007       8.02%
                                 ---------       -------                  ---------   -------

                                 $  13,245       $13,353                  $  37,580   $37,958
                                 =========       =======                  =========   =======

                                          December 31, 2000
                                           (in thousands)

                              Securities                      Securities
                           Held to Maturity                Available for Sale
                  -------------------------------   -------------------------------
                                         Weighted                          Weighted
                  Amortized    Market    Average    Amortized    Market    Average
                  Cost         Value     Yield      Cost         Value     Yield
                  ---------   --------   --------   ---------   --------   --------
Within 1 year     $  24,440   $ 24,453       6.13%  $     999   $    998       5.25%

1 to 5 years         10,301     10,343       6.16%     18,078     18,057       6.34%

Over 5 years              -          -          -         999      1,021       8.02%
                  ---------   --------              ---------   --------

                  $  34,741   $ 34,796              $  20,076   $ 20,076
                  =========   ========              =========   ========

The Company sold no securities from its portfolio during 2001 or 2000.

DEPOSITS
Deposits are the Company's primary source of funds. The Company experienced a growth in average deposit balances of $12,235,000 or 6.4% to $202,945,000 at December 31, 2001 as compared to $190,710,000 at December 31, 2000. This growth continues to be accomplished as a result of continued market penetration combined with continued customer referrals during 2001. Average non-interest bearing demand deposits increased by $9,672,000 or 15.4% and average interest bearing demand deposits increased by $8,907,000 or 19.4% from 2000 to 2001. Average time deposits experienced a decrease of $7,057,000, or 11.8%, from $59,897,000 in 2000 to $52,840,000 in 2001. The aggregate amount of average non-interest bearing deposits totaled 35.7% of the Company's total average deposits at December 31, 2001 as compared to 33.0% at December 31, 2000. The Company has no foreign deposits, nor are there any material concentrations of deposits.

The following table sets forth the average amount of various types of deposits for each of the periods indicated :

                                                           December 31,
                                                      (Dollars in Thousands)

                                     2001                    2000                    1999
                              ---------------------   ---------------------   ---------------------
                                          Average                 Average                 Average
                               Amount    Yield/Rate    Amount    Yield/Rate    Amount    Yield/Rate
                              --------   ----------   --------   ----------   --------   ----------
Non-interest Bearing Demand   $ 72,535           -    $ 62,863           -    $ 49,953           -
Interest Bearing Demand         54,713        1.25%     45,806        1.78%     46,908        0.98%
Savings                         22,857        0.96%     22,144        1.40%     20,613        1.50%
Time Deposits                   52,840        4.19%     59,897        5.24%     52,384        4.61%
                              --------                --------                --------

                              $202,945                $190,710                $169,858
                              ========                ========                ========

The Company does not actively solicit short-term deposits of $100,000 or more because of the liquidity risks posed by such deposits. The following table summarizes the maturity distribution of certificates of deposit of denominations of $100,000 or more as of December 31, 2001 (in thousands).

         Three months or less                                 $    16,017
         Over three months through twelve months                    5,563
         Over one year through three years                              0
         Over three years                                               0
                                                              -----------
         Total                                                $    21,580
                                                              ===========
LIQUIDITY
The Company's liquidity is a measure of its ability to fund loans, withdrawals or maturities of deposits, and other cash outflows in a cost-effective manner. The Company's principal sources of funds are deposits, scheduled amortization and prepayments of loan principal, maturities of investment securities, and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flow and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition.

The Company's total deposits equaled $209,624,000 at December 31, 2001 as compared to $208,365,000 at December 31, 2000. The increase in funds provided by deposit inflows during this period has been sufficient to provide for the Company's loan demand.

Through the investment portfolio, the Company has generally sought to obtain a safe, yet slightly higher yield than would have been available to the Company as a net seller of overnight federal funds while still maintaining liquidity. Through its investment portfolio, the Company also attempts to manage its maturity gap by seeking maturities of investments which coincide as closely as possible with maturities of deposits. The investment portfolio also includes securities held for sale to provide liquidity for anticipated loan demand and liquidity needs.

Although the Company has traditionally been a net "seller" of federal funds, the Company does have lines of credit with the Federal Home Loan Bank of New York and First Tennessee Bank for "purchase" of federal funds in the event that temporary liquidity needs arise. The Company also has the ability to borrow from the Federal Home Loan Bank of New York should that need arise. Management believes that the Company's current sources of funds provide adequate liquidity for the current cash flow needs of the Company.

INTEREST RATE SENSITIVITY ANALYSIS
The principal objective of the Company's asset and liability management function is to evaluate the interest-rate risk included in certain balance sheet accounts; determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements; establish prudent asset concentration guidelines; and manage the risk consistent with Board approved guidelines. The Company seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing dates. The Company's actions in this regard are taken under the guidance of the Asset/Liability Committee (ALCO) of the Board of Directors. The ALCO generally reviews the Company's liquidity, cash flow needs, maturities of investments, deposits and borrowings, and current market conditions and interest rates.

One of the monitoring tools used by the ALCO is an analysis of the extent to which assets and liabilities are interest rate sensitive and measures the Company's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising rates, a negative gap may result in the yield on the institution's assets increasing at a slower rate than the increase in its cost of interest-bearing liabilities resulting in a decrease in net interest income. Conversely, during a period of falling interest rates, an institution with a negative gap would experience a repricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, may result in its net interest income growing.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at the periods indicated which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods presented. Except as noted, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. Because the Bank has no interest bearing liabilities with a maturity greater than five years, management believes that a static gap for the over five year time period reflects a more accurate assessment of interest rate risk. The Company's loan repayment assumptions are based upon actual historical repayment rates. At December 31, 2001, the Company is within the target gap range as established by the Asset/Liability Committee of the Board of Directors.

                     Cumulative Rate Sensitive Balance Sheet
                                December 31, 2001
                                 (in thousands)

                                 0 - 3        0 - 6          0 - 1       0 - 5         5 +          All           TOTAL
                                 Months       Months         Year        Years        Years        Others
                                ---------   ----------     ---------    ----------  ---------    ---------      ---------
Investment Securities           $   4,346   $    8,936     $  15,587    $  50,196   $   1,007    $       0      $  51,203

Loans :
     Commercial                    26,054       26,631        28,291       53,229      56,749            0        109,978
     Mortgages                        721        1,027         1,811       11,508       8,262            0         19,770
     Consumer                      19,076       19,191        19,366       20,997         639            0         21,636

Federal Funds Sold                 10,500       10,500        10,500       10,500           0            0         10,500
Other Assets                            0            0             0            0           0       24,733         24,733
                                ---------   ----------     ---------    ----------  ---------    ---------      ---------

TOTAL ASSETS                    $  60,697   $   66,285     $  75,555    $ 146,430   $ 213,087    $ 237,820      $ 237,820
                                =========   ==========     =========    ==========  =========    =========      =========

Transaction /
Demand Accounts                 $  43,033   $   43,033     $  43,033    $  43,033   $       0    $       0      $  43,033
Money Market                       19,419       19,419        19,419       19,419           0            0         19,419
Savings                            27,748       27,748        27,748       27,748           0            0         27,748
CD's  * $100,000                   10,219       15,787        18,395       18,950           0            0         18,950
CD's  ** $100,000                  16,017       20,621        21,580       21,580           0            0         21,580
Other Liabilities                       0            0             0            0           0       80,224         80,224
Equity                                  0            0             0            0           0       26,866         26,866
                                ---------   ----------     ---------    ----------  ---------    ---------      ---------

TOTAL LIABILITIES AND EQUITY
                                $ 116,436   $  126,608     $ 130,175    $ 130,730   $ 130,730    $ 237,820      $ 237,820
                                =========   ==========     =========    ==========  =========    =========      =========

Dollar Gap                        (55,739)     (60,323)      (54,620)      15,700      82,357
Gap / Total Assets                 -23.44%      -25.37%       -22.97%        6.60%      34.63%
Target Gap Range                  +/-35.0%    +/- 30.0%     +/- 25.0%     +/-25.0%          -
RSA / RSL                           52.13%       52.35%        58.04%      112.01%     163.00%
(Rate Sensitive Assets to
 Rate Sensitive Liabilities)

* denotes less than
** denotes greater than

MARKET RISK
Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. Thus, management actively monitors and manages its interest rate risk exposure.

The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company monitors the impact of changing interest rates on its net interest income using several tools. One measure of the Company's exposure to differential changes in interest rates between assets and liabilities is shown in the Company's Cumulative Rate Sensitive Balance Sheet under the Interest Rate Sensitivity Analysis caption.

The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while structuring the Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk.
The Company continually evaluates interest rate risk management opportunities. Management believes that hedging instruments currently available are not cost-effective, and therefore, has focused its efforts on increasing the Company's yield-cost spread through retail growth opportunities.
The following table discloses the Company's financial instruments that are sensitive to change in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 2001. Market risk sensitive instruments are generally defined as on- and off- balance sheet financial instruments.

                      Expected Maturity/Principal Repayment
                                December 31, 2001
                             (Dollars in thousands)

                              Avg.                                                            There-              Fair
                              Int. Rate     2002      2003       2004      2005      2006     After     Total     Value
                              ---------    ------    ------     ------    ------    ------    ------   ------    -------
Interest Rate Sensitive
 Assets :

Loans...................           8.13%   49,468     6,598      8,589    10,982    10,097    65,650   151,384   154,334
Tax Exempt Securities...           6.52%    7,455        --         --        --        --        --     7,455     7,455
Investment Securities...           5.61%    8,132     7,048      6,176     4,574    16,811     1,007    43,748    43,856
Fed Funds Sold..........           4.09%   10,500        --         --        --        --        --    10,500    10,500

Interest Rate Sensitive
 Liabilities :
Demand Deposits.........           1.22%   43,033        --         --        --        --        --    43,033    43,033
Savings Deposits........           0.96%   27,748        --         --        --        --        --    27,748    27,748
Money Market Deposits...           1.33%   19,419        --         --        --        --        --    19,419    19,419
Time Deposits...........           4.19%   39,975       555         --        --        --        --    40,530    42,647
Short Term Borrowings...           4.26%       --        --         --        --        --        --        --        --

CAPITAL
A significant measure of the strength of a financial institution is its capital base. The Company's federal regulators have classified and defined Company capital into the following components : (1) Tier I Capital, which includes tangible shareholders' equity for common stock and qualifying preferred stock, and (2) Tier II Capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt, and preferred stock which does not qualify for Tier I Capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines which require certain capital as a percent of the Company's assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets).

A Bank Holding Company is required to maintain, at a minimum, Tier I Capital as a percentage of risk-adjusted assets of 4.0% and combined Tier I and Tier II Capital as a percentage risk-adjusted assets of 8.0%.

In addition to the risk-based guidelines, the Company's regulators require that an institution which meets the regulator's highest performance and operation standards maintain a minimum leverage ratio (Tier I Capital as a percentage of tangible assets) of 3.0%. For those institutions with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be evaluated through the ongoing regulatory examination process. The Bank is subject to substantially similar regulations by its federal regulations.

The following table summarizes the risk-based and leverage capital ratios for the Company at December 31, 2001, as well as the required minimum regulatory capital ratios :

                                                       Minimum
                                  December 31,       Regulatory
                                      2001          Requirements
                                  ------------      ------------
         Risk-Based Capital :
         Tier I Capital Ratio        16.27%              4.0%
         Total Capital Ratio         17.25%              8.0%
         Leverage Ratio              11.43%              3.0%

IMPACT OF INFLATION AND CHANGING PRICES
The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

RECENTLY ISSUED ACCOUNTING STANDARDS AND OTHER OPERATIONAL ISSUES
SFAS No. 141 and SFAS No.142
On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement No. 141 also specifies the criteria acquired intangible assets must meet to be recognized and reported apart from goodwill. Statement No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement No. 142. Statement No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted the provisions of Statement No. 141 upon issuance. The initial adoption of Statement No. 141 had no impact on the Company's consolidated financial statements. The Company adopted Statement No. 142 effective January 1, 2002. The Company currently has no recorded goodwill or intangible assets and does not anticipate that the initial adoption of Statement No. 142 will have a significant impact on the Company's consolidated financial statements.

SFAS No. 140
In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (A Replacement of FASB Statement 125)." SFAS No. 140 superseded and replaced the guidance in SFAS No. 125 and, accordingly, provided guidance on the following topics: securitization transactions involving financial assets, sales of financial assets such as receivables, loans, and securities; factoring transactions and wash sales; servicing assets and liabilities, collateralized borrowing arrangements, securities lending transactions; repurchase transactions; loan participations; and extinguishment of liabilities. The initial adoption of SFAS No. 140 did not have a material impact on the Company's financial statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
See disclosures on market risk in Management's Discussion and Analysis on pages 32 and 33.

ITEM 8.     FINANCIAL STATEMENTS

The Consolidated Statements of Financial Condition of the Company as of December 31, 2001 and 2000, and the related Consolidated Statements of Income, Stockholders' Equity, and Cash Flows for each of the years in the three year period ended December 31, 2001 are included herein as indicated on the "Index to Consolidated Financial Statements" on page 38.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY;
            COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
Information concerning the directors and executive officers is included in the definitive Proxy Statement for the Company's 2002 Annual Meeting under the caption "Election of Directors" and information concerning compliance with
Section 16(a) of the Exchange Act is included under the caption "Compliance with
Section 16(a) of the Securities Exchange Act of 1934", each of which is incorporated herein by reference. It is expected that such Proxy Statement will be filed with the Securities and Exchange Commission no later than April 30, 2002.

Set forth below is the name of and certain biographical information regarding the additional principal officer of the Company who does not also serve as a director. The term of office for such officer is one year.

Thomas W. Thomasma, 49, has been Senior Vice President and Senior Lending Officer of the Bank since 1994. He previously served in Senior Lending capacities at Independence Bank and at First Fidelity Bank for more than five years.

ITEM 11.    EXECUTIVE COMPENSATION

Information concerning executive compensation is included in the definitive Proxy Statement for the Company's 2002 Annual Meeting under the caption "Executive Compensation" and is hereby incorporated by reference. It is expected that such Proxy Statement will be filed with the Securities and Exchange Commission no later than April 30, 2002.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT Information concerning security ownership of certain beneficial owners and management is included in the definitive Proxy Statement for the Company's 2002 Annual Meeting under the caption "Security Ownership of Certain Beneficial Owners and Management" which is incorporated herein by reference. It is expected that such Proxy Statement will be filed with the Securities and Exchange Commission no later than April 30, 2002.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Information concerning certain relationships and related transactions is included in the definitive Proxy Statement for the Company's 2002 Annual Meeting under the caption "Certain Transactions with Management" which is incorporated herein by reference. It is expected that such Proxy Statement will be filed with the Securities and Exchange Commission no later than April 30, 2002.

ITEM 14.    EXHIBITS, LIST AND REPORTS ON FORM 8-K

         (a)     Exhibits.

            Exhibit Number         Description of Exhibits
            3(i)                   Certificate of Incorporation of the Company (1)
            3(ii)                  Bylaws of the Company (1)
            4(i)                   Form of Non-Transferable Warrant Certificate (1)
            4(ii)                  Form of Stock Certificate (2)
            10(i)                  Bridge View Bank 1994 Stock Option Plan (1)
            10(ii)                 Bridge View Bank 1994 Stock Option Plan for Non-Employee Directors (1)
            10(i)                  Bridge View Bancorp 2001 Employee Stock Option Plan
            10(ii)                 Bridge View Bancorp 2001 Stock Option Plan for Non-Employee Directors
            21                     Subsidiaries of the Registrant
            23                     Consent of Independent Auditors
            27                     Financial Data Schedule

(1) Incorporated by reference from Exhibits 2(a) to 6(b) from the Company's Registration Statement on Form 10-SB, Registration No. 1-12165.
(2)  Incorporated   by  reference   from  Exhibit   4(ii)  from  the   Company's
     Registration Statement on Form SB-2, Registration No. 333-20697.

         (b)     Reports on Form 8-K

                  Press Release dated January 7, 2002

                      BRIDGE VIEW BANCORP AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
   Independent Auditors' Report..............................................39
   Consolidated Statements of Financial Condition
            as of December 31, 2001 and 2000.................................40
   Consolidated Statements of Income for the years
            ended December 31, 2001, 2000, and 1999..........................41
   Consolidated Statements of Stockholders' Equity
            for the years ended December 31, 2001,
            2000, and 1999...................................................42
   Consolidated Statements of Cash Flows for the years
            ended December 31, 2001, 2000, and 1999..........................43
   Notes to Consolidated Financial Statements................................44

Explanatory Note: This Form 10-K contains certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which involve risks and uncertainties. Such statements are not historical facts and include expressions about management's confidence, strategies, and expectations about new and existing programs, products, relationships, opportunities, technology, and market conditions. These statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "may," "potential," or similar statements or variations of such terms. Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations, and business of Bridge View Bancorp, that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment which adversely affects Bridge View Bancorp's interest rate margin or other income anticipated from operations and investments. As used in this Form 10-K, "we" and "us" and "our" refer to Bridge View Bancorp and its consolidated subsidiary Bridge View Bank, depending on the context.

                          Independent Auditors' Report

The Board of Directors and Stockholders of
Bridge View Bancorp:

We have audited the accompanying consolidated statements of financial condition of Bridge View Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bridge View Bancorp and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                                               /s/   KPMG  LLP

Short Hills, New Jersey
January 31, 2002 except as to
Notes 12 and 19, which are as
of March 5, 2002

                      BRIDGE VIEW BANCORP AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                           December 31, 2001 and 2000
                             (Dollars in Thousands)

                                                                2001              2000
                                                            --------------    --------------

                  Assets

Cash and cash equivalents:

   Cash and due from banks (note 3)                         $       13,771    $       21,061
   Federal funds sold                                               10,500            20,500
                                                            --------------    --------------
               Total cash and cash equivalents                      24,271            41,561
                                                            --------------    --------------

Securities available for sale (note 4)                              38,728            20,928
Investment securities, estimated market value of
 $13,353 in 2001 and $34,796 in 2000 (note 4)                       13,245            34,741
Loans (note 5):
   Commercial                                                      109,978            90,496
   Mortgage                                                         19,770            22,320
   Consumer and other                                               21,636            20,439
                                                            --------------    --------------
               Total loans                                         151,384           133,255
   Deferred loan fees                                                 (471)             (397)
   Allowance for loan losses                                        (1,605)           (1,473)
                                                            --------------    --------------
               Net loans                                           149,308           131,385
                                                            --------------    --------------
Premises and equipment, net (note 6)                                 9,523             3,768
Accrued interest receivable                                          1,412             1,797
Other assets (note 8)                                                1,333               747
                                                            --------------    --------------
               Total assets                                 $      237,820    $      234,927
                                                            ==============    ==============
          Liabilities and Stockholders' Equity
Deposits (note 7):
   Noninterest-bearing demand deposits                              78,894            79,798
   Interest bearing deposits:
        Savings and time deposits                                  109,150            96,342
        Certificates of deposit of $100,000 or more                 21,580            32,225
                                                            --------------    --------------
               Total deposits                                      209,624           208,365
Accounts payable and accrued liabilities                             1,330             1,299
Short term borrowings                                                    0             2,000
               Total liabilities                                   210,954           211,664
                                                            --------------    --------------

Commitments and contingencies (notes 9 and 15)

Stockholders' equity (notes 12 and 14):
   Capital stock, no par value.  Authorized
    10,000,000 shares; issued and outstanding
    3,548,763 shares in 2001 and 3,535,597 shares
    in 2000                                                         25,277            21,266
   Retained earnings                                                 1,428             2,079
   Other comprehensive income(loss), net of taxes                      161               (82)
                                                            --------------    --------------

               Total stockholders' equity                           26,866            23,263
                                                            --------------    --------------

               Total liabilities and stockholders' equity   $      237,820    $      234,927
                                                            ==============    ==============

          See accompanying notes to consolidated financial statements.

                      BRIDGE VIEW BANCORP AND SUBSIDIARIES
                        Consolidated Statements of Income
                  Years ended December 31, 2001, 2000 and 1999
                   (Dollars in thousands, except per share data)

                                                                   2001             2000             1999
                                                              --------------   --------------   --------------
Interest income:

   Loans                                                      $       11,115   $       11,036   $        9,009
   Municipals - nontaxable                                               321              409              397
   Investment securities                                               2,433            3,221            2,349
   Federal funds sold and FHLBNY income                                  960              566              803
                                                              --------------   --------------   --------------
               Total interest income                                  14,829           15,232           12,558
                                                              --------------   --------------   --------------
Interest expense:
   Savings and time deposits                                           1,944            2,574            1,947
   Certificates of deposit of $100,000 or more                         1,173            1,688            1,234
   Short term borrowings                                                  74               28                1
                                                              --------------   --------------   --------------
               Total interest expense                                  3,191            4,290            3,182
                                                              --------------   --------------   --------------

               Net interest income                                    11,638           10,942            9,376

Provision for loan losses (note 5)                                       165              190              195
                                                              --------------   --------------   --------------

               Net interest income after provision for loan
               losses                                                 11,473           10,752            9,181

Other income - principally fees and service charges                    1,907            1,501            1,409
                                                              --------------   --------------   --------------

Other expenses:
   Salaries and employee benefits (note 13)                            3,255            2,945            2,625
   Occupancy and equipment expense (note 9)                            1,284            1,230            1,167
   Professional fees                                                     202              228              271
   Director and stockholder expense (note 13)                            292              244              270
   Advertising and business promotion                                     37               18               89
   Stationary and supplies                                               154              231              240
   Data processing                                                       469              436              365
   FDIC expense                                                           46               42               18
   Other operating expenses                                              560              576              617
                                                              --------------   --------------   --------------
               Total other expenses                                    6,299            5,950            5,662
                                                              --------------   --------------   --------------
               Income before income taxes                              7,081            6,303            4,928

Income tax expense (note 8)                                            2,512            2,201            1,792
                                                              --------------   --------------   --------------

               Net Income                                     $        4,569   $        4,102   $        3,136
                                                              ==============   ==============   ==============
Earnings per share: (note 11)
   Basic                                                      $         1.29   $         1.16   $         0.89
                                                              ==============   ==============   ==============
   Diluted                                                    $         1.25   $         1.13   $         0.86
                                                              ==============   ==============   ==============

All share data has been restated to reflect all stock dividends and stock splits through the 2002 stock dividend.

          See accompanying notes to consolidated financial statements.

                      BRIDGE VIEW BANCORP AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                  Years ended December 31, 2001, 2000 and 1999
                             (Dollars in Thousands)

                                                                                                Accumulated
                                                                                                  Other
                                                                                               Comprehensive
                                                                Capital        Retained        (Loss)income,
                                                                 Stock         Earnings          net of tax             Total
Balance at December 31, 1998                                $       16,379              841                17            17,237

Net income                                                               -            3,136                 -             3,136
Other comprehensive income(loss): Unrealized
 holding losses on securities available for
 sale (net of taxes $(337))                                              -                -              (502)             (502)
      Total comprehensive income                                         -                -                 -             2,634
5% stock dividend                                                    2,648           (2,648)                -                 -
Common stock issued upon exercise of stock options                       8                -                 -                 8
Cash dividends paid                                                      -             (550)                -              (550)
                                                            --------------   --------------    --------------    --------------

Balance at December 31, 1999                                        19,035              779              (485)           19,329

Net income                                                               -            4,102                 -             4,102
Other comprehensive income(loss): Unrealized
 holding gains on securities available for
 sale (net of taxes $(227))                                              -                -               403               403
                                                                                                                 --------------
      Total comprehensive income                                         -                -                 -             4,505
5% stock dividend                                                    2,226           (2,226)                -                 -
Common stock issued upon exercise of stock options                       5                -                 -                 5

Cash dividends paid                                                      -             (576)                -              (576)
                                                            --------------   --------------    --------------    --------------

Balance at December 31, 2000                                        21,266            2,079               (82)           23,263

Net income                                                               -            4,569                 -             4,569
Other comprehensive income(loss): Unrealized
 Holding gains on securities available for
 sale (net of taxes $(158))                                              -                -               243               243
                                                                                                                 --------------
      Total comprehensive income                                         -                -                 -             4,812
10% stock dividend                                                   3,959           (3,959)                -                 -
Common stock issued upon exercise of stock options                      52                -                 -                52
Cash dividends paid                                                      -           (1,261)                -            (1,261)
                                                            --------------   --------------    --------------    --------------

Balance at December 31, 2001                                $       25,277            1,428               161            26,866
                                                            ==============   ==============    ==============    ==============

          See accompanying notes to consolidated financial statements.

                      BRIDGE VIEW BANCORP AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 2001, 2000 and 1999
                             (Dollars in Thousands)

                                                                              2001              2000              1999
                                                                         --------------    --------------    --------------
Cash flows from operating activities:

   Net income                                                            $        4,569    $        4,102    $        3,136
   Adjustments to reconcile net income to net cash provided by
    Operating activities:
          Provision for loan losses                                                 165               190               195
          Depreciation and amortization                                             319               403               324
          Deferred tax expense(benefit)                                             185               (67)              191
          Net amortization and accretion of premiums and discounts on
           investment securities                                                     25                18                52
          Gains from sale of loans held for sale                                    (40)              (23)              (44)
          Changes in operation assets and liabilities:
             Decrease(Increase) in accrued interest receivable                      385              (224)             (421)
             (Increase)decrease in other assets                                    (586)             (185)               78
             Increase(decrease) in accounts payable and accrued                      31               561               (93)
                                                                         --------------    --------------    --------------
liabilities

                    Net cash provided by operating activities                     5,053             4,775             3,418
                                                                         --------------    --------------    --------------

Cash flows from investing activities:
   Purchases of investment securities                                            (7,089)          (17,445)          (39,825)
   Maturities of investment securities                                           28,585            29,714            21,245
   Maturities/calls of securities available for sale                             38,085             3,000             6,000
   Purchases of securities available for sale                                   (55,977)           (1,600)          (22,085)
   Net increase in loans                                                        (17,923)          (14,424)          (20,006)
   Purchase of FHLBNY stock                                                           -                 -                36
   Purchases of premises and equipment, net                                      (6,074)             (318)           (1,610)
                                                                         --------------    --------------    --------------
                    Net cash used in investing activities                       (20,393)           (1,073)          (56,245)
                                                                         --------------    --------------    --------------

Cash flows from financing activities:
   Net increase in deposits                                                       1,259            25,160            30,505
   Proceeds from FHLB Advance                                                         -             2,000                 -
   Repayment of FHLB Advance                                                     (2,000)                -                 -
   Issuance of common stock and options exercised                                    52                 5                 8
   Dividends paid                                                                (1,261)             (576)             (550)
                                                                         --------------    --------------    --------------
                    Net cash provided by financing activities                    (1,950)           26,589            29,963
                                                                         --------------    --------------    --------------
                    (Decrease)increase in cash and cash equivalents             (17,290)           30,291           (22,864)

Cash and cash equivalents at beginning of year                                   41,561            11,270            34,134
                                                                         --------------    --------------    --------------

Cash and cash equivalents at end of year                                 $       24,271    $       41,561    $       11,270
                                                                         ==============    ==============    ==============

Supplemental information:
   Cash paid during the year for:
      Interest                                                           $        3,394    $        4,291    $        3,060
                                                                         ==============    ==============    ==============
      Income taxes                                                       $        2,861    $        1,968    $        1,781
                                                                         ==============    ==============    ==============

          See accompanying notes to consolidated financial statements.

                      BRIDGE VIEW BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

(1)    Summary of Significant Accounting Policies

       The accompanying consolidated financial statements include the accounts of Bridge View Bancorp (the Company) and its direct and indirect wholly-owned subsidiaries, Bridge View Bank, Bridge View Investment Company, and Bridge View Delaware, Inc. (the Bank).

       Organization
       The Bank is a commercial bank which provides a full range of banking services to individuals and corporate customers in New Jersey. The Bank is subject to competition from other financial institutions. The Bank is regulated by state and federal agencies and is subject to periodic examinations by those regulatory authorities.

       Basis of Financial Statement Presentation
       The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates. Certain prior period amounts have been reclassified to conform to the financial statement presentation of 2001. The reclassifications have no effect on stockholders' equity or net income as previously reported.

       Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties.

       Securities Available for Sale
       Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as investment securities. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as securities available for sale. Gains or losses on sales of securities available for sale are based upon the specific identification method. Securities available for sale are reported at fair value with changes in the carrying value included in accumulated other comprehensive income(loss) which is a separate component of stockholders' equity.

       Investment Securities
       Investment securities are carried at the principal amount outstanding, adjusted for amortization of premiums and accretion of discounts using a method that approximates the level-yield method over the terms of the securities. Investment securities are carried at the principal amount outstanding because the Bank has the ability and the intent to hold these securities to maturity.

       Premises and Equipment
       Premises and equipment are stated at historical cost, less accumulated depreciation and amortization. Depreciation of fixed assets is accumulated on a straight-line basis over the estimated useful lives of the related asset. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Maintenance and repairs are charged to expense in the year incurred.

       Loans
       Loans are stated at their principal amount outstanding, net of deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income when earned. A loan which is 90 days past due is reviewed to determine whether such loan should be placed on a nonaccrual status. A loan is placed on nonaccrual when collection of principal and interest is deemed unlikely. Loans which are well secured and in the process of collection are not placed on a nonaccrual status. Once a loan is placed on nonaccrual status, interest previously accrued and uncollected is charged against current earnings, and interest is included in earnings thereafter to the extent received in cash. Loan origination fees and certain direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to yield using a method which approximates the interest method.

       Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral. Impairment losses are included in the allowance for loan losses through provisions charged to operations.

       Allowance for Loan Losses
       Losses on loans are charged to the allowance for loan losses. Additions to this allowance are made by recoveries of loans previously charged off and by a provision charged to expense. The determination of the balance of the allowance for loan losses is based on an analysis of the loan portfolio, economic conditions and other factors warranting recognition. Management believes that the allowance for loan losses is maintained at a sufficient level to provide for losses inherent in the loan portfolio. While management uses available information to recognize losses on loans, future additions may be necessary based on changes in economic conditions, particularly in New Jersey. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

       Other Real Estate Owned  (OREO)
       OREO is carried at the lower of cost or fair value, less estimated cost to sell. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. An allowance for OREO is established, through charges to OREO expense, to maintain properties at the lower of cost or fair value less estimated cost to sell. At December 31, 2001, the Company did not have any other real estate owned.

       Stock-Based Compensation
       Stock based compensation is accounted for under the intrinsic value based method. Included in the Notes to Consolidated Financial Statements are the pro forma disclosures required by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", which assumes the fair value based method of accounting had been adopted. Income Taxes

       The Bank uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       Earnings Per Share
       Basic Earnings Per Share excludes dilution and represents the effect of earnings upon the weighted average number of shares outstanding for the period. Diluted Earnings Per Share reflects the effect of earnings upon weighted average shares including the potential dilution that could occur if securities or contracts to issue common stock were converted or exercised, utilizing the treasury stock method. All per share data has been restated to reflect changes due to stock dividends.

       Comprehensive Income
       Comprehensive income consists of net income or loss for the current period and income, expenses, or gains and losses that bypass the income statement and are reported directly as a separate component of equity. The Company includes the required disclosures in the consolidated statements of stockholders' equity.

       Cash and Cash Equivalents
       Cash and cash equivalents include cash and due from banks and federal funds sold, which are generally sold for one-day periods.

(2) Formation of Bank Holding Company and Exchange of Common Stock The Company is a New Jersey corporation organized in May 1996 at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock of the Bank. As part of the acquisition in December 1996, shareholders of the Bank received shares of the Company's common stock, no par value per share (the Common Stock), in a ratio of two shares of Common Stock for each outstanding share of the Common Stock of the Bank, $5.00 per share par value. The acquisition was accounted for in a manner similar to a pooling of interest resulting in no changes in the underlying assets and liabilities.

(3)    Cash on Hand and Due from Banks

       Included in cash on hand and due from banks at December 31, 2001 and 2000 was $0.1 million and $0.1 million, respectively, representing reserves required to be maintained at the Federal Reserve Bank of New York.

(4)    Securities Available for Sale and Investment Securities

       A comparative summary of securities available for sale at December 31, 2001 and 2000 is as follows (in thousands):

                                                                                 Gross             Gross
                                                              Amortized        Unrealized        Unrealized          Market
                                                                 Cost            Gains             Losses            Value
       2001
       U.S. Government and
        Agency obligations                                  $       34,702              385                (7)   $       35,080
       Municipal and state obligations                               2,878                0                 0             2,878
       FHLBNY stock                                                    430                0                 0               430
       Other equity securities                                         469                0              (129)              340
                                                            --------------   --------------    --------------    --------------
            Total available for sale                        $       38,479              385              (136)   $       38,728
                                                            ==============   ==============    ==============    ==============
       2000
       U.S. Government and
        Agency obligations                                  $       20,076               25               (25)   $       20,076
       FHLBNY stock                                                    512                0                 0               512
       Other equity securities                                         469                0              (129)              340
                                                            --------------   --------------    --------------    --------------
            Total available for sale                        $       21,057               25              (154)   $       20,928
                                                            ==============   ==============    ==============    ==============

       A comparative summary of held to maturity investment securities at December 31, 2001 and 2000 is as follows (in thousands):

                                                                              Gross             Gross
                                                           Amortized        Unrealized        Unrealized          Market
                                                              Cost            Gains             Losses            Value
       2001
       U.S. Government and
        Agency obligations                               $        8,573              109                 0    $        8,682
       Municipal and state obligations                            4,672                0                (1)            4,671
                                                         --------------   --------------    --------------    --------------
            Total held to maturity                       $       13,245              109                (1)   $       13,353
                                                         ==============   ==============    ==============    ==============
       2000
       U.S. Government and
        Agency obligations                               $       24,586               77               (27)   $       24,636
       Municipal and state obligations                           10,155                5                 0            10,160
                                                         --------------   --------------    --------------    --------------
            Total held to maturity                       $       34,741               82               (27)   $       34,796
                                                         ==============   ==============    ==============    ==============

Debt investment securities held at December 31, 2001 mature as follows (in thousands):

                                                     Securities                          Securities
                                                  Held to Maturity                  Available for Sale
                                           -------------------------------    --------------------------------
                                              Amortized         Market          Amortized          Market
                                                cost            Value             cost             Value
         Within one year                   $       12,709   $       12,807    $        2,878    $        2,878
         One to five years                            536              546            33,703            34,073
         Over five years                                -                -               999             1,007
                                           --------------   --------------    --------------    --------------
                                           $       13,245   $       13,353    $       37,580    $       37,958
                                           ==============   ==============    ==============    ==============

       For the years ended December 31, 2001, 2000, and 1999, respectively, there were no sales of securities.

       Securities with an amortized cost of $2.1 million and $2.0 million, respectively, were pledged to secure public funds on deposit at December 31, 2001 and 2000.

       The Bank is a member of the Federal Home Loan Bank of New York (FHLBNY). As a result, the Bank is required to hold shares of capital stock of FHLBNY, which are carried at cost, based upon a specified formula. The Bank has a $15,000,000 line of credit with the FHLBNY which is renewable each year. The interest rate is variable and generally at 25 basis points above the federal funds rate. At December 31, 2001, no amount was outstanding under this line of credit.

(5)    Loans and Allowance for Loan Losses

       The activity in the allowance for loan losses is as follows
       (in thousands):

                                                      2001             2000             1999
                                                 --------------   --------------   --------------
         Balance at beginning of year            $        1,473   $        1,310   $        1,127
         Provision charged to expense                       165              190              195
         Loans charged off                                  (55)             (29)             (13)
         Recoveries                                          22                2                1
                                                 --------------   --------------   --------------
         Balance at end of year                  $        1,605   $        1,473   $        1,310
                                                 ==============   ==============   ==============

       There were no impaired loans at December 31, 2001 and 2000. As of December 31, 2001, the Company had no non-accrual loans compared to one non-accrual loan for $25,000 at December 31, 2000 and 1999, respectively. The Company grants commercial, mortgage and installment loans to those New Jersey residents and businesses within its local trading area. Its borrowers' abilities to repay their obligations are dependent upon various factors, including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Company's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Company's control; the Company is therefore subject to risk of loss. The Company believes its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks.

(6)    Premises and Equipment, net

       At December 31, premises and equipment consists of the following (in thousands):

                                                                        2001             2000
                                                                   --------------    --------------
       Land                                                        $        4,330    $        1,400
       Building                                                             4,867             1,697
       Furniture and equipment                                              1,631             1,648
       Leasehold improvements                                                 907               916
                                                                   --------------    --------------
                                                                           11,735             5,661
       Less accumulated depreciation and
       amortization                                                         2,212             1,893
                                                                   --------------    --------------
       Total premises and equipment, net                           $        9,523    $        3,768
                                                                   ==============    ==============

During December, 2001, the Bank successfully bid to purchase three bank branches and to assume the lease of another branch formerly operated by Fleet/Summit Bank which have been closed as a result of that merger. In connection with its bid, the Bank will not assume any deposits of these four branches nor acquire any loans or other assets. In January, 2002, the Bank received regulatory approval to open and operate these branches. The four new branches are located at 35 North Washington Avenue, Bergenfield, New Jersey, 819 Teaneck Road, Teaneck, New Jersey, 245 Main Street, Ridgefield Park, New Jersey, and 85 Jefferson Avenue, Westwood, New Jersey; all in Bergen County, New Jersey. They are expected to open in early second quarter, 2002.

(7)    Deposits

       At December 31, a summary of the maturity of certificates of deposit is as follows(in thousands):

                                                          2001         2000
                                                   -----------    ---------
         Certificates of deposit maturing:
             One year or less                      $    39,975    $  59,057
             One to three years                            555        1,867
             Over three years                                0          174
                                                   -----------    ---------
                 Total certificates of deposit     $    40,530    $  61,098
                                                   ===========    =========

(8)    Income Taxes

       Income tax expense from operations for the years ended December 31 is as follows (in thousands):

                              2001           2000          1999
                           -------        -------       -------
          Federal:
               Current     $ 1,901        $ 2,052       $ 1,310
               Deferred        225           (57)           164
                           -------        -------       -------
                             2,126          1,995         1,474
                           -------        -------       -------
          State:
               Current         426            216           291
               Deferred        (40)           (10)           27
                           -------        -------       -------
                               386            206           318
                           -------        -------       -------
                            $2,512         $2,201        $1,792
                           =======        =======       =======

Total income tax expense for the years ended December 31 is allocated as follows (in thousands):

                                                               2001      2000      1999
                                                            -------   -------   -------
       Income tax expense from operations                   $ 2,512   $ 2,201   $ 1,792
       Stockholders' equity  - unrealized loss(gain) on
          securities available for sale                         158       227      (337)
                                                            -------   -------   -------

                                                            $ 2,670   $ 2,428   $ 1,455
                                                            =======   =======   =======

       Income tax expense from operations differed from the amounts computed by applying the U.S. federal income tax rate (34% in 2001, 2000 and 1999) to income taxes as a result of the following (in thousands):

                                                                           2001           2000          1999
                                                                           ----           ----          ----
       Computed "expected" tax expense                                $   2,408      $  2,143      $   1,676
       Increase(decrease) in taxes resulting from:
          State taxes, net of federal income tax benefit                    255            136           245
          Tax-exempt income                                                (109)          (139)         (135)
          Other                                                             (42)            61             6
                                                                      ---------      ---------     ---------

                                                                      $   2,512      $   2,201     $   1,792
                                                                      ---------      =========     =========

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2000 are as follows (in thousands):

                                                                    2001           2000
                                                                ------------   ------------
       Deferred tax assets:
           Bank premises, furniture and equipment,
            principally due to differences in depreciation      $        154             84
           Deferred compensation                                          87              0
           Loans, principally due to allowance for loan
            losses and deferred fee income                               621            527
           Unrealized loss on securities available
            for sale                                                       0            376
           Other                                                           8             14
                                                                ------------   ------------

                         Total gross deferred tax assets                 870          1,001
                                                                ------------   ------------

       Deferred tax liabilities:
           Deferred fee income                                            15             25
           Unrealized gains on securities available
            for sale                                                      62              0
           Investment securities, principally due to
            accretion of discounts                                        17             14
                                                                ------------   ------------

                         Total gross deferred tax liabilities             94             39
                                                                ------------   ------------

                         Net deferred tax asset                 $        776   $        962
                                                                ============   ============

       At December 31, 2001, management believes that no valuation allowance for the deferred tax asset is necessary due to sufficient taxes paid in the statutory carryback period.

 (9)   Leases

       The Company leases banking facilities under operating leases which expire at various dates through 2012, containing certain renewal options. Rental expense amounted to $562,000, $521,000 and $542,000 for the years ended December 31, 2001, 2000, and 1999, respectively. In late December, 2001, the Bank successfully bid to assume the lease of a Fleet/Summit branch located in Westwood, NJ. During 1999, the Bank exercised its option to purchase the main office's land in Englewood Cliffs from a partnership which includes one of the directors of the Company. The purchase price represented the fair value of the land.

       The following is a schedule of future minimum lease payments (exclusive of payments for maintenance, insurance, taxes and additional rental payments based on increases in certain indexes) for operating leases with initial or remaining terms in excess of one year from December 31, 2001 (in thousands):

                            Year ending December 31:
                                2002                                 $   612
                                2003                                     493
                                2004                                     340
                                2005                                     276
                                2006                                     239
                                Thereafter                             2,679
                                                                     =======

(10)   Related-party Transactions

       Certain directors of the Bank are associated with professional firms that rendered various professional services for the Bank. The Bank paid the firms, excluding rental payments, approximately $199,000, $133,000 and $111,000 during the years ended December 31, 2001, 2000 and 1999, respectively. It is the Bank's policy not to originate loans to directors, executive officers or their affiliates.

(11)   Earnings Per Share Reconciliation

       The Company's calculation of earnings per share is as follows:

                                                                       Year Ended December 31,
                                                                 2001           2000           1999
                                                             ------------   ------------   ------------
                                                                (in thousands, except per share data)
       Basic earnings per share :

            Net Income                                       $      4,569   $      4,102   $      3,136
                                                             ============   ============   ============

       Average number of shares outstanding                         3,549          3,534          3,534
                                                             ============   ============   ============

       Basic earnings per share                              $       1.29   $       1.16   $       0.89
                                                             ============   ============   ============

       Diluted earnings per share :

            Net Income                                       $      4,569   $      4,102   $      3,136
                                                             ============   ============   ============

       Average number of shares of common
        stock and equivalents outstanding :
            Average common shares outstanding                       3,549          3,534          3,534

            Additional shares considered in
             diluted computation assuming :
               Exercise of options and warrants                       100             96            102
                                                             ------------   ------------   ------------

       Average number of shares outstanding
        on a diluted basis                                          3,649          3,630          3,636
                                                             ============   ============   ============

       Diluted earnings per share                            $       1.25   $       1.13   $       0.86
                                                             ============   ============   ============

(12)   Stockholders' Equity and Dividend Restrictions

       The Bank declared a two for one stock split effective December 1, 1997 and December 6, 1996 as well as a 10% stock dividends effective March 5, 2002 and March 1, 2001 as well as 5% stock dividends effective March 30, 2000, April 1, 1999, April 3, 1998, April 1, 1997, April 1, 1996, April
       1, 1995, and February 28, 1994.

       The Company's ability to pay cash dividends is based on its ability to receive cash from its bank subsidiary. New Jersey law provides that no dividend may be paid unless, after the payment of such dividend, the capital of the Bank will not be impaired and either the Bank will have statutory surplus of not less than 50% of its capital stock or the payment of such dividend will not reduce the statutory surplus of the Bank. At December 31, 2001, this restriction did not result in any effective limitations on the manner in which the Bank is currently operating.

(13)   Benefit Plans

       During 1994, the Company's stockholders approved the 1994 Stock Option Plan for Non Employee Directors (Directors' Plan) and the 1994 Employee Stock Option Plan (Employees' Plan). The Directors' Plan provided for options to purchase up to 153,489 shares of the Company's common stock to be issued to directors who are not employees of the Company. The Employees' Plan provided for options to purchase up to 153,489 shares of the Company's common stock to be issued to employees of the Company. Previously issued options to an employee of the Company were terminated upon adoption of these plans. The option price per share approximates the market value of the Company's stock on the date of grant. At December 31, 2001, 153,489 granted options to purchase shares remain outstanding under the Directors' Plan and 92,983 granted options are outstanding under the Employees' Plan.

       During 1998, the Company's stockholders approved the adoption of an additional stock option plan for non-employee directors of the Company (the 1998 Stock Option Plan). The 1998 Stock Option Plan authorized the granting of 200,103 options to purchase shares of the Company's common stock to individuals who were then directors of Bridge View Bancorp. During 1998, 186,764 options were granted to non-employee directors. At December 31, 2001, 13,339 of these options remain available for future distribution.

       During 2001, the Company's stockholders approved the 2001 Stock Option Plan for Non-Employee Directors ("2001 Directors Plan") and the 2001 Employee Stock Option Plan ("2001 Employee Plan"). The 2001 Directors Plan provided for options to purchase up to 141,930 shares of the Company's common stock to be issued to directors who are not employees of the Company. The 2001 Employee Plan provided for options to purchase up to 141,930 shares of the Company's common stock to be issued to employees of the Company. The option price per share approximates the market value of the Company's stock on the date of the grant. At December 31, 2001, 140,641 granted options to purchase shares remain outstanding under the 2001 Directors Plan and 35,492 granted options are outstanding under the 2001 Employee Plan.

       A summary of the stock option plans for the years ended December 31, 2001, 2000, and 1999 is as follows:

                                         Number
                                           Of          Option Price
                                         Shares          Per Share

Outstanding at December 31, 1998            434,310     3.16 - 20.06

Granted                                           -                -
Forfeited                                     1,843     3.91 - 20.06
Exercised                                    (1,724)            3.91
                                      -------------

Outstanding at December 31, 1999            434,429     3.16 - 20.06

Granted                                       3,025            12.19
Forfeited                                         -                -
Exercised                                    (1,335)            3.91
                                      -------------

Outstanding at December 31, 2000            436,119     3.16 - 20.06

Granted                                     179,157    11.57 - 13.64
Forfeited                                         -                -
Exercised                                         -                -

Outstanding at December 31, 2001            615,276     3.16 - 20.06

       At December 31, 2001, 2000, and 1999, the number of options exercisable was 615,276, 436,119, and 434,429, respectively, and the weighted-average price of those options was $12.47, $11.76, and $11.73, respectively. At December 31, 2001 and 2000, there were 133,452 and 28,750 additional shares available for grant under the Plans. During 2001, 179,157 options were granted. During 2000, 3,025 options were granted. No options were granted during 1999. The per share weighted-average fair values of stock options granted during 2001 and 2000 were $13.43 and $11.57, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions for 2001 and 2000, respectively : expected dividend yields of 6.00% and 3.00%, risk-free interest rates of 3.25% and 5.0%, and expected lives of five years.

       The Corporation applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                  2001           2000           1999
                              ------------   ------------   ------------
Net income:
     As reported              $      4,569   $      4,102   $      3,136
     Pro forma                       4,091          3,857          2,891
                              ============   ============   ============
Basic earnings per share:
     As reported              $       1.29   $       1.16   $       0.89
     Pro forma                        1.15           1.09           0.82
                              ============   ============   ============
Diluted earnings per share:
     As reported              $       1.25   $       1.13   $       0.86
     Pro forma                        1.12           1.06           0.80
                              ============   ============   ============

       The Company currently offers a 401(k) profit sharing plan (the Plan) covering all full-time employees, wherein employees can invest up to 15% of their pretax earnings. The Company matches a percentage of employee contributions at the Board's discretion. The Company made matching contributions of $46,000, $38,000, and $26,000 in the years ended December 31, 2001, 2000, and 1999, respectively.

       During 1998, the Company provided its directors with a Director Retirement Plan. The Plan provides for a retirement benefit payable over a 5 year period or a death benefit to be provided to the director's beneficiaries. During 2001, 2000, and 1999, the amount charged to expense related to the Retirement Plan was $135,000, $118,000, and $140,000, respectively.

(14)   Regulatory Capital Requirements

       Federal Deposit Insurance Corporation (FDIC) regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2001, the Bank was required to maintain (i) a minimum leverage ratio of Tier I capital to total adjusted assets of 4.0%, and (ii) minimum ratios of Tier I and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

       Under its prompt corrective actions regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier I) capital ratio of at least 5.0%; a Tier I risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

       The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors. Management believes that, as of December 31, 2001, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification. The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 2001 and 2000, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution:

                                                                                  FDIC requirements
                                                                         Minimum capital        For classification
                                             Bank actual                    adequacy            as well capitalized
                                          -----------------             ---------------         -------------------
                                            Amount  Ratio               Amount    Ratio           Amount      Ratio
December 31, 2001:
    Leverage (Tier I)

      Capital                             $  26,621  11.43%            $   9,313    4.00%       $  11,642      5.00%
    Risk-based capital:
       Tier I                                26,621  16.27                 6,531    4.00            9,829      6.00
       Total                                 28,226  17.25                13,106    8.00           16,382     10.00

December 31, 2000:
    Leverage (Tier I)
      Capital                             $  23,263  10.91%            $   8,526    4.00%       $  10,658      5.00%
    Risk-based capital:
       Tier I                                23,263  16.28                 5,717    4.00            8,575      6.00
       Total                                 24,735  17.31                11,433    8.00           14,292     10.00


(15)   Commitments and Contingencies

       The Bank is a party to transactions with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers. These transactions consist of commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated statements of financial condition.

       The Bank uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Outstanding available loan commitments, primarily variable rate home equity loans, at December 31, 2001 and 2000 totaled $35.6 million and $24.7 million, respectively. Additionally, unused credit card commitments totaled $1,021,000 at December 31, 2001.

       Most of the Company's lending activity is with customers located in Bergen County, New Jersey. At December 31, 2001 and 2000, respectively, the Company had outstanding letters of credit to customers totaling $1,376,000 and $1,405,000 whereby the Company guarantees performance to a third party. These letters of credit generally have fixed expiration dates of one year or less.

(16)   Financial Information of Parent Company

       The following information on the parent only financial statements as of December 31, 2001 and 2000 and for the years then ended should be read in conjunction with the notes to the consolidated financial statements.

                        Statement of Financial Condition
                                 (in thousands)

                                                                              December 31,
                                                                          2001           2000
                                                                      ------------   ------------
                                                                           (in thousands)
       Assets:

            Cash and due from subsidiary                              $        919   $        867
            Equity securities                                                  340            340
            Investment in subsidiary                                        25,576         22,021
            Other assets                                                        52             56
                                                                      ------------   ------------

                      Total assets                                    $     26,887   $     23,284
                                                                      ============   ============

       Liabilities:
            Due to subsidiary                                         $         21   $         21
       Stockholders' equity:
            Common stock                                                    25,277         21,266
            Other comprehensive (loss)income, net of taxes                     161            (82)
            Retained earnings                                                1,428          2,079
                                                                      ------------   ------------
                      Total stockholders' equity                            26,866         23,263
                                                                      ------------   ------------

                      Total liabilities and stockholders' Equity      $     26,887   $     23,284
                                                                      ============   ============

                               Statement of Income
                                 (in thousands)

                                                            For the years ended
                                                               December 31,
                                                      2001         2000         1999
                                                   ----------   ----------   ----------
Dividend income from subsidiary                    $    1,257   $      576   $      550
Expenses                                                    0            0           (7)
                                                   ----------   ----------   ----------

Income before equity in undistributed
 earnings of subsidiary bank                            1,257          576          543
Income after equity in undistributed
 earnings of subsidiary bank                            3,312        3,526        2,593
                                                   ----------   ----------   ----------

                             Net income            $    4,569   $    4,102   $    3,136
                                                   ==========   ==========   ==========

                             Statement of Cash Flow
                                 (in thousands)

                                                                 For the years ended
                                                                    December 31,
                                                          2001          2000          1999
                                                       ----------    ----------    ----------
Cash flows from operating activities:

     Net income                                        $    4,569    $    4,102    $    3,136
     Adjustments to reconcile net income to net
      cash provided by operating activities:
         Equity in undistributed earnings of the
          subsidiary bank                                  (3,312)       (3,526)       (2,593)
         Decrease in other assets, net                          4             0             6
                                                       ----------    ----------    ----------
           Net cash provided by operating activities        1,261           576           549

Cash flows from investing activities:
     Purchases of securities                                    -             -          (469)
                                                       ----------    ----------    ----------
          Net cash provided by financing activities             -             -          (469)

Cash flows from financing activities:
     Dividends paid                                        (1,261)         (576)         (550)
     Proceeds from exercise of options                         52             5             8
                                                       ----------    ----------    ----------
          Net cash (used in)provided by financing
           Activities                                      (1,209)         (571)         (542)

          Net change in cash for the period                    52             5          (462)

          Net cash at beginning of year                       867           862         1,324
                                                       ----------    ----------    ----------

          Net cash at end of year                      $      919    $      867    $      862
                                                       ==========    ==========    ==========

(17)   Fair Value of Financial Instruments

       Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Bank disclose the estimated fair value of its financial instruments whether or not recognized in the consolidated balance sheet. Fair value estimates and assumptions are set forth below for the Bank's financial instruments at December 31, 2001 and 2000 (in thousands):

                                              2001                     2000
                                    -----------------------   -----------------------
                                                  Estimated                 Estimated
                                     Carrying       fair       Carrying       fair
                                      amount       value        amount       value
                                    ----------   ----------   ----------   ----------
Financial assets:

    Cash and cash equivalents       $   24,271       24,271       41,561       41,561
    Securities available for sale       38,728       38,728       20,928       20,928
    Investment securities               13,245       13,353       34,741       34,796
    Net loans                          149,308      154,334      131,385      134,359
Financial liabilities:
    Deposits                           209,624      209,824      208,365      208,454
    Short term borrowings                    -            -        2,000        2,000

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

           Cash and Cash Equivalents

           The carrying amount approximates fair value.

           Securities Available for Sale

           All securities available for sale are valued using quoted market prices.

           Investment Securities

           All investment securities are valued using quoted market prices. Net Loans

            Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as residential and commercial real estate, commercial and other consumer. The fair value of loans is estimated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loans.

            Deposits

            The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, is equal to the amount payable on demand as of year end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

            Short term borrowings

            The carrying amount approximates fair value.

            Commitments to Extend Credit

            The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements; at December 31, 2001 and 2000, such amounts were not material.

            Limitation

            The preceding fair value estimates were made at December 31, 2001 and 2000, based on pertinent market data and relevant information on the financial instrument. These estimates do not include any premium or discount that could result from an offer to sell at one time the Bank's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Bank's financial instruments, fair value estimates were necessarily based on judgments regarding future expected loss experience, current economic conditions, risk assessment of various financial instruments, and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matter of significant judgment that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

            Since these fair value approximations were made solely for on- and off-balance-sheet financial instruments at December 31, 2001 and 2000, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

(18)   Quarterly Financial Data  (unaudited)

The following represents summarized unaudited quarterly financial data of the Company which, in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation.

                               Three Months Ended
                      (in thousands, except per share data)

                                            December 31    September 30     June 30        March 31
                                            -----------    ------------     -------        --------
2001

Interest income                             $      3,515     $    3,711     $   3,750    $   3,853
Interest expense                                     495            694           872        1,130
                                            -------------    -----------    ---------    ---------
Net interest income                                3,020          3,017         2,878        2,723
Provision for loan losses                             65             60            30           10
Other expense, net                                   966          1,047         1,173        1,206
Provision for federal and state
 income taxes                                        730            668           587          527
                                            -------------    ----------     ---------    ---------
Net income                                  $      1,259     $    1,242     $   1,088    $     980
                                            ============     ==========     =========    =========

Net earnings per share:
     Basic                                  $       0.36     $     0.38     $    0.31    $    0.27
                                            ============     ==========     =========    =========
     Diluted                                $       0.35     $     0.37     $    0.30    $    0.27
                                            ============     ==========     =========    =========

2000
Interest income                             $      4,036     $    3,911     $   3,735    $   3,550
Interest expense                                   1,250          1,108           943          989
                                            ------------     ----------     ---------    ---------
Net interest income                                2,786          2,803         2,792        2,561
Provision for loan losses                             70             30            40           50
Other expense, net                                   924          1,187         1,186        1,152
Provision for federal and state
 income taxes                                        602            546           560          493
                                            ------------     ----------     ---------    ---------
Net income                                  $      1,190     $    1,040     $   1,006    $     866
                                            ============     ==========     =========    =========

Net earnings per share:
     Basic                                  $      0.34      $     0.30     $    0.28    $    0.25
                                            ============     ==========     =========    =========
     Diluted                                $      0.33      $     0.29     $    0.28    $    0.24
                                            ============     ==========     =========    =========

(19)   Subsequent Event  -  Stock Dividend

       On March 5, 2002, the Company declared a 10% Stock Dividend (the "2002 Stock Dividend"). The dividend is payable to all holders of record as of March 15, 2002 and will be paid on April 2, 2002. Earnings per share and all share data has been restated to reflect the effect of the 2002 stock dividend.

(20)   Recent Accounting Pronouncements

SFAS No. 140
In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (A Replacement of FASB Statement 125)." SFAS No. 140 superseded and replaced the guidance in SFAS No. 125 and, accordingly, provided guidance on the following topics: securitization transactions involving financial assets, sales of financial assets such as receivables, loans, and securities; factoring transactions and wash sales; servicing assets and liabilities, collateralized borrowing arrangements, securities lending transactions; repurchase transactions; loan participations; and extinguishment of liabilities. The initial adoption of SFAS No. 140 did not have a material impact on the Company's financial statements. SFAS No. 141 and SFAS No.142

On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement No. 141 also specifies the criteria acquired intangible assets must meet to be recognized and reported apart from goodwill. Statement No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement No. 142. Statement No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

The Company adopted the provisions of Statement No. 141 upon issuance. The initial adoption of Statement No. 141 had no impact on the Company's consolidated financial statements. The Company adopted Statement No. 142 effective January 1, 2002. The Company currently has no recorded goodwill or intangible assets and does not anticipate that the initial adoption of Statement No. 142 will have a significant impact on the Company's consolidated financial statements.

                                   SIGNATURES

       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                      BRIDGE VIEW BANCORP
                                                      By: /s/ Albert F. Buzzetti
                                                       -------------------------
                                                        Albert F. Buzzetti
                                                         President and CEO
       Dated : March 22, 2002

       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.
       =========================================


                  Name                 Title                          Date
       -------------------------------------------------------------------------

       /s/ Albert F. Buzzetti    President, Chief                March 22, 2002
       ------------------------  Executive Officer and
       Albert F. Buzzetti        Director


       /s/ Gerald A. Calabrese   Director                        March 22, 2002
       ------------------------
       Gerald A. Calabrese

       /s/ Glenn L. Creamer      Director                        March 22, 2002
       ------------------------
       Glenn L. Creamer

       /s/ Bernard Mann          Director                        March 22, 2002
       ------------------------
       Bernard Mann

       /s/ Mark Metzger          Director                        March 22, 2002
       ------------------------
       Mark Metzger

       /s/ Jeremiah F. O'Connor  Director                        March 22, 2002
       ------------------------
       Jeremiah F. O'Connor

       /s/ Joseph C. Parisi      Director                        March 22, 2002
       ------------------------
       Joseph C. Parisi

       /s/ John A. Schepisi      Director                        March 22, 2002
       ------------------------
       John A. Schepisi

                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

The Registrant has one subsidiary, Bridge View Bank.

Bridge View Bank has one wholly-owned subsidiary, Bridge View Investment
Company.

Bridge View Investment Company has one wholly-owned subsidiary, Bridge View Delaware, Inc..

                                   EXHIBIT 23

                          Independent Auditors' Consent

       The Board of Directors
       Bridge View Bancorp :

         We consent to the incorporation by reference in Registration Statement No.333-19741 on Form S-8 of Bridge View Bancorp of our report dated January 31, 2002, except as to notes 12 and 19 which are as of March 5, 2002, relating to the consolidated statements of financial condition of Bridge View Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Annual Report on Form 10-K of Bridge View Bancorp for the year ended December 31, 2001.

                                                                  /s/ KPMG LLP
       Short Hills, New Jersey
       March 22, 2002

                                     ANNEX F
                                     -------

                BRIDGE VIEW BANCORP QUARTERLY REPORT ON FORM 10-Q
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2002

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 10-Q

(Mark One)
[X] Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarterly period ended September 30, 2002

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from _____________ to_____________.

     Commission file number : 1-12165

                               Bridge View Bancorp
             (Exact name of registrant as specified in its charter)

     New Jersey                                    22-3461336
     ----------
     (State or other jurisdiction of            (I.R.S. Employer
     incorporation or organization)              Identification)

                  457 Sylvan Avenue, Englewood Cliffs, NJ 07632
               (Address of principal executive offices) (Zip Code)
                                  201-871-7800
              (Registrant's telephone number, including area code)

     Securities registered pursuant to Section 12(b) of the Exchange Act:
     Title of each class:            Name of each exchange on which registered:
     Common Stock, No Par Value      American Stock Exchange
     Securities registered pursuant to Section 12(g) of the Exchange Act: None

     Indicate by check mark whether the Issuer: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days. YES (X) NO___

                        APPLICABLE TO CORPORATE ISSUERS:

     Indicate the number of shares outstanding of the Registrant's classes of common stock, as of the last practicable date.

             3,550,809 shares of Common Stock as of October 31, 2002

                                      INDEX

                               BRIDGE VIEW BANCORP

Part I  -  Financial Information

Item 1.    Financial Statement

           Consolidated Statements of Financial Condition as of September 30, 2002(unaudited) and December 31, 2001 Consolidated Statements of Income for the three months ended September 30, 2002 and 2001 (unaudited) and the nine months ended September 30, 2002 and 2001 (unaudited) Consolidated Statements of Cash Flows for the nine months ended September 30, 2002 and 2001 (unaudited) Notes to Unaudited Consolidated Financial Statements

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Explanatory Note: This Form 10-Q contains certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which involve risks and uncertainties. Such statements are not historical facts and include expressions about management's confidence, strategies, and expectations about new and existing programs, products, relationships, opportunities, technology, and market conditions. These statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "may," "potential," or similar statements or variations of such terms. Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations, and business of Bridge View Bancorp, that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment which adversely affects Bridge View Bancorp's interest rate margin or other income anticipated from operations and investments. As used in this Form 10-Q, "we" and "us" and "our" refer to Bridge View Bancorp and its consolidated subsidiary Bridge View Bank, depending on the context.

                               BRIDGE VIEW BANCORP
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (in thousands)

                                                      September 30,     December 31,
                                                           2002              2001
                                                     ---------------   ---------------
                                                         (unaudited)
ASSETS
Cash and cash equivalents :

     Cash and due from banks                              $   18,027        $   13,771
     Federal funds sold                                       27,500            10,500
                                                     ---------------   ---------------
TOTAL CASH AND CASH EQUIVALENTS                               45,527            24,271
                                                     ---------------   ---------------
Securities:
     Available for sale                                       37,572            38,728
     Held to maturity                                          2,209            13,245
                                                     ---------------   ---------------
TOTAL SECURITIES                                              39,781            51,973
                                                     ---------------   ---------------
Loans, net of allowance for losses of $1,676 and
 $1,605,
and deferred loan fees of $514 and $471, respectively        174,763           149,308
Premises and equipment, net                                    9,966             9,523
Accrued interest receivable and other assets
                                                               2,469             2,745
                                                     ---------------   ---------------
TOTAL ASSETS                                              $  272,506        $  237,820
                                                     ===============   ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Non-interest bearing demand
     deposits                                             $   91,942        $   78,894
     Interest bearing deposits:
          Savings and time deposits                          131,788           109,150
          Certificates of deposit $100,000 +                  19,304            21,580
                                                     ---------------   ---------------
TOTAL DEPOSITS                                               243,034           209,624
Accrued interest payable and other liabilities
                                                                 729             1,330

TOTAL LIABILITIES                                            243,763           210,954
Commitments and Contingencies
Stockholders' equity:

     Common stock, no par value,
     authorized 10,000,000 shares issued
     and outstanding 3,550,809 in 2002
     and 3,226,145 in 2001                                    30,872            25,277
     (Accumulated deficit)Retained earnings                   (2,310)            1,428
     Accumulated other comprehensive income                      181               161
                                                     ---------------   ---------------
TOTAL STOCKHOLDERS' EQUITY                                    28,743            26,866
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
                                                          $  272,506        $  237,820
                                                     ===============   ===============

            See notes to unaudited consolidated financial statements.

                               BRIDGE VIEW BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME
                            (unaudited, in thousands)
                             (except per share data)

                                        Three months ended         Nine months ended
                                           September 30,             September 30,
                                            2002        2001         2002        2001
                                       ---------    --------     --------    --------
Interest Income :

   Loans                               $   3,048    $  2,762     $  8,755    $  8,380
   Federal funds sold                        103         132          233         824
   Investment Securities
      Taxable                                303         740        1,185       1,849
      Tax - exempt                            41          77          144         261
                                       ---------    --------     --------    --------
TOTAL INTEREST INCOME                      3,495       3,711       10,317      11,314

Interest Expense :
   Savings deposits                          129         221          443         775
   Other time deposits                       148         219          410         863
   Time deposits $100,000 +                  118         233          358         989
   Borrowed funds                              0          21            1          69
                                       ---------    --------     --------    --------
TOTAL INTEREST EXPENSE                       395         694        1,212       2,696

               Net Interest Income         3,100       3,017        9,105       8,618

Provision for loan losses                    120          60          330         100

Net interest income after provision
 for loan losses                           2,980       2,957        8,775       8,518

Non-interest income :
   Realized gain on sale of
    securities                                 -           -          103           -
   Service charge income                     527         548        1,665       1,410
                                       ---------    --------     --------    --------
TOTAL NON-INTEREST INCOME                    527         548        1,768       1,410

Non-interest expense :
   Salaries and related expenses           1,045         823        2,994       2,464
   Premises and fixed assets                 438         320        1,274         978
   Other                                     569         452        1,681       1,394
                                       ---------    --------     --------    --------
TOTAL NON-INTEREST EXPENSE                 2,052       1,595        5,949       4,836

Income before income taxes                 1,455       1,910        4,594       5,092

Income tax expense                           668         668        1,736       1,782
                                       ---------    --------     --------    --------

NET INCOME                             $     787    $  1,242     $  2,858    $  3,310
                                       =========    ========     ========    ========
Earnings per share :
     Basic                             $    0.22    $   0.35     $   0.81    $    0.93
     Diluted                           $    0.21    $   0.34     $   0.78    $    0.91

            See notes to unaudited consolidated financial statements.

                               BRIDGE VIEW BANCORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited, in thousands)

                                                     Nine months ended September 30,
                                                          2002              2001
                                                     --------------    --------------
Cash flows from operating activities :

     Net Income                                           $   2,858         $   3,310
     Adjustments to reconcile net income to net cash
      provided by operating activities :
        Depreciation and amortization                           334               288
        Provision for loan losses                               330               100
        Gains from sales of loans held for sale                   0               (40)
        Net gains from securities transactions                 (103)                0
        Decrease(increase) in accrued interest
         receivable and other assets                            276               (79)
        Decrease in accrued interest payable and
         other liabilities                                     (601)             (320)
                                                     --------------    --------------
Net Cash Provided by Operating Activities                     3,094             3,259

Cash flows from investing activities :
     Proceeds from maturities of investment
      securities                                             35,240            42,759
     Purchases of investment securities                     (23,254)          (47,147)
     Net increase in loans                                  (25,455)           (4,315)
     Purchases of premises and equipment                       (777)              275

Net Cash Used in Investing Activities                       (14,246)           (8,428)
                                                     --------------    --------------
Cash flows from financing activities :
     Net increase(decrease) in deposits                      33,410            (8,981)
     Proceeds from issuance of common stock                      30                51
     Cash paid for dividends                                 (1,032)             (969)
                                                     --------------    --------------
Net Cash Provided by(used in) Financing Activities           32,408            (9,899)

Net change in cash and cash equivalents                      21,256           (15,068)
Cash and cash equivalents at beginning of period             24,271            41,561
                                                     --------------    --------------
Cash and cash equivalents at end of period                $  45,527         $  26,493
                                                     ==============    ==============

Cash paid during the period for :
     Interest                                                 1,225             3,131
     Income taxes                                             2,682             3,069

            See notes to unaudited consolidated financial statements.

                      BRIDGE VIEW BANCORP AND SUBSIDIARIES

              Notes to Unaudited Consolidated Financial Statements

     (1)  Summary of Significant Accounting Policies

          The accompanying consolidated financial statements include the accounts of Bridge View Bancorp (the Company) and its direct and indirect wholly-owned subsidiaries, Bridge View Bank, Bridge View Investment Company, and Bridge View Delaware, Inc. (the Bank). All significant inter-company accounts and transactions have been eliminated in consolidation. Certain accounts in prior periods have been restated to conform to the current presentation. The consolidated condensed financial statements included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The accompanying consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Such adjustments are of a normal recurring nature. These consolidated unaudited financial statements should be read in conjunction with the audited financial statements and the notes thereto as of and for the year ended December 31, 2001. The results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

          Organization

          The Company is a New Jersey Corporation and registered bank holding company with the Board of Governors of the Federal Reserve System. The Bank is a commercial bank which provides a full range of banking servicies to individuals and corporate customers in New Jersey. Both the Company and the Bank are subject to competition from other financial institutions. The Bank is regulated by state and federal agencies and is subject to periodic examinations by those regulatory authorities.

          Basis of Financial Presentation

          The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates. Certain prior period amounts have been reclassified to conform to the financial statements presentation of 2002. The reclassifications have no effect upon stockholders' equity or net income as previously reported.

          Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties.

          Securities Available for Sale

          Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as investment securities. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as securities available for sale. Gains or losses on sales of securities available for sale are based upon the specific identification method. Securities available for sale are reported at fair value with changes in the carrying value from period to period included as a separate component of stockholders' equity. Securities Held to Maturity

          Investment securities are carried at the principal amount outstanding, adjusted for amortization of premiums and accretion of discounts using a method that approximates the level-yield method over the terms of the securities. Investment securities are carried at the principal amount outstanding because the Bank has the ability and it is management's intention to hold these securities to maturity.

     (2)  Retained Earnings - Stock Dividend

          The Company declared a 10% Stock Dividend (the "2002 Stock Dividend") on March 5, 2002 and paid the dividend on April 2, 2002. Retained earnings decreased by the market value of shares issued in connection with the 2002 Stock Dividend. Earnings per share and all share data has been restated to reflect the effect of the 2002 stock dividend.

     (3)  Earnings Per Share Reconciliation

          The reconciliation of the numerator and the denominator of Basic EPS with that of Diluted EPS is presented for the three month periods and the nine month periods ended September 30, 2002 and 2001, respectively.(in thousands, except per share data)

                                    Three months ended          Nine months ended
                                        September 30,             September 30,
                                      2002        2001           2002        2001
                                   ---------   ---------      ---------   ---------
Basic earnings per share

     Net Income                    $     787   $   1,242      $   2,858   $   3,310
                                   =========   =========      =========   =========

Average number of shares
 outstanding                           3,551       3,549          3,551       3,548
                                   =========   =========      =========   =========

Basic earnings per share           $    0.22   $    0.35      $    0.81   $    0.93
                                   =========   =========      =========   =========

Diluted earnings per share

     Net Income                    $     787   $  $1,242      $   2,858   $   3,310
                                   =========   =========      =========   =========

Average number of shares of common
 stock and equivalents outstanding:

     Average common shares

      outstanding                      3,551       3,549          3,551       3,548

     Additional shares considered
      in Diluted computation
      assuming:
        Exercise of options and
         warrants                        197         100            113         103
                                   ---------   ---------      ---------   ---------

Average number of shares
 outstanding on a diluted basis        3,748       3,649          3,664       3,651
                                   =========   =========      =========   =========

Diluted earnings per share         $    0.21   $    0.34      $    0.78   $    0.91
                                   =========   =========      =========   =========

     (4)  Comprehensive Income

          Total comprehensive income is presented for the three month periods and the nine month periods ended September 30, 2002 and 2001, respectively.

                                              Three months ended September 30,
                                                    2002                2001
     (in thousands)                             --------             -------
     Comprehensive Income

     Net income                                 $    787             $ 1,242
     Other comprehensive income,
      net of taxes                                   179                 278
     Less: Reclassification adjustment for
      Gains on sales of securities during the
      Period, net of tax of $35                       68                   0
                                                --------             -------
     Total comprehensive income                 $    898             $ 1,520
                                                ========             =======

                                                Nine months ended September 30,
                                                    2002                2001
     (in thousands)                                 ----                ----
     Comprehensive Income
     Net income                                 $  2,858             $ 3,310
     Other comprehensive income,
      net of taxes                                    88                 334
     Less: Reclassification adjustment for
      Gains on sales of securities during the
      Period, net of tax of $35                       68                   0
                                                --------             -------
     Total comprehensive income                 $  2,878             $ 3,644
                                                ========             =======

     (5)  Recent Accounting Pronouncements

SFAS No. 145
In April, 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The Statement was issued to eliminate an inconsistency in the required accounting for sale-leaseback transactions and certain lease modifications that were similar to sale-leaseback transactions and to rescind FASB Statement No. 44, Accounting for Intangible Assets of Motor Carrier as well as amending other existing authoritative pronouncements to make various technical corrections. SFAS No. 145 also rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishments of Debt and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. Under SFAS No. 4, as amended by SFAS No. 64, gains and losses from the extinguishment of debt were required to be classified as an extraordinary item, if material. Under SFAS No. 145, gains or losses from the extinguishment of debt are to be classified as a component of operating income, rather than as an extraordinary item. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of SFAS No. 4 encouraged. Upon adoption, companies must reclassify prior period amounts previously classified as an extraordinary item. Management does not anticipate that the initial adoption of SFAS No. 145 will have a significant impact on the Company's consolidated financial statements.

SFAS No. 146
In July, 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

SFAS No. 147
In October, 2002, the FASB issued Statement No. 147, Acquisitions of Certain Financial Institutions- an amendment to FASB Statements No. 72 and 144 and FASB Interpretation No. 9. This Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. The provisions of Statement No. 147 that relate to the application of the purchase method of accounting apply to all acquisitions of financial institutions, except transactions between two or more mutual enterprises.

Statement No. 147 clarifies that a branch acquisition that meets the definition of a business should be accounted for as a business combination, otherwise the transaction should be accounted for as an acquisition of net assets that does not result in the recognition of goodwill. The provisions of Statement No. 147 are effective October 1, 2002. This Statement will not have any impact on the consolidated financial statements.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and the notes thereto included herein. When necessary, reclassifications have been made to prior years' data throughout the following discussion and analysis for purposes of comparability.

RESULTS OF OPERATIONS  -  Three Months Ended September 30, 2002 and 2001 and
                          Nine Months Ended September 30, 2002 and 2001
The Company's results of operations depend primarily on its net interest income, which is the difference between the interest earned on its interest-earning assets and the interest paid on funds borrowed to support those assets, primarily deposits. Net interest margin is the difference between the weighted average rate received on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average level of interest-earning assets as compared with that of interest-bearing liabilities. Net income is also affected by the amount of non-interest income and other operating expenses.

NET INCOME
For the three months ended September 30, 2002, net income decreased by $455,000 or 36.6% to $787,000 from $1,242,000 for the three months ended September 30, 2001. This decrease during the third quarter of 2002 as compared to 2001 included the recognition of a "catch-up" adjustment in income tax expense; the effect of certain retroactive tax reforms that were passed on July 2, 2002, by the New Jersey State Legislature's enactment of the Business Tax Reform Act. This "catch-up" adjustment combined with increases in non-interest expense, the provision for loan losses, and the Company's effective tax rate contributed to the decrease in net income. For the nine months ended September 30, 2002, net income was $2,858,000, a decrease of $452,000 or 13.7%, when compared to net income of $3,310,000 for the nine months ended September 30, 2001. The decrease in net income for the first nine months of 2002 compared to 2001 reflects the charge for the previously mentioned "catch-up" adjustment in combination with increases in the provision for loan losses, increases in non-interest expense associated with opening and staffing four new branches, and an increase of 3.8% in the Company's effective tax rate.

Interest expense fell $299,000, or 43.1%, for the three month period ended September 30, 2002 compared to the three month period ended September 30, 2001. Interest expense decreased $1,484,000, or 55.0%, to $1,212,000 for the nine month period ended September 30, 2002 compared to $2,696,000 for the nine month period ended September 30, 2001. These fluctuations directly reflect the interest rate environment over the same period.

For the quarter ended September 30, 2002, basic earnings per share were $0.22 as compared to $0.35 for the same period in 2001, a decrease of 37.1%. For the quarter ended September 30, 2002, diluted earnings per share were $0.21, a decrease of $0.13, or 38.2%, below the $0.34 per share for the same period in 2001. Basic earnings per share for the nine month period ended September 30, 2002 were $0.81 as compared to $0.93 for the nine month period ended September 30, 2001, representing a decrease of 12.9%, while diluted earnings per share for the nine months ended September 30, 2002 fell to $0.78, a decrease of $0.13, or 14.3%, below the $0.91 per share for the nine months ended September 30, 2001.

PROVISION FOR LOAN LOSSES
For the quarter ended September 30, 2002, the Company's provision for loan losses was $120,000, an increase of $60,000 from the provision of $60,000 for the quarter ended September 30, 2001. The provision for the nine months ended September 30, 2002 was $330,000 as compared to $100,000 for the nine months ended September 30, 2001. The increased provision is reflective of the continued growth in the loan portfolio as well as the effect of $257,000 in charge-offs during the second quarter of 2002. At September 30, 2002, the Bank had no delinquent loans.

NON-INTEREST INCOME
Non-interest income, which was primarily attributable to service fees received from deposit accounts, amounted, for the three months ended September 30, 2002, to $527,000, a slight decrease of $21,000, or 3.8%, from $548,000 for the three months ended September 30, 2001. For the nine months ended September 30, 2002, non-interest income reflected $1,768,000, an increase of $358,000 or 25.4% above the non-interest income level of $1,410,000 for the nine months ended September 30, 2001. The increase in non-interest income for the nine months ended September 30, 2002 included the recognized gain from the sale of an investment security.

NON-INTEREST EXPENSE
Non-interest expense for the quarter ended September 30, 2002, amounted to $2,052,000, an increase of $457,000 or 28.7% from $1,595,000 for the quarter ended September 30, 2001. For the nine months ended September 30, 2002, non-interest expense aggregated $5,949,000, an increase of $1,113,000 or 23.0%, from $4,836,000 for the nine months ended September 30, 2001. These increases in non-interest expense continue to represent the Bank's costs in connection with the opening and staffing of the four branches obtained at the end of 2001.

INCOME TAX EXPENSE
The income tax provision, which includes both federal and state taxes, for the quarters ended September 30, 2002 and 2001 was $668,000, for both periods respectively. For the first nine months of 2002 and 2001, the income tax provision totaled $1,736,000 and $1,782,000, respectively.

On July 2, 2002, the New Jersey State Legislature passed the Business Tax Reform Act. This enactment, which was retroactive to January 1, 2002, increased the Company's effective tax rate. Although the Company is reviewing alternatives to minimize the effect of the new legislation, generally accepted accounting principles required the recognition of a "catch-up" adjustment in income tax expense for the first six months of 2002. The "catch-up" effect of these changes is approximately $120,000 in additional state taxes or approximately $0.035 per share. As required, this adjustment was included in the quarter ending September 30, 2002. Additionally, the Company expects its annual effective tax rate to increase from 34.0% to approximately 37.8%.

FINANCIAL CONDITION : September 30, 2002 and December 31, 2001
At September 30, 2002, the Company's total assets were $272,506,000 compared to $237,820,000 at December 31, 2001, an increase of 14.6%. Total loans experienced a 16.9% increase to $176,953,000 at September 30, 2002 from $151,384,000 at
December 31, 2001. Total deposits at September 30, 2002 were $243,034,000, 15.9% higher than the $209,624,000 at December 31, 2001.

LOAN PORTFOLIO
At September 30, 2002, the Company's total loans were $176,953,000, an increase of $25,569,000, or 16.9%, over total loans of $151,384,000 at December 31, 2001.
The increase in the loan portfolio since year end continues to be a combination of decreased customer payoffs and the lasting effect of continued customer referrals, selective marketing, and continued growth within the local Bergen County community. Management believes that the Company will remain successful in loan acquisition within this market due to the fact that, through mergers and acquisitions, the Company's trade area is now primarily served by large institutions, frequently headquartered out of state. Management believes that it is not cost-efficient for these larger institutions to provide the level of personal service to small business borrowers.

The Company's loan portfolio consists of commercial loans, real estate loans, and consumer loans. Commercial loans are made for the purpose of providing working capital, financing the purchase of equipment or inventory, as well as for other business purposes. Real estate loans consist of loans secured by commercial or residential real property and loans for the construction of commercial or residential property. Consumer loans are made for the purpose of financing the purchase of consumer goods, home improvements, and other personal needs, and are generally secured by the personal property being purchased.
The Company's loans are primarily to businesses and individuals located in eastern Bergen County, New Jersey. The Company has not made loans to borrowers outside of the United States. Commercial lending activities are focused primarily on lending to small business borrowers. The Company believes that its strategy of customer service, competitive rate structures, and selective marketing have enabled the Company to gain market entry to local loans. Bank mergers and lending restrictions at larger banks competing with the Company have also contributed to the Company's efforts to attract borrowers.
The following table sets forth the classification of the Company's loans by major category as of September 30, 2002 and December 31, 2001, respectively :

                            September 30, 2002       December 31, 2001
                            ------------------       -----------------
                                           (Dollars in thousands)

                              Amount   Percent        Amount    Percent
                              ------   -------        ------    -------

Commercial                 $ 122,883      69.4%    $ 109,978       72.6%
Mortgage                      29,219      16.5%       19,770       13.1%
Consumer                      24,851      14.1%       21,636       14.3%
                           ---------   -------     ---------    -------

Total Loans                $ 176,953       100%    $ 151,384        100%

ASSET QUALITY
The Company's principal assets are its loans. Inherent in the lending function is the risk of the borrower's inability to repay a loan under its existing terms. Risk elements include non-accrual loans, past due and restructured loans, potential problem loans, loan concentrations, and other real estate owned.

Non-performing assets include loans that are not accruing interest (non-accrual loans) as a result of principal or interest being in default for a period of 90 days or more. When a loan is classified as non-accrual, interest accruals discontinue and all past due interest, including interest applicable to prior years, is reversed and charged against current income. Until the loan becomes current, any payments received from the borrower are applied to outstanding principal until such time as management determines that the financial condition of the borrower and other factors merit recognition of such payments of interest.

The Company attempts to minimize overall credit risk through loan diversification and its loan approval procedures. Due diligence begins at the time a borrower and the Company begin to discuss the origination of a loan. Documentation, including a borrower's credit history, materials establishing the value and liquidity of potential collateral, the purpose of the loan, the source and timing of the repayment of the loan, and other factors are analyzed before a loan is submitted for approval. Loans made are also subject to periodic audit and review.

The following table sets forth information concerning the Company's non-performing assets as of the dates indicated :

                              Non-Performing Assets
                             (dollars in thousands)
                                                 September 30,      December 31,
                                                       2002              2001
                                                    -------            ------

Non-performing loans                                $     0            $    0
Other real estate                                         0                 0
                                                    -------            ------
     Total non-performing assets                    $     0            $    0

Non-performing loans to total gross loans               N/A               N/A
Non-performing assets to total assets                   N/A               N/A

As of September 30, 2002, and December 31, 2001, the Company had no non-performing loans.

In addition, there were no loans at September 30, 2002 where information about possible credit problems of borrowers causes management to have serious doubts as to the ultimate collectibility of such loans.

As of September 30, 2002 and December 31, 2001, there were no concentrations of loans exceeding 25% of the Company's total loans and the Company had no foreign loans. The Company's loans are primarily to businesses and individuals located in eastern Bergen County, New Jersey.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses represents a critical accounting policy. The allowance is a reserve established through charges to earnings in the form of a provision for loan losses. The Company attempts to maintain an allowance for loan losses at a sufficient level to provide for losses inherent in the loan portfolio. Loan losses are charged directly to the allowance when they occur and any recovery is credited to the allowance. Risks within the loan portfolio are analyzed on a continuous basis by the Company's officers, by external independent loan review auditors, and by the Company's audit committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and appropriate reserves. In addition to the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors which management feels deserve recognition in establishing an appropriate reserve. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known. Additions to the allowance are made by provisions charged to the expense and the allowance is reduced by net-chargeoffs (i.e. loans judged to be uncollectible are charged against the reserve, less any recoveries on the loans.) Although management attempts to maintain the allowance at an adequate level, future addition to the allowance may be required based upon changes in market conditions. Additionally, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additional provisions based upon their judgment about information available to them at the time of their examination. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short term change.

The Company's allowance for loan losses totaled $1,676,000 and $1,529,000 at September 30, 2002 and 2001, respectively. This increase in the allowance is due to provisions exceeding charge-offs, reflecting the continued growth of the loan portfolio. The following is a summary of the reconciliation of the allowance for loan losses for the nine month periods ended September 30, 2002 and 2001, respectively :

                                                      Nine months ended
                                                        September 30,
                                                       2002           2001
                                                    -------        -------
                                                    (dollars in thousands)

Balance, beginning of period                        $ 1,605        $ 1,473
Charge-offs                                            (259)           (48)
Recoveries                                                0              4
Provision charged to expense                            330            100
                                                    -------        -------
Balance, end of period                              $ 1,676        $ 1,529
                                                    =======        =======

Balance of allowance at end of period as
 a percentage of loans at end of period                0.95%          1.11%

INVESTMENT SECURITIES

The Company maintains an investment portfolio to fund increased loan demand or deposit withdrawals and other liquidity needs and to provide an additional source of interest income. The portfolio is composed of U.S. Treasury Securities, obligation of U.S. Government Agencies, selected municipal and state obligations, stock in the Federal Home Loan Bank ("FHLB"), and equity securities of another financial institution.

Management determines the appropriate classification of securities at the time of purchase. At September 30, 2002, $2,209,000 of the Company's investment securities were classified as held to maturity and $37,572,000 were classified as available for sale. At September 30, 2002, the Company held no securities which it classified as trading securities.

At September 30, 2002, total investment securities were $39,781,000, a decrease of $12,192,000 or 23.5%, from total investment securities of $51,973,000 at December 31, 2001. This decrease in investment securities from year end 2001 through the first nine months of 2002 reflects the maturity of investment securities which were used to fund loan growth.

The following table sets forth the carrying value of the Company's security portfolio as of the dates indicated.

A comparative summary of securities available for sale at September 30, 2002 and December 31, 2001 is as follows (in thousands) :

                                                 Gross       Gross        Fair
                                  Amortized   Unrealized   Unrealized    Market
                                    Cost         Gains       Losses       Value
                                  ---------   ----------   ----------   --------
September 30, 2002
U.S. Government and agency
   Obligations                     $ 29,241          440            -   $ 29,681
Municipal and state obligations       7,141            -            -      7,141
FHLBNY stock                            431            -            -        431
Other equity securities                 469            -         (150)       319
                                  ---------   ----------   ----------   --------
   Total available for sale        $ 37,282          440         (150)  $ 37,572

December 31, 2001
U.S. Government and agency
   Obligations                     $ 34,702          385           (7)  $ 35,080
Municipal and state obligations       2,878            -            -      2,878
FHLBNY stock                            430            -            -        430
Other equity securities                 469            -         (129)       340
                                  ---------   ----------   ----------   --------
   Total available for sale        $ 38,479          385         (136)  $ 38,728

A comparative summary of securities held to maturity at September 30, 2002 and December 31, 2001 is as follows (in thousands) :

                                                 Gross        Gross       Fair
                                  Amortized   Unrealized   Unrealized    Market
                                     Cost         Gains      Losses      Value
                                  ---------   ----------   ----------   --------
September 30, 2002
U.S. Government and agency
   Obligations                     $  1,530           35            -   $  1,565
Municipal and state obligations         679            -            -        679
                                   --------   ----------   ----------   --------
   Total held to maturity          $  2,209           35            -   $  2,244

December 31, 2001
U.S. Government and agency
   Obligations                     $  8,573          109            -   $  8,682
Municipal and state obligations       4,672            -           (1)     4,671
                                   --------   ----------   ----------   --------
   Total held to maturity          $ 13,245          109           (1)  $ 13,353

The following table sets forth as of September 30, 2002, the maturity distribution of the Company's debt investment portfolio :

           Maturity of Debt Investment Securities
                       September 30, 2002
                         (in thousands)

                           Securities                               Securities
                        Held to Maturity                        Available for Sale
                  ------------------------------------     -------------------------------
                                              Weighted                            Weighted
                  Amortized         Market    Average      Amortized   Market     Average
                  Cost              Value     Yield        Cost        Value      Yield
                  ---------         -------   --------     ---------   --------   --------
Within 1 Year     $   1,681         $ 1,684       3.89%    $   7,140   $  7,140       3.15%

1 to 5 Years            528             560       5.00%       27,137     27,549       3.69%

Over 5 Years              -               -          -         2,105      2,133       5.00%
                  ---------         -------                ---------   --------

                  $   2,209         $ 2,244                $  36,382   $ 36,822
                  =========         =======                =========   ========

During the first nine months of 2002, the Company sold one investment security from its portfolio and realized a gain of approximately $102,500. The Company sold no securities from its portfolio during 2001.

DEPOSITS
Deposits are the Company's primary source of funds. The Company experienced an increase in deposit balances of $33,410,000 or 15.9% to $243,034,000 at September 30, 2002 as compared to $209,624,000 at December 31, 2001. This increase was accomplished as a result of opening four branches during second and third quarter, 2002, as well as continued market penetration through customer referrals. Within the increase in total deposits, all deposit types experienced growth of at least 14% since December 31, 2001. The Company has no foreign deposits, nor are there any material concentrations of deposits.
The following table sets forth the amount of various types of deposits for each of the periods indicated (in thousands) :

                                       September 30,          December 31,
                                           2002                   2001
                                    ------------------     -------------------
                                     Amount         %       Amount          %
                                    ---------     ----     ---------      ----

     Non-interest Bearing Demand    $  91,942     37.8%    $  78,894      37.7%
     Interest Bearing Demand           71,227     29.3%       62,452      29.8%
     Savings                           30,628     12.6%       25,454      12.1%
     Time Deposits                     49,237     20.3%       42,824      20.4%
                                    ---------     ----     ---------      ----
                                    $ 243,034      100%    $ 209,624       100%
                                    =========     ====     =========      ====

The Company does not actively solicit short-term deposits of $100,000 or more because of the liquidity risks posed by such deposits. The following table summarizes the maturity distribution of certificates of deposit of denominations of $100,000 or more as of September 30, 2002 (in thousands).

          Three months or less                             $    11,605
          Over three months through twelve months                7,270
          Over one year through three years                        429
          Over three years                                           0
                                                           -----------
          TOTAL                                            $    19,304
                                                           ===========

LIQUIDITY
The Company's liquidity is a measure of its ability to fund loans, withdrawals or maturities of deposits, and other cash outflows in a cost-effective manner. The Company's principal sources of funds are deposits, scheduled amortization and prepayments of loan principal, maturities of investment securities, and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flow and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition.

The Company's total deposits equaled $243,034,000 at September 30, 2002 as compared to $209,624,000 at December 31, 2001. The increase in funds provided by deposit inflows during this period has been more than sufficient to provide for the Company's loan demand and excess funds have been invested in investment securities and federal funds sold.

Through the Company's investment portfolio, the Company has generally sought to obtain a safe, yet slightly higher yield than would have been available to the Company as a net seller of overnight federal funds while still maintaining liquidity. Through its investment portfolio, the Company also attempts to manage its maturity gap by seeking maturities of investments which coincide as closely as possible with maturities of deposits. The Bank's investment portfolio also includes securities held for sale to provide liquidity for anticipated loan demand and other liquidity needs.

Although the Bank has traditionally been a net "seller" of federal funds, the Bank does maintain lines of credit with the Federal Home Loan Bank of New York and First Tennessee Bank for "purchase" of federal funds in the event that temporary liquidity needs arise.

Management believes that the Company's current sources of funds provide adequate liquidity for the current cash flow needs of the Company.

INTEREST RATE SENSITIVITY ANALYSIS
The principal objective of the Company's asset and liability management function is to evaluate the interest-rate risk included in certain balance sheet accounts; determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements; establish prudent asset concentration guidelines; and manage the risk consistent with Board approved guidelines. The Company seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing dates. The Company's actions in this regard are taken under the guidance of the Asset/Liability Committee (ALCO) of the Board of Directors. The ALCO generally reviews the Company's liquidity, cash flow needs, maturities of investments, deposits and borrowings, and current market conditions and interest rates.

One of the monitoring tools used by the ALCO is an analysis of the extent to which assets and liabilities are interest rate sensitive and measures the Company's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising rates, a negative gap may result in the yield on the institution's assets increasing at a slower rate than the increase in its cost of interest-bearing liabilities resulting in a decrease in net interest income. Conversely, during a period of falling interest rates, an institution with a negative gap would experience a repricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, may result in its net interest income growing.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at the periods indicated which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods presented. Except as noted, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. Because the Bank has no interest bearing liabilities with a maturity greater than five years, management believes that a static gap for the over five year time period reflects a more accurate assessment of interest rate risk. The Company's loan repayment assumptions are based upon actual historical repayment rates.

                     Cumulative Rate Sensitive Balance Sheet
                               September 30, 2002
                                 (in thousands)

                          0 - 3     0 - 6     0 - 1     0 - 5                 All
                         Months    Months      Year      Year  5 + Years     Others         TOTAL
                       --------  --------  --------  --------  ---------   --------      --------
Investment Securities  $  3,920  $  3,920  $  8,182  $ 36,898  $  2,133    $      0      $ 39,031

Loans :
     Commercial          28,652    31,266    40,530    54,570    68,313           0       122,883
     Mortgages              344       459       800    10,730    18,489           0        29,219
     Consumer            22,411    22,862    23,120    24,473       378           0        24,851

Federal Funds Sold       27,500    27,500    27,500    27,500         0           0        27,500
Other Assets                  0         0         0         0         0      29,022        29,022
                       -------------------------------------------------  ---------   -----------

TOTAL ASSETS           $ 82,827  $ 86,007  $100,132  $154,171  $243,484    $272,506      $272,506
                       ========  ========  ========  ========  ========    ========   ===========

Transaction  Accounts  $ 48,543  $ 48,543  $ 48,543  $ 48,543  $      0    $      0      $ 48,543
Money Market             22,684    22,684    22,684    22,684         0           0        22,684
Savings                  30,628    30,628    30,628    30,628         0           0        30,628
Time * $100,000          10,633    24,407    28,053    28,876         0           0        28,876
Time ** $100,000         11,605    18,243    18,875    20,360         0           0        20,360
Short term borrowings         0         0         0         0         0           0             0
Other Liabilities             0         0         0         0         0      92,672        92,672
Equity                        0         0         0         0         0      28,743        28,743
                       -------------------------------------------------  ---------   -----------

TOTAL LIABILITIES AND
 EQUITY                $124,093  $144,505  $148,783  $151,091  $151,091    $272,506      $272,506
                       ========  ========  ========  ========  ========    ========   ===========

Dollar Gap              (41,266)  (58,498)  (48,651)    3,080    92,393
Gap / Total Assets       -15.14%   -21.47%   -17.85%     1.13%    33.90%
Target Gap Range        +/-35.0% +/- 30.0% +/- 25.0%  +/-25.0%
RSA / RSL                 66.75%    59.52%    67.30%   102.04%   161.15%

(Rate Sensitive Assets to
 Rate Sensitive Liabilities)

* denotes less than
** denotes greater than

CAPITAL
A significant measure of the strength of a financial institution is its capital base. The Company's federal regulators have classified and defined Company capital into the following components : (1) Tier I Capital, which includes tangible shareholders' equity for common stock and qualifying preferred stock, and (2) Tier II Capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt, and preferred stock which does not qualify for Tier I Capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines which require certain capital as a percent of the Company's assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets).

A bank holding company is required to maintain, at a minimum, Tier I Capital as a percentage of risk-adjusted assets of 4.0% and combined Tier I and Tier II Capital as a percentage risk-adjusted assets of 8.0%.

In addition to the risk-based guidelines, the Company's regulators require that an institution which meets the regulator's highest performance and operation standards maintain a minimum leverage ratio (Tier I Capital as a percentage of tangible assets) of 3.0%. For those institutions with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be evaluated through the ongoing regulatory examination process.

The following table summarizes the risk-based and leverage capital ratios for the Company at September 30, 2002, as well as the required minimum regulatory capital ratios :

                                         Capital Adequacy

                                                           Minimum
                                      September 30,        Regulatory
                                          2002             Requirements
                                      -------------        ------------
Risk-Based Capital :

           Tier I Capital Ratio               15.25%                4.0%
           Total Capital Ratio                16.15%                8.0%
Leverage Ratio                                10.91%                3.0%

CURRENT OPERATIONAL AND ACCOUNTING ISSUES

New Jersey Business Tax Reform Act
On July 2, 2002, the New Jersey State Legislature passed the Business Tax Reform Act. This enactment, which was retroactive to January 1, 2002, increased our effective tax rate. Although the Company is reviewing alternatives to minimize the effect of the new legislation, generally accepted accounting principles required the recognition of a "catch-up" adjustment in income tax expense for the first six months of 2002. The "catch-up" effect of these changes is approximately $120,000 in additional state taxes or approximately $0.035 per share. As required, this adjustment was included in the quarter ending September 30, 2002. Additionally, the Company expects its annual effective tax rate to increase from 34.0% to approximately 37.8%.

SFAS No. 145
In April, 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The Statement was issued to eliminate an inconsistency in the required accounting for sale-leaseback transactions and certain lease modifications that were similar to sale-leaseback transactions and to rescind FASB Statement No. 44, Accounting for Intangible Assets of Motor Carrier as well as amending other existing authoritative pronouncements to make various technical corrections. SFAS No. 145 also rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishments of Debt and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. Under SFAS No. 4, as amended by SFAS No. 64, gains and losses from the extinguishment of debt were required to be classified as an extraordinary item, if material. Under SFAS No. 145, gains or losses from the extinguishment of debt are to be classified as a component of operating income, rather than as an extraordinary item. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of SFAS No. 4 encouraged. Upon adoption, companies must reclassify prior period amounts previously classified as an extraordinary item. Management does not anticipate that the initial adoption of SFAS No. 145 will have a significant impact on the Company's consolidated financial statements.

SFAS No. 146
In July, 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

SFAS No. 147
In October, 2002, the FASB issued Statement No. 147, Acquisitions of Certain Financial Institutions- an amendment to FASB Statements No. 72 and 144 and FASB Interpretation No. 9. This Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. The provisions of Statement No. 147 that relate to the application of the purchase method of accounting apply to all acquisitions of financial institutions, except transactions between two or more mutual enterprises.

Statement No. 147 clarifies that a branch acquisition that meets the definition of a business should be accounted for as a business combination, otherwise the transaction should be accounted for as an acquisition of net assets that does not result in the recognition of goodwill. The provisions of Statement No. 147 are effective October 1, 2002. This Statement will not have any impact on the consolidated financial statements.

PART II        OTHER INFORMATION
-------        -----------------

Item 1.        Legal proceedings  -  NONE

The Company and the Bank and periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the Bank's business. Management does not believe that there is any pending or threatened proceedings against the Company or the Bank which, if determined adversely, would have a material effect on the business, financial position or results of operations of the Company or the Bank.

Item 2.        Changes in securities  -  NONE

Item 3.        Defaults upon senior securities  -  NONE

Item 4.        Submission of matters to a vote of securities holders  -  NONE
Item 5.        Other information  -  NONE

Item 6.        Exhibits and reports on Form 8-K

          Exhibit
          Number             Description of Exhibits
          ------             -----------------------
            98               Certification pursuant to Section 906 of the
                              Sarbanes-Oxley Act of 2002

            99               Certifications pursuant to Item 307 of SEC
                              Regulations S-K and S-B

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      /s/  Albert F. Buzzetti
                               By:
                                   -------------------------------
                                    (Registrant - Bridge View Bancorp)
                                       Albert F. Buzzetti
                                       President and Chief Executive Officer

Date: November 14, 2002

                                INDEX TO EXHIBITS

        Exhibit
        Number                Description of Exhibits
        ------                -----------------------

         98                   Certifications pursuant to Section 906 of the
                               Sarbanes-Oxley Act of 2002

         99                   Certifications pursuant to Item 307 of SEC
                               Regulations S-K and S-B

                                     ANNEX G
                                     -------

                     BRIDGE VIEW BANCORP PROXY STATEMENT FOR
                       2002 ANNUAL MEETING OF SHAREHOLDERS

                                                                         ANNEX G

                               BRIDGE VIEW BANCORP

                               REVOCABLE PROXY FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 16, 2002

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the Board of Directors of Bridge View Bancorp (the "Company"), to vote all of the shares of the Company standing in the undersigned's name at the Annual Meeting of Shareholders of the Company, to be held at the Radisson Hotel, 401 South Van Brunt Street, Englewood, New Jersey 07631 on Thursday, May 16, 2002 at 3:00 P.M., and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This Proxy will be voted as specified below. If no choice is specified the Proxy will be voted "FOR" Management's nominees to the Board of Directors and "FOR" each of the Proposals.

The Board of Directors recommends a "For" vote for each of the following Proposals.

1. The election of Bernard Mann and Jeremiah F. O'Connor, Jr. to serve on the Board of Directors of the Company, each for a term of three years and until his successor is elected and duly qualified.

[  ]     FOR ALL NOMINEES

         TO WITHHOLD AUTHORITY FOR ANY OF THE ABOVE NAMED NOMINEES, PRINT THE NOMINEE'S NAME(S) ON THE LINE BELOW:

         ----------------------------------------------

[  ]     WITHHOLD AUTHORITY FOR ALL NOMINEES

2. In their discretion, such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INTENT OF THE PROXIES AS SET FORTH IN THE PROXY STATEMENT UNLESS DIRECTIONS TO THE CONTRARY ARE INDICATED ABOVE.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith, each dated April 22, 2002.


                                    Dated:___________________________, 2002


                                    ---------------------------------------
                                    Signature

                                    ---------------------------------------
                                    Signature

(Please sign exactly as your name appears. When signing as an executor, administrator, guardian, trustee or attorney, please give your title as such. If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his name and print his name and title below his signature. If the shares are held in a joint name, all joint owners should sign.)

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

                               BRIDGE VIEW BANCORP
                                457 Sylvan Avenue
                       Englewood Cliffs, New Jersey 07632

                                                              April 22, 2002

To Our Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Bridge View Bancorp (the "Company"), the holding company for Bridge View Bank (the "Bank"), to be held on May 16, 2002 at 3:00 p.m. at the Radisson Hotel, 401 South Van Brunt Street, Englewood, New Jersey 07631.

         At the Annual Meeting stockholders will be asked to consider and vote upon the re-election of two directors to the Company's Board of Directors each to serve for a term of three years.

         The Board of Directors of the Company believes that the election of the nominees for director is in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote "FOR" each nominee for director set forth in the Proxy Statement.

         Your cooperation is appreciated since a majority of the Common Stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. Whether or not you expect to attend, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided so that your shares will be represented.

                                        Very truly yours,


                                        Albert F. Buzzetti
                                        President and Chief Executive Officer

                               BRIDGE VIEW BANCORP
                                457 Sylvan Avenue
                       Englewood Cliffs, New Jersey 07632

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 2002

         Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Bridge View Bancorp (the "Company") will be held at the Radisson Hotel, 401 South Van Brunt Street, Englewood, New Jersey 07631, on May 16, 2002, at 3:00 pm for the purpose of considering and voting upon the following matters:

         1. The election of Bernard Mann and Jeremiah F. O'Connor, Jr. to serve on the Board of Directors of the Company, each for a term of three years and until his successor is elected and duly qualified; and

         2.       Such other business as shall properly come before the Annual
                  Meeting.

         Stockholders of record at the close of business on April 16, 2002 are entitled to notice of and to vote at the Annual Meeting. Whether or not you contemplate attending the Annual Meeting, it is suggested that the enclosed proxy be executed and returned to the Company. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Company a later proxy or by delivering a written notice of revocation to the Company.

                                     By Order of the Board of Directors

                                     Albert F. Buzzetti
                                     President and Chief Executive Officer
                                     April 22, 2002

                    IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

                               BRIDGE VIEW BANCORP
                                457 Sylvan Avenue
                       Englewood Cliffs, New Jersey 07632

                      ------------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2002

                       -----------------------------------

                       GENERAL PROXY STATEMENT INFORMATION

         This Proxy Statement is being furnished to stockholders of Bridge View Bancorp (the "Company"), the holding company for Bridge View Bank (the "Bank") in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of stockholders (the "Annual Meeting"), to be held on May 16, 2002, at 3:00 p.m., at the Radisson Hotel, 401 South Van Brunt Street, Englewood, New Jersey 07631 and at any adjournments thereof. The 2001 Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended December 31, 2001, and a proxy card, accompanies this Proxy Statement, which is first being mailed to record holders on or about April 22, 2002.

Solicitation and Voting of Proxies

         Regardless of the number of shares of common stock owned, it is important that you vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the instructions given therein. Where no instructions are indicated, signed proxy cards will be voted "FOR" the election of each of the nominees for director named in this Proxy Statement.

         Other than the matters set forth on the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that may be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the Annual Meeting.

         A proxy may be revoked at any time prior to its exercise by sending a written notice of revocation to the Company, 457 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, Attn: Ms. Michele Albino. A proxy filed prior to the Annual Meeting may be revoked by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

         The cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Company. Proxies may also be solicited personally or by mail or telephone by directors, officers and other employees of the Company and the Bank, without additional compensation therefor.

         The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

         The securities which may be voted at the Annual Meeting consist of shares of common stock, no par value, of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors.

         The close of business on April 16, 2002, has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 3,550,809 shares.

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

         As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote "FOR" the election of the nominees proposed by the Board of Directors, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under New Jersey law and the Company's Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes or abstentions.

                     PROPOSAL TO BE VOTED ON AT THE MEETING

                              ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation and its Bylaws authorize a minimum of one and a maximum of twenty-five directors but leave the exact number to be fixed by resolution of the Board of Directors. The Board has fixed the number of directors at eight (8).

         The Board of Directors is divided into three (3) classes, as nearly identical in number as the then total number of directors constituting the entire board permits, with the term of office of one class expiring each year. At each annual meeting of stockholders the successors to the class of directors whose term has expired is elected to hold office for a term expiring at the third succeeding annual meeting and until their successors have been duly elected and qualified.

         If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board of Directors will be voted for a substitute nominee selected by the Board of Directors. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with respect to the Nominees

         The following table sets forth, the names of the nominees for election, their ages, a brief description of their recent business experience, including present occupations, and the year in which each became a director of the Company or the Bank.

-------------------------------------  ---------------------------------------------  --------------  ------------------

Name, Age and Position                 Principal Occupations                          Director        Term Expires
with the Company                       During Past Five Years                         Since (1)
-------------------------------------  ---------------------------------------------  --------------  ------------------
Bernard Mann, 72, Director             Director, Carolace Industries (Textiles)       1988            2002
-------------------------------------  ---------------------------------------------  --------------  ------------------
Jeremiah F. O'Connor, Jr., 45          General Manager, AtHome Medical, Inc.          1988            2002
Director                               (Supplier of Medical Equipment) and General
                                       Manager, Alliance Home Care
-------------------------------------  ---------------------------------------------  --------------  ------------------

(1)     Includes prior service on Board of Directors of the Bank
Information with Respect to Directors

         The following table sets forth the names of the directors other than the nominees for election, their ages, a brief description of their recent business experience, including present occupations, and the year in which each became a director of the Company or the Bank.

-------------------------------------  ------------------------------------------------  --------------  ---------------

Name, Age and Position with the        Principal Occupations During the Past Five        Director        Term Expires
Company                                Years                                             Since (1)
-------------------------------------  ------------------------------------------------  --------------  ---------------
Mark Metzger, 61,                      Managing Director, BEM Management, Inc.           1988            2003
Director                               (Equity Investment Fund)
-------------------------------------  ------------------------------------------------  --------------  ---------------
Joseph C. Parisi, 76,                  President and Chief Executive Officer,            1988            2003
Chairman of the Board                  Otterstedt Insurance Agency
-------------------------------------  ------------------------------------------------  --------------  ---------------
John A. Schepisi, 57, Vice Chairman    Senior Partner, Schepisi & McLaughlin,            1988            2003
                                       Attorneys at Law
-------------------------------------  ------------------------------------------------  --------------  ---------------
Albert F. Buzzetti, 62,                President and Chief Executive Officer of the      1988            2004
President and Chief Executive          Company and the Bank
Officer, Director
-------------------------------------  ------------------------------------------------  --------------  ---------------
Gerald A. Calabrese, Jr., 52,          President, Century 21, Calabrese Realty and       1988            2004
Director                               Chairman and Chief Executive Officer,
                                       Metropolitan Mortgage Company
-------------------------------------  ------------------------------------------------  --------------  ---------------
Glenn L. Creamer, 49,                  Treasurer and Safety Director                     1988            2004
Director                               J. Fletcher Creamer & Son Inc. (Construction)
-------------------------------------  ------------------------------------------------  --------------  ---------------

(1)     Includes prior service on Board of Directors of the Bank

         No director of the Company is also a director of any other company registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors' Meetings

         Pursuant to the New Jersey Business Corporation Act and the Company's Bylaws, the Company's business and affairs are managed under the direction of the Board of Directors. The Board of Directors of the Company held 13 meetings during 2001. The Board of Directors holds regularly scheduled meetings each month and special meetings as circumstances require.

         All of the directors of the Company attended at least 75% of the total number of Board meetings held and committee meetings held during 2001.

Committees of the Board

         During 2001, the Board of Directors maintained an Audit Committee, Personnel Committee and a Stock Option Committee. The full Board of Directors acts as a Nominating Committee.

Audit Committee. The Audit Committee of the Company and the Bank consisted during 2001 of Directors Bernard Mann (Chairman), Glenn L. Creamer, Joseph C. Parisi (ex officio), Mark Metzger, Jeremiah F. O'Connor and John A. Schepisi (ex officio).

                             Audit Committee Report

         The Audit Committee meets periodically to consider the adequacy of the Company's financial controls and the objectivity of its financial reporting. The Audit Committee meets with the Company's independent auditors and the Company's internal auditors, both whom have unrestricted access to the Audit Committee.

         All Directors who serve on the Audit Committee are "independent" for purposes of the American Stock Exchange listing standards. The Board has adopted a written charter for the Audit Committee setting for the audit related functions the Audit Committee is to perform. A copy of the Charter was attached as an exhibit to the Company's Proxy Statement for the 2001 Annual Meeting.

         In connection with this year's financial statements, the Audit Committee has reviewed and discussed the Company's audited financial statements with the Company's officers and KPMG, LLP, our independent auditors. We have discussed with KPMG, LLP the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees). We also have received the written disclosures and letters from KPMG, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with representatives of KPMG, LLP their independence.

         Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year 2001 for filing with the U.S. Securities and Exchange Commission.

Bernard Mann (Chairman)
Glenn L. Creamer
Mark Metzger
Jeremiah F. O'Connor
Joseph C. Parisi (ex officio)
John A. Schepisi (ex officio)

Personnel Committee. The Company maintains a Personnel Committee which sets the compensation for the executive officers of the Company and provides oversight on executive hiring. In 2001, the

Committee consisted of Directors Jeremiah F. O'Connor, Jr. (Chairman), Gerald A. Calabrese, Jr., Glenn L. Creamer, Albert F. Buzzetti, Joseph C. Parisi (ex officio) and John A. Schepisi (ex officio) and met one time.

Stock Option Committee. The Company maintains a Stock Option Committee which recommends granting of certain stock options form time to time and determines the exercise price at which such options may be granted. The Committee met two times in 2001. The Committee consists of Directors Bernard Mann (Chairman), Mark Metzger, Jeremiah F. O'Connor, Jr., Albert F. Buzzetti, Joseph C. Parisi (ex officio) and John A. Schepisi (ex officio).

Compensation of Directors

Directors' Fees. Directors of the Company, other than full-time employees of the Company, received fees of $800 per Board meeting attended and $400 per committee meeting attended in 2001. For 2002 the fees will be remain unchanged.

1994 Stock Option Plan for Non-Employee Directors. The Company maintains the 1994 Stock Option Plan for Non-Employee Directors (the "1994 Non-Employee Plan"). Under the 1994 Non-Employee Plan, 146,174 shares of Common Stock have been reserved for issuance. Non-employee directors of the Company, the Bank and any other subsidiaries which the Company may acquire or incorporate may participate in the 1994 Non-Employee Plan. Under the 1994 Non-Employee Plan, each current non-employee member of the Board of Directors has received options to purchase 21,926 shares of Common Stock at exercise prices ranging from $3.16 to $3.39, 100% of the fair market value on the date such options were granted. No options remain available for grant under the 1994 Non-Employee Plan.

1998 Stock Option Plan for Non-Employee Directors. The Company maintains the 1998 Stock Option Plan for Non-Employee Directors (the "1998 Non-Employee Plan"). Under the 1998 Non-Employee Plan, 13,339 shares of Common Stock have been reserved for issuance. Non-employee directors of the Company, the Bank and any other subsidiaries which the Company may acquire or incorporate may participate in the 1998 Non-Employee Plan. Under the 1998 Non-Employee Plan, each current non-employee member of the Board of Directors has received options to purchase 22,680 shares of Common Stock at an exercise price of $20.05, 100% of the fair market value on the date such options were granted. No options remain available for grant under the 1998 Non-Employee Plan. 2001 Stock Option Plan for Non-Employee Directors. The Company maintains the 2001 Stock Option Plan for Non-Employee Directors (the "2001 Non-Employee Plan"). Under the 2001 Non-Employee Plan, 141,929 shares of Common Stock have been reserved for issuance. Non-employee directors of the Company, the Bank and any other subsidiaries which the Company may acquire or incorporate may participate in the 2001 Non-Employee Plan. Under the 2001 Non-Employee Plan, each current non-employee member of the Board of Directors has received options to purchase 20,091 shares of Common Stock at an exercise price of $13.63, 100% of the fair market value on the date such options were granted. One thousand two hundred eighty nine options remain available for grant under the 2001 Non-Employee Plan.

Director Retirement Plan. Directors of the Company participate in the Director Retirement Plan, a deferred compensation plan funded in the form of whole-life insurance. The Company contributes $10,000 per Director to the Director Retirement Plan annually.

Stock Ownership of Management and Principal Stockholders

         The following table sets forth information concerning the beneficial ownership of the Common Stock, no par value, as of April 17, 2002, by (i) each person who is know by the Company to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company described in this Proxy Statement under the caption "Executive Compensation" and
(iv) all directors and executive officers of the Company as a group. Other than as set forth in this table, the Company is not aware of any individual or group which holds in excess of 5% of the outstanding Common Stock.

----------------------------------  -------------------------  ---------------

Name and Address of                 Number of Shares           Percent
Beneficial Owner(1)                 Beneficially Owned (2)     of Class
----------------------------------  -------------------------  ---------------
Albert F. Buzzetti (3)              144,194                    4.06%
----------------------------------  -------------------------  ---------------
Gerald A. Calabrese, Jr. (4)        178,124                    5.01%
----------------------------------  -------------------------  ---------------
Glenn L. Creamer (5)                100,336                    2.82%
----------------------------------  -------------------------  ---------------
Bernard Mann (6)                    216,080                    6.08%
----------------------------------  -------------------------  ---------------
Mark Metzger (7)                    220,559                    6.21%
----------------------------------  -------------------------  ---------------
Jeremiah F. O'Connor (8)            178,555                    5.02%
----------------------------------  -------------------------  ---------------
Joseph C. Parisi (9)                192,337                    5.41%
----------------------------------  -------------------------  ---------------
John A. Schepisi(10)                291,768                    8.21%

----------------------------------  -------------------------  ---------------
Thomas W. Thomasma                      5,752                       *
----------------------------------  -------------------------  ---------------
Directors and Executive             1,527,705                  42.82%
Officers
as a Group (9 persons)(11)
----------------------------------  -------------------------  ---------------

*    Ownership of less than 1%

(1) The address for all persons listed is c/o Bridge View Bancorp, 457 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

(2) Beneficially owned shares include shares over which the named person exercised either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, or (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.

(3) Includes 2,686 shares owned by Mr. Buzzetti's wife. Mr. Buzzetti disclaims beneficial ownership of the shares owned by his wife and of shares owned by other family members. Includes an aggregate of 80,522 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty
(60) days.

(4) Includes 5,197 shares owned by Mr. Calabrese's minor children. Mr. Calabrese disclaims any beneficial ownership of shares owned by other family members who are not dependents. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.

(5) Mr. Creamer disclaims any beneficial ownership of shares owned by family members who are not dependents. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.

(6) Includes 49,983 shares owned by Mr. Mann's wife. Mr. Mann disclaims any beneficial ownership of shares owned by his wife as well as shares by other family members. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.

(7) Includes 2,039 shares owned by Mr. Metzger's wife and 1,170 shares owned by the Metzger Family Partnership of which he is trustee. Mr. Metzger disclaims beneficial ownership of shares owned by his wife and of any other shares held by emancipated members of his family. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.

(8) Includes 8,069 shares owned by Mr. O'Connor's dependent children, and 19,284 shares held by the AtHome Medical Pension Plan. Mr. O'Connor disclaims beneficial ownership of shares owned by emancipated family members. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.

(9) Includes 88,988 shares owned jointly by Mr. Parisi and his wife. Mr. Parisi disclaims beneficial ownership of any shares owned by emancipated family members. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.

(10) Includes 7,652 shares owned by Mr. Schepisi's wife, and 20,145 shares owned by Homaro Co., a partnership which Mr. Schepisi manages but with regard to which he disclaims beneficial interest. Mr. Schepisi disclaims beneficial ownership of any shares owned by his wife or by any emancipated family members. Includes an aggregate of 68,694 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.

(11) Includes 561,380 shares purchasable pursuant to options which are presently exercisable or exercisable within sixty (60) days.

Interest of Management and Others in Certain Transactions

         By Board policy, the Company does not extend credit to any director, officer, their affiliates or unemancipated family members.

         The firm of Schepisi & McLaughlin, Attorneys at Law, has acted as the Company's general counsel since April 1995. John A. Schepisi, the firm's Senior Partner, is Vice Chairman of the

Company's Board. During 2001, the Company paid legal fees totaling $55,079 to Schepisi & McLaughlin.

         The Company's Blanket Bond insurance policy, as well as other policies, have been placed with various insurance carriers by the Otterstedt Agency of which the Company's Board Chairman, Joseph C. Parisi, is Chief Executive Officer. Gross insurance premiums in 2001 totaled $114,236.

         Residential appraisals on the Company's home equity lines of credit are conducted at the expense of the Company. Certain of those appraisals were conducted by Gerald A. Calabrese, Jr., a state-licensed appraiser, who is a Director of the Company. The cost of 2001 appraisals was $30,525. Recommendation and Vote Required

         Nominees will be elected by a plurality of the shares voting at the Annual Meeting. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ITS NOMINEES FOR THE BOARD OF DIRECTORS.

                                PERFORMANCE GRAPH

         Set forth below is a graph and table comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against (1) the cumulative total return on the State Commercial Bank Index of all state commercial banks with a Standard Industrial Code of 6022, and (2) the cumulative total return on the American Stock Exchange ("AMEX") Market Index for the period commencing December 31, 1996 and ending December 31, 2001.

                                Fiscal Year Ending
                             12/31/1996     12/31/1997      12/31/1998     12/31/1999     12/31/2000      12/31/2001
                             ----------     ----------      ----------     ----------     ----------      ----------
Bridge View Bancorp              100.00         211.80          168.26         156.16         147.69          173.13
State Commercial Bank Index      100.00         162.27          175.41         172.70         220.33          218.15
AMEX Market Index                100.00         120.33          118.69         147.98         146.16          139.43

                             EXECUTIVE COMPENSATION

              Personnel Committee Report on Executive Compensation

         The Company's compensation package for its executive officers consists of base salary, an annual bonus, annual discretionary stock option grants and various broad based employee benefits. The objective of the Company's executive compensation is to enhance the Company's long-term profitability by providing compensation that will attract and retain superior talent, reward performance and align the interests of the executive officers with the long term interests of the shareholders of the Company.

         Base salary levels for the Company's executive officers are competitively set relative to companies in peer businesses. The annual financial performance of the Company is one of the most important factors in reviewing base salaries and bonuses. In reviewing base salaries, the Personnel Committee also takes into account individual experience and performance.
         The Company's annual bonuses are intended to provide a direct cash incentive to executive officers and other key employees to maximize the Company's profitability. Financial performance is compared against budgets as well as peer businesses.

         Stock options are intended to encourage officers and other key employees to remain employed by the Company by providing them with a long term interest in the Company's overall performance as reflected by the performance of the market of the Company's Common Stock. In granting stock options, the Personnel Committee and the Stock Option Committee take into account prior stock option grants and consider the executive's level of compensation and past contributions to the Company.

         Albert F. Buzzetti was the President and Chief Executive Officer of the Company and the Bank for 2001. Mr. Buzzetti's base salary is set competitively relative to other chief executive officers in financial service companies in the Company's market area. In determining Mr. Buzzetti's base salary as well as annual bonus, the Committee reviewed independent compensation data and the Company's performance as compared against budgets and peer businesses. As with the Company's other executive officers, Mr. Buzzetti's total compensation involves certain subjective judgments and is not based solely upon any specific objective criteria or weighting.

              Jeremiah F. O'Connor, Jr.     Albert F. Buzzetti (ex officio)
              Gerald A. Calabrese, Jr.      Joseph C. Parisi (ex officio)
              Glenn L. Creamer              John A. Schepisi (ex officio)

Compensation Committee Interlocks And Insider Participation

         The members of the Personnel Committee of the Board of Directors of the Company for the fiscal year ended December 31, 2001 were Jeremiah F. O'Connor, Jr. (Chairman), Gerald A. Calabrese, Jr., Glenn L. Creamer, Albert F. Buzzetti (ex officio), Joseph C. Parisi (ex officio) and John A. Schepisi (ex officio). Mr. Buzzetti is the only member of the Personnel Committee who is also an officer or employee of the Company.

         Mr. Schepisi is a partner in the law firm of Schepisi & McLaughlin, Attorneys at Law, who have acted as the Company's general counsel since April 1995. During 2001, the Company paid legal fees totaling $55,079 to Schepisi & McLaughlin.

         Mr. Parisi is Chief Executive Officer of the Otterstedt Agency, an insurance agency through which the Company's Blanket Bond insurance policy as well as other policies have been placed with various insurance carriers. Gross insurance premiums in 2001 totaled $114,236.

         Mr. Calabrese, a state-licensed appraiser, has conducted appraisals related to the Company's home equity lines of credit at the expense of the Company. The cost of 2001 appraisals was $30,525.

Information with respect to Executive Officers

         The following table sets forth the names of the Company's executive officers not serving on the Board and whose individual remuneration exceeded $100,000 for the last fiscal year, their ages, a brief description of their recent business experience, including present occupations, and the year in which each became an officer of the Company or the Bank.

-------------------------------------------------  -----------------------------------  ------------------------------

Name and Address of                                Principal Occupation for Past Five   Officer Since (2)
Executive Officer (1)                              Years
-------------------------------------------------  -----------------------------------  ------------------------------
Thomas W. Thomasma, 48, Senior Vice President      Senior Vice President and Chief      1994
and Chief Lending Officer                          Lending Officer of the Company
-------------------------------------------------  -----------------------------------  ------------------------------

(1) The address for Mr. Thomasma is c/o Bridge View Bancorp, 457 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

(2)     Includes prior service as an officer of the Bank.

Executive Compensation and All Other Compensation

         The following table sets forth a summary for the last three fiscal years of the cash and non-cash compensation awarded to, earned by, or paid to, the Chief Executive Officer of the Company and each of the four most highly compensated executive officers whose individual remuneration exceeded $100,000 for the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                         Cash and Cash Equivalent Forms
                                 of Remuneration

=================================================================================================================================

Name and Principal                                                                                             Long Term Payouts
Position                             Annual Compensation                      Long Term Awards
                          ------------------------------------------ ------------------------------------ -----------------------
                          Year      Salary      Bonus      Other         Securities       LTIP Payouts    All Other Compensation
                                      ($)        ($)      Annual         Underlying           (2)                 ($)
                                                           ($)(1)       Options/SARs
                                                                             (#)
---------------------------------------------------------------------------------------------------------------------------------
Albert F. Buzzetti,        2001    $200,000    $35,000    $12,035            0                None                  0
President and CEO         ------- ----------- ---------- ----------- ------------------- ---------------- -----------------------
                           2000    $190,000    $35,000    $12,035            0                None                  0
                          ------- ----------- ---------- ----------- ------------------- ---------------- -----------------------
                           1999    $180,000    $25,000    $12,035            0                None                  0
---------------------------------------------------------------------------------------------------------------------------------
Thomas W. Thomasma,        2001    $118,000       0        $2,700            0                None                  0
Senior Vice President     ------- ----------- ---------- ----------- ------------------- ---------------- -----------------------
                           2000    $112,000       0        $2,700            0                None                  0
                          ------- ----------- ---------- ----------- ------------------- ---------------- -----------------------
                           1999    $106,000       0        $2,700            0                None                  0
=================================================================================================================================

---------------

     (1) Other annual compensation includes the estimated personal benefit of use of Company-leased automobiles or automobile allowances. Other annual compensation with respect to Mr. Buzzetti includes the cost of a life insurance policy, the beneficiary of which is designated by Mr. Buzzetti.

     (2) For fiscal year 2001, 2000 and 1999, the Company had no long-term incentive plans in existence, and therefore made no payouts for awards under such plans.

1994 and 2001 Employee Stock Option Plans. The Company maintains the 1994 Employee Stock Option Plan (the "1994 Plan") and the 2001 Employee Stock Option Plan (the "2001 Plan"). Under the 1994 Plan, 146,174 shares of Common Stock have been reserved for issuance. Under the 2001 Plan, 128,557 shares of Common Stock have been reserved for issuance. Employees of the Company, the Bank and any subsidiaries which the Company may incorporate or acquire are eligible to participate in the each of the 1994 Plan and the 2001 Plan. The Stock Option Committee manages the 1994 and 2001 Plans and approves participants from the eligible employees. No option granted under the 1994 or 2001 Plans may be exercised more than 10 years after the date of its grant. The purchase price for shares of Common Stock subject to options under the 1994 and 2001 Plans may not be less than 100% of the fair market value on the date such option is granted.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of stock options made during 2001 to each of the named executive officers:

=========================================================================================================================
                                               Individual Grants
-------------------------------------------------------------------------------------------------------------------------
                          Number of           % of Total
                          Securities         Options/SARs                                                Present
                          Underlying          Granted to          Exercise or                            Value of
                         Options/SARs        Employees in         Base Price        Expiration           Grant on
        Name             Granted (#)          Fiscal Year           ($/SH)             Date           Grant Date (1)
--------------------- ------------------- -------------------- ------------------ ---------------- ----------------------
Albert F. Buzzetti         18,265               56.6%               $15.00             2011              $245,299
--------------------- ------------------- -------------------- ------------------ ---------------- ----------------------
Thomas W. Thomasma          1,500                4.6%               $15.00             2011              $ 20,145
===================== =================== ==================== ================== ================ ======================

     (1) The present value has been estimated using the Black-Scholes option pricing model using the following assumptions: dividend yield of 6 %; expected volatility of 86.1 %, five year estimated average life, and a risk free interest rate of 3.25 %.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                        YEAR AND FY-END OPTION/SAR VALUES

         The following table sets forth information concerning the fiscal year-end value of unexercised options held by the executive officers of the Company named in the table above. No stock options were exercised by such executive officers during 2001:

===============================================================================================================================

                                                              Number of Securities
                                                              Underlying Unexercised              Value of Unexercised
                                                              Options/SARs at FY-End (#)          In-the-Money Options/
                           Shares Acquired   Value            Exercisable/                         SARs at FY-End ($)
Name                       on Exercise (#)   Realized ($)     Unexercisable                    Exerciseable/Unexerciseable
-------------------------------------------------------------------------------------------------------------------------------
Albert F. Buzzetti               9,724           $95,003             73,201(1) / 0                  $ 499,228(2) / $0
-------------------------------------------------------------------------------------------------------------------------------
Thomas W. Thomasma                728            $ 7,022              2,712(1) / 0                    $ 300(2) / $ 0
===============================================================================================================================

     (1) Does not reflect adjustment for the 10% stock dividend effective April 1, 2002.
     (2) Value based on actual closing per share sales price of the Company's Common Stock of $15.20 on December 31, 2001.

                              INDEPENDENT AUDITORS

         The Company's independent auditor for the fiscal year ended December 31, 2001 was KPMG, LLP. The Company's Board of Directors has appointed KPMG, LLP to continue as independent auditor for the Bank and the Company for the year ending December 31, 2001. KPMG, LLP has advised the Company that one or more of its representatives will be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

Audit Fees

         The Company was billed the aggregate amount of $77,500 for fiscal year 2001 for professional services rendered by KPMG LLP for audit of the Company's annual financial statements for 2001 and review of the financial statements included in the Company's forms 10-Q during 2001. The Company did not retain KPMG LLP to provide any non-audit services during 2001.

Financial Information System Design and Implemental Fees

         The Company was not billed any amount for professional services related to financial information system design and implementation by KPMG LLP during 2001.

All Other Fees

         Other than the fees set forth above under Audit Fees and Financial Information System Design and Implementation Fees, the Company was not billed for any services by KPMG LLP for fiscal year 2001.

                          COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

         The Company believes that, during the fiscal year ended December 31, 2001, Gerald A. Calaberse, Jr., a director, failed to timely file one report based on one transaction. Based solely on its review of the copies of Section 16(a) forms received by it or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 2001, all filing requirements applicable to all other officers, directors and greater than ten percent beneficial owners were met.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders to be included in the Company's 2003 proxy material must be received by the Secretary of the Company no later than December 31, 2002.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Indemnification. The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and
(b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

     With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

     The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the shareholders.

     A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

     Exculpation. Article VI of the Registrant's Certificate of Incorporation provides:

     "A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit."

     To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Interchange, pursuant to the foregoing provisions or otherwise, Interchange understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by Interchange of expenses incurred or paid by a director, officer or controlling person of Interchange in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Interchange will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.  Exhibits and Financial Statement Schedules

   (a) Exhibits.                          See Exhibit Index.

   (b) Financial Statement Schedules.     Not applicable.

   (c) Report, Opinion or Appraisal.      See Exhibits 5.1 and 8.1.


Item 22.  Undertakings

   (a) The undersigned Registrant hereby undertakes as follows:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions of this Item 22, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Saddle Brook, State of New Jersey, on February 14, 2003.

                                      INTERCHANGE FINANCIAL SERVICES CORPORATION

                                      By:  /s/ Anthony S. Abbate
                                          --------------------------------------
                                          Anthony S. Abbate
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

     Pursuant to the requirement of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Anthony S. Abbatte and Anthony J. Labozzetta, and each of them, as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                                            Date
---------                    -----                                            ----

/s/ Anthony S. Abbate        President, Chief Executive Officer and           February 14, 2003
--------------------------   Director (Principal Executive Officer)           -----------------
Anthony S. Abbate

/s/ Charles T. Field         Senior Vice President and Chief Financial        February 14, 2003
--------------------------   Officer (Principal Financial and Accounting      -----------------
Charles T. Field             Officer)

/s/ Anthony D. Andora        Chairman of  the Board                           February 14, 2003
--------------------------                                                    -----------------
Anthony D. Andora

/s/ James E. Healey          Director                                         February 14, 2003
--------------------------                                                    -----------------
James E. Healey

/s/ Donald L. Correll        Director                                         February 14, 2003
--------------------------                                                    -----------------
Donald L. Correll

/s/ Nicholas R. Marcalus     Director                                         February 14, 2003
--------------------------                                                    -----------------
Nicholas R. Marcalus

/s/ Anthony R. Coscia        Director                                         February 14, 2003
--------------------------                                                    -----------------
Anthony R. Coscia

Signature                     Title                        Date
---------                     -----                        ----

/s/ Eleanore S. Nissley       Director                     February 14, 2003
--------------------------                                 -----------------
Eleanore S. Nissley

/s/ John J. Eccleston         Director                     February 14, 2003
--------------------------                                 -----------------
John J. Eccleston

/s/ Jeremiah F. O'Connor      Vice Chairman of the Board   February 14, 2003
--------------------------                                 -----------------
Jeremiah F. O'Connor

/s/ David R. Ficca            Director                     February 14, 2003
--------------------------                                 -----------------
David R. Ficca

/s/ Robert P. Rittereiser     Director                     February 14, 2003
--------------------------                                 -----------------
Robert P. Rittereiser

/s/ Bejanmin Rosenzweig       Director                     February 14, 2003
--------------------------                                 -----------------
Benjamin Rosenzweig

/s/ William Schuber           Director                     February 14, 2003
--------------------------                                 -----------------
William Schuber

                                  EXHIBIT INDEX

Exhibit No. Exhibit

2.1* Agreement and Plan of Merger, dated as of November 18, 2002, by and between Interchange Financial Services Corporation and Bridge View Bancorp (included as Annex A to the accompanying Joint Proxy Statement-Prospectus, without certain exhibits).

3.1 Restated Certificate of Incorporation of Interchange Financial Services Corporation.

3.2 Amended and Restated Bylaws of Interchange Financial Services Corporation, dated October 24, 2002 (incorporated by reference to
            Exhibit 4(b) to the Interchange Financial Services Corporation Quarterly Report on Form 10-Q for the quarter ended September 30,
            2002).

4.1         See Exhibits 3.1 and 3.2.

5.1 Opinion of Jenkens & Gilchrist, a Professional Corporation as to the legality of the shares to be issued (including consent).

8.1 Opinion of Jenkens & Gilchrist, a Professional Corporation as to certain federal income tax matters (including consent).

23.1 Consent of Deloitte & Touche LLP (relating to financial statements of Interchange Financial Services Corporation).

23.2        Consent of KPMG (relating to financial statements of Bridge View
            Bancorp).

23.3 Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1).

23.4 Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 8.1).

23.5        Consent of McConnell, Budd & Romano, Inc.

23.6        Consent of Keefe, Bruyette & Woods, Inc.

24.1 Powers of Attorney (the manually signed power of attorney is set forth in the signature page of the Registration Statement).

99.1        Form of Interchange Financial Services Corporation proxy card.

99.2        Form of Bridge View Bancorp proxy card.

99.3** Form of Letter of Transmittal with respect to shares of common stock of Bridge View Bancorp in connection with the proposed merger of Bridge View Bancorp with Interchange Financial Services Corporation.

99.4** Form of Election with respect to shares of common stock of Bridge View Bancorp in connection with the proposed merger of Bridge View Bancorp with and into Interchange Financial Services Corporation.

99.5** Form of Instructions Accompanying the Letter of Transmittal and Form of Election with respect to shares of common stock of Bridge View Bancorp in connection with the proposed merger of Bridge View Bancorp with and into Interchange Financial Services Corporation.

99.6* Form of Fairness Opinion of McConnell, Budd & Romano, Inc. relating to Interchange Financial Services Corporation (included in Annex B to the accompanying Joint Proxy Statement-Prospectus).

99.7* Form of Fairness Opinion of Keefe, Bruyette & Woods, Inc. relating to Bridge View Bancorp (included in Annex C to the accompanying Joint Proxy Statement-Prospectus).

--------------------------

    *       Included elsewhere in the registration statement
    **      To be filed by amendment